As filed with the Securities and Exchange Commission on June 3, 2011

Registration No. 333-173746

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DELTA TUCKER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	27-2525959
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3190 Fairview Park Drive, Suite 700

Falls Church, VA 22042

(571) 722-0210

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

DYNCORP INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	01-0824791
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3190 Fairview Park Drive, Suite 700

Falls Church, VA 22042

(571) 722-0210

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

SUBSIDIARY GUARANTORS LISTED ON SCHEDULE A HERETO

Gregory S. Nixon, Esq.

Senior Vice President, General Counsel & Corporate Secretary

Delta Tucker Holdings, Inc.

3190 Fairview Park Drive, Suite 700

Falls Church, Virginia 22042

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Rosa A. Testani, Esq.

Patrick J. Dooley, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

(212) 872-8115

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large Accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

*If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

The address for each of the subsidiary guarantors listed below is 3190 Fairview Park Drive, Suite 700, Falls Church, Virginia 22042. The primary standard industrial classification code number for each of the subsidiary guarantors listed below is 7389. The exact name of each subsidiary guarantor, the states or jurisdictions of incorporation or organization for each subsidiary guarantor and the I.R.S. employer identification number for each subsidiary guarantor is listed below.

Exact name of registrant as specified in its charter	State or other jurisdiction of incorporation or organization	I.R.S. employer identification no.

Casals & Associates, Inc.	Virginia	52-1635732

DIV Capital Corporation	Delaware	72-1591534

DTS Aviation Services LLC	Nevada	43-2053132

DynCorp International LLC	Delaware	52-2287126

Dyn Marine Services of Virginia LLC	Virginia	54-1741786

DynCorp Aerospace Operations LLC	Delaware	54-1696542

DynCorp International Services LLC	Virginia	54-1108455

Phoenix Consulting Group, LLC	Alabama	63-1053262

Services International LLC	Delaware	41-2030325

Worldwide Humanitarian Services LLC	Delaware	52-2314506

Worldwide Recruiting and Staffing Services LLC	Delaware	68-0606520

The information in this prospectus is not complete and may be changed. We may not complete the Exchange Offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Subject to completion, dated June 3, 2011

DynCorp International Inc.

Offer to Exchange

$455,000,000 aggregate principal amount of 10.375% Senior Notes due 2017 which have been registered under the Securities Act of 1933 for $455,000,000 aggregate principal amount of outstanding 10.375% Senior Notes due 2017.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $455,000,000 aggregate principal amount of our registered 10.375% Senior Notes due 2017, which we refer to as the exchange notes, for a like principal amount of our outstanding 10.375% Senior Notes due 2017, which we refer to as the old notes. We refer to the old notes and the exchange notes collectively as the notes. The terms of the exchange notes are identical to the terms of the old notes in all material respects, except for the elimination of some transfer restrictions, registration rights and additional interest provisions relating to the old notes.

The exchange notes will bear interest at a rate of 10.375% per annum. Interest on the exchange notes, like the old notes, will be payable semiannually, in arrears. The exchange notes will mature on July 1, 2017. We may redeem some or all of the exchange notes, in whole or in part, at any time on or after July 1, 2014 at the redemption prices set forth in this prospectus. We may also redeem some or all of the notes prior to July 1, 2014 at 100% of their principal amount, together with any accrued and unpaid interest, plus a “make whole” premium. In addition, until July 1, 2013, we may redeem up to 35% of the outstanding exchange notes with the net cash proceeds from certain equity offerings at the redemption price set forth in this prospectus.

The exchange notes, like the old notes, will be our senior unsecured obligations and will rank equally with all of our existing and future senior obligations, and senior to our subordinated indebtedness. The exchange notes, like the old notes, will be effectively subordinated to our existing and future secured indebtedness, including our obligations under the senior secured credit facility, to the extent of the value of assets securing such indebtedness. The exchange notes, like the old notes, will be fully and unconditionally guaranteed on a senior basis by our parent, Delta Tucker Holdings, Inc., and by each of our current and future domestic restricted subsidiaries that guarantees any indebtedness of DynCorp International Inc. or its restricted subsidiaries.

We will exchange any and all old notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on                     , 2011, unless extended.

We have not applied, and do not intend to apply, for listing the notes on any national securities exchange or automated quotation system.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should carefully consider the risk factors beginning on page 26 of this prospectus before participating in this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

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We have not authorized anyone to provide you with information or to make any representation other than those contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our exchange notes.

WHERE YOU CAN FIND MORE INFORMATION

We will be required to file annual and quarterly reports and other information with the SEC after the registration statement described below is declared effective by the SEC. You may read and copy any reports, statements and other information that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You may request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes and guarantees thereof. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should note that where we summarize in the prospectus the material terms of any contract, agreement or other document filed as an exhibit to the registration statement, the summary information provided in the prospectus is less complete than the actual contract, agreement or document. You should refer to the exhibits filed to the registration statement for copies of the actual contract, agreement or document.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities by applicable law.

MARKET DATA, BACKLOG AND ESTIMATED TOTAL CONTRACT VALUE

In this prospectus, we refer to information regarding market data obtained from internal sources, market research, publicly available information and industry publications. Estimates are inherently uncertain, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus. We also refer to “backlog” and “estimated total contract value” in this prospectus when describing our contracts and operating results. Each of these terms is described below.

Backlog

We track backlog in order to assess our current business development effectiveness and to assist us in forecasting our future business needs and financial performance. Our backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts actually appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised, priced contract options and the unfunded portion of exercised contract options. Most of our United States (“U.S.”) government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. Historically, it has been our experience that the customer has typically exercised contract options. If the U.S. government terminates and/or materially modifies any of our contracts or if option periods are not exercised, our failure to replace revenue generated from such contracts would result in lower revenue and would likely adversely affect our earnings, which could have a material effect on our financial condition and results of operations.

Firm funding for our contracts is usually made for one year at a time, with the remainder of the contract period consisting of a series of one-year options. As is the case with the base period of our U.S. government contracts, option periods are subject to the availability of funding for contract performance. The U.S. government is legally prohibited from ordering work under a contract in the absence of funding. Our historical experience has been that the government has typically funded the option periods of our contracts.

Estimated Total Contract Value and Certain Other Terms

The estimated total contract value represents amounts expected to be realized from the current award date to the current contract end date (i.e., revenue recognized to date plus backlog). For the reasons stated under the captions “Risk Factors” and “Business — Key Contracts,” the estimated total contract value or ceiling value specified under a government contract or task order is not necessarily indicative of the revenue that we will realize under that contract.

Forward-Looking Statements

This prospectus contains various forward-looking statements that represent our expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog and estimated total contract values are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following:

•	the future impact of mergers acquisitions, joint ventures or teaming agreements;

•	our substantial level of indebtedness and changes in availability of capital and cost of capital;

•	the outcome of any material litigation, government investigation, audit or other regulatory matters;

•	policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress;

•	termination or modification of key U.S. government or commercial contracts, including subcontracts;

•

changes in the demand for services that we provide or work awarded under our contracts, including without limitation, the Civilian Police, International Narcotics and Law Enforcement, Worldwide Personal Protection Services and Logistics Civil Augmentation Program (“LOGCAP IV”) contracts;

•	pursuit of new commercial business in the U.S. and abroad;

•	activities of competitors and the outcome of bid protests;

•	changes in significant operating expenses;

•	impact of lower than expected win rates for new business;

•	general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate;

•	acts of war or terrorist activities;

•	variations in performance of financial markets;

•	the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, indefinite quantity contracts;

•	the timing or magnitude of any award fee granted under our government contracts, including, but not limited to, LOGCAP IV;

•	changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts;

•	termination or modification of key subcontractor performance or delivery;

•	lower than anticipated award fee determinations by the U.S. government; and

•

statements covering our business strategy, those described under the heading “Risk Factors” and other risks detailed from time to time in our reports posted to our website or made available publicly through other means.

Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statement contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements.

Fiscal Year

We report the results of operations of Delta Tucker Holdings, Inc. and its consolidated subsidiaries using a 52-53 week basis ending on the Friday closest to December 31. This prospectus reflects the financial results for the nine month period beginning at Delta Tucker Holdings, Inc.’s inception, April 1, 2010, and ended on December 31, 2010 (“Inception Year”) and the three months ended April 1, 2011. We refer to the Inception Year period as “calendar year 2010” throughout this prospectus. Delta Tucker Holdings, Inc. was formed for the purpose of acquiring DynCorp International Inc. (“DynCorp International”) and had immaterial assets and virtually no operations, except for costs associated with acquiring DynCorp International, prior to the merger on July 7, 2010.

Also included in this prospectus are financial statements for DynCorp International, which we acquired by merger on July 7, 2010. DynCorp International’s historical fiscal year presentation was comprised of twelve consecutive fiscal months ended on the Friday closest to March 31 of each year. DynCorp International’s last two completed fiscal years, prior to the merger on July 7, 2010, ended on April 2, 2010 (fiscal year 2010) and April 3, 2009 (fiscal year 2009). The three month period ended July 2, 2010 of DynCorp International, which is the last quarter completed prior to the merger on July 7, 2010, is referred to as the “fiscal quarter ended July 2, 2010”. For clarity in this prospectus, we refer to these fiscal periods of DynCorp International that ended prior to the merger as those of the “Predecessor”. The financial statements of Delta Tucker Holdings, Inc. include stub period (July 3 through July 7, 2010) activity related to DynCorp International. We evaluated the transactions during the stub period and concluded that they were immaterial and did not warrant separate presentation.

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SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important. You should read this summary together with the entire prospectus, including the information presented under the heading “Risk Factors” and the more detailed information in the unaudited pro forma consolidated financial statements and the historical financial statements and related notes appearing elsewhere in this prospectus before making an investment decision. For a more complete description of our business, see the “Business” section in this prospectus.

On July 7, 2010, Delta Tucker Sub, Inc., a Delaware corporation created on behalf of affiliated funds and/or managed accounts of Cerberus Capital Management, L.P., a private investment firm (“Cerberus”), merged with and into DynCorp International Inc. (the “Merger”), with DynCorp International Inc. as the surviving company and a wholly owned subsidiary of Delta Tucker Holdings, Inc., a Delaware corporation. Except as otherwise indicated or unless the context otherwise requires, (a) the terms “we,” “us,” “our,” “our company” and the “Company” refer to Delta Tucker Holdings, Inc. and its consolidated subsidiaries, (b) the term “DynCorp International” refers to DynCorp International Inc. and its consolidated subsidiaries), (c) the terms “issuer” or “DI” refers to DynCorp International Inc. (excluding its subsidiaries), (d) the term “Parent” refers to Delta Tucker Holdings, Inc. (excluding its subsidiaries), the direct parent of DynCorp International Inc., and (e) the term “DefCo Holdings” refers to DefCo Holdings, Inc., the direct parent of Parent.

Our Company

We are a leading provider of specialized, mission-critical professional and support services outsourced by the United States (“U.S.”) military, non-military U.S. governmental agencies and foreign governments. Our specific global expertise is in law enforcement training and support, base and logistics operations, intelligence training, rule of law development, construction management, international development, ground vehicle support, counter-narcotics aviation, platform services and operations, and services and security services. We also provide logistics support for all our services. Through our predecessor companies, we have provided essential services to numerous U.S. government departments and agencies since 1951. As of April 1, 2011, we had approximately 25,500 personnel from our DynCorp International and Global Linguist Solutions (“GLS”) entities, which included approximately 300 personnel from our GLS segment. We operate in 36 countries. Our customers include the U.S. Department of Defense (“DoD”), the U.S. Department of State (“DoS”), the U.S. Agency for International Development (“USAID”), foreign governments, commercial customers and certain other U.S. federal, state and local government departments and agencies. Revenue from the U.S. government accounted for approximately 98% of total revenue during our Inception Year, and 98% and 95% of total revenue during fiscal years 2010, and 2009, respectively, excluding GLS. GLS is excluded for comparative purposes due to GLS becoming an operationally integral unconsolidated equity method investee at the Merger date.

Revenue is currently generated from approximately 89 active contracts and approximately 128 active task orders. The terms of our contracts generally range from three to ten years consisting of a base period of one year with subsequent option years available subject to changing governmental priorities. Indefinite delivery, indefinite quantity (“IDIQ”) type contracts are often awarded to multiple contractors and provide the opportunity for awarded contractors to bid on task orders under the contract. Our contract mix for fixed-price, time-and-materials and cost-reimbursement contracts was approximately 27%, 12% and 61% of total revenue during our Inception Year, respectively. For a discussion of our contract types, see “Business — Contract Types.”

Historically, substantially all of our backlog has been converted into revenue at or above stated contract values. As of April 1, 2011, we had total backlog of approximately $4.3 billion. For the three months ended April 1, 2011, we generated revenue, net income attributable to Delta Tucker Holdings, Inc., EBITDA and Adjusted EBITDA (as calculated under “Summary — Summary Historical and Pro Forma Condensed

Consolidated Financial Data”) of $884.3 million, $4.9 million, $45.4 million and $55.6 million, respectively. For the twelve months ended December 31, 2010, on a pro forma basis, we generated revenue, net income (loss) attributable to Delta Tucker Holdings, Inc., EBITDA and Adjusted EBITDA of approximately $3.4 billion, $(11.5) million, $128.9 million and $220.4 million, respectively.

The following charts illustrate the relative percentages of our segment revenue and segment EBITDA for the year ended December 31, 2010. Our three operating segments are:

•	Global Stabilization and Development Solutions (“GSDS”);

•	Global Platform Support Solutions (“GPSS”); and

•	Global Linguist Solutions (“GLS”).

(1)	Revenue by Segment includes GLS, which is deconsolidated and not included in consolidated revenue.
(2)	EBITDA reflects our portion of GLS’s EBITDA. See “Business — Business Area Team — Global Linguist Solutions.”
(3)	Revenue and EBITDA reflects the segment presentation as of December 31, 2010.

Our Segments

We group our various programs within each operating segment into Business Area Teams (“BATs”) to manage, review and assess our business performance. During the three months ended April 1, 2011, we modified our BAT structure. We divided the Training, Mentoring & Security BAT into two BATs consisting of Training & Mentoring and Security. Additionally, we moved various programs out of the Development BAT into other BATs. Most notably, we (i) moved Air Force Contract Augmentation Program (“AFCAP”) and Africa Peacekeeping into the Contingency Operations BAT within the GSDS segment and (ii) moved War Reserve Materiel (“WRM”) and Philippines Operations Support (“POS”) into the Operations & Maintenance BAT in the GPSS segment. We considered the impact of the modification to our BAT structure and concluded it did not represent a material change that required a retrospective change be made to the financial statements. A description of our BATs by operating segment follows. For more detail regarding our key contracts, see the chart appearing under “Key Contracts,” which includes estimated total contract values as of December 31, 2010.

Global Stabilization and Development Solutions (“GSDS”)

GSDS provides a diverse collection of outsourced services primarily to government agencies worldwide. GSDS includes five BATs as described below:

Contingency Operations — This BAT provides U.S. military operations and maintenance support, including but not limited to: construction services, facilities management, electrical power, water, sewage and waste management, laundry operations, food services and transportation motor pool operations. LOGCAP IV is the most significant program in our Contingency Operations BAT. This BAT also includes services we provide including peacekeeping logistics support; humanitarian relief; worldwide contingency planning and other rapid response services; inventory procurement, property control and tracking services; mobile repair services; facility and equipment maintenance and control; and engineering and construction management services.

Development — This BAT is primarily comprised of programs from the acquisition of Casals & Associates, Inc. (“Casals”) and includes other legacy DynCorp programs. This BAT supports U.S. foreign policy and international development priorities by assisting in the development of stable and democratic governments, implementing anti-corruption initiatives, and aiding the growth of democratic public and civil institutions.

Intelligence Training and Solutions — This BAT was created as a result of the acquisition of Phoenix Consulting Group, LLC (“Phoenix”) and provides proprietary training courses, management consulting and augmentation services to the intelligence community and national security clients. As part of our proprietary training courses, we offer a highly specialized human intelligence (“HUMINT”) course curriculum taught by cleared intelligence professionals to other intelligence, counterintelligence, special operations and law enforcement personnel.

Training & Mentoring — This BAT provides international policing and police training, judicial support, immigration support and base operations. Under this BAT we also provide senior advisors and mentors to foreign governmental agencies.

Security — This BAT provides security and personal protection for diplomats and senior governmental officials.

Key GSDS Contracts

Logistics Civil Augmentation Program — The LOGCAP IV contract is a part of our Contingency Operations BAT, which was awarded to us in 2008. We were selected as one of the three prime contractors to provide logistics support under the LOGCAP IV contract. LOGCAP IV is the U.S. Army component of the DoD’s initiative to award contracts to U.S. companies with a broad range of logistics capabilities to support U.S. and allied forces during combat, peacekeeping, humanitarian and training operations. The IDIQ contract has a term of up to ten years. Under LOGCAP IV, the U.S. Army contracts to obtain selected services in a theater of operations to augment U.S. Army forces and release military units for other missions or to fill U.S. Army resource shortfalls. Our current task orders are primarily cost-reimbursement plus an award fee.

Civilian Police (“CivPol”) — The CivPol program is a part of our Training, Mentoring and Security BAT, which was awarded to us by the DoS in February 2004. Through this program, we have deployed civilian police officers from the U.S. to several countries to train and offer logistics support to the local police and assist them with infrastructure reconstruction. Our first significant deployment of civilian police personnel began in the Balkans in 1996, where we helped train local police and provided support during the conflict. Our security trainers and mentors remained in the region through 2004. In addition, we have been awarded multiple task orders under the CivPol program, including assignments in Iraq and Afghanistan. Our current task orders are primarily time-and-materials and cost-reimbursement.

ANP/MoI Development Program (“ANP MoI”) — The ANP MoI program is a part of the Training and Mentoring BAT, which was awarded to us by DoD in December of 2010. The program was established with the goal of assisting the Government of the Islamic Republic of Afghanistan to build, develop, and sustain an effective and professional law enforcement organization. Through this program we will train and mentor the Afghans to manage all aspects of its police training within two years of the contract award. This program is primarily structured to provide cost-reimbursement type services.

Worldwide Personal Protection Service (“WPPS”) — The WPPS program is a part of our Training, Mentoring and Security BAT. We provide protective service details to protect U.S. and foreign government senior officials in Iraq and Pakistan. We have provided personal protective services for the DoS since the WPPS program inception in 1996. Our current task orders are primarily time-and-materials and cost-reimbursement.

Combined Security Transition Command Afghanistan (“CSTC-A”) — The CSTC-A program is a part of our Training, Mentoring and Security BAT. This program provides assistance to the CSTC-A and the North Atlantic Treaty Organization (“NATO”) training mission by providing mentors and trainers to develop the Afghanistan Ministry of Defense (“MOD”). In addition to providing training, mentoring and security, we also provide subject matter expertise and programmatic support to CSTC-A staff and the Afghanistan MOD. This program supports development of the organizational capacity and capability to assist Afghanistan MOD and Afghan National Army forces in assuming full responsibility for their own security needs. The contractual services provided under this contract are cost-reimbursement type services.

Global Platform Support Solutions

GPSS provides a wide range of technical, engineering, logistics and maintenance support services primarily to government agencies worldwide. Additionally, GPSS provides services including drug eradication and host nation pilot and crew training. GPSS includes three BATs as described below:

Aviation — This BAT provides worldwide maintenance of aircraft fleet and ground vehicles, modification, repair, and logistics support on aircraft, aerial firefighting services, weapons systems, and related support equipment to the DoD and other U.S. government agencies. Contract Field Teams (“CFT”) is the most significant program in our Aviation BAT. This program deploys highly mobile, quick-response field teams to customer locations globally to supplement a customer’s workforce. We have provided services under this program for over 58 consecutive years.

Air Operations — This BAT provides foreign assistance programs to help foreign governments improve their ability to develop and implement national strategies and programs to prevent the production, trafficking, and abuse of illicit drugs. International Narcotics and Law Enforcement Air-Wing (“INL”) supports governments in multiple Latin American countries and provide support and assistance with interdiction services in Afghanistan. Also, this program provides intra theater transportation services for DoS personnel throughout Iraq and Afghanistan.

Operations and Maintenance — This BAT provides maintenance, operations, support, life extension, engineering, marine services and program management services primarily for ground vehicles and docked ships. This includes the services we provide under the Mine Resistant Ambush Protected Vehicles Logistics Support (“MRAP”) contract.

Key GPSS Contracts

INL Air Wing — The INL Air Wing program is a part of our Air Operations BAT. In May 2005, the DoS awarded us a contract in support of the INL program to aid in the eradication of illegal drug operations. This contract expires in October 2014. A similar program in Afghanistan began in 2006. Also, this program provides intra theater transportation services for DoS personnel throughout Iraq and Afghanistan. The majority of our contractual services are cost-reimbursement type services.

Contract Field Teams — The CFT program is a part of our Aviation BAT. We have provided services under this program for over 58 consecutive years. This program deploys highly mobile, quick-response field teams to customer locations to supplement a customer’s workforce. The services we provide under the CFT program generally include mission support to aircraft and weapons systems and depot-level repair. The principal customer for our CFT program is the DoD. This contract has a $10.1 billion ceiling for multiple awardees over a seven year term through September 2015. The majority of our current delivery orders are time-and-materials, but we also have cost-reimbursement and fixed-priced services.

Mine Resistant Ambush Protected Vehicle — The MRAP program is a part of our Operations and Maintenance BAT. Under the MRAP Vehicle program, we provide MRAP Vehicle on-site liaison and advisory services to military users with direct assistance in maintenance or repair operations. The MRAP vehicles are required to increase survivability and mobility of troops operating in a hazardous fire area against known threats such as small arms fire; rocket propelled grenades, and improvised explosive devices. The contract has recently evolved from fixed-price to time and materials.

Andrews Air Force Base — The Andrews Air Force Base program is a part of our Aviation BAT. Under the Andrews Air Force Base contract, we perform aviation maintenance and support services, which include full back shop support, organizational level maintenance, fleet fuel services, launch and recovery, supply and Federal Aviation Administration (“FAA”) repair services. Under this program we oversee the management of the U.S. presidential air fleet (other than Air Force One). Our principal customer under this contract is the U.S. Air Force. We entered into this contract in January 2001. The majority of our contractual services are fixed-price.

Columbus Air Force Base (“Columbus AFB”) — The Columbus AFB program is also a part of our Aviation BAT. We provide aviation and equipment maintenance and support services for T-37, T-38, T-1 and T-6 training aircraft in support of the Columbus AFB Specialized Undergraduate Pilot Training Program in Columbus, Mississippi. Our customer under this program is the U.S. Air Force — Air Education and Training Command and specifically the 14th Flying Training Wing. This contract provides for a firm fixed-price incentive fee with an incentive award fee. The performance period started October 2005 and runs through September 2012. We have completed a transition from the old T-37 primary trainer to the new T-6 turbo prop. Additionally, this 14th Flying Training Wing has one additional squadron of T-38s dedicated to fighter lead-in-training. The majority of our contractual services are fixed-price.

Sheppard Air Force Base — The Sheppard Air Force Base contract is a part of our Aviation BAT. Under the this program, we provide aircraft maintenance services for the 80th Flying Training Wing based at Sheppard Air Force Base in Wichita Falls, Texas. This contract has an initial base period of eleven months, and six option years. The mission of the Air Education and Training Command’s 80th Flying Training Wing is to provide undergraduate pilot training for the U.S. and NATO allies in the Euro NATO Joint Jet Pilot Training program. Graduates of this prestigious program are assigned to fighter pilot positions in their respective air forces. The majority of our contractual services are fixed price.

California Department of Forestry — The California Department of Forestry program is a part of our Aviation BAT. We have been helping to fight fires in California since December 2001. We maintain aircraft, providing nearly all types and levels of maintenance — scheduled, annual, emergency repairs, and even structural depot level repair. McClellan Field in Sacramento is home base for our program mechanics, data entry staff, and quality control inspectors. In addition, we provide pilots who operate the fixed wing aircraft. Our current task orders are primarily time-and-materials.

C-21 Contractor Logistics Support (“C-21A CLS”) — The C-21A CLS contract is a part of our Aviation BAT. Under the C-21A CLS we perform organizational, intermediate and depot level maintenance together with supply chain management for C-21A CLS (“Lear 35A”) aircraft operated by the U.S. Air Force at seven main operating bases and one deployed location. The contract has time-and-materials and fixed-price portions.

War Reserve Materiel — The War Reserve Materiel contract is a part of our Operations and Maintenance BAT. Through this program, we provide management of the U.S. Air Force Southwest Asia War Reserve Materiel Pre-positioning program, which includes operations in Oman, Bahrain, Qatar, Kuwait and two locations in the United States (Albany, Georgia and Shaw Air Force base, South Carolina). We store, maintain and deploy assets such as tents, generators, vehicles, kitchens and medical supplies to deployed forces in the global war on terror. During Operation Enduring Freedom and Operation Iraqi Freedom, we sent teams into the field to assist in the setup of tent cities prior to the arrival of the deployed forces. The War Reserve Materiel program continues to partner with the U.S. Central Command Air Force in the development of new and innovative approaches to asset management. Our contract is primarily cost-reimbursement with a smaller portion of fixed-price services.

Global Linguist Solutions

GLS is a joint venture between DynCorp International and McNeil Technologies (“McNeil”), in which we have a 51% ownership interest. McNeil was previously owned by Veritas Capital LP, the largest holder of our Class A Common Stock before the Merger. In July 2010, AECOM Technology Corporation entered into a stock purchase agreement to acquire McNeil. The transaction was completed in August 2010. GLS currently and historically has had no other operations outside of performance on the INSCOM contract, which began services in 2008. All of our current INSCOM task orders are cost-reimbursement with an award fee. Our GLS operating segment is comprised of a single BAT, Linguistics & Translation. We have historically had strong performance on this contract, as represented by five consecutive 100% award fees during fiscal year 2010 and calendar year 2010 on all active task orders.

Linguistics & Translation — This BAT provides rapid recruitment, deployment and on-site management of interpreters and translators in-theatre for a wide range of foreign languages in support of the U.S. Army, unified commands attached forces, combined forces, and joint elements executing the Operation Iraqi Freedom (“OIF”) mission, and other U.S. government agencies supporting the OIF mission.

Key Contracts

The following table sets forth certain information for our principal contracts, including start and end dates and the principal customer for each contract as of December 31, 2010:

Contract	Segment	Principal Customer	Initial/Current Award Date	Current Contract End Date	Estimated Total Contract Value(1)
CivPol Program	GSDS	DoS	Feb 1994/Dec-10	Mar-12	$4.67 billion

INSCOM	GLS	U.S. Army	Dec-06	Apr-13	$3.78 billion(2)

INL Air Wing	GPSS	DoS	Jan-01/May-05	Oct-14	$2.19 billion

LOGCAP IV	GSDS	U.S. Army	Apr-08	Apr-18	$2.06 billion(3)

NATM-A	GSDS	U.S. Army	Dec-11	Dec-14	$1.04 billion
Contract Field Teams	GPSS	DoD	Oct 1951/Jul-08	Sep-15	$493 million
War Reserve Materiel	GPSS	U.S. Air Force	May-00/May-08	Sep-16	$469 million

Andrews Air Force Base	GPSS	U.S. Air Force	Jan-01	Mar-11	$372 million

WPPS	GSDS	DoS	Mar-00/June-05	Sep-14	$356 million

Columbus Air Force Base	GPSS	U.S. Air Force	Oct 1998/Oct-05	Sep-12	$298 million

CSTC-A	GSDS	US. Army	Feb-10	Mar-11	$280 million

Sheppard Air Force Base	GPSS	U.S. Air Force	Sep-09	Sep-16	$256 million

California Department of Forestry	GPSS	State of California	Dec-01/Jul-08	Dec-14	$254 million
MRAP	GPSS	DoD	Sep-07	Jan-12	$242 million

C-21 Contractor Logistics Support	GPSS	U.S. Air Force	Sep-06	Sep-11	$200 million

(1)

Estimated total contract value has the meaning indicated in “Estimated Total Contract Value” and is not necessarily representative of the amount of work we will actually be awarded under the contract. Contract value can grow over time based on IDIQ task orders and/or contract extensions.

(2)	Awarded to GLS, our 51% majority interest joint venture.
(3)	LOGCAP IV has a $5 billion ceiling per year per contractor over 10 years.

Industry Overview

Over most of the last two decades, the U.S. government has increased its reliance on the private sector for a wide range of professional and support services. This increased use of outsourcing by the U.S. government has been driven by a variety of factors including: lean-government initiatives launched in the 1990s, surges in demand during times of national crisis, the increased complexity of missions conducted by the U.S. military and the DoS, increased focus of the U.S. military on war-fighting efforts and the loss of skills within the government caused by workforce reductions and retirements. Despite a recent trend toward insourcing certain work provided by contractor personnel, we believe this is largely limited to service and equipment acquisition personnel and that roles that require specialized capabilities and that have an international nature will continue to be outsourced. Additionally, the intense focus on cutting Federal spending re-emphasizes the significance of identifying private sector efficiencies for the challenges our government faces.

The overall level of U.S. defense spending has increased in recent years for numerous reasons, including funding for operations in Iraq and Afghanistan and the DoD’s modernization initiatives. However, the funding for our programs is subject to the overall U.S. government budget and appropriation process and decisions which are driven by numerous factors, including geo-political events and macroeconomic conditions, and are beyond our control. While these dynamics could place pressure on defense spending, we believe that, within the defense budget, weapon system acquisitions will be the most likely initial target for budget reductions, and operations and maintenance budgets will remain robust, driven by (i) the need to reset equipment used in Southwest Asia, (ii) the logistics and support chain associated with repositioning of forces and eventual drawdown in Iraq and (iii) deployments into Afghanistan.

The U.S. government is the largest purchaser of the services we provide. National defense and homeland security spending is increasing at its fastest pace since the 1980s. The DoD budget for the U.S. government increased 119% from $316 billion in fiscal year ended September 28, 2001 to $693 billion in fiscal year ended October 2, 2009. The DoD base budget for fiscal year ending September 30, 2011 was funded by Congress at $513.0 billion and, in addition to the base budget, $157.8 billion in Overseas Contingency Operations (“OCO”) were funded, which funds are often referred to as supplemental funding.

The Operation and Maintenance (“O&M”) portion of the DoD budget, which funds the majority of the services that we provide, is the largest segment of DoD military spending.

The fiscal year 2010 International Affairs budget enacted was $51.2 billion. The fiscal year 2012 International Affairs Budget was proposed at $52.8. According to the Office of the Director of National Intelligence, disclosed spending for the U.S. intelligence community was approximately $49.8 billion for the fiscal year ended September 30, 2009. Services reflected in these budgets include many that we provide, such as law enforcement training, eradication of international narcotics, economic and international development and intelligence training and support services.

Although the ultimate size of future national security budgets remains uncertain, current indications are that overall defense spending will continue to increase over the next few years, albeit at lower rates of growth relative to those of the last decade. We believe the following industry trends will result in continued strong demand in our target markets for the types of outsourced services we provide:

•

the continued transformation of military forces, leading to increased outsourcing of non-combat functions, including life-cycle asset management functions ranging from organizational to depot level maintenance;

•	an increased level of coordination between the DoS and DoD on nation building and soft power initiatives;

•	greater frequency of overseas development and peacekeeping operations;

•	increased maintenance, overhaul and upgrade needs to support aging military platforms;

•	increased outsourcing by foreign governments of maintenance, supply support, facilities management and construction management-related services;

•

a shift by the U.S. government from single award to more multiple award IDIQ contracts, which may offer us an opportunity to increase revenue under these contracts by competing for task orders with the other contract awardees;

•	the U.S. will have a sizeable military and contractor presence in Iraq for at least the next four to six years; and

•	increased military, intelligence, nation building and training operations in Afghanistan.

Business Strengths

We believe our core strengths include the following:

Significant Recurring Contract Base. Our revenue base is derived from approximately 89 active contracts and approximately 128 active task orders as of April 1, 2011 with different agencies of the U.S. government that are spread over a diverse mix of activities, services and platforms. The terms of our contracts generally range from three to ten years consisting of a base period of one year with multiple one-year options. As of April 1, 2011, we had total backlog of approximately $4.3 billion plus amounts expected to be realized from current IDIQ contracts for delivery or task orders that have not been awarded. Based on our longevity of providing these services to our customers we anticipate continuing to win new contracts and re-competes. For example, we have been a provider of maintenance services under the CFT contract for over 58 years. The current CFT contract started in July 2008 and has a duration of seven years. We have also been a provider of services to the U.S. Army for 58 years and most recently we were awarded the LOGCAP IV contract, which has a 10-year life and $50 billion contract ceiling. Additionally, our CivPol contract has provided us the opportunity to serve as one of DoS’s prime contractors for these services for 16 years from the initial contract award. The long-term and recurring nature of our principal contracts, coupled with the current backlog and new business pipeline under the existing contracts, contributes to the stability and recurring nature of our revenue.

Diverse Business Mix. Our business is comprised of a widely diverse set of services provided to different agencies of the U.S. government. Our broad range of professional and support services allows us to capitalize on favorable demand from diverse funding sources including DoD O&M, DoS Function 150/International Affairs and intelligence community spending. Furthermore, the breadth of our capabilities provides us the opportunity to deliver contractor services before, during and after a conflict in support of the different missions of our customer agencies.

Leading Market Position. The Company is a leading provider of specialized mission-critical technical services to civilian and military government agencies. We believe that our global presence and highly specialized personnel and employee base of approximately 25,500 employees in more than 36 countries combined enable us to meet our customers’ specifications anywhere in the world with one of the fastest response times in the industry. The Company’s GLS joint venture is the prime contractor on the INSCOM contract. In April 2008, we were selected as one of three prime contractors to provide logistics support under the LOGCAP IV contract. In addition, the Company is the sole contractor under the INL Air Wing program and has a leading position in air fleet management including our contract with Columbus Air Force Base and Andrews Air Force Base, which includes management of the U.S. presidential air fleet (other than Air Force One). In addition, we estimate that we have performed in excess of 80% of the dollar value of awarded task orders under the current CivPol contract.

Attractive Industry Fundamentals. The O&M portion of the DoD budget, which includes the majority of the services the Company provides, is the largest segment of the DoD military spending. The fiscal year 2012 DoD budgeted O&M spending is $204.0 billion which represents a $20.0 billion increase over fiscal year 2010. Due to sustained high military operational tempo, equipment service life extensions and economic pressures on the DoD budget, the U.S. and foreign militaries are expected to continue to use contractors to augment non-combat forces during conflict operations, including personnel support, base operations and logistics, platform support and maintenance, and contingency operations. The DoS Base budget for fiscal year 2012 is $47.0 billion, a $5.0 billion increase over fiscal year 2010. Additionally, certain foreign governments are expected to increase their use of contractor support in post-conflict rebuilding efforts, including military logistics and equipment reset support, infrastructure development, training and mentoring, and capacity building.

Long-Standing and Strong Customer Relationships. The Company plays an important role in support of the U.S. military, the DoS and other U.S. government agencies. Many of our employees work side by side with their government counterparts and are based at customer locations. We have provided services to the DoD for over 58 years, U.S. Air Force for 57 years, USAID for 24 years, U.S. intelligence community for 17 years and DoS for 17 years. The Company has been a participant in the CFT program for 58 years and has been a prime contractor for the CivPol contract for 16 years. We believe that the longevity and depth of the Company’s customer relationships have positioned it as a contractor of choice for its customers. In fiscal year ended December 31, 2010, the Company generated approximately 98% of its revenues as a prime contractor, and we were one of the largest private contractors based on dollar volume to the DoS.

Track Record of Strong Free Cash Flow Generation. Due to the nature of the services that we provide, the Company benefits from low capital expenditure requirements, which contribute to its ability to generate strong cash flow. Our maintenance capital expenditures averaged less than 0.5% of revenue for fiscal year 2006 through fiscal year 2010 and the Company converted substantially all of its EBITDA to free cash flow before debt service and taxes. Additionally, we continue to focus on efficiently managing working capital which combined with our low fixed cost structure provides us with a substantial degree of operating flexibility and the ability to proactively reduce our debt. The Company has a proven track record of delevering supported by its historical organic revenue. Since the close of the merger, we have repaid $50 million of our term loan.

Experienced Management Team with Strong Government Relationships. Many members of our management and our board of directors have had military and government experience. Our senior management team has developed long-standing and strong relationships with U.S. military and government officials through their many years of experience working in our industry.

Business Strategy

Our objective is to increase our revenues, earnings and cash flows through the following strategies:

Exploit Current Business Opportunities and Backlog. As of April 1, 2011, our backlog was approximately $4.3 billion. Recently, we won, under our existing LOGCAP IV contract, the task order for logistics support for the Afghanistan-South area of responsibility, with a value of $643 million for the first full year. Additionally, our PaTH joint venture won a contract with Federal Emergency Management Agency (“FEMA”) to provide temporary housing and support for shelter operations for disaster victims (potential value of $375 million over the one-year base period and four one-year option periods) and a contract with the DoS to provide aviation and aviation support services in Iraq and Afghanistan under the INL Air Wing program. In addition to servicing our backlog, we intend to leverage our existing contract base to expand the scope of our activities as a result of contract renewals, favorable contract modifications and new task orders. We also plan to expand the scope of services we provide to our existing customers.

Capitalize on Industry Trends. We intend to continue to capitalize on the U.S. government’s reliance on civilian contractors and significant spending on the types of services we provide. We believe that as the military industry moves towards post-conflict operations, further opportunities for support and stability operations and the application of “soft” and “smart” power will exist. We believe that we are well positioned to benefit from these trends, given our breadth of services and experience, global reach and strong operating performance. Our recent acquisition of Casals in January 2010 positions us as a USAID prime contractor and facilitates our pursuit of new opportunities in support of U.S. foreign policy and international development priorities. Furthermore, we believe our platform support and maintenance business provided as part of our Fleet Management and Land Systems service offerings will benefit from equipment service life extensions and budget reductions for equipment acquisitions. In addition, our acquisition of Phoenix in October 2009 provides a channel for us to expand our services provided to the intelligence community and national security clients.

Grow Our Revenue Base. We plan to maintain and grow our contractually recurring revenue base by winning recompetitions for our existing contracts and leveraging our deep customer relationships to create new business opportunities. Historically, a significant portion of our revenue has been under contract at the beginning of our fiscal year. We actively seek to expand our relationships to provide additional services and solutions to our customers as their needs evolve, as evidenced by our FEMA, INSCOM, and LOGCAP IV contract awards. We believe our proven ability to perform large-scale, complex programs for customers in our targeted service areas will continue to create additional revenue opportunities in the future. Furthermore, we intend to leverage these capabilities to win new large programs through the channels of customers that we now have access to by virtue of the Phoenix and Casals acquisitions.

Pursue Foreign Government Opportunities. We believe that there is significant potential to increase the business that we generate from foreign governments by leveraging the expertise that we have developed through our work with the U.S. government. In particular, certain oil and natural gas-rich nations have indicated a desire to increase spending for security, logistics and aviation services expertise that is often unavailable to them domestically. We believe that our significant experience in the Middle East and other parts of the world will allow us to effectively compete for these contracts. For example, we provide the United Arab Emirates, Ministry of Defense depot-level maintenance, supply-chain management, maintenance training and facilities management for approximately 17,000 items of ground equipment.

Selectively Pursue Acquisitions. We intend to evaluate and pursue acquisitions on a strategic basis, with a view to increasing our revenue, improving our profitability and strengthening our competitive position through adding complementary channels and customers.

We are a Delaware corporation. Our principal executive offices are located at 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042 and our telephone number is (571) 722-0210. Our website address is http://www.dyn-intl.com. We make our website content available for information purposes only. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus. You should not rely upon the information on our website for investment purposes.

The Transactions

On April 11, 2010, DI entered into a definitive merger agreement (the “Merger Agreement”) with Parent and Delta Tucker Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Parent. Parent and Merger Sub are entities created on behalf of affiliated funds and/or managed accounts of Cerberus. Pursuant to the Merger Agreement, on July 7, 2010 Merger Sub merged with and into DI (the “Merger”), with DI continuing as the surviving corporation and wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, each share of DI’s Class A common stock, par value $0.01 per share, (“common stock”) issued and outstanding immediately prior to the effective time of the Merger (except for certain shares owned by Parent, DI and certain of their respective subsidiaries, and shares owned by stockholders who have properly demanded appraisal rights), converted into the right to receive $17.55 in cash, without interest, less any applicable withholding taxes. Additionally, at the effective time of the Merger, each of DI’s restricted stock units granted under the DynCorp International 2007 Omnibus Incentive Plan and outstanding immediately prior thereto fully vested and converted into the right to receive $17.55 in cash, without interest, less any applicable withholding taxes. The Merger was completed on July 7, 2010.

The total funds needed to complete the Merger were approximately $1.7 billion, which includes the funds needed to:

•	pay stockholders (and holders of our restricted stock units) the amounts due to them under the Merger Agreement;

•

repay or refinance certain pre-merger indebtedness, including the 9.5% senior subordinated notes due 2013 issued by DynCorp International LLC and DIV Capital Corporation (the “senior subordinated notes”) pursuant to the Tender Offer (as defined below), and indebtedness under DynCorp International’s existing senior secured credit facilities; and

•	pay related fees and expenses in connection with the transactions contemplated by the Merger Agreement.

This amount was funded through a combination of:

•	equity financing of approximately $551 million provided by affiliates of Cerberus (the “Equity Investment”);

•	the borrowing by us of approximately $570 million under our senior secured credit facilities;

•	the issuance of the old notes; and

•	approximately $117 million of our cash on hand.

On June 7, 2010, DynCorp International LLC commenced an offer to purchase for cash, and a related solicitation of consents with respect to, any and all of the outstanding senior subordinated notes (the “Tender Offer”). Approximately $374.2 million of senior subordinated notes were purchased in the Tender Offer. As of April 1, 2011, approximately $0.6 million of senior subordinated notes were outstanding.

As used in this prospectus, the term “Transactions” refers to, collectively, (i) the Merger, (ii) the Equity Investment, (iii) the initial borrowings by DynCorp International of approximately $570 million under our senior secured credit facilities, (iv) the offering and sale of the old notes, (v) the repayment of all outstanding borrowings under our pre-Merger senior secured credit facilities, (vi) the Tender Offer and (vii) the payment of fees and expenses related to the Transactions. The following table sets forth the sources and uses of the funds for the Transactions as of July 7, 2010.

Sources of funds:		Uses of funds:
(Dollars in thousands)
Cash on hand	$116,779	Merger consideration for shares(2)	$1,004,892
Term loan facility	570,000	Repayment of DynCorp International debt(3)	576,843
Old Notes	455,000	Financing fees related to new long-term debt	49,092
		Merger costs incurred by Delta Tucker Holdings, Inc.(4)	59,685
Equity Investment(1)	550,927	Merger costs incurred by DynCorp International(5)	2,194

Total Sources	$1,692,706	Total Uses(6)	$1,692,706

(1)	Represents the issuance of $550.9 million of stock to affiliates of Cerberus, which was contributed to DynCorp International and treated as a contribution to its equity.
(2)

The Merger Consideration was based on the per share merger consideration of $17.55 in respect of (i) 56,307,871 shares of common stock outstanding and (ii) 950,957 shares of common stock underlying outstanding restricted stock units that accelerated and vested in full as of and upon the closing of the Merger.

(3)	Amount includes accrued interest of $14.3 million at Merger date and $11.0 million of pre-payment penalty and tender offer premium.
(4)

Merger costs include $8.0 million in a bridge loan commitment fee and acquisition costs related to discounts, fees and expenses paid or payable by us in connection with the Merger, including tender and consent fees, advisory fees, employee retention and other Merger costs and professional fees totaling $51.7 million.

(5)

These Merger costs include $1.1 million of insurance costs related to DynCorp International’s Board of Directors and $1.1 million of acquisition related costs that were incurred by DynCorp International prior to the Merger.

(6)	Total uses and the total purchase price in the Merger is different by the $61.9 million in Merger costs and $5.8 million in other costs associated with the Transactions.

Ownership and Corporate Structure

The following chart shows a summary of our organizational structure at April 1, 2011. For further information, please see “Summary — The Transactions,” “Capitalization,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Security Ownership of Certain Beneficial Owners and Management.”

(1)	Guarantor of the notes and the senior secured credit facilities.
(2)	All of the equity of DI and its U.S. subsidiaries and 100% of the stock or equity of its first-tier foreign subsidiaries is pledged as security for our senior secured credit facilities.
(3)

Does not include GLS, which is our 51% owned joint venture and is treated as an unconsolidated equity method investee in our financial statements and not as a consolidated subsidiary. GLS initially guaranteed the old notes and the senior secured credit facilities but was released from these guarantees in October 2010.

Our Equity Sponsor

Cerberus Capital Management, L.P.

We are indirectly controlled by Cerberus, along with its affiliates. Established in 1992, Cerberus is one of the world’s leading private investment firms with approximately $23 billion under management in funds and accounts. Through its team of investment and operations professionals, Cerberus specializes in providing both financial resources and operational expertise to help transform companies into industry leaders for long-term success and value creation. Cerberus holds controlling or significant minority interests in companies around the world.

Cerberus has a successful track record in the defense and government services sectors. Acquiring the Company furthers Cerberus’ goal of building one of the preeminent defense and government services portfolios. As part of its defense and government services portfolio, Cerberus’ investments currently include IAP Worldwide Services, Freedom Group, Control Solutions and Tier 1 Group.

Summary of the Terms of the Exchange Offer

In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. Under that agreement, we agreed to use reasonable best efforts to file a registration statement related to the exchange of old notes for exchange notes with the SEC and to cause the registration statement to become effective under the Securities Act on or prior to the 300th day after July 7, 2010. Because we did not cause the registration statement to become effective on or before May 3, 2011 (such 300th day), we are obligated to pay registration default damages until the registration statement is declared effective pursuant to the registration rights agreement as described in more detail under “Exchange Offer; Registration Rights”. We intend to pay the registration default damages relating to the old notes on July 1, 2011, the next scheduled interest payment date.

The registration statement of which this prospectus forms a part was filed in compliance with the obligations under this registration rights agreement.

You are entitled to exchange in this exchange offer your old notes for exchange notes which are identical in all material respects to the old notes except that:

•	the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the exchange notes are not entitled to registration rights which are applicable to the old notes under the registration rights agreements; and

•	our obligation to pay additional interest on the old notes as described in the registration rights agreements does not apply to the exchange notes.

The Exchange Offer

Senior Notes

DynCorp International is offering to exchange up to $455,000,000 aggregate principal amount of its 10.375% Senior Notes due 2017 which have been registered under the Securities Act for up to $455,000,000 aggregate principal amount of the old notes which were issued on July 7, 2010. Old notes may be exchanged only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Resales

Based on interpretations by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration provisions of the Securities Act, provided that you

•	are acquiring the exchange notes in the ordinary course of business, and

•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to this exchange offer in exchange for the old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of notes who

•	is our affiliate,

•	does not acquire the exchange notes in the ordinary course of business, or

•	tenders in this exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration; Withdrawal of Tenders

This exchange offer will expire at 5:00 p.m., New York City time,             , 2011, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of old notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder after the expiration or termination of this exchange offer.

Delivery of the Exchange Notes	The exchange notes issued pursuant to this exchange offer will be delivered to the holders who tender old notes promptly following the expiration date.

Conditions to this Exchange Offer	This exchange offer is subject to customer conditions, some of which we may waive. See “The Exchange Offer — Certain Conditions to this Exchange Offer.”

Procedures for Tendering Old Notes

If you wish to accept this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold old notes through The Depository Trust Company (“DTC”) and wish to participate in this exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	Any exchange notes that you will receive will be acquired in the ordinary course of your business;

•	You have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•

If you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

•	You are not our “affiliate” as defined in Rule 405 under the Securities Act.

Guaranteed Delivery Procedures

If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal or if you cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Effect on Holders of Old Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreements and, accordingly, additional interest on the old notes, if any, shall no longer accrue and we will no longer be obligated to pay additional interest as described in the registration rights agreements. If you are a holder of old notes and do not tender your old notes in this exchange offer, you will continue to hold such old notes and you will be entitled to all the rights and limitations applicable to the old notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of this exchange offer.

Consequences of Failure to Exchange

All untendered old notes will continue to be subject to the restrictions on transfer provided for in the old notes and in the indenture governing the old notes. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreements, we do not currently anticipate that we will register the old notes under the Securities Act.

Certain U.S. Federal Income Tax Considerations	The exchange of old notes for exchange notes in this exchange offer should not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.

Exchange Agent	Wilmington Trust FSB is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer — Exchange Agent.”

Summary of the Terms of the Notes

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the notes.

Issuer	DynCorp International Inc.

Exchange Notes Offered	$455,000,000 aggregate principal amount of 10.375% senior notes due 2017.

Maturity Date	The notes will mature on July 1, 2017.

Interest Rate	Interest on the notes will be payable in cash and will accrue at a rate of 10.375% per annum.

Interest Payment Dates

January 1 and July 1. Holders of the old notes whose old notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from January 1, 2011 to the date of issuance of the exchange notes. Consequently, holders who exchange their old notes for exchange notes will receive the same interest payment on July 1, 2011 (the first interest payment date with respect to the old notes and the exchange notes following consummation of the exchange offer) that they would have received if they had not accepted the exchange offer.

Ranking	The exchange notes, like the old notes, will be unsecured senior obligations of the issuer and will:

•	rank senior in right of payment to all of the issuer’s existing and future subordinated indebtedness;

•	rank equally in right of payment with all of the issuer’s existing and future senior indebtedness, including indebtedness under the senior secured credit facilities;

•

be effectively subordinated, to the extent of the value of the assets securing such indebtedness, to the issuer’s existing and future secured indebtedness, including the issuer’s obligations under the senior secured credit facilities; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us).

As of April 1, 2011, (1) the notes and related guarantees ranked effectively junior to approximately $519 million of senior secured indebtedness consisting solely of borrowings under our senior secured credit facilities and (2) we had an additional $121.5 million of available capacity under our revolving credit facility (after giving effect to approximately $28.5 million of outstanding letters of credit).

Guarantees

The exchange notes, like the old notes, will be jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by Parent and by each current and future domestic restricted subsidiary that guarantees any indebtedness of the issuer or its restricted subsidiaries. Each of the guarantees of the senior notes will be a general senior obligation of each guarantor and will:

•	rank senior in right of payment to all existing and future subordinated indebtedness of the guarantor subsidiary;

•	rank equally in right of payment with all existing and future senior indebtedness of the guarantor subsidiary, including its guarantee under our senior secured credit facilities; and

•

be effectively subordinated, to the extent of the value of the assets securing such indebtedness, to such guarantors’ existing and future secured indebtedness, including its obligations under the senior secured credit facilities.

Our non-guarantor subsidiaries accounted for approximately $125.8 million, or 14.2%, of our consolidated revenue, $2.1 million of net income, or 6.6%, and approximately $2.3 million, or 5.0%, of our consolidated EBITDA, in each case, for the three months ended April 1, 2011 and approximately $90.0 million, or 4.0%, of our total assets, and approximately $54.6 million, or 8.1%, of our total liabilities, in each case, as of April 1, 2011.

Optional Redemption

We may redeem the notes, in whole or in part, at any time prior to July 1, 2014, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium,” as described under “Description of the Notes — Optional Redemption.”

We may redeem the notes, in whole or in part, on or after July 1, 2014, at the redemption prices set forth under “Description of the Notes — Optional Redemption.”

Additionally, from time to time on or before July 1, 2013, we may redeem up to 35% of the principal amount of the notes with the proceeds from one or more public equity offerings at the redemption prices set forth under “Description of the Notes — Optional Redemption.”

Change of Control Offer

Upon the occurrence of a change of control, you will have the right, as holders of the notes, to require us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of the Notes — Change of Control.”

Asset Sale Proceeds Offer

If we sell certain assets without applying proceeds in a specified manner, you will have the right, as holders of the notes to require us to repurchase some or all of your notes at 100% of their face amount, plus accrued and unpaid interest to the repurchase date. See “Description of the Notes — Certain Covenants — Asset Sales.”

Certain Covenants	The indenture governing the notes contains covenants limiting our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Notes — Certain Covenants.”

You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section entitled “Risk Factors” for an explanation of certain risks before participating in the exchange offer.

Summary Historical and Pro Forma Condensed Consolidated Financial Data

The summary historical consolidated financial data for the three months ended April 1, 2011 and our Inception Year ended December 31, 2010, and the Predecessor’s fiscal quarter ended April 2, 2010 and July 2, 2010 and fiscal years ended April 2, 2010 and April 3, 2009 is presented in the table below. These amounts have been revised for the effects of the restatement described in Note 19 to DynCorp International Inc’s consolidated financial statements as of December 31, 2010, included elsewhere in this prospectus.

The summary unaudited pro forma condensed consolidated statement of operations data and other financial data as of and for the twelve months ended December 31, 2010 have been prepared to give effect to the Transactions as if they had occurred on January 2, 2010, based on the combination of the historical information from Delta Tucker Holdings, Inc. for the period from April 1, 2010 (Inception) through December 31, 2010 and the historical information from DynCorp International for the period from January 2, 2010 through July 2, 2010. Although the combination involves presenting the Predecessor’s results for periods prior to the inception of Delta Tucker Holdings, Inc., we believe that this approach is beneficial to the reader since it provides an easier-to-read discussion of the results of operations and provides the reader with information from which to analyze our financial results on a twelve months basis that is consistent with the manner that management reviews and analyzes results of operations. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma condensed consolidated financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the Transactions had occurred at any date, and such data do not purport to project the results of operations for any future period.

The summary historical and pro forma condensed consolidated financial data should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Delta Tucker Holdings, Inc. consolidated financial statements and related notes thereto and the Predecessor DynCorp International Inc. consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

The summary historical consolidated financial information as of and for the three month period ended April 1, 2011 and the fiscal quarter ended April 2, 2010 have been derived from our unaudited consolidated financial statements which, in our opinion, have been prepared on the same basis as the financial statements and include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information included therein. The results for any interim period are not necessarily indicative of the results that may be expected for a full year or any future reporting period.

SUMMARY HISTORICAL AND PROFORMA CONDENSED CONSOLIDATED FINANCIAL DATA

	Delta Tucker Holdings, Inc.			Predecessor
	Historical Three Months Ended April 1, 2011	Pro Forma Twelve Months Ended December 31, 2010	Historical April 1, 2010 (Inception) through December 31, 2010	Historical
				Fiscal Quarter Ended		Fiscal Year Ended
(Dollars in Thousands)				April 2, 2010	July 2, 2010	April 2, 2010	April 3, 2009
Results of operations:
Revenue	$884,324	$3,387,149	$1,697,706	$1,053,791	$944,713	$3,572,459	$3,092,974
Cost of services	(806,191)	(3,089,769)	(1,544,184)	(973,819)	(856,974)	(3,225,250)	(2,766,969)
Selling, general and administrative expenses	(37,527)	(131,876)	(78,024)	(19,309)	(38,513)	(106,401)	(103,277)
Merger expenses incurred by Delta Tucker Holdings, Inc.	—	(51,722)	(51,722)	—	—	—	—
Depreciation and amortization	(13,131)	(51,165)	(25,776)	(10,726)	(10,263)	(41,639)	(40,557)
Earnings from equity method investees	4,726	19,744	10,337	—	—	—	—

Operating income	32,201	82,361	8,337	49,937	38,963	199,169	182,171
Interest expense	(23,506)	(93,690)	(46,845)	(13,694)	(12,585)	(55,650)	(58,782)
Bridge commitment fee incurred by Delta Tucker Holdings, Inc.	—	(7,963)	(7,963)	—	—	—	—
Loss on early extinguishment of debt, net	(2,397)	—	—	—	—	(146)	(4,131)
Interest income	75	504	420	33	51	542	2,195
Other income, net	2,848	5,256	1,872	1,787	658	5,194	4,997
Benefit (provision) from income taxes	(3,575)	4,868	7,881	(12,667)	(9,279)	(47,035)	(39,756)

Net income (loss)	5,646	(8,664)	(36,298)	25,396	17,808	102,074	86,694
Noncontrolling interests	(738)	(2,795)	(1,361)	(5,928)	(5,004)	(24,631)	(20,876)

Net income (loss) attributable to Delta Tucker Holdings, Inc./Predecessor	$4,908	$(11,459)	$(37,659)	$19,468	$12,804	$77,443	$65,818

Balance sheet data (end of period):
Cash and cash equivalents	$21,740		$52,537		$135,849	$122,433	$200,222
Total assets	2,228,828		2,263,355		1,785,899	1,780,894	1,545,446
Total debt (including Series A Preferred Stock of Predecessor)	974,212		1,024,212		552,209	552,147	599,912
Total equity attributable to Delta Tucker Holdings, Inc. /Predecessor	518,253		512,975		591,417	577,702	496,413
Total equity	522,513		517,326		596,359	583,524	507,149
Other financial data:
Working capital (1)	304,256		349,715		468,828	408,232	431,381
Purchases of property and equipment and software (2)	1,819		8,323	(6,601)	2,874	46,046	7,280
Backlog (3)	4,294		4,782		5,171	5,571	6,298
EBITDA (4)	45,437	128,850	27,110	56,638	45,142	222,165	203,795
Adjusted EBITDA (4)	55,554	220,421	111,692	55,597	52,481	235,542	248,752
Cash interest paid	32,320		19,738	21,721	3,181	52,824	58,782
Net cash provided by (used in) operating activities	25,832		(27,089)	74,893	21,723	90,473	140,871
Net cash used in investing activities	(281)		(878,218)	(11,585)	(2,874)	(88,875)	(9,148)
Net cash (used in) provided by financing activities	(56,348)		957,844	(7,957)	(5,433)	(79,387)	(16,880)
Ratio of earnings to fixed charges (5)	1.3		0.3	2.7	2.3	2.8	2.3

(1)	Working capital is defined as current assets, net of current liabilities.
(2)

Fiscal year 2010 includes approximately $39.7 million of costs associated with helicopters purchased in anticipation of use under our International Narcotics and Law Enforcement (“INL”) Air Wing program.

(3)	Backlog data is as of the end of the applicable period. See “Business” for further details concerning backlog.
(4)

We define EBITDA as GAAP net income attributable to Delta Tucker Holdings, Inc./Predecessor adjusted for interest expense, taxes and depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for the items described in the table below. We use EBITDA and Adjusted EBITDA as supplemental measures in the evaluation of our business and believe that EBITDA and Adjusted EBITDA provide a meaningful measure of operational performance on a consolidated basis because it eliminates the effects of period to period changes in taxes, costs associated with capital investments and interest expense and is consistent with one of the measures we use to evaluate management’s performance for incentive compensation. In addition, Adjusted EBITDA as presented in the table below corresponds to the definition of Consolidated EBITDA used in the senior secured credit facilities and the definition of EBITDA used in the indenture governing the notes to test the permissibility of certain types of transactions, including debt incurrence. For a description of the senior secured credit facilities and the indenture governing the notes, see “Description of Other Indebtedness” and “Description of the Notes,” respectively. Neither EBITDA nor Adjusted EBITDA is a financial measure calculated in accordance with GAAP. Accordingly, they should not be considered in isolation or as substitutes for net income attributable to Delta Tucker Holdings, Inc. or other financial measures prepared in accordance with GAAP. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies. When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDA and Adjusted EBITDA, (ii) whether EBITDA and Adjusted EBITDA have remained at positive levels historically, and (iii) how EBITDA and Adjusted EBITDA compare to our debt outstanding. The non-GAAP measures of EBITDA and Adjusted EBITDA do have certain limitations. They do not include interest expense, which is a necessary and ongoing part of our cost structure resulting from the incurrence of debt. EBITDA and Adjusted EBITDA also exclude tax, depreciation and amortization expenses. Because these are material and recurring items, any measure, including EBITDA and Adjusted EBITDA, which excludes them has a material limitation. To mitigate these limitations, we have policies and procedures in place to identify expenses that qualify as interest, taxes, loss on debt extinguishments, a portion of other expense related to interest rate swap losses, and depreciation and amortization and to approve and segregate these expenses from other expenses to ensure that EBITDA and Adjusted EBITDA are consistently reflected from period to period. Our calculation of EBITDA and Adjusted EBITDA may vary from that of other companies. Therefore, our EBITDA and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA do not give effect to the cash we must use to service our debt or pay income taxes and thus does not reflect the funds generated from operations or actually available for capital investments.

(5)

For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes adjusted for equity investees and minority interest plus fixed charges. Fixed charges consist of total interest expense and estimated interest in rental expense.

The following table presents a reconciliation of net (loss)/income attributable to Delta Tucker Holdings, Inc./ Predecessor to EBITDA and Adjusted EBITDA for the periods included below.

	DELTA TUCKER HOLDINGS, INC.			Predecessor
				Historical
(Amounts in thousands)	Historical Three Months Ended April 1, 2011	Pro Forma for the Twelve Months Ended December 31, 2010	Historical April 1, 2010 (Inception) through December 31, 2010	Fiscal Quarter Ended April 2, 2010	Fiscal Quarter Ended July 2, 2010	Fiscal Year Ended April 2, 2010	Fiscal Year Ended April 3, 2009
RECONCILIATION OF (LOSS)/INCOME ATTRIBUTABLE TO DELTA TUCKER HOLDINGS, INC./PREDECESSOR TO EBITDA AND ADJUSTED EBITDA:
Net (loss)/income attributable to Delta Tucker Holdings, Inc./Predecessor	$4,908	$(11,459)	$(37,659)	$19,468	$12,804	$77,444	$65,818
Income tax (benefit) provision	3,575	(4,868)	(7,881)	12,667	9,279	47,035	39,756
Interest expense, net of interest income	23,431	93,185	46,425	13,661	12,534	55,108	56,587
Depreciation and amortization(a)	13,523	51,992	26,225	10,842	10,525	42,578	41,634

EBITDA	45,437	128,850	27,110	56,638	45,142	222,165	203,795
Equity-based compensation	—	3,845	—	327	3,518	2,863	1,883
Loss (gain) on extraordinary items and on early extinguishment of debt and swap ineffectiveness	3,062	(33)	—	(33)	—	648	5,376
Loss on Afghanistan contracts(b)	257	8,195	1,717	6,478	—	16,501	40,511
Gains due to fluctuation in foreign exchange rates	10	(90)	(129)	65	(26)	(353)	(400)
Earnings from affiliates not received in cash(c)	7	(77)	(192)	548	(433)	(1,863)	(2,413)
Retention bonuses, severance and acquisition earnouts	7,375	4,649	4,639	(856)	866	1,959	—
Management fees(d)	454	1,382	691	—	—	—	—
Worldwide Network Services Settlement(e)	—	(10,000)	—	(10,000)	—	(10,000)	—
Acquisition accounting, Merger-related and other items(f)	(1,049)	77,429	71,585	2,430	3,414	3,622	—
Annualized operational efficiencies(g)	—	6,271	6,271	—	—	—	—

Adjusted EBITDA	$55,554	$220,421	$111,692	$55,597	$52,481	$235,542	$248,752

(a)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services on our Unaudited Condensed Consolidated Statements of Operations.
(b)

Represents the loss on Afghanistan construction contracts which is accounted for in our GSDS segment. We do not expect to bid on any similar fixed-price contracts in Afghanistan without revised terms and conditions.

(c)	Includes our unconsolidated affiliates, except GLS.
(d)	Amount presented relates to the Successor period management fees. We excluded the Predecessor management fees from the EBITDA adjustments above.
(e)	Represents legal reserves associated with former subcontractor, which is accounted for in our GSDS segment. See “Business — Legal Proceedings.”
(f)	Amount includes acquisition accounting fair market value adjustments, Merger-related and other acquisition expenses and changes in certain accruals and reserves required by GAAP.
(g)

Represents a defined EBITDA adjustment under our debt agreements for the amount of cost savings, operating expense reductions and synergies projected as a result of specified actions taken or with respect to which substantial steps have been taken during the period. Since the period in the debt agreements refers to the last twelve months, we have elected for presentation purposes in this prospectus not to include the amount of this specific adjustment in the calculation of Adjusted EBITDA for the three months ended April 1, 2011.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks and uncertainties described below, as well as other information contained in this prospectus, before participating in this exchange offer. If any of the following risks actually occur, our business, financial condition, operating results or cash flow could be materially and adversely affected. Additional risks and uncertainties not presently known to us or not believed by us to be material may also negatively impact us.

Risks Related to Our Indebtedness

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under our debt obligations.

We are highly leveraged. As of April 1, 2011, our total indebtedness was approximately $974 million. We had an additional $121.5 million available for borrowing under our revolving credit facility (after giving effect to approximately $28.5 million of outstanding letters of credit) and the terms of the senior secured credit facilities permit us to increase the amount available under our term loan and/or revolving credit facilities by up to $275 million if we are able to obtain loan commitments from banks and satisfy certain other conditions, including our having capacity to incur such indebtedness under the indenture governing our notes.

Our high degree of leverage could have important consequences for you, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow for other purposes, including for our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates because certain of our borrowings, including borrowings under our senior secured credit facilities, will be at variable rates of interest;

•

making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•

limiting our ability to obtain additional debt or equity financing for working capital, capital expenditures, business development, debt service requirements, acquisitions and general corporate or other purposes; and

•

limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Our interest expense could increase if interest rates increase above the stated LIBOR floor levels in our senior secured credit facilities because the entire amount of the indebtedness under our senior secured credit facilities bears interest at a variable rate. At April 1, 2011, we had approximately $519 million aggregate principal amount of variable rate indebtedness under our senior secured credit facilities. A 100 basis point increase over the LIBOR floor levels would increase our annual interest expense by approximately $5.2 million.

Despite our high indebtedness level, we and our subsidiaries still may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the agreements governing our debt obligations contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial.

In addition to the $121.5 million which is available to us for borrowing under our revolving credit facility (after giving effect to approximately $28.5 million of outstanding letters of credit as of April 1, 2011), the terms of our senior secured credit facilities enable us to increase the amount available under our term loan and/or revolving credit facilities by up to an aggregate of $275 million if we are able to obtain loan commitments from banks and satisfy certain other conditions, including our having capacity to incur such indebtedness under the indenture governing our notes. If new debt is added to our and our subsidiaries’ existing debt levels, the related risks that we face would increase. In addition, the agreements governing our debt obligations do not prevent us from incurring obligations that do not constitute indebtedness under those agreements.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our debt agreements contain, and the agreements governing any future indebtedness we incur may contain, various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

As a result of these covenants, we are limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs. In addition, the covenants in our senior secured credit facilities require us to maintain a maximum total leverage ratio and minimum interest coverage ratio, and limit our capital expenditures. A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross default provisions under our indenture and, in the case of our revolving credit facility, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under our senior secured credit facilities, the lenders could elect to declare all amounts outstanding under our senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. Such actions by those lenders could cause cross defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our senior secured credit facilities could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our senior secured credit facilities. If the lenders under the senior secured credit facilities accelerate the repayment of borrowings, the proceeds from the sale or foreclosure upon such assets will first be used to repay debt under our senior secured credit facilities and we may not have sufficient assets to repay our unsecured indebtedness thereafter, including our notes.

Risks Related to Our Business

We rely on sales to U.S. government entities. A loss of contracts, a failure to obtain new contracts or a reduction of sales or award fees under existing contracts with the U.S. government could adversely affect our operating performance and our ability to generate cash flow to fund our operations.

We derive substantially all of our revenue from contracts and subcontracts with the U.S. government and its agencies, primarily the DoD and the DoS. The remainder of our revenue is derived from commercial contracts and contracts with foreign governments. We expect that U.S. government contracts, particularly with the DoD and the DoS, will continue to be our primary source of revenue for the foreseeable future. The continuation and renewal of our existing government contracts and new government contracts are, among other things, contingent upon the availability of adequate funding for various U.S. government agencies, including the DoD and the DoS. Changes in U.S. government spending could directly affect our operating performance and lead to an unexpected loss of revenue. The loss or significant reduction in government funding of a large program in which we participate could also result in a material decrease to our future sales, earnings and cash flows. U.S. government contracts are also conditioned upon the continuing approval by Congress of the amount of necessary spending. Congress usually appropriates funds for a given program on a September 30 fiscal year basis, even though contract periods of performance may extend over many years. Consequently, at the beginning of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years. Among the factors that could impact U.S. government spending and reduce our federal government contracting business include:

•	policy and/or spending changes implemented by the Obama administration;

•	a significant decline in, or reapportioning of, spending by the U.S. government, in general, or by the DoD or the DoS, in particular;

•	changes, delays or cancellations of U.S. government programs, requirements or policies;

•	the adoption of new laws or regulations that affect companies that provide services to the U.S. government;

•	U.S. government shutdowns or other delays in the government appropriations process;

•	curtailment of the U.S. government’s outsourcing of services to private contractors including the expansion of insourcing;

•	changes in the political climate, including with regard to the funding or operation of the services we provide; and

•	general economic conditions, including a slowdown in the economy or unstable economic conditions in the United States or in the countries in which we operate.

These or other factors could cause U.S. government agencies to reduce their purchases under our contracts, to exercise their right to terminate our contracts in whole or in part, to issue temporary stop-work orders or to decline to exercise options to renew our contracts. The loss or significant curtailment of our material government contracts, or our failure to renew existing contracts or enter into new contracts could adversely affect our operating performance and lead to an unexpected loss of revenue.

Our U.S. government contracts may be terminated by the U.S. government at any time prior to their completion and contain other unfavorable provisions, which could lead to an unexpected loss of revenue and a reduction in backlog.

Under the terms of our contracts, the U.S. government may unilaterally:

•	terminate or modify existing contracts;

•	reduce the value of existing contracts through partial termination;

•	delay or withhold the payment of our invoices by government payment offices;

•	audit our contract-related costs and fees; and

•	suspend us from receiving new contracts, pending the resolution of alleged violations of procurement laws or regulations.

The U.S. government can terminate or modify any of its contracts with us either for its convenience or if we default by failing to perform under the terms of the applicable contract. A termination arising out of our default could expose us to liability and adversely affect our operating performance and lead to an unexpected loss of revenue.

Our U.S. government contracts typically have an initial term of one year with multiple option periods, exercisable at the discretion of the government at previously negotiated prices. The government is not obligated to exercise any option under a contract. Furthermore, the government is typically required to compete all programs and, therefore, may not automatically renew a contract. In addition, at the time of completion of any of our government contracts, the contract is frequently required to be re-competed if the government still requires the services covered by the contract.

If the U.S. government terminates and/or materially modifies any of our contracts or if option periods are not exercised, our failure to replace revenue generated from such contracts would result in lower revenue and would likely adversely affect our earnings, which could have a material effect on our financial condition and results of operations.

Our U.S. government contracts are subject to competitive bidding, both upon initial issuance and re-competition. If we are unable to successfully compete in the bidding process or if we fail to win re-competitions, it could adversely affect our operating performance and lead to an unexpected loss of revenue.

Substantially all of our U.S. government contracts are awarded through a competitive bidding process upon initial award and renewal, and we expect that this will continue to be the case. There is often significant competition and pricing pressure as a result of this process. The competitive bidding process presents a number of risks, including the following:

•	we may expend substantial funds and time to prepare bids and proposals for contracts that may ultimately be awarded to one of our competitors;

•	we may be unable to accurately estimate the resources and costs that will be required to perform any contract we are awarded, which could result in substantial cost overruns; and

•

we may encounter expense and delay if our competitors protest or challenge awards of contracts, and any such protest or challenge could result in a requirement to resubmit bids on modified specifications or in the termination, reduction or modification of the awarded contract. Additionally, the protest of contracts awarded to us may result in the delay of program performance and the generation of revenue while the protest is pending.

The government contracts for which we compete typically have multiple option periods, and if we fail to win a contract or a task order, we generally will be unable to compete again for that contract for several years. If we fail to win new contracts or to receive renewal contracts upon re-competition, it may result in additional costs and expenses and possible loss of revenue, and we will not have an opportunity to compete for these contract opportunities again until such contracts expire.

Because of the nature of our business, it is not unusual for us to lose contracts to competitors or to gain contracts once held by competitors during re-compete periods.

Additionally, some contracts simply end as projects are completed or funding is terminated. We have included our most significant contracts by reportable segment in our key contract table under the heading “Business.” Contract end dates are included within the tables to better inform investors regarding the potential impact for our most significant contracts for this risk.

Economic conditions could impact our business.

Our business may be adversely affected by factors in the U.S. and other countries that are beyond our control, such as disruptions in the financial markets or downturns in the economic activity in specific countries or regions, or in the various industries in which we operate. These factors could have an adverse impact in the availability of capital and cost of capital, interest rates, tax rates, or regulations in certain jurisdictions. If for any reason we lose access to our currently available lines of credit, or if we are required to raise additional capital, we may be unable to do so in the current credit and stock market environment, or we may be able to do so only on unfavorable terms. Adverse changes to financial conditions could jeopardize certain counterparty obligations, including those of our insurers and financial institutions.

In particular, if the Federal government, due to budgetary considerations, accelerates the expected reduction in combat troops from Iraq, fails to sustain the troop increases in Afghanistan, reduces the DoD Operations and Maintenance budget or reduces funding for DoS initiatives in which we participate, our business, financial condition and results of operations could be adversely affected.

Furthermore, although we believe that our current sources of liquidity will enable us to continue to perform under our existing contracts and further grow our business, we cannot assure you that will be the case. A longer term credit crisis could adversely affect our ability to obtain additional liquidity or refinance existing indebtedness on acceptable terms or at all, which could adversely affect our business, financial condition and results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for additional discussion regarding liquidity.

Our operations involve considerable risks and hazards. An accident or incident involving our employees or third parties could harm our reputation, affect our ability to compete for business, and if not adequately insured or indemnified, could adversely affect our results of operations and financial condition.

We are exposed to liabilities that arise from the services we provide. Such liabilities may relate to an accident or incident involving our employees or third parties, particularly where we are deployed on-site at active military installations or in locations experiencing political or civil unrest, or they may relate to an accident or incident involving aircraft or other equipment we have serviced or used in the course of our business. Any of these types of accidents or incidents could involve significant potential claims of injured employees and other third parties and claims relating to loss of or damage to government or third-party property.

We maintain insurance policies that mitigate risk and potential liabilities related to our operations. Our insurance coverage may not be adequate to cover those claims or liabilities, and we may be forced to bear substantial costs from an accident or incident. Substantial claims in excess of our related insurance coverage could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

Furthermore, any accident or incident for which we are liable, even if fully insured, may result in negative publicity which could adversely affect our reputation among our customers, including our government customers, and the public, which could result in the loss of existing and future contracts or make it more difficult to compete effectively for future contracts. This could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

Political destabilization or insurgency in the regions in which we operate may have a material adverse effect on our operating performance.

Certain regions in which we operate are highly unstable. Insurgent activities in the areas in which we operate may cause further destabilization in these regions. There can be no assurance that the regions in which we operate will continue to be stable enough to allow us to operate profitably or at all. During the Inception Year and fiscal years 2010 and 2009, revenue generated from our operations in the Middle East contributed 75%, 73% and 63% of our revenue, respectively. Insurgents in Iraq and Afghanistan have targeted installations where we have personnel, and these insurgents have contributed to instability in these countries. This could impair our ability to attract and deploy personnel to perform services in either or both locations. In addition, we may be required to increase compensation to our personnel as an incentive to deploy them to these regions. Historically we have been able to recover this added cost under the contracts, but there is no guarantee that future increases, if required, will be able to be transferred to our customers through our contracts. To the extent that we are unable to transfer such increased compensation costs to our customers, our operating margins would be adversely impacted, which could adversely affect our operating performance.

In addition, increased insurgent activities or destabilization, including civil unrest or a civil war in Iraq or Afghanistan, may lead to a determination by the U.S. government to halt or substantially reduce our operations in a particular location, country or region and to perform the services using military personnel. Furthermore, in extreme circumstances, the U.S. government may decide to terminate all or substantially reduce U.S. government activities, including our operations under U.S. government contracts in a particular location, country or region and to withdraw all or a substantial number of military personnel. Congressional pressure to reduce, if not eliminate, the number of U.S. troops in Iraq or Afghanistan may also lead to U.S. government procurement actions that reduce or terminate the services and support we provide in that theater of conflict. Any of the foregoing could adversely affect our operating performance and may result in additional costs and loss of revenue.

We are exposed to risks associated with operating internationally.

A large portion of our business is conducted internationally. Consequently, we are subject to a variety of risks that are specific to international operations, including the following:

•	export controls regulations that could erode profit margins or restrict exports;

•	compliance with the U.S. Foreign Corrupt Practices Act;

•	the burden and cost of compliance with foreign laws, treaties and technical standards and changes in those regulations;

•	contract award and funding delays;

•	potential restrictions on transfers of funds;

•	foreign currency fluctuations;

•	import and export duties and value added taxes;

•	transportation delays and interruptions;

•	uncertainties arising from foreign local business practices and cultural considerations;

•	requirements by foreign governments that we locally invest a minimum level as part of our contracts with them, which may not yield any return; and

•	potential military conflicts, civil strife and political risks.

We cannot ensure our current adopted measures will reduce the potential impact of losses resulting from the risks of our foreign business.

Our IDIQ contracts are not firm orders for services, and we may never receive revenue from these contracts, which could adversely affect our operating performance.

Many of our government contracts are IDIQ contracts, which are often awarded to multiple contractors. The award of an IDIQ contract does not represent a firm order for services. Generally, under an IDIQ contract, the government is not obligated to order a minimum of services or supplies from its contractor, irrespective of the total estimated contract value. Furthermore, under an IDIQ contract, the customer develops requirements for task orders that are competitively bid against all of the contract awardees, usually under a best-value approach. However, many contracts also permit the government customer to direct work to a specific contractor. Our Civilian Police, Contract Field Team and LOGCAP IV programs are three of our contracts performed under IDIQ contracts. We may not win new task orders under these contracts for various reasons, such as failing to rapidly deploy personnel or high prices, which would have an adverse effect on our operating performance and may result in additional expenses and loss of revenue. There can be no assurance that our existing IDIQ contracts will result in actual revenue during any particular period or at all. During our Inception Year, 76% of our revenue were attributable to IDIQ contracts. In DynCorp International’s fiscal years 2010, and 2009, 76%, and 73% of revenue, respectively, were attributable to IDIQ contracts.

Our cost of performing under time-and-materials and fixed-price contracts may exceed our revenue, which would result in a recorded loss on the contracts.

Our government contract services have three distinct pricing structures: cost-reimbursement, time-and-materials and fixed-price. With cost-reimbursement contracts, so long as actual costs incurred are within the contract funding and allowable under the terms of the contract, we are entitled to reimbursement of the costs plus a stipulated fixed-fee and, in some cases, an incentive-based award fee. We assume additional financial risk on time-and-materials and fixed-price contracts, because of the stipulated prices or negotiated hourly/daily rates. As such, if we do not accurately estimate ultimate costs and control costs during performance of the work, we could lose money on a particular contract or have lower than anticipated margins. Also, we assume the risk of damage or loss to government property, and we are responsible for third-party claims under fixed-price contracts. The failure to meet contractually defined performance standards may result in a loss of a particular contract or lower-than-anticipated margins. This could adversely affect our operating performance and may result in additional costs and possible loss of revenue.

A negative audit or other actions by the U.S. government could adversely affect our operating performance.

At any given time, many of our contracts are under review by the Defense Contract Audit Agency “DCAA”, the Defense Contract Management Agency “DCMA”, and other government agencies. These agencies review our contract performance, cost structure, and/or compliance with applicable laws, regulations and standards. Such agency audits may include contracts under which we have performed services in Iraq and Afghanistan under especially demanding circumstances.

The government agencies also review the adequacy of, and our compliance with, our internal control systems and policies, including our labor, billing, accounting, purchasing, property, estimating, billing, compensation, information technology, indirect and other direct costs, and management information systems. An example of a review outcome would be: if any costs are found to be improperly allocated to a specific contract they will not be reimbursed. In addition, government contract payments received by us for allowable direct and indirect costs are subject to adjustment after audit by government auditors and repayment to the government if the payments exceed allowable costs as defined in the government contracts. Any negative results from any audit of our control systems and policies by the DCAA or any other government agency, including any findings that we have not complied with any required policies or procedures, could delay or materially adversely affect our ability to invoice and receive timely payment on our contracts, perform contracts or compete for contracts with the U.S. government and could have a material adverse effect on our operating performance. See Note 8 to the Delta Tucker Holdings, Inc. consolidated financial statements included elsewhere in this prospectus.

We are subject to investigation by the government agencies, which could result in our inability to receive government contracts and could adversely affect our future operating performance.

As a U.S. government contractor operating domestically and internationally, we must comply with laws and regulations relating to U.S. government contracting, as well as domestic and international laws. From time to time, we are investigated by government agencies with respect to our compliance with these laws and regulations. If we are found to be in violation of the law, we may be subject to civil or criminal penalties or administrative sanctions, including contract termination, the assessment of penalties and suspension or prohibition from doing business with U.S. government agencies. For example, many of the contracts we perform in the U.S. are subject to the Service Contract Act, which requires hourly employees to be paid certain specified wages and benefits. If the U.S. Department of Labor determines that we violated the Service Contract Act or its implementing regulations, we could be suspended from being awarded new government contracts or renewals of existing contracts for a period of time, which could adversely affect our future operating performance. We are subject to a greater risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities than companies with solely commercial customers. In addition, if an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government.

Furthermore, our reputation could suffer serious harm if allegations of impropriety were made against us. If we were suspended or prohibited from contracting with the U.S. government, or any significant U.S. government agency, if our reputation or relationship with U.S. government agencies was impaired or if the U.S. government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, it could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

U.S. government contractors like us that provide support services in theaters of conflict such as Iraq and Afghanistan have come under increased scrutiny by the agency of inspector generals, government auditors and congressional committees. Investigations pursued by any or all of these groups may result in adverse publicity for us and consequent reputational harm, regardless of the underlying merit of the allegations being investigated. As a matter of general policy, we have cooperated and expect to continue to cooperate with government inquiries of this nature.

The expiration of our collective bargaining agreements could result in increased operating costs or work disruptions, which could potentially affect our operating performance.

As of April 1, 2011, we had approximately 25,500 personnel, of which approximately 300 affiliates were from our GLS segment. Employees represented by labor unions totaled approximately 2,800. As of April 1, 2011, we had approximately 20 collective bargaining agreements with these unions. The length of these agreements varies, with the longest expiring in February 2014. There can be no assurance that we will not experience labor disruptions associated with the expiration or renegotiation of collective bargaining agreements or otherwise. We could experience a significant disruption of operations and increased operating costs as a result of higher wages or benefits paid to union members, which could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

Proceedings against us in domestic and foreign courts could result in legal costs and adverse monetary judgments, adversely affecting our operating performance and causing harm to our reputation.

We are involved in various claims and lawsuits from time to time. For example, we are a defendant in two consolidated lawsuits seeking unspecified damages brought by citizens and certain provinces of Ecuador. The basis for the actions, both pending in the U.S. District Court for the District of Columbia, arises from our performance of a DoS contract for the eradication of narcotic plant crops in Colombia. The lawsuits allege personal injury, property damage and wrongful death as a consequence of the spraying of narcotic crops along the Colombian border adjacent to Ecuador. In the event that a court decides against us, in these lawsuits, and we are unable to obtain indemnification from the U.S. Government, or contributions from the other defendants, we may incur substantial costs, which could have a material adverse effect on our results. An adverse ruling in these cases could also adversely affect our reputation and have a material adverse effect on our ability to win future government contracts.

Other litigation in which we are involved includes wrongful termination and other adverse employment actions, breach of contract, personal injury and property damage actions filed by third parties. Actions involving third-party liability claims generally are covered by insurance; however, in the event our insurance coverage is inadequate to cover such claims, we will be forced to bear the costs arising from a judgment. We do not have insurance coverage for adverse employment and breach of contract actions, and we bear all costs associated with such litigation and claims.

We are subject to certain U.S. laws and regulations, which are the subject of rigorous enforcement by the U.S. government; our noncompliance with such laws and regulations could adversely affect our future operating performance.

We may be subject to qui tam litigation brought by private individuals on behalf of the government under the Federal Civil False Claims Act, which could include claims for treble damages. Government contract violations could result in the imposition of civil and criminal penalties or sanctions, contract termination, forfeiture of profit, and/or suspension of payment, any of which could make us lose our status as an eligible government contractor. We could also suffer serious harm to our reputation. Any interruption or termination of our government contractor status could significantly reduce our future revenue and profits.

To the extent that we export products, technical data and services outside the United States, we are subject to U.S. laws and regulations governing international trade and exports, including but not limited to, the International Traffic in Arms Regulations, the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury. Failure to comply with these laws and regulations could result in civil and/or criminal sanctions, including the imposition of fines upon us as well as the denial of export privileges and debarment from participation in U.S. government contracts.

We do business in certain parts of the world that have experienced, or may be susceptible to, governmental corruption. Our corporate policy requires strict compliance with the U.S. Foreign Corrupt Practices Act and with local laws prohibiting payments to government officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment. Improper actions by our employees or agents could subject us to civil or criminal penalties, including substantial monetary fines, as well as disgorgement, and could damage our reputation and, therefore, our ability to do business.

Competition in our industry could limit our ability to attract and retain customers or employees, which could result in a loss of revenue and/or a reduction in margins, which could adversely affect our operating performance.

We compete with various entities across geographic and business lines. Competitors of our GSDS operating segment are typically various solution providers that compete in any one of the service areas provided by those business units. Competitors of our GPSS operating segment are typically large defense services contractors that offer services associated with maintenance, training and other activities. Competitors of our GLS operating segment are typically contractors that provide services in Iraq and Afghanistan or companies that provide language interpretation and translation services both domestically and internationally.

We compete on a number of factors, including our broad range of services, geographic reach, mobility and response time. Foreign competitors may obtain an advantage over us in competing for U.S. government contracts and attracting employees to the extent we are required by U.S. laws and regulations to remit to the U.S.

government statutory payroll withholding amounts for U.S. nationals working on U.S. government contracts while employed by our majority-owned foreign subsidiaries, since foreign competitors may not be similarly obligated by their governments.

Some of our competitors may have greater resources or are otherwise better positioned to compete for contract opportunities. For example, original equipment manufacturers that also provide aftermarket support services have a distinct advantage in obtaining service contracts for aircraft they have manufactured, as they frequently have better access to replacement and service parts, as well as an existing technical understanding of the platform they have manufactured. In addition, we are at a disadvantage when bidding for contracts up for re-competition for which we are not the incumbent provider, because incumbent providers are frequently able to capitalize on customer relationships, technical knowledge and pricing experience gained from their prior service.

In addition to the competition we face in bidding for contracts and task orders, we must also compete to attract the skilled and experienced personnel integral to our continued operations. We hire from a limited pool of potential employees, as military and law enforcement experience, specialized technical skill sets and security clearances are prerequisites for many positions. Our failure to compete effectively for employees, or excessive attrition among our skilled personnel, could reduce our ability to satisfy our customers’ needs and increase the costs and time required to perform our contractual obligations. This could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

Loss of our skilled personnel, including members of senior management, may have an adverse effect on our operations and/or our operating performance.

Our continued success depends in large part on our ability to recruit and retain the skilled personnel necessary to serve our customers effectively, including personnel with extensive military and law enforcement training and backgrounds. The proper execution of our contract objectives depends upon the availability of quality resources, especially qualified personnel. Given the nature of our business, we have substantial need for personnel who are willing to work overseas, frequently in locations experiencing political or civil unrest, for extended periods of time and often on short notice. We may not be able to meet the need for qualified personnel as such need arises.

In addition, we must comply with provisions in U.S. government contracts that require employment of persons with specified work experience and security clearances. An inability to maintain employees with the required security clearances could have a material adverse effect on our ability to win new business and satisfy our existing contractual obligations, and could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

The loss of services of any of the members of our senior management could adversely affect our business until a suitable replacement can be found. There may be a limited number of personnel with the requisite skills to serve in these positions, and we may be unable to locate and employ such qualified personnel on acceptable terms.

If our subcontractors or joint venture partners fail to perform their contractual obligations, then our performance as the prime contractor and our ability to obtain future business could be materially and adversely impacted.

Many of our contracts involve subcontracts with other companies upon which we rely to perform a portion of the services we must provide to our customers. These subcontractors generally perform niche or specialty services for which they have more direct experience, such as construction, catering services or specialized technical services, or they have local knowledge of the region in which we will be performing and the ability to communicate with local nationals and assist in making arrangements for commencement of performance. Often, we enter into subcontract arrangements in order to meet government requirements to award certain categories of services to small businesses. A failure by one or more of our subcontractors to satisfactorily provide on a timely basis the agreed-upon supplies or perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as the prime contractor. Such subcontractor performance deficiencies could result in a customer terminating our contract for default. A default termination could expose us to liability and adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

We often enter into joint ventures so that we can jointly bid and perform on a particular project. The success of these and other joint ventures depends, in large part, on the satisfactory performance of the contractual obligations by our joint venture partners. If our partners do not meet their obligations, the joint ventures may be unable to adequately perform and deliver their contracted services. Under these circumstances, we may be required to make additional investments and provide additional services to ensure the adequate performance and delivery of the contracted services. These additional obligations could result in reduced profits or, in some cases, significant losses for us with respect to the joint venture, which could also affect our reputation in the industries we serve.

Environmental laws and regulations may subject us to significant costs and liabilities that could adversely affect our operating performance.

We are subject to numerous environmental, legal and regulatory requirements related to our operations worldwide. In the U.S., these laws and regulations include those governing the management and disposal of hazardous substances and wastes and the maintenance of a safe workplace, primarily associated with our aviation services activities, including painting aircraft and handling substances that may qualify as hazardous waste, such as used batteries and petroleum products. In addition to U.S. federal laws and regulations, states and other countries where we do business have numerous environmental, legal and regulatory requirements by which we must abide. We could incur substantial costs, including clean-up costs, as a result of violations of, or liabilities under, environmental laws. This could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

Our business strategy contemplates pursuing additional strategic acquisitions of complementary businesses and service lines. Acquisition transactions require substantial management resources and may disrupt our business and divert our management from other responsibilities. Acquisitions are accompanied by other risks, including:

•	the difficulty of integrating the operations and personnel of the acquired companies;

•	the inability of our management to maximize our financial and strategic position by the successful incorporation of acquired personnel into our programs;

•	we may not realize anticipated synergies or financial growth;

•	we may assume material liabilities that were not identified during due diligence, including potential regulatory penalties resulting from the acquisition target’s previous activities;

•	difficulty maintaining uniform standards, controls, procedures and policies, with respect to accounting matters and otherwise;

•	the potential loss of key employees of acquired companies;

•	acquisitions may require us to invest significant amounts of cash resulting in dilution of stockholder value;

•	the impairment of relationships with employees and customers as a result of changes in management and operational structure; and

•	acquisitions may require us to invest significant amounts of cash resulting in dilution of stockholder value.

Any inability to successfully integrate the operations and personnel associated with an acquired business and/or service line may harm our business and results of operation.

We may not be able to continue to deploy or sell our helicopter assets.

We have approximately $18.6 million in helicopter assets comprised of 13 UH-1HP “Huey” helicopters. Due to the past military history of these helicopters and the associated restricted certification status with the Federal Aviation Administration (“FAA”), the helicopters are limited to Public Use applications (police, fire or movement of our personnel and supplies on programs). We deployed six of our Huey helicopters, with a carrying value of $8.1 million, on the LOGCAP IV program in January 2011. Although we believe we will be able to continue to deploy these helicopters on the LOGCAP IV program until fully depreciated, we have no guarantee that the program will continue to need these assets or that we will be able to continue deploy these assets until that time.

We plan to sell the remaining seven Huey helicopters and do not currently intend to use them on other programs. These helicopter assets are classified as held for sale. We have no guarantee that we will be able to successfully sell these assets or if we are unable to sell them, deploy them on other programs. The inability to sell or deploy the remaining helicopters could lead to a material impairment charge in the future.

Risks Related to the Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Your right to receive payments on the notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under the notes and our guarantors’ obligations under their guarantees of the notes are unsecured, but our obligations under our senior secured credit facilities and each guarantor’s obligations under its guarantee of the senior secured credit facilities are secured by a security interest in substantially all of our and the guarantors’ assets. Accordingly, the notes are effectively junior to all of our and our guarantors’ obligations under the senior secured credit facilities to the extent of the value of the assets securing such indebtedness. If we are declared bankrupt or insolvent, or if we default under our senior secured credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In any such event, because the notes are not secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See “Description of Other Indebtedness.”

As of April 1, 2011, we had approximately $519 million of senior secured indebtedness, which consists solely of indebtedness under our senior secured credit facilities, not including the availability of an additional $121.5 million under our revolving credit facility (after giving effect to approximately $28.5 million of outstanding letters of credit), all of which is effectively senior to the notes. The indenture governing the notes permits DynCorp International, its subsidiary guarantors and its restricted subsidiaries to incur substantial additional indebtedness in the future, including senior secured indebtedness.

Claims of noteholders are structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the notes.

The notes are not guaranteed by any of our foreign subsidiaries. Accordingly, claims of holders of the notes are structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of these subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or creditors of us, including the holders of the notes.

Our non-guarantor subsidiaries accounted for approximately $125.8 million, or 14.2%, of our consolidated revenue, $2.1 million of net income, or 6.6%, and approximately $3.0 million, or 6.6%, of our consolidated EBITDA, in each case, for the three months ended April 1, 2011 and approximately $90.0 million, or 4.0%, of our total assets, and approximately $54.6 million, or 8.1%, of our total liabilities, in each case, as of April 1, 2011. Amounts are presented after giving effect to intercompany eliminations. GLS was released from its guarantee on October 26, 2010.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own substantially all of our assets and conduct substantially all of our operations. Accordingly, repayment of our indebtedness, including the notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable DynCorp International to make payments in respect of its indebtedness, including the notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from DynCorp International’s subsidiaries. While the indenture governing the notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that DynCorp International does not receive distributions from its subsidiaries, DynCorp International may be unable to make required principal and interest payments on its indebtedness, including the notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities, that is not waived by the required lenders of such indebtedness, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in our senior secured credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default,

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•

the lenders under our senior secured credit facilities could elect to terminate their revolving commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities or any other indebtedness to avoid being in default. If we breach our covenants under our senior secured credit facilities or any other indebtedness and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities or any other indebtedness, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. DynCorp International may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control and we may be required to secure third-party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, on acceptable terms to us, or at all. Further, DynCorp International is contractually restricted under the terms of our senior secured credit facilities from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our senior secured credit facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross default under the senior secured credit facilities. The senior secured credit facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

The change of control provisions in the indenture governing the notes may not protect you in the event we consummate a reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indenture to trigger our obligation to repurchase the notes. Except as otherwise described above, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a reorganization, restructuring, merger or other similar transaction. If an event occurs that does not constitute a “change of control” under the indenture, we are not required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of Other Indebtedness” and “Description of the Notes — Change of Control.”

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees of the notes, including the guarantee by the guarantors entered into upon issuance of the notes and subsidiary guarantees (if any) that may be entered into thereafter under the terms of the indenture governing the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•

we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

Although each guarantee entered into by a subsidiary contains a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

You may be adversely affected if you fail to exchange old notes.

We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you are eligible to participate in this exchange offer and do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate this exchange offer, you will continue to hold old notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the old notes. In addition:

•

if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•

if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after this exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

After this exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The exchange notes are new issues of securities of the same class as the old notes for which there is no established public market. We do not intend to have the exchange notes listed on a national securities exchange or included in any automated quotation system.

The initial purchasers have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in any of the notes and they may discontinue their market making activities at any time without notice. Therefore, an active market for any of the notes may not develop or, if developed, it may not continue. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes or any series of notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for any of the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The interests of our controlling stockholders may differ from the interests of the holders of the notes.

Affiliates of Cerberus indirectly acquired ownership of 100% of our voting capital stock immediately upon the consummation of the Transactions. Affiliates of Cerberus are entitled to elect all of our directors, to appoint new management and to approve actions requiring the approval of the holders of our capital stock, including adopting amendments to our certificate of incorporation and approving mergers or sales of substantially all of our assets. Following the Transactions, because our equity securities are no longer registered under the Exchange Act and are not listed on any U.S. securities exchange, we are not subject to any of the corporate governance requirements of any U.S. securities exchange (which include requirements in addition to those that are applicable to us under U.S. securities laws as a result of our filing the registration statement of which this prospectus forms a part).

The interests of Cerberus and its affiliates may differ from yours in material respects. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Cerberus and its affiliates, as equity holders, may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of our notes. In that situation, for example, the holders of our notes might want us to raise additional equity from our equity holders or other investors to reduce our leverage and pay our debts, while equity holders might not want to increase their investment in us or have their ownership diluted and might instead desire to take other actions, such as selling our assets. Additionally, the indenture governing the notes permits us to pay advisory fees, dividends or make other restricted payments under certain circumstances, and Cerberus may have an interest in our doing so.

We may compete with, or enter into transactions with, entities in which our controlling stockholder holds a substantial interest.

Cerberus is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly and indirectly with us. In particular, IAP Worldwide Services, Inc. (“IAP”), an entity in which Cerberus holds a controlling equity interest, may compete with us for certain contracts and other opportunities. Further, Steven F. Gaffney, the Chairman of our Board of Directors and our Chief Executive Officer, also serves as the Chairman of the Board of IAP. Corporate opportunities may arise in the area of potential competitive business activities that may be attractive to us as well as to Cerberus or IAP or their respective affiliates, including through potential acquisitions of competing businesses. Any competition could intensify if an affiliate or subsidiary of Cerberus, including IAP, were to enter into or acquire a business similar to ours. Cerberus is under no obligation to communicate or offer any corporate opportunity to us, even if such opportunity might reasonably have been expected to be of interest to us or our subsidiaries.

In addition, we may in the future make investments in, enter into co-investment or joint venture arrangements with, enter into business combinations with or otherwise collaborate with and invest in other firms or entities, such as our affiliates, including Cerberus or IAP. Any such transactions may not trigger a change of control, which means it would not cause an event of default under our senior secured credit facilities and we would not be required to offer to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest. You should consider that the interests of Cerberus may differ from yours in material respects. See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Party Transactions.”

THE EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

In connection with the issuance of the old notes, the issuer and the guarantors of the old notes entered into a registration rights agreement with the initial purchasers of the old notes. Under that agreement, we agreed to use commercially reasonable efforts to file a registration statement related to the exchange of old notes for exchange notes with the SEC and to cause the registration statement to become effective under the Securities Act on or prior to the 300th day after July 7, 2010. Because we did not cause the registration statement to become effective on or before May 3, 2011 (such 300th day), we are obligated to pay registration default damages until the registration statement is declared effective pursuant to the registration rights agreement as described in more detail under “Exchange Offer; Registration Rights”. We intend to pay the registration default damages relating to the old notes on July 1, 2011, the next scheduled interest payment date.

The registration statement of which this prospectus forms a part was filed in compliance with the obligations under this registration rights agreement. The exchange notes will have terms substantially identical to the old notes except the exchange notes will not contain terms with respect to transfer restrictions and registration rights and we will not be obligated to pay additional interest as described in the registration rights agreements.

Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes and to keep the shelf registration statement effective for a period of two years or such until such time as all of the old notes (a) have been sold thereunder or (b) can be sold under Rule 144 of the Securities Act, without any limitations. These circumstances include:

•	because of any change in current law or SEC policy, we are not permitted to effect this exchange offer;

•	the registration statement of which this prospectus forms a part is not declared effective by the 300th date after July 7, 2010; or

•	any holder of old notes who is not able to participate in this exchange offer so requests in writing on or before the 20th business day after the consummation of this exchange offer.

Each holder of old notes that wishes to exchange such old notes for transferable exchange notes in this exchange offer will be required to make the following representations:

•	that any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	that it had no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of exchange notes in violation of the Securities Act;

•

that it is not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or if it is an affiliate of ours, that it will comply with the applicable registration and prospectus delivery requirements of the Securities Act; and

•	that it is not prohibited by any law or policy of the SEC from participating in this exchange offer; and

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

•

if such holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes.

Resale of Exchange Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that exchange notes issued under this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such exchange notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such exchange notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The notes may not be sold under state securities laws unless the shares have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirement is available. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of exchange notes.

Terms of this Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of exchange notes in exchange for the principal amount of old notes surrendered under this exchange offer.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and we will not be obligated to pay additional interest as described in the registration rights agreement. The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. Consequently, the old notes and the exchange notes will be treated as a single class of debt securities under the indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $455.0 million aggregate principal amount of the old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the applicable indenture relating to the old notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders.

Subject to the terms of the registration rights agreements, we expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Certain Conditions to this Exchange Offer.”

Holders who tender old notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with this exchange offer. It is important that you read the section labeled “— Fees and Expenses” below for more details regarding fees and expenses incurred in this exchange offer.

Expiration Date; Extensions; Amendments

This exchange offer will expire at 5:00 p.m., New York City time on                     , 2011, unless in our sole discretion, we extend it. The exchange notes issued pursuant to this exchange offer will be delivered promptly following the expiration date to the holders who validly tender their old notes.

In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•

to delay accepting for exchange any old notes, to extend this exchange offer or to terminate this exchange offer and to refuse to accept old notes not previously accepted if any of the conditions set forth below under “— Certain Conditions to this Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of old notes. If we amend this exchange offer in a manner that we determine to constitute a material change, including the waiver of a material condition, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of old notes of such amendment and will extend this exchange offer to the extent required by law, if necessary. Generally we must keep this exchange offer open for at least five business days after a material change. Pursuant to Rule 14e-1(b) under the Exchange Act, if we increase or decrease the percentage of old notes being sought, we will extend this exchange offer for at least ten business days from the date that notice of such increase or decrease is first published, sent or given by us to holders of the old notes. We currently do not intend to decrease the percentage of old notes being sought.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to this Exchange Offer

Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any old notes, and we may terminate this exchange offer as provided in this prospectus before accepting any old notes for exchange if in our reasonable judgment:

•

the exchange notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	this exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer.

In addition, we will not be obligated to accept for exchange the old notes of any holder that prior to the expiration of the exchange offer has not made:

•	the representations described under “— Purpose and Effect of this Exchange Offer”, “— Procedures for Tendering” and “Plan of Distribution,” and

•

such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the exchange offer, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension of the expiration date to the registered holders of the old notes in accordance with the notice procedures described in the following paragraph. During any such extensions, all old notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this exchange offer.

We expressly reserve the right to amend or terminate this exchange offer on or prior to the scheduled expiration date of the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of this exchange offer. If we waive any of these conditions to the exchange offer, we expect that such waiver will apply equally to all holders of the old notes tendered in the exchange offer. If we fail to exercise any of the foregoing rights, that failure in itself will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this exchange offer, other than those described in the first sentence of this section, must be satisfied or waived by us at or before the expiration of this exchange offer. There are no dissenters’ rights of appraisal applicable to this exchange offer.

In addition, we will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any such old notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus forms a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

Only a holder of old notes may tender such old notes in this exchange offer. To tender in this exchange offer, a holder must:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive old notes along with the letter of transmittal; or

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send us the letter of transmittal or old notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

•	make appropriate arrangements to register ownership of the old notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that it is tendering old notes that are the subject of such book-entry confirmation;

•

such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In all cases, we will issue exchange notes for old notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By signing the letter of transmittal, each tendering holder of old notes will represent that, among other things:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it had no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of exchange notes in violation of the Securities Act;

•

it is not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or if it is an affiliate of ours, that it will comply with the applicable registration and prospectus delivery requirements of the Securities Act; and

•	it is not prohibited by any law or policy of the SEC from participating in this exchange offer; and

•	if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

•

if such holder is a broker-dealer, it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of this exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such old notes and the principal amount of old notes tendered;

•	stating that the tender is being made thereby; and

•

guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives such properly completed and executed letter of transmittal or facsimile thereof, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•

the exchange agent must receive a written notice, which notice may be by telegram, telex, facsimile transmission or letter of withdrawal at one of the addresses set forth below under “— Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes; and

•	where certificates for old notes have been transmitted, specify the name in which such old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for old notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.

Exchange Agent

Wilmington Trust FSB has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By registered mail or certified mail:	By regular mail or overnight courier:	By Hand:
Wilmington Trust FSB	Wilmington Trust FSB	Wilmington Trust FSB
c/o Wilmington Trust Company	c/o Wilmington Trust Company	c/o Wilmington Trust Company
Corporate Capital Markets	Corporate Capital Markets	Corporate Capital Markets
Rodney Square North	Rodney Square North	Rodney Square North
1100 North Market Street	1100 North Market Street	1100 North Market Street
Wilmington, DE 19890-1626	Wilmington, DE 19890-1626	Wilmington, DE 19890-1626

Facsimile (eligible institutions only): (302) 636-4139

Telephone Inquiries: Sam Hamed at (302) 636-6181

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with this exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under this exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for exchange notes under this exchange offer will remain subject to the restrictions on transfer of such old notes:

•

as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the old notes.

In general, you may not offer or sell the old notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the exchange notes:

•	could not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. We have capitalized the expenses related to the original debt offering as deferred financing costs and will expense these costs over the life of the exchange notes. Any additional expenses incurred related to the exchange offer will be expensed.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount which will be cancelled and as such, will not result in any increase in our indebtedness. The net proceeds from the offering of the old notes was approximately $440.0 million, after deducting discounts to the initial purchasers and other offering expenses. The net proceeds from the offering of the old notes were used to consummate the Merger and refinance certain indebtedness. See “Summary — the Transactions” for a description of the sources and uses of funds for the Transactions.

CAPITALIZATION

The following table summarizes our cash and cash equivalents and capitalization as of April 1, 2011. This table should be read in conjunction with the information included under the headings “Summary — The Transactions,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Indebtedness” and our consolidated financial statements and related notes included elsewhere in this prospectus.

As of April 1, 2011
(Dollars in millions)
Cash and cash equivalents	$21,740

Long-term debt, including current portion:
Senior secured credit facilities
Revolving credit facility (1)	—
Term loan facility	518,575
Notes	455,000
Senior subordinated notes	637

Total debt	974,212
Stockholders’ equity	522,513

Total capitalization	$1,496,725

(1)	Our available borrowing capacity under our revolving credit facility totaled $121.5 million as of April 1, 2011, which gives effect to $28.5 million of outstanding letters of credit.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical consolidated financial data for the three months ended April 1, 2011, our Inception Year ended December 31, 2010, and the Predecessor’s fiscal quarter ended April 2, 2010 and July 2, 2010 and fiscal years ended April 2, 2010, April 3, 2009, March 28, 2008 and March 30, 2007 is presented in the table below. These amounts have been revised for the effects of the restatement described in Notes 18 and 19 to the DynCorp International consolidated financial statements included elsewhere in this prospectus.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the Delta Tucker Holdings, Inc. consolidated financial statements and related notes thereto and the Predecessor consolidated financial statements and related notes thereto, included elsewhere in this prospectus.

The summary historical consolidated financial information as of and for the three month period ended April 1, 2011 and the fiscal quarter ended April 2, 2010 have been derived from our unaudited consolidated financial statements which, in our opinion, have been prepared on the same basis as the financial statements and include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information included therein. The results for any interim period are not necessarily indicative of the results that may be expected for a full year or any future reporting period.

	Delta Tucker Holdings, Inc.		Predecessor
(Dollars in thousands)	Three Months Ended April 1, 2011	April 1, 2010 (Inception) through December 31, 2010	Fiscal Quarter Ended		Fiscal Year Ended
			April 2, 2010	July 2, 2010	April 2, 2010	April 3, 2009	March 28, 2008	March 30, 2007
Results of operations:
Revenue	$884,324	$1,697,706	$1,053,791	$944,713	$3,572,459	$3,092,974	$2,140,231	$2,086,515
Cost of services	(806,191)	(1,544,184)	(973,819)	(856,974)	(3,225,250)	(2,766,969)	(1,860,419)	(1,818,787)
Selling, general and administrative expenses	(37,527)	(78,024)	(19,309)	(38,513)	(106,401)	(103,277)	(118,567)	(107,339)
Merger expenses incurred by Delta Tucker Holdings, Inc.	—	(51,722)	—	—	—	—	—	—
Depreciation and amortization	(13,131)	(25,776)	(10,726)	(10,263)	(41,639)	(40,557)	(42,173)	(43,401)
Earnings from unconsolidated affiliates	4,726	10,337	—	—	—	—	—	—

Operating income	32,201	8,337	49,937	38,963	199,169	182,171	119,072	116,988
Interest expense	(23,506)	(46,845)	(13,694)	(12,585)	(55,650)	(58,782)	(54,894)	(58,484)
Bridge commitment fee incurred by Delta Tucker Holdings, Inc.	—	(7,963)	—	—	—	—	—	—
Interest on mandatory redeemable shares	—	—	—	—	—	—	—	(3,002)
Loss on early extinguishment of debt, net	(2,397)	—	—	—	(146)	(4,131)	—	(9,201)
Interest income	75	420	33	51	542	2,195	3,062	1,789
Other income, net	2,848	1,872	1,787	658	5,194	4,997	6,610	3,229
Provision for income taxes	(3,575)	7,881	(12,667)	(9,279)	(47,035)	(39,756)	(28,434)	(21,904)

Net income (loss)	5,646	(36,298)	25,396	17,808	102,074	86,694	45,416	29,415
Noncontrolling interests	(738)	(1,361)	(5,928)	(5,004)	(24,631)	(20,876)	3,306	—

Net income (loss) attributable to Delta Tucker Holdings, Inc./Predecessor	$4,908	$(37,659)	$19,468	$12,804	$77,443	$65,818	$48,722	$29,415

Net cash provided by (used in) operating activities	$25,832	$(27,089)	$74,893	$21,723	$90,473	$140,871	$42,361	$86,836
Net cash used in investing activities	(281)	(878,218)	(11,585)	(2,874)	(88,875)	(9,148)	(11,306)	(7,595)
Net cash (used in) provided by financing activities	(56,348)	957,844	(7,957)	(5,433)	(79,387)	(16,880)	(48,131)	2,641

Balance sheet data (end of period):
Cash and cash equivalents	21,740	52,537		135,849	122,433	200,222	85,379	102,455
Total assets	2,228,828	2,263,355		1,785,899	1,780,894	1,545,446	1,411,885	1,372,758
Total debt (including Series A Preferred Stock of Predecessor)	974,212	1,024,212		552,209	552,147	599,912	593,162	630,994
Total equity attributable to Delta Tucker Holdings, Inc./Predecessor	518,253	512,975		591,417	577,702	496,413	427,129	382,056
Total equity	522,513	517,326		596,359	583,524	507,149	423,823	382,056

Other financial data:
Working capital (1)	304,256	349,715		468,828	408,232	431,381	353,325	278,986
Purchases of property and equipment and software (2)	1,819	8,323	(6,601)	2,874	46,046	7,280	7,738	9,317
Backlog (3)	4,294	4,782		5,171	5,571	6,298	6,132	2,641

(1)	Working capital is defined as current assets, net of current liabilities.
(2)

Fiscal year 2010 includes approximately $39.7 million of costs associated with helicopters purchased in anticipation of use under our International Narcotics and Law Enforcement (“INL”) Air Wing program.

(3)	Backlog data is as of the end of the applicable period. See “Business” for further details concerning backlog.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements have been derived from or developed by applying pro forma adjustments to the combined historical information from Delta Tucker Holdings, Inc. for the period from April 1, 2010 (Inception) through December 31, 2010 and DynCorp International’s historical information for the period from January 2, 2010 through July 2, 2010. The combination involves presenting the Predecessor’s results for periods prior to the Transactions, of which a portion of the results was prior to the inception of Delta Tucker Holdings, Inc. We believe that this approach is beneficial to the reader as it provides more insight into our results of operations and provides the reader with information from which to analyze our financial results on a twelve months basis that is consistent with the manner that management reviews and analyzes the results of operations.

The historical financial statements of Delta Tucker Holdings, Inc. do not include the consolidated results of GLS. Although our economic and voting interests in GLS did not change, there was a change in our related party relationship resulting from the Merger. The adoption of ASU No. 2009-17 required us to account for our interests in GLS under the equity method of accounting and resulted in the deconsolidation of GLS at the Merger. The unaudited pro forma consolidated financial statements have been adjusted to reflect the deconsolidation of GLS as if it had occurred on January 2, 2010.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated financial information is presented for informational purposes only. The unaudited pro forma consolidated financial information does not purport to represent what our results of operations would have been had the Transactions actually occurred on the date indicated. The unaudited pro forma consolidated financial statements should be read in conjunction with the information contained in ‘‘Summary — The Transactions,’’ ‘‘Selected Historical Consolidated Financial Data,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma consolidated financial statements.

The Merger was accounted for using acquisition accounting. The pro forma information presented, including allocation of purchase price, is based on the fair values of assets acquired and liabilities assumed, currently available information and assumptions. The final purchase price allocation was dependent on, among other things, the finalization of asset and liability valuations. As of the date of this prospectus, the final valuation prepared by third-party appraisers has been completed and was used to determine the fair values of the assets acquired, the liabilities assumed, and the related allocation of purchase price.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

	Historical	Adjustments		Pro Forma
	(Dollars in thousands)
Revenue	$1,697,706	$1,689,443	(1)	$3,387,149
Cost of services	(1,544,184)	(1,545,585	)(1)	(3,089,769)
Selling, general and administrative	(78,024)	(53,852	)(1)(2)	(131,876)
Merger expenses	(51,722)	—		(51,722)
Depreciation and amortization expense	(25,776)	(25,389	)(1)(3)	(51,165)
Earnings from equity method investees	10,337	9,407	(1)	19,744

Operating income	8,337	74,024		82,361
Interest expense	(46,845)	(46,845	)(1)(4)	(93,690)
Bridge commitment fee	(7,963)	—		(7,963)
Interest income	420	84	(1)	504
Other income, net	1,872	3,384	(1)	5,256

Loss before income taxes	(44,179)	30,647		(13,532)
Benefit from income taxes	7,881	(3,013	)(1)(5)	4,868

Net loss	(36,298)	27,634		(8,664)
Noncontrolling interests	(1,361)	(1,434	)(1)	(2,795)

Net loss attributable to Delta Tucker Holdings, Inc.	$(37,659)	$26,200		$(11,459)

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED

PRO FORMA STATEMENTS OF OPERATIONS

(Dollars in thousands, except where noted otherwise)

(1) Represents the elimination of Global Linguist Solutions results of operations for the six months ended July 2, 2010 and the addition of DynCorp International Inc’s results of operations for the six months ended July 2, 2010. Our portion of Global Linguist Solutions earnings is reflected in earnings from equity method investees. See summary below:

	DynCorp International Inc. Six Months Ended July 2, 2010	Global Linguist Solutions Six Months Ended July 2, 2010
Revenues	$1,998,504	$(309,061)*
Cost of services	(1,830,793)	285,208
Selling, general and administrative	(57,822)	4,470
Depreciation and amortization expense	(20,989)	—
Earnings from equity method investees	—	9,407

Operating income	88,900	(9,976)
Interest expense	(26,279)	—
Interest income	84	—
Other income, net	2,445	939

Loss before income taxes	65,150	(9,037)
Benefit from income taxes	(21,946)	—

Net loss	43,204	(9,037)
Noncontrolling interests	(10,932)	9,498

Net loss attributable to Delta Tucker Holdings, Inc.	$32,272	$461

*	Adjustments to remove Global Linguist Solutions

(2) Represents the elimination of Veritas Capital LLP’s management fee and the addition of the Cerberus Capital Management, L.P. management fee of $0.7 million.

(3) Represents the elimination of amortization expense associated with historical customer related and other intangible assets and the addition of the estimated amortization expense associated with the estimated customer related and other intangible assets from the Merger of $4.4 million. The customer related intangibles and other intangibles have a weighted average useful life of 9.2 years and 6.1 years, respectively.

(4) Represents the increase in interest expense to reflect the impact of (i) interest expense resulting from the issuance of debt at the merger date and (ii) the amortization of financing costs over the terms of the corresponding debt. A summary below:

For the Twelve Months Ended December 31, 2010
(Dollars in thousands)
Pro forma interest expense(a)	$42,684
Pro forma amortization of deferred financing fees	4,161

Total pro forma interest expense and deferred financing costs	46,845
Historical interest expense and deferred financing fees(b)	(26,279)

Total increase	$20,566

(a)

Represents pro forma interest expense calculated using our applicable interest rate as of year end as the utilization under the revolver was consistent for the year (i) on the $455.0 million senior unsecured notes, (ii) on the $570.0 million term loan and (iii) on the borrowings under the $150 million revolving credit facility.

(b)	Note the historical interest expense line item on the pro forma income statement includes immaterial amounts of interest expense related to non debt transactions.

(5) Represents the revised estimated tax provision utilizing the statutory federal and state income tax rate of 35.98% for the calendar year ended December 31, 2010. The tax adjustment was calculated by multiplying the pro forma loss before income taxes times the statutory rate less the historical benefit from income taxes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition covers periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of historical periods does not reflect recent developments and the significant impact that the Transactions will have on us, including significantly increased leverage and liquidity requirements, new costs, as well as cost savings initiatives (and related costs) to be implemented in connection with the Transactions and the operation of our business following the Merger. You should read the following discussion of our results of operations and financial condition with the “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Consolidated Financial Data” and the audited and unaudited consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements. Actual results may differ materially from those contained in any forward-looking statements. Please see “Risk Factors” and “Forward-Looking Statements” for a discussion of the risks, uncertainties and assumptions associated with these statements. Unless otherwise noted, all amounts discussed herein are consolidated. All references in this prospectus to fiscal years of the U.S. government pertain to the fiscal year which ends on September 30th of each year.

Company Overview

We are a leading provider of specialized mission-critical professional and support services for the U.S. military, non-military U.S. governmental agencies and foreign governments. Our specific global expertise is in law enforcement training and support, security services, base and logistics operations, intelligence training, rule of law development, construction management, platform services and operations, and linguist services. We also provide logistics support for all our services. Through our Predecessor entities, we have provided essential services to numerous U.S. government departments and agencies since 1951. Our current customers include the U.S. Department of Defense (“DoD”), the Department of State (“DoS”), foreign governments, commercial customers and certain other U.S. federal, state and local government departments and agencies.

As of April 1, 2011, we had approximately 25,500 personnel, including approximately 300 affiliates from our GLS segment. We operate in 36 countries through approximately 89 active contracts ranging in duration from three to ten years and approximately 128 active task orders.

Our business is aligned into three operating segments, two of which, Global Stabilization and Development Solutions (“GSDS”) and Global Platform Support Solutions (“GPSS”), are wholly-owned, and a third segment, GLS, which is a 51% owned joint venture, is deconsolidated. Our reporting segments are identical to our operating segments.

We report the results of our operations using a 52-53 week basis ending on the Friday closest to December 31. This prospectus reflects our financial results for the three months ended April 1, 2011 and for the nine month period beginning at our inception, April 1, 2010, and ended on December 31, 2010 (“Inception Year”). We refer to the Inception Year period as “calendar year 2010” throughout this prospectus.

Delta Tucker Holdings, Inc. was formed for the purpose of acquiring DynCorp International Inc. (“DynCorp International”) and had immaterial assets and virtually no operations, except for costs associated with acquiring DynCorp International, prior to the merger on July 7, 2010.

Also included in this prospectus are financial statements for DynCorp International, which we acquired by merger on July 7, 2010. DynCorp International’s historical fiscal year presentation was comprised of twelve consecutive fiscal months ended on the Friday closest to March 31 of each year. DynCorp International’s last two completed fiscal years, prior to the merger on July 7, 2010, ended on April 2, 2010 (fiscal year 2010) and April 3, 2009 (fiscal year 2009). The three month period ended July 2, 2010 of DynCorp International, which is the last quarter completed prior to the merger on July 7, 2010, is referred to as the “fiscal quarter ended July 2, 2010”.

For clarity in this prospectus, we refer to these fiscal periods of DynCorp International that ended prior to the merger as those of the “Predecessor”. The financial statements of Delta Tucker Holdings, Inc. include stub period (July 3 through July 7, 2010) activity related to DynCorp International. We evaluated the transactions during the stub period and concluded that they were immaterial and did not warrant separate presentation.

Current Operating Environment and Outlook

External Factors

U.S. government dependency on civilian contractors, particularly in international hot zones, continues to provide multiple opportunities in the market segments we pursue. The increased complexity of missions conducted by the U.S. military and the DoS demand continued contractor support. In addition, as the peacekeeping missions of organizations like USAID, the United Nations, NATO, and NGOs develop and grow, new and expanded service contracting opportunities are expected to surface.

The overall level of U.S. defense spending has increased in recent years for numerous reasons, including increases in funding of operations in Iraq and Afghanistan and the DoD’s modernization initiatives; however, funding for operations in Iraq has decreased in the last few years due to the drawdown of U.S. troops. The funding of our programs is subject to the overall U.S. government budget and appropriation decisions and processes which are driven by numerous factors, including geo-political events and macroeconomic conditions, and are beyond our control. While these dynamics could place pressure on defense spending, we believe that, within the defense budget, weapon system acquisitions will be the most likely initial target for budget reductions, and operations and maintenance budgets will remain robust, driven by (i) the need to reset equipment coming out of Iraq, (ii) the logistics and support chain associated with repositioning of forces and drawdown in Iraq and (iii) deployments into Afghanistan. Furthermore, we believe the following industry trends will result in continued strong demand in our target markets for the types of outsourced services we provide:

•

the continued transformation of military forces, leading to increased outsourcing of non-combat functions, including life-cycle asset management functions ranging from organizational to depot level maintenance;

•	an increased level and frequency of overseas deployment and peacekeeping operations for the DoS, USAID, the United Nations, and even DoD;

•	increased maintenance, overhaul and upgrade needs to support aging military platforms;

•	increased outsourcing by foreign governments of maintenance, supply support, facilities management, infrastructure upgrades, and construction management-related services; and

•

a shift by the U.S. government from single award to more multiple award IDIQ contracts, which may offer us an opportunity to increase revenue under these contracts by competing for task orders with the other contract awardees.

During 2009, the U.S. began to drawdown troops in Iraq. Although troops remain in Iraq, the drawdown continues and is uncertain as to when it will be complete. As a result, we expect our level of existing business involving Iraq to diminish over the next three to five years. Nevertheless, we believe that we still have opportunities to win new Iraq based business with demand remaining strong over the next three to five years for logistics, equipment reset, training and mentoring of Iraqi forces and government agencies, and translation services to support security and peacekeeping activities.

On the other hand, we believe we are well positioned in Afghanistan to capitalize on increased U.S. government focus through many of our programs, including police training and mentoring, aircraft logistics and operations, infrastructure development, mine resistant and ambush protected or “MRAP” services, and logistics services under LOGCAP IV. Additionally, although some specific initiatives and priorities may change from year to year, the investments and acquisitions we made have been focused on aligning our business to address areas that have high growth potential, including intelligence training and rule of law development. Nevertheless, the possibility remains that one or more of our programs could be reduced, postponed, or terminated as a result of the Obama administration’s assessment of priorities.

Current Economic Conditions

We believe that our industry and customer base are less likely to be affected by many of the factors generally affecting business and consumer spending. Our contract awards typically last one to five years and we have a strong history of being awarded a majority of the contract options. Additionally, since our primary customer is the federal government, we have not historically had significant issues with bad debt. However, we cannot be certain that the economic environment or other factors will not adversely impact our business, financial condition or results of operations in the future.

Furthermore, we believe that our primary sources of liquidity such as customer collections and the Senior Credit Facility (as defined below) will enable us to continue to perform under our existing contracts and further grow our business. However, a longer term credit crisis could adversely affect our ability to obtain additional liquidity or refinance existing indebtedness on acceptable terms or at all, which could adversely affect our business, financial condition and results of operations.

See “Risk Factors — Economic conditions could impact our business” for a discussion of the risks associated with the economic condition.

Notable Events for the three months ended April 1, 2011.

•

In January 2011, we received a $46.0 million tax refund from the Internal Revenue Service (“IRS”). We had previously received a $34.1 million tax refund from the IRS in December 2010. The combined $80.1 million refund related to an approved change in accounting method (“CIAM”) as further discussed in our Annual Report as of December 31, 2010.

•	In January 2011, we were awarded a task order under our CFT program with the U.S. Air Force. The one year base and one option year contract has a revenue potential of $105.0 million.

•

In order to improve the structure of our company, we realigned and eliminated certain positions during the three months ended April 1, 2011. This triggered severance of $1.7 million that primarily impacted Selling, General and Administrative expenses (“SG&A”) expenses during the quarter. This realignment is expected to result in lower consolidated labor related SG&A expenses during the remainder of calendar year 2011.

•

In January 2011, we terminated certain legacy Phoenix Consulting Group, LLC employees. This accelerated certain retention bonus expenses previously being amortized over thirty-six months, resulting in $3.1 million of retention bonus expenses incurred during the three months ended April 1, 2011. This was a non-cash expense funded through a Phoenix acquisition related escrow account.

•

In February 2011, we sent termination notices to approximately 36 employees working in Germany on the Contract Field Teams (“CFT”) program. This resulted in us incurring approximately $2.2 million of severance costs.

•	In February 2011, we were notified that the Iraqi based portion of the CivPol contract was extended until March 2012.

•

In February 2011, we were awarded a contract through our subsidiary, Casals & Associates, in Timor Leste to support anti-corruption efforts. The 36 month contract has an annual revenue potential of $6.9 million.

•

In March 2011, we were notified that we lost the LCCS-Navy contract. This caused us to revalue certain inventory at market, which caused a $1.9 million write down. We also re-categorized the carrying value of $2.8 million of inventory to held-for-sale, see further discussion in Note 3.

•

In March 2011, we made a $50 million payment on our term loan. This included the scheduled quarterly $1.4 million payment as well as $48.6 million of additional principal. This caused the acceleration of unamortized deferred financing fees of $2.4 million, which was recorded as loss on extinguishment of debt.

•

In March 2011, we entered into an agreement to sell two MD 530F Helicopters totaling $1.6 million. We also wrote down the remaining value of the helicopter inventory by $0.6 million in line with the sales price during the first quarter of calendar year 2011. We expect the sale to close in the second quarter of calendar year 2011.

•

In March 2011, we received our second LOGCAP IV Award Fee determination related to the Afghanistan operations. This award fee covered definitized costs from August 1, 2010 through January 31, 2011 and was higher than our previous award fee score. This contributed to us recording $14.1 million in revenue during the three months ended April 1, 2011.

Inception Year Notable Events

•	On April 1, 2010 we filed our certificate of incorporation with the State of Delaware.

•	In April 2010, we entered into an Agreement and the Plan of Merger with DynCorp International, which Merger was completed on July 7, 2010.

•	In June 2010, the stockholders of DynCorp International Inc. approved the proposal to adopt the Plan of Merger.

•	In June 2010, DynCorp International was notified that it lost the re-compete on the Life Cycle Contractor Support (“LCCS”) program with the U.S. Army.

•	On July 7, 2010, we completed the Merger. See Note 2 to the Delta Tucker Holdings, Inc. consolidated financial statements for additional information about the Merger.

•

In August 2010, our former President and Chief Executive Officer William Ballhaus and former Chief Financial Officer Michael Thorne resigned, and were replaced by new Chairman and Chief Executive Officer Steven Gaffney and new Chief Financial Officer William Kansky. The resulting severance and other related costs incurred in the third quarter of calendar year 2010 were recorded in Selling, general & administrative expenses in the Delta Tucker Holdings, Inc. consolidated statement of operations.

•	In August 2010, we began operations on the CSTC-A program which has annual revenue potential of over $75 million and will be reported under our GSDS segment as a part of our Training & Mentoring BAT.

•	In September 2010, the Iraq based CivPol task order was extended through March 2011.

•

In September 2010, we put seven of the thirteen helicopters, slated to be deployed on the LOGCAP IV program, up for sale. We deployed six helicopters on the LOGCAP IV program in January 2011. In total, we have nine helicopters that are held for sale as of December 31, 2010.

•	In September 2010, we received $9.5 million as a result of a claim filed, which we recognized as revenue during calendar year 2010.

•

In October 2010, we made a $20.4 million investment contribution to GLS. Our GLS partner, McNeil Technologies, made a $19.6 million contribution to GLS as well. These investments allowed GLS to pay off and extinguish the note payable to us. Effective October 2010, GLS was no longer a guarantor under our new Senior Credit Facility or new senior unsecured notes.

•

In December 2010, we were awarded the NATO Training Mission Afghanistan contract by the U.S. Army. The total contract value for the thirty-six months is approximately $1.0 billion, which we expect to generate higher revenue than the Afghanistan CivPol task order under which we have historically provided similar services. This contract is also expected to yield lower profit margins as it is structured with more cost reimbursement type elements than those originally experienced with the CivPol Afghanistan contract which included both cost reimbursement and time and material elements.

•	In December 2010, we received notification of our award fee performance on the LOGCAP IV contract related to operations in Kuwait and Afghanistan.

•

In December 2010, we received a $34.1 million tax refund from the IRS. In January 2011, we received an additional $46.0 million. The combined $80.1 million refund related to an approved CIAM as further described in Note 4 to the Delta Tucker Holdings, Inc. consolidated financial statements included elsewhere in this prospectus.

Delta Tucker Holdings, Inc. Results of Operations –Three Months Ended April 1, 2011

The following tables set forth our unaudited consolidated results of operations for the three months ended April 1, 2011, both in dollars and as a percentage of revenue:

(Amounts in thousands)	Three Months Ended April 1, 2011
Revenue	$884,324	100.0%
Cost of services	(806,191)	(91.2%)
Selling, general and administrative expenses	(37,527)	(4.2%)
Depreciation and amortization expense	(13,131)	(1.5%)
Earnings from equity method investees	4,726	0.5%

Operating income	32,201	3.6%
Interest expense	(23,506)	(2.7%)
Loss on early extinguishment of debt	(2,397)	(0.3%)
Interest income	75	0.0%
Other income, net	2,848	0.3%

Income before income taxes	9,221	1.0%
Provision for income taxes	(3,575)	(0.4%)

Net income	5,646	0.6%
Noncontrolling interest	(738)	(0.1%)

Net income attributable to Delta Tucker Holdings, Inc.	$4,908	0.6%

Revenue — Revenue was $884.3 million for the three months ended April 1, 2011. Revenue was primarily driven by our Contingency Operation BAT within our GSDS segment, which includes the LOGCAP IV program. Also significantly adding to revenue were our Aviation, Training & Mentoring and Air Operations BATs. See further discussion of our revenue results in the results by segment below.

Cost of services — Costs of services are comprised of direct labor, direct material, subcontractor costs, travel, supplies and other miscellaneous costs. Cost of services was $806.1 million for the three months ended April 1, 2011. As a percentage of revenue, Cost of services was 91.2%, primarily impacted by margins on our largest programs such as LOGCAP IV, CivPol, Contract Field Teams and INL Air Wing.

Selling, general and administrative expenses (“SG&A”) — SG&A primarily relates to functions such as management, legal, financial accounting, contracts and administration, human resources, management information systems, purchasing, and business development. SG&A expenses were $37.5 million for the three months ended April 1, 2011. As a percentage of revenue, SG&A expenses were 4.2% and were impacted by several items such as (i) severance costs of $1.7 million due to the corporate realignment, (ii) severance costs of $2.2 million due to the notification of termination of employees in on our CFT program in Germany, (iii) $3.2 million in non-cash expenses due to the acceleration of Phoenix retention bonus and (iv) $0.7 million in accelerated retention bonus expenses associated with Casals. In future periods, we expect SG&A expenses to continue to decrease as a result of the specific cost cutting efforts noted above.

Depreciation and amortization — Depreciation and amortization was $13.1 million for the three months ended April 1, 2011. The expense consisted of monthly amortization expenses recognized on the carrying values of certain intangibles valued at fair value from acquisition accounting and amortization related to the cost basis of other intangible assets.

Earnings from equity method investees — Earnings from unconsolidated affiliates of $4.7 million includes our proportionate share of equity method investees deemed to be an extension of our BATs and operationally integral to our business. The majority of earnings from unconsolidated affiliates are primarily attributable to GLS.

Interest expense — Interest expense was $23.5 million for the three months ended April 1, 2011. Interest expense is primarily comprised of interest expense attributable to our senior unsecured notes and interest expense attributable to our senior credit facility including the amortization of deferred financing costs related to both. Interest expense is also impacted by interest related to financed insurance, interest associated with income taxes and other miscellaneous interest expense.

Loss on early extinguishment of debt — Loss on the early extinguishment of debt of $2.4 million was attributable to an early $48.6 million principal prepayment provided for on the senior credit facility. Deferred financing costs associated with the additional payment were expensed and recorded to the loss on early extinguishment of debt.

Other Income, net — Other income was $2.8 million and includes our share of earnings from unconsolidated joint ventures that are not operationally integral to our business as well as gains/losses from foreign currency and asset sales.

Income Taxes — Our effective tax rate for the three months ended April 1, 2011 of 38.8% was primarily driven by our statutory tax rates and certain non-deductible expenses.

Results by Segment

The following tables set forth the revenue for our GSDS, GPSS and GLS operating segments, both in dollars and as a percentage of our consolidated revenue as well as operating income for our operating segments along with segment operating margin, for the three months ended April 1, 2011.

(Amounts in thousands)	Three Months Ended April 1, 2011
Revenue
Global Stabilization and Development Solutions	$575,527	57.1%
Global Platform Support Solutions	306,182	30.4%
Global Linguist Solutions	126,406	12.5%

Total segments	1,008,115	100.0%

GLS deconsolidation	(126,406)
Headquarters/elimination(1)	2,615

Consolidated revenue	$884,324

Operating Income
Global Stabilization and Development Solutions	$17,711	3.1%
Global Platform Support Solutions	21,005	6.9%
Global Linguist Solutions	9,164	7.2%

Total segments	47,880	4.7%

GLS deconsolidation	(9,164)
Headquarters(2)	(6,515)

Consolidated operating income	$32,201

(1)	Headquarters revenue primarily represents revenue earned on shared service arrangements for general and administrative services provided to unconsolidated joint ventures at zero profit.
(2)

The Headquarters portion of operating income primarily relates to amortization of intangible assets and other costs that are not allocated to segments and are not billable to our U.S. government customers, partially offset by equity method investee income.

Global Stabilization and Development Solutions

Revenue — Revenue was $575.5 million for the three months ended April 1, 2011. The results of the BATs within this segment are listed below, excluding certain segment home office non-allocated amounts:

Contingency Operations — Revenue was $393.8 million, primarily due to LOGCAP IV operations in Afghanistan including the recognition of additional award fee revenue during the period as we received award fee performance scores on task orders. We expect the LOGCAP IV program to experience continued growth as we look to expand the program scope in other areas within Afghanistan.

Development — Revenue was $9.2 million, primarily from our subsidiary, Casals & Associates, Inc.

Intelligence Training and Solutions — Revenue was $8.1 million, consisting primarily of training services performed by our subsidiary, Phoenix Consulting Group, LLC.

Training & Mentoring — Revenue was $148.8 million, primarily attributable to our CivPol program. During the period, the ANP/MoI Development Program (“ANP MoI”) program began operations and will ultimately replace most of CivPol-Afghanistan program. We expect the CivPol Afghanistan ramp down to transition through June 2011. Thereafter, we expect CivPol-Afghanistan operations to continue, but at lower revenue levels. Also contributing to our Training & Mentoring revenue were our CSTC-A and MNSTC-I programs. Overall, we expect our Training & Mentoring revenue to increase as compared to the current quarter run rate due to the projected ramp-up of the ANP MoI program.

Security — Revenue was $14.5 million, primarily attributable to the World Wide Personal Protection Program. We expect revenue to be steady to increasing as we pursue new business opportunities.

Operating Income — Operating income was $17.7 million during the three months ended April 1, 2011. Operating income benefited from our 70% profit share of $14.1 million of LOGCAP IV award fee revenue recorded due to solid award fee scores. This was partially offset by severance costs on the ITS and Development BATs. As a percentage of revenue, operating income was 4.7%, which was significantly impacted by margins on the LOGCAP IV programs.

Global Platform Support Solutions

Revenue — Revenue was $306.2 million for the three months ended April 1, 2011. The results of the BATs within this segment are listed below, excluding certain segment home office non-allocated amounts:

Aviation — Revenue of $153.3 million was primarily comprised of CFT programs as well as several contracts to provide varying levels of aircraft and helicopter maintenance. This BAT benefited from the recent win of the Fort Campbell contract which is one of our CFT programs. We believe for the remainder of the year, we will obtain a competitive advantage in winning new work at higher margins as the customer focuses on quality.

Air Operations — Revenue was $107.3 million primarily comprised of revenue on the INL Air Wing program providing transportation services in Iraq, as well as drug eradication operations in Afghanistan, Colombia, and other countries. We anticipate continued increases in INL Air Wing service levels in Iraq and Afghanistan to positively benefit revenue in calendar year 2011.

Operations & Maintenance — Revenue of $44.9 million was primarily comprised of revenue earned on the War Reserve Material program, the Philippines Operations Support Programs and the MRAP program.

Operating Income — Operating income of $21.0 million was primarily impacted by lower margins on revenue in our Aviation and Operations & Maintenance BATs. Operating income was also impacted by $2.2 million of severance expense related to certain German employees on the Contract Field Teams program and a $1.9 million write down of LCCS inventory partially offset by the growth of our Counter Narcoterrorism Technology Program Office (“CNTPO”) helicopter maintenance program.

Global Linguist Solutions

Revenue of $126.4 million was directly linked to the number of linguists deployed in support of U.S. troop levels in Iraq, which has trended lower during the period due to troop draw-downs. GLS is an operationally integral equity method investee and as such, revenue for the entity is not included in our consolidated revenue on our statement of income.

Operating income of $9.2 million was directly impacted by revenue as discussed above and the receipt of higher than expected award fee scores on the INSCOM program.

Predecessor Results of Operations – Three Months Ended April 2, 2010

Consolidated Results

The following table sets forth our Predecessor’s consolidated results of operations, both in dollars and as a percentage of revenue for the three months ended April 2, 2010:

	Predecessor
	Three Months Ended April 2, 2010
(Amounts in thousands)
Revenue	$1,053,791	100.0%
Cost of services	(973,819)	(92.4%)
Selling, general and administrative expenses	(19,309)	(1.8%)
Depreciation & amortization expense	(10,726)	(1.1%)
Earnings from equity method investees	—	(0.0%)

Operating income	49,937	4.7%
Interest expense	(13,694)	(1.3%)
Interest income	33	0.0%
Other income, net	1,787	0.1%

Income before income taxes	38,063	3.5%
Provision for income taxes	(12,667)	(1.2%)

Net income	25,396	2.4%
Noncontrolling interests	(5,928)	(0.6%)

Net income attributable to DynCorp International Inc.	$19,468	1.8%

Revenue — Revenue for the three months ended April 2, 2010 of $1,053.8 million, which is more fully described in the results by segment, included a full quarter of revenue from the LOGCAP IV Afghanistan task order, which did not start ramping up until September 2009.

Cost of services — Costs of services are comprised of direct labor, direct material, subcontractor costs, other direct costs and overhead. Other direct costs include travel, supplies and other miscellaneous costs. Costs of services for the three months ended April 2, 2010 totaled $973.8 million, or 92.4% of revenue. Cost of services as a percentage of revenue included a significant LOGCAP IV contribution. A change in overall contract mix and cost increases on CFT programs also impacted Cost of services for the period.

Selling, general and administrative expenses (“SG&A”) — SG&A primarily relates to functions such as management, legal, financial accounting, contracts and administration, human resources, management information systems, purchasing and business development. SG&A for the three months ended April 2, 2010 was $19.3 million, or 1.8% of revenue. SG&A costs for the quarter benefited from a favorable judgment on the Worldwide Network Services (“WWNS”) case which allowed us to reverse a $10 million legal reserve during the quarter.

Depreciation and amortization — Depreciation and amortization for the three months ended April 2, 2010 was $10.7 million, or 1.1% of revenue, and was comprised primarily of amortization of customer related intangibles and the amortization of Phoenix and Casals intangibles.

Interest expense — Interest expense for the three months ended April 2, 2010 was $13.7 million, or 1.3% of revenue. The interest expense incurred was primarily attributable to DynCorp International’s credit facility, 9.5% senior subordinated notes and amortization of deferred financing fees relating to these debt instruments.

Income tax expense — Our effective tax rate was 33.3% for the three months ended April 2, 2010. Our effective tax rate was impacted by the difference between financial reporting and tax treatment of GLS and DIFZ, which are not consolidated for tax purposes but are instead taxed as a partnership under the Internal Revenue Code.

Noncontrolling interests — Noncontrolling interests reflect the impact of our equity partners’ interest in our consolidated joint ventures, GLS and DIFZ. For the three months ended April 2, 2010, noncontrolling interests for GLS and DIFZ were $4.9 million and $1.0 million, respectively.

Results by Segment

The following table sets forth the revenue and operating income for our GSDS, GPSS and GLS operating segments, both in dollars and as a percentage of our consolidated revenue and operating income, for the three months ended April 2, 2010.

	Predecessor
(Amounts in thousands)	Three Months Ended April 2, 2010
Revenue
Global Stabilization and Development Solutions	$554,613	52.6%
Global Platform Support Solutions	339,654	32.2%
Global Linguist Solutions	159,808	15.2%

Total segments	1,054,075	100.0%

Headquarters/elimination	(284)

Consolidated revenue	$1,053,791

Operating Income
Global Stabilization and Development Solutions	$26,046	4.7%
Global Platform Support Solutions	26,504	7.8%
Global Linguist Solutions	10,706	6.7%

Total segments	63,256	6.0%

Headquarters(1)	(13,319)

Consolidated operating income	$49,937

(1)	Headquarters operating income primarily relate to amortization of intangible assets and other costs that are not allocated to segments and are not billable to our U.S. government customers.

Global Stabilization and Development Solutions

Revenue — Revenue of $554.6 million for the three months ended April 2, 2010 was comprised primarily of $319.8 million of revenue on the LOGCAP IV program, which benefited from a full quarter of operations in Afghanistan and $128.1 of revenue earned on our CivPol program primarily for training and mentoring services in Iraq and Afghanistan.

Operating Income — Operating income of $26.0 million for the three months ended April 2, 2010 was primarily comprised of operating income earned on the CivPol program and a favorable judgment on the Worldwide Network Services case, which allowed us to reverse a $10 million legal reserve during the quarter. Also contributing to the increase was operating income earned on the LOGCAP IV program, although at relatively low margins as criteria for award fee recognition had not yet been met for the quarter, and contributions by Intelligence and Training Solutions as a result of the Phoenix acquisition. Partially offsetting these operating income contributions were losses of $2.5 million on the Afghanistan construction programs.

Global Platform Support Solutions

Revenue — Revenue of $339.7 million for the three months ended April 2, 2010 was primarily comprised of, revenue from continuing services on the CFT program, although at lower than average margins, continuing services on the LCCS program, and continuing services on the MRAP program. GPSS revenue also benefited from a new contract to provide aircraft maintenance support services at Sheppard Air Force Base.

Operating Income — Operating income of $26.5 million for the three months ended April 2, 2010 was primarily comprised of contributions from the INL Airwing program including Iraq air transportation services and from contributions from the MRAP program.

Global Linguist Solutions

Revenue of $159.8 million was directly linked to the number of linguists deployed in support of U.S. troop levels in Iraq.

Operating income of $10.7 million was directly impacted by revenue as discussed above and the receipt of higher than expected award fee scores on the INSCOM program. Operating income earned by GLS benefits net income by our 51% ownership of the joint venture.

Delta Tucker Holdings, Inc. Results of Operations — April 1, 2010 (Inception) Through December 31, 2010

Consolidated Results

	Delta Tucker Holdings, Inc.
(Amounts in thousands)	April 1, 2010 (Inception) through December 31, 2010
Revenue	$1,697,706	100.0%
Cost of services	(1,544,184)	(91.0%)
Selling, general and administrative expenses	(78,024)	(4.6%)
Merger expenses incurred by Delta Tucker Holdings, Inc.	(51,722)	(3.0%)
Depreciation and amortization expense	(25,776)	(1.5%)
Earnings from unconsolidated affiliates	10,337	0.6%

Operating income	8,337	0.5%
Interest expense	(46,845)	(2.8%)
Bridge commitment fee incurred by Delta Tucker Holdings, Inc	(7,963)	(0.5%)
Interest income	420	0.0%
Other income, net	1,872	0.2%

Loss before income taxes	(44,179)	(2.6%)
Benefit for income taxes	7,881	0.5%

Net loss	(36,298)	(2.1%)
Noncontrolling interests	(1,361)	(0.1%)

Net loss attributable to Delta Tucker Holdings, Inc.	$(37,659)	(2.2%)

Revenue — Revenue was $1,697.7 million for the nine months ended December 31, 2010. Revenue was primarily driven by revenue from our Contingency Operations BAT within our GSDS segment, which yielded a fully ramped-up LOGCAP IV Afghanistan task order and award fee recognition on the LOGCAP IV program. See further discussion in our results by segments below.

Cost of services — Costs of services are comprised of direct labor, direct material, subcontractor costs, travel, supplies and other miscellaneous costs. Cost of services was $1,544.2 million for the nine months ended December 31, 2010. As a percentage of revenue, Cost of services was 91.0%, primarily driven by the contribution of relatively lower margin revenue from our LOGCAP IV program.

Selling, general and administrative expenses (“SG&A”) — SG&A primarily relates to functions such as management, legal, financial accounting, contracts and administration, human resources, management information systems, purchasing, and business development. SG&A expenses were $78.0 million for the nine months ended December 31, 2010. SG&A expenses were comprised primarily of $39.4 million in labor costs and severance related costs of $7.5 million in association with our former CEO and CFO. SG&A also includes legal defense and settlement costs. In future periods we expect SG&A expenses to reduce as a percentage of revenue as a result of specific cost cutting and reorganization activities during the first quarter of calendar year 2011.

Merger Expenses incurred by Delta Tucker Holdings, Inc. — Merger expenses incurred by Delta Tucker Holdings, Inc. relate to legal cost and deal fees directly associated with the Merger, other than the bridge commitment fee which is discussed separately below. These expenses are non-recurring.

Depreciation and amortization — Depreciation and amortization were $25.8 million for the nine months ended December 31, 2010. The expense consist of monthly amortization expenses recognized since the Merger date based on the carrying values of customer related intangibles recorded from acquisition accounting and amortization related to the cost basis of pre-Merger assests.

Earnings from Unconsolidated Affiliates — Earnings from unconsolidated affiliates of $10.3 million includes our proportionate share of equity method investees deemed to be an extension of our BATs and operationally integral to our business. The majority of earnings from unconsolidated affiliates are primarily attributable to GLS.

Interest expense — Interest expense was $46.8 million for the nine months ended December 31, 2010. Interest expense was driven by amortization of deferred financing costs and our average outstanding debt from the new Senior Credit facility (the “Senior Credit Facility”), and the new Senior Unsecured notes (the “Senior Unsecured Notes”). Pre-Merger interest was $12.7 million

Bridge commitment fee incurred by Delta Tucker Holdings, Inc. — Bridge commitment fees relate to costs associated with a bridge financing arrangement which expired upon issuance of the notes issued in connection with the Merger.

Other Income, net — Other income was $1.9 million and includes our share of earnings from unconsolidated joint ventures that are not operationally integral to our business as well as gains/losses from foreign currency and asset sales.

Benefit for income taxes — Benefit for income taxes was a net benefit of $7.9 million primarily due to the pre-tax loss driven by the Merger expenses and bridge commitment fees incurred by Delta Tucker Holdings, Inc.

The following table sets forth the revenue for our GSDS, GPSS and GLS operating segments, both in dollars and as a percentage of our consolidated revenue as well as operating income for the operating segments, along with segment operating margin, for the nine months ended December 31, 2010. Amounts agree to our Segment disclosure in Note 16 to the Delta Tucker Holdings, Inc. consolidated financial statements included elsewhere in this prospectus.

	Delta Tucker Holdings, Inc. Period from April 1, 2010 (Inception) through December 31, 2010
(Amounts in thousands)	Reportable Segments (1)
Revenue
Global Stabilization and Development Solutions	$1,105,387	56%
Global Platform Support Solutions	587,382	30%
Global Linguist Solutions	285,820	14%

Total Segments	1,978,589	100%
GLS deconsolidation	(285,820)
Headquarters/eliminations(2)	4,937

Consolidated Revenue	1,697,706

Operating Income
Global Stabilization and Development Solutions	41,548	3.8%
Global Platform Support Solutions	49,243	8.4%
Global Linguist Solutions	19,287	6.7%

Total Segments	110,078	5.6%
GLS deconsolidation	(19,287)
Headquarters(3)	(82,454)

Consolidated Operating Income	8,337

(1)	Segment presentation that existed at December 31, 2010, as disclosed in Note 11 to the Delta Tucker Holdings, Inc. consolidated financial statements included elsewhere in this prospectus.
(2)

Headquarters/eliminations primarily represents revenue earned on shared service arrangements for general and administrative services provided to unconsolidated joint ventures at zero profit and eliminations of intercompany revenue earned between segments.

(3)

Headquarters operating income primarily relate to amortization of intangible assets and other costs that are not allocated to segments and are not billable to our U.S. government customers. In addition, Merger expenses incurred by Delta Tucker Holdings, Inc. are included in Headquarters.

Global Stabilization and Development Solutions

Revenue — Global Stabilization & Development Solutions revenue was $1,105.4 million for the nine months ended December 31, 2010. Revenue was primarily from Contingency Operations, which accounted for over 65% of revenue. The Contingency Operations benefited from a full ramp-up of LOGCAP IV operations in Afghanistan combined with the recognition of award fee revenue during the period as we received notification from our customer on our award fee performance on several task orders.

Operating Income — Global Stabilization & Development Solutions operating income was $41.5 million for the nine months ended December 31, 2010. As a percentage of revenue, operating income was 3.8%, which was driven by the high percentage of revenue coming from the LOGCAP IV program, which had relatively low margins since the inception of the contract in fiscal year 2010.

Global Platform Support Solutions

Revenue — Global Platform Support Solutions revenue was $587.4 million for the nine months ended December 31, 2010. Revenue was primarily comprised of Aviation and Air Operations which accounted for 60% and 31% of the total revenue, respectively. Aviation revenue was impacted by the declining work on our CFT programs as a result of decreasing rates on our CFT task orders and the impact of the loss of our LCCS Army program. Air Operations revenue was primarily driven by revenue on the INL Air Wing program providing transportation services in Iraq, as well as our current service levels in Afghanistan. We anticipate continued increases in INL Air Wing service levels in Iraq and Afghanistan to positively benefit revenue in calendar year 2011.

Operating Income — Global Platform Support Solutions operating income was $49.2 million for the nine months ended December 31, 2010. Operating income was primarily impacted by low margins on revenue in our Aviation and Operations & Maintenance BATs.

Global Linguist Solutions

Revenue — Global Linguist Solutions revenue of $285.8 million for the nine months ended December 31, 2010 was directly linked to the number of linguist deployed in support of U.S. troop levels in Iraq, which has trended lower during the period due to troop drawdowns. GLS is an operationally integral equity method investee and as such, revenue for the entity is not included in our consolidated revenue on our statement of income.

Operating Income — Global Linguist Solutions operating income was $19.3 million was directly impacted by revenue as discussed above and the receipt of higher than expected award fee scores on the program.

Results by Segment

The following tables set forth the revenue for our GSDS, GPSS and GLS operating segments, both in dollars and as a percentage of our consolidated revenue as well as operating income for our operating segments along with segment operating margin, for the nine months ended December 31, 2010. Amounts have been recast to conform to management’s current view of the business and may differ from the presentation that existed at December 31, 2010, as disclosed in Note 11 to the Delta Tucker Holdings, Inc. consolidated financial statements included elsewhere in this prospectus.

	Delta Tucker Holdings, Inc.
	Period from April 1, 2010 (Inception) through December 31, 2010
(Amounts in thousands)	Reportable Segments(1)	MD&A Recast Adjustments(2)	Recasted Segments for Management’s Discussion
Revenue
Global Stabilization and Development Solutions	$1,105,387	$(51,546)	$1,053,841	53.3%
Global Platform Support Solutions	587,382	51,546	638,928	32.3%
Global Linguist Solutions	285,820	—	285,820	14.4%

Total Segments	1,978,589	—	1,978,589	100.0%
GLS deconsolidation	(285,820)	—	(285,820)
Headquarters/eliminations(3)	4,937	—	4,937

Consolidated Revenue	1,697,706	—	1,697,706

Operating Income
Global Stabilization and Development Solutions	41,548	(5,448)	36,100	3.4%
Global Platform Support Solutions	49,243	5,448	54,691	8.6%
Global Linguist Solutions	19,287	—	19,287	6.8%

Total Segments	110,078	—	110,078	5.6%
GLS deconsolidation	(19,287)	—	(19,287)
Headquarters(4)	(82,454)	—	(82,454)

Consolidated Operating Income	8,337	—	8,337

(1)	Segment presentation that existed at December 31, 2010, as disclosed in Note 11 to the Delta Tucker Holdings, Inc. consolidated financial statements included elsewhere in this prospectus.
(2)

MD&A recast adjustments represent the realignment of certain contracts between BATs and segments which occurred in February 2011. The realignment moved appropriately four contracts from GSDS to GPSS. Management has determined the discussion of historic results is most useful to our financial statement users based on this realigned presentation. This change did not impact our segment presentation in the Delta Tucker Holdings, Inc. consolidated financial statements as of December 31, 2010.

(3)

Headquarters/eliminations primarily represents revenue earned on shared service arrangements for general and administrative services provided to unconsolidated joint ventures at zero profit and eliminations of intercompany revenue earned between segments.

(4)

Headquarters operating income primarily relates to amortization of intangible assets and other costs that are not allocated to segments and are not billable to our U.S. government customers. In addition, Merger expenses incurred by Delta Tucker Holdings, Inc. are included in Headquarters.

Global Stabilization and Development Solutions

Revenue — Revenue was $1,053.8 million for the nine months ended December 31, 2010.

Contingency Operations — Revenue was $722.6 million, primarily due to the benefit of fully ramped-up LOGCAP IV operations in Afghanistan combined with the recognition of award fee revenue during the period as we received notification from our customer on our award fee performance on several task orders. We expect the LOGCAP IV program to experience continued growth as we look to expand the program scope in other areas within Afghanistan.

Development — Revenue was $41.3 million, primarily from our Africa Peacekeeping and AFRICAP programs. We expect Africa Peacekeeping to decline consistent with reduced service levels as a result of a loss of the Somalia based task order on that program.

Intelligence Training and Solutions — Revenue was $16.5 million, consisting primarily of training services performed by our subsidiary, Phoenix Consulting Group Inc.

Training, Mentoring & Security — Revenue was $279.8 million, primarily driven by personnel levels on our CivPol program. During the period we experienced reductions in personnel levels on CivPol as a result of a shift in strategy by our customer to focus on more highly skilled training and mentoring services while reducing the overall number of deployed trainers and mentors in Iraq and a temporary decline in personnel during the transition period between the DoS and DoD in Afghanistan. We are expecting higher revenue from increased personnel in Afghanistan as we were awarded a new contract by the U.S. Army in December 2010, however, given the nature of the new contract, we could experience lower profit margins than those originally experienced with the CivPol Afghanistan contract. The base period of performance runs for twenty-four months with one twelve month option period. The total contract value for the thirty-six months is approximately $1.0 billion.

Operating Income — Operating income was $36.1 million. As a percentage of revenue, operating income was 3.4%, which was driven by the high percentage of revenue coming from the LOGCAP IV program, which has had relatively low margins since the inception of the contract in fiscal year 2010.

Global Platform Support Solutions

Revenue — Revenue was $638.9 million for the nine months ended December 31, 2010. Excluding the impact of segment home office, which is unallowable.

Aviation — Revenue was $354.1 million impacted by declining work on our CFT programs as a result of decreasing rates on our CFT task orders and the impact of the loss of our LCCS Army program which transitioned to a new awardee in November 2010. In the period, we also recognized a $9.5 million settlement of a claim on the LCCS program and experienced an increase in the Sheppard Air Force Base contract, which was fully ramped-up with higher revenue in the second half of the calendar year. We believe in the upcoming calendar years, customers in this space will refocus on quality, allowing us to gain a competitive advantage in winning new work at more appropriate margins.

Air Operations — Revenue was $183.3 million primarily driven by revenue on the INL Air Wing program providing transportation services in Iraq, as well as an increase in service levels in Afghanistan which started in the third quarter of fiscal year 2011. However, we experienced a decrease in INL service levels in Colombia during the period. We anticipate continued increases in INL Air Wing service levels in Iraq and Afghanistan to positively benefit revenue in calendar year 2011.

Operations & Maintenance — Revenue of $103.2 million was primarily driven by revenue earned on the MRAP program.

Operating Income — Operating income of $54.7 million was primarily impacted by low margins on revenue in our Aviation and Operations & Maintenance BATs, partially offset by the recognition of $9.5 million from the settlement of a claim on the LCCS program, which directly benefitted our operating margin. We expect a continued shift on the MRAP program from acquisition funding to sustainment funding which is anticipated to produce lower profit levels going forward. We anticipate current CFT exiting orders will offset the continued shift as we move to different contract vehicles with improved margins.

Global Linguist Solutions

Revenue was $285.8 million was directly linked to the number of linguist deployed in support of U.S. troop levels in Iraq, which has trended lower during the period due to troop drawdowns. GLS is an operationally integral equity method investee and as such, revenue for the entity is not included in our consolidated revenue on our statement of operations.

Operating income was $19.3 million was directly impacted by revenue as discussed above and the receipt of higher than expected award fee scores on the program.

Predecessor Results of Operations — Fiscal Quarter Ended July 2, 2010

Consolidated Results

The following table sets forth our consolidated results of operations, both in dollars and as a percentage of revenue for the fiscal quarter ended July 2, 2010:

	Predecessor
	Fiscal Quarter Ended July 2, 2010
Revenue	$944,713	100.0%
Cost of services	(856,974)	(90.7%)
Selling, general and administrative expenses	(38,513)	(4.1%)
Depreciation and amortization expense	(10,263)	(1.1%)

Operating income	38,963	4.1%
Interest expense	(12,585)	(1.3%)
Interest income	51	0.0%
Other income, net	658	0.1%

Income before income taxes	27,087	2.9%
Provision for income taxes	(9,279)	(1.0%)

Net income	17,808	1.9%
Noncontrolling interests	(5,004)	(0.5%)

Net income attributable to DynCorp International Inc.	$12,804	1.4%

Revenue — Revenue for the fiscal quarter ended July 2, 2010 of $944.7 million which is more fully described in the results by segment, included a full quarter of revenue from the LOGCAP IV Afghanistan task, which did not start ramping up until the end of the second quarter in fiscal year 2010.

Cost of services — Costs of services are comprised of direct labor, direct material, subcontractor costs, other direct costs and overhead. Other direct costs include travel, supplies and other miscellaneous costs. Costs of services for the fiscal quarter ended July 2, 2010 totaled $857.0 million, or 90.7% of revenue. Cost of services included a large LOGCAP IV contribution. A change in overall contract mix and cost increases on CFT programs also impacted Cost of services for the period.

Selling, general and administrative expenses (“SG&A”) — SG&A primarily relates to functions such as management, legal, financial accounting, contracts and administration, human resources, management information systems, purchasing and business development. SG&A for the fiscal quarter ended July 2, 2010 was $38.5 million, or 4.1% of revenue. SG&A costs for the quarter contained bid and proposal costs to support future diversification of the Company as well as $3.4 million in Merger related costs, $2.9 million in stock-based compensation, retention bonuses, and acquisition earn-out related costs, and $3.7 million in compliance training and legal expenses.

Depreciation and amortization — Depreciation and amortization for the fiscal quarter ended July 2, 2010 was $10.3 million, or 1.1% of revenue, and was comprised primarily of amortization of customer related intangibles and the amortization of Phoenix and Casals intangibles.

Interest expense — Interest expense for the fiscal quarter ended July 2, 2010 was $12.6 million, or 1.3% of revenue. The interest expense incurred was primarily related to DynCorp International’s credit facility, 9.5% senior subordinated notes and amortization of deferred financing fees relating to these debt instruments.

Income tax expense — Our effective tax rate was 34.3% for the fiscal quarter ended July 2, 2010. Our effective tax rate was impacted by nondeductible costs associated with the Merger as well as the difference between financial reporting and tax treatment of GLS and DynCorp International FZ-LLC (“DIFZ”), which are not consolidated for tax purposes but are instead taxed as partnerships under the Internal Revenue Code.

Noncontrolling interests — Noncontrolling interests reflect the impact of our equity partners’ interest in our consolidated joint ventures, GLS and DIFZ. For the first quarter of fiscal year 2011, noncontrolling interests for GLS and DIFZ were $4.2 million and $0.8 million, respectively.

The following table sets forth the revenue and operating income for the operating segments, for the fiscal quarter ended July 2, 2010. Amounts agree to our Segment disclosure in Note 16 to the DynCorp International consolidated financial statements included elsewhere in this prospectus.

	Predecessor Fiscal Quarter Ended July 2, 2010
(Amounts in thousands)	Reportable Segments(1)
Revenue
Global Stabilization and Development Solutions	$507,481	54%
Global Platform Support Solutions	288,229	31%
Global Linguist Solutions	149,254	16%

Total Segments	944,964	100%
Headquarters/eliminations(2)	(251)

Consolidated Revenue	944,713
Operating Income
Global Stabilization and Development Solutions	23,911	4.7%
Global Platform Support Solutions	19,549	6.8%
Global Linguist Solutions	9,073	6.1%

Total Segments	52,533	5.6%
Headquarters(3)	(13,570)

Consolidated Operating Income	38,963

(1)	Segment presentation that existed at July 2, 2010, as disclosed in the DynCorp International consolidated financial statements.
(2)	Headquarters/eliminations primarily represents eliminations of intercompany revenue earned between segments.

(3)	Headquarters operating income primarily relates to amortization of intangible assets and other costs that are not allocated to segments and are not billable to our U.S. government customers.

Global Stabilization and Development Solutions

Revenue — Revenue of $507.5 million for the fiscal quarter ended July 2, 2010 was comprised primarily of $285.3 million of revenue on the LOGCAP IV program which benefited from a full quarter of operations in Afghanistan, revenue earned on our CivPol program for training and mentoring services in Iraq and Afghanistan and revenue of $61.8 million earned on the wind-down of the Afghanistan construction contracts.

Operating Income — Operating income of $23.9 million for the fiscal quarter ended July 2, included (i) margins earned on LOGCAP IV Afghanistan revenue, although at relatively low margins as criteria for award fee recognition had not yet been met for the quarter, (ii) contributions by Intelligence and Training Solutions as a result of the Phoenix acquisition and (iii) only minimal losses on the Afghanistan construction programs.

Global Platform Support Solutions

Revenue — Revenue of $288.2 million for the fiscal quarter ended July 2, 2010 was comprised primarily of revenue from a new contract to provide aircraft maintenance support services at Sheppard Air Force Base, continuing services on the CFT program, although at lower than average margins, continuing services on the LCCS program, and continuing services on the MRAP program.

Operating Income — Operating income of $19.5 million for the fiscal quarter ended July 2, 2010 was driven by: (i) low margins on the CFT program caused by than average lower time-and-materials rates and fixed price ceilings on existing work, (ii) low margins on the LCCS programs due to the lack of higher-margin engine overhaul work performed in the period and (iii) lower than average volume of higher margin work on the MRAP program.

Global Linguist Solutions

Revenue of $149.3 million was directly linked to the number of linguists deployed in support of U.S. troop levels in Iraq, which has trended lower during the quarter due to troop drawdowns.

Operating income of $9.1 million was directly impacted by revenue as discussed above and the receipt of higher than expected award fee scores on the program. Operating income earned by GLS benefits net income by our 51% ownership of the joint venture.

Results by Segment

The following table sets forth the revenue and operating income for our GSDS, GPSS and GLS operating segments, both in dollars and as a percentage of our consolidated revenue and operating income, for the fiscal quarter ended July 2, 2010. Amounts have been recast to conform to management’s current view of the business and may differ from the presentation that existed at July 2, 2010, as disclosed in Note 16 to the DynCorp International consolidated financial statements included elsewhere in this prospectus.

	Predecessor
	Fiscal Quarter Ended July 2, 2010
(Amounts in thousands)	Reportable Segments(1)	MD&A Recast Adjustments(2)	Recasted Segments for Management’s Discussion
Revenue
Global Stabilization and Development Solutions	$507,481	$(29,242)	$478,239	50.6%
Global Platform Support Solutions	288,229	29,242	317,471	33.6%
Global Linguist Solutions	149,254	—	149,254	15.8%

Total Segments	944,964	—	944,964	100.0%
Headquarters/eliminations(3)	(251)	—	(251)

Consolidated Revenue	944,713	—	944,713
Operating Income
Global Stabilization and Development Solutions	23,911	(1,741)	22,170	4.6%
Global Platform Support Solutions	19,549	1,741	21,290	6.7%
Global Linguist Solutions	9,073	—	9,073	6.1%

Total Segments	52,533	—	52,533	5.6%
Headquarters(4)	(13,570)	—	(13,570)

Consolidated Operating Income	$38,963	$—	$38,963

(1)	Segment presentation as disclosed in Note 16 to the DynCorp International consolidated financial statements included elsewhere in this prospectus.
(2)

MD&A recast adjustments represent the realignment of certain contracts between segments which occurred in February 2011. The realignment moved appropriately four contracts from GSDS to GPSS. Management has determined the discussion of historic results is most useful to our financial statement users based on this presentation. This change did not impact our segment presentation in the DynCorp International consolidated financial statements as of December 31, 2010.

(3)	Headquarters/eliminations primarily represents eliminations of intercompany revenue earned between segments.
(4)	Headquarters operating income primarily relates to amortization of intangible assets and other costs that are not allocated to segments and are not billable to our U.S. government customers.

Global Stabilization and Development Solutions

Revenue — Revenue of $478.2 million for the fiscal quarter ended July 2, 2010 was comprised primarily of $283.8 million of revenue on the LOGCAP IV program which benefited from a full quarter of operations in Afghanistan, revenue earned on our CivPol program for training and mentoring services in Iraq and Afghanistan and revenue of $61.8 million earned on the wind-down of the Afghanistan construction contracts.

Operating Income — Operating income of $22.2 million for the fiscal quarter ended July 2, 2010 included (i) margins earned on LOGCAP IV Afghanistan revenue, although at relatively low margins as criteria for award fee recognition had not yet been met for the quarter, (ii) contributions by Intelligence and Training Solutions as a result of the Phoenix acquisition and (iii) lower losses on the Afghanistan construction programs.

Global Platform Support Solutions

Revenue — Revenue of $317.5 million for the fiscal quarter ended July 2, 2010 was comprised primarily of revenue from a new contract to provide aircraft maintenance support services at Sheppard Air Force Base, continuing services on the CFT program, although at lower than average margins, continuing services on the LCCS program, and continuing services on the MRAP program.

Operating Income — Operating income of $21.3 million for the fiscal quarter ended July 2, 2010 was driven by: (i) low margins on the CFT program caused by lower time-and-materials rates and fixed price ceilings on existing work, (ii) low margins on the LCCS programs due to the lack of higher-margin engine overhaul work performed in the period and (iii) lower volume of higher margin work on the MRAP program.

Global Linguist Solutions

Revenue of $149.3 million was directly linked to the number of linguist deployed in support of U.S. troop levels in Iraq, which has trended lower during the quarter due to troop drawdowns.

Operating income of $9.1 million was directly impacted by revenue as discussed above and the receipt of higher than expected award fee scores on the program. Operating income earned by GLS benefits net income by our 51% ownership of the joint venture.

Predecessor Results of Operations — Fiscal Year Ended April 2, 2010 Compared to Fiscal Year Ended April 3, 2009

We have restated the DynCorp International consolidated statements of operations, stockholders equity, and cash flows for the fiscal years ended April 2, 2010 and April 3, 2009 and the consolidated balance sheet as of April 2, 2010 to correct errors in such consolidated financial statements. See Note 19 to the DynCorp International consolidated financial statements for more information regarding the impact of the restatement. The amounts presented below are reflective of this restatement.

Consolidated Results of Operations

The following table sets forth, for the periods indicated, our consolidated results of operations, both in dollars and as a percentage of revenue:

	Predecessor Fiscal Years Ended
(Amounts in thousands)	April 2, 2010		April 3, 2009
Revenue	$3,572,459	100.0%	$3,092,974	100.0%
Cost of services	(3,225,250)	(90.3%)	(2,766,969)	(89.5%)
Selling, general and administrative expenses	(106,401)	(3.0%)	(103,277)	(3.3%)
Depreciation and amortization expense	(41,639)	(1.2%)	(40,557)	(1.3%)

Operating income	199,169	5.6%	182,171	5.9%
Interest expense	(55,650)	(1.6%)	(58,782)	(1.9%)
Loss on early extinguishment of debt, net	(146)	(0.0%)	(4,131)	(0.1%)
Interest income	542	0.0%	2,195	0.1%
Other income, net	5,194	0.1%	4,997	0.1%

Income before taxes	149,109	4.2%	126,450	4.1%
Provision for income taxes	(47,035)	(1.3%)	(39,756)	(1.3%)

Net income	102,074	2.9%	86,694	2.8%
Noncontrolling interests	(24,631)	(0.7%)	(20,876)	(0.7%)

Net income attributable to DynCorp International Inc.	$77,443	2.2%	$65,818	2.1%

Revenue — Revenue for fiscal year 2010 increased $479.5 million or 15.5%, as compared to fiscal year 2009, reflecting increases in our GSDS and GLS consolidated operating segments which were partially offset by a decline in our GPSS operating segment. The increase was primarily driven by the ramp up of the LOGCAP IV program and the benefit of a full twelve months of revenue including award fees from the Intelligence and Security Command (“INSCOM”) contract, as compared to the INSCOM ramp-up period, which occurred during the first quarter of fiscal year 2009. Our acquisitions of Phoenix and Casals also contributed to our revenue growth.

Cost of services — Cost of services is comprised of direct labor, direct material, subcontractor costs, other direct costs and overhead. Other direct costs include travel, supplies and other miscellaneous costs. Cost of services for fiscal year 2010 increased $458.3 million as compared to fiscal year 2009, primarily due to revenue growth. As a percentage of revenue, cost of services increased to 90.3% of revenue in fiscal year 2010 from 89.5% of revenue in fiscal year 2009. This increase was primarily driven by lower fiscal year 2010 margins on our CFT and CivPol programs, including a higher percentage of CivPol revenue coming from cost-reimbursable type task orders and the impact of the fee sharing arrangement with our collaborative partners on the LOGCAP IV program. Partially offsetting this cost increase was effective cost management efforts on certain programs in our GPSS segment, higher award fees on the INSCOM contract that had no corresponding costs, and lower losses associated with our Afghanistan construction programs.

Selling, general and administrative expenses (“SG&A”) — SG&A primarily relates to functions such as corporate management, legal, finance, accounting, contracts and administration, human resources, management information systems, purchasing and business development. SG&A for fiscal year 2010 increased $3.1 million, or 3.0%, compared to fiscal year 2009. As a percentage of revenue, SG&A decreased by 0.3%. This decrease was primarily attributable to the reversal of a $10.0 million legal reserve in the fourth quarter of fiscal year 2010 related to a favorable appellate court decision on the WWNS case. Also contributing to the comparative decrease was the fiscal year 2009 severance charges related to our former Chief Executive Officer (“CEO”), Herb Lanese, and former GPSS president Natale DiGesualdo.

Partially offsetting this was an increase in SG&A costs associated with higher business development costs incurred in support of our growth and severance costs associated with the termination without cause of our former Senior Vice President and Chief Compliance Officer, approximately $0.6 million of which was unrecoverable. Additionally, we incurred approximately $3.2 million in costs associated with our two acquisitions and the proposed merger, $2.9 million of costs associated with compensation expenses associated with retention agreements connected to our acquisitions and $0.4 million in costs associated with the filing of a Form S-3 registration statement.

Depreciation and amortization — Depreciation and amortization for fiscal year 2010 of $41.6 million increased $1.1 million, or 2.7%. This increase was primarily due to incremental depreciation and amortization associated with our technology transformation initiative, which began to ramp-up during the second quarter of fiscal year 2010. Also impacting the increase was the amortization of the intangible assets acquired in our purchase of Phoenix and Casals.

Interest expense — Interest expense for fiscal year 2010 of $55.7 million decreased $3.1 million, or 5.3%, as compared to fiscal year 2009. The decrease in interest expense was primarily due to a lower principal balance stemming from the excess cash flow principal payment on our pre-Merger senior credit facility and repurchases of 9.5% senior subordinated notes that occurred in fiscal year 2010. Also impacting the decrease was one less week of interest expense during fiscal year 2010, as compared to fiscal year 2009. In addition to the change in interest expense, Loss on early extinguishment of debt, net of $0.1 million was lower in fiscal year 2010 than the $4.1 million incurred in fiscal year 2009, primarily due to the fiscal year 2009 write-off of deferred financing fees associated with our extinguished senior secured credit facility which was refinanced in fiscal year 2009.

Income tax expense — Our effective tax rate of 31.5% for fiscal year 2010 increased from 31.4% for fiscal year 2009. Our effective tax rate was impacted by the difference in financial reporting and tax treatment of GLS and DIFZ, which were consolidated for financial reporting purposes during fiscal years 2010 and 2009 but were treated as partnerships for tax purposes.

Noncontrolling interests — Noncontrolling interests reflect the impact of our equity partners’ interest in DIFZ and GLS, which were consolidated during fiscal years 2010 and 2009. For fiscal year 2010, noncontrolling interests for GLS and DIFZ were $21.5 million and $3.1 million, respectively, as compared to $18.5 million and $2.4 million, respectively, for fiscal year 2009.

Results by Segment

The following table sets forth the revenue and operating income for the operating segments, for the fiscal year 2010, compared to fiscal year 2009. Amounts agree to our Segment disclosure in Note 16 to the DynCorp International consolidated financial statements included elsewhere in this prospectus.

	Predecessor Fiscal Year 2010		Predecessor Fiscal Year 2009
(Amounts in thousands)	Reportable Segments		Reportable Segments
Revenue
Global Stabilization and Development Solutions	$1,623,657	45.5%	$1,081,121	34.9%
Global Platform Support Solutions	1,213,522	34.0%	1,308,046	42.2%
Global Linguist Solutions	734,012	20.6%	709,034	22.9%

Total Segments	3,571,191	100.0%	3,098,201	100.0%
Headquarters/eliminations(3)	1,268		(5,227)

Consolidated Revenue	3,572,459		3,092,974
Operating Income
Global Stabilization and Development Solutions	87,271	5.4%	63,075	5.8%
Global Platform Support Solutions	110,237	9.1%	121,279	9.3%
Global Linguist Solutions	46,389	6.3%	40,855	5.8%

Total Segments	243,897	6.8%	225,209	7.3%
Headquarters(4)	(44,728)		(43,038)

Consolidated Operating Income	199,169		182,171

Global Stabilization and Development Solutions

Revenue — Global Stabilization & Development Solutions revenue was $1,623.7 million in fiscal year 2010 compared to $1,081.1 million in fiscal year 2009, an increase of $542.5 million. Revenue was primarily driven by $674.0 million and $705.7 million for Contingency Operations and Training, Mentoring and Security operations.

Operating Income — Global Stabilization & Development Solutions operating income was $87.3 million for fiscal year 2010 compared to $63.1 million in fiscal year 2009, an increase of $24.2 million. Fiscal year 2010 results were positively affected by a $10.0 million reversal of legal reserve related to the favorable WWNS legal ruling. Also contributing to the increase was an expansion in service on the LOGCAP IV program, WPPS programs in Iraq and Pakistan and our MNSTC –I program.

Global Platform Support Solutions

Revenue — Global Platform Support Solutions revenue was $1,213.5 million in fiscal year 2010 compared to $1,308.1 million in fiscal year 2009, a decrease of $94.5 million. The decrease in aviation for fiscal 2010 was primarily driven by the decrease of $122.9 million in Aviation operations. The decrease was primarily driven by declining work on our CFT programs as a result of decreasing rates on our CFT task orders for which we did not win the re-competes due to additional competitors in this service space bidding what we believe to be at zero or negative margin levels. Also impacting the decrease was a decline in LCCS revenue in fiscal year 2009 related to non-recurring elective services requested by the customer and cost-reimbursable support of the war on terror activities. This decline was partially offset by our new contract to provide aircraft maintenance support services at Sheppard Air Force Base.

Operating Income — Global Platform Support Solutions operating income was $110.2 million in fiscal year 2010 compared to $121.3 million in fiscal year 2009, a decrease of $11.1 million. This was primarily due to declines on the CFT programs due to the completion of several task orders, for which we did not win the re-competes due to additional competitors in this service space and lower rates on new business. This was partially offset by increased margins on the MRAP program driven by higher revenue and better cost management in several key aviation programs, including our LCCS & INL programs. We expect a continued shift on the MRAP program from acquisition funding to sustainment funding which is anticipated to produce lower profit levels going forward. We anticipate current CFT exiting orders will offset the continued shift as we move to different contract vehicles with improved margins.

Global Linguist Solutions

Revenue — Global Linguist Solutions revenue was $734.0 million in fiscal year 2010 compared to $709.0 million in fiscal year 2009, an increase of $25.0 million. Global Linguist Solutions revenue was directly linked to the number of linguist deployed in support of U.S. troop levels in Iraq, which has trended lower during the period due to troop drawdowns. GLS is an operationally integral equity method investee and as such, revenue for the entity is not included in our consolidated revenue on our statement of income.

Operating Income — Global Linguist Solutions operating income was $46.4 million in fiscal year 2010 compared to $40.9 million in fiscal year 2009, an increase of $5.5 million. Operating Income was directly impacted by revenue as discussed above and the receipt of higher than expected award fee scores on the program.

The following table sets forth the revenue and operating income for the GSDS operating segments, for fiscal year 2010, as compared to fiscal year 2009. Amounts have been recast to conform to management’s current view of the business and may differ from the presentation that existed at April 2, 2010 or April 3, 2009, as disclosed in Note 16 to the DynCorp International consolidated financial statements included elsewhere in this prospectus.

	Predecessor Fiscal Year 2010				Predecessor Fiscal Year 2009
(Amounts in thousands)	Reportable Segments(1)	MD&A Recast Adjustments(2)	Recasted Segments for Management’s Discussion		Reportable Segments(1)	MD&A Recast Adjustments(2)	Recasted Segments for Management’s Discussion
Revenue
Global Stabilization and Development Solutions	$1,623,657	$(111,554)	$1,512,103	42.3%	$1,081,121	$(112,430)	$968,691	31.3%
Global Platform Support Solutions	1,213,522	111,554	1,325,076	37.1%	1,308,046	112,430	1,420,476	45.8%
Global Linguist Solutions	734,012	—	734,012	20.6%	709,034	—	709,034	22.9%

Total Segments	3,571,191	—	3,571,191	100.0%	3,098,201	—	3,098,201	100.0%
Headquarters/eliminations(3)	1,268	—	1,268		(5,227)	—	(5,227)

Consolidated Revenue	3,572,459	—	3,572,459		3,092,974	—	3,092,974
Operating Income
Global Stabilization and Development Solutions	87,271	(564)	86,707	5.7%	63,075	2,219	65,294	6.7%
Global Platform Support Solutions	110,237	564	110,801	8.4%	121,279	(2,219)	119,060	8.4%
Global Linguist Solutions	46,389	—	46,389	6.3%	40,855	—	40,855	5.8%

Total Segments	243,897	—	243,897	6.8%	225,209	—	225,209	7.3%
Headquarters(4)	(44,728)	—	(44,728)		(43,038)	—	(43,038)

Consolidated Operating Income	$199,169	$—	$199,169		$182,171	$—	$182,171

(1)	Segment presentation that existed at December 31, 2010, as disclosed in Note 16 to the DynCorp International consolidated financial statements included elsewhere in this prospectus.
(2)

MD&A recast adjustments represent the realignment of certain contracts between segments which occurred in February 2011. The realignment moved appropriately four contracts from GSDS to GPSS. Management has determined the discussion of historic results is most useful to our financial statement users based on this presentation. This change did not impact our segment presentation in the DynCorp International consolidated financial statements as of December 31, 2010.

(3)	Headquarters/eliminations primarily represents eliminations of intercompany revenue earned between segments.
(4)	Headquarters operating income primarily relates to amortization of intangible assets and other costs that are not allocated to segments and are not billable to our U.S. government customers.

Global Stabilization & Development Solutions

Revenue — Revenue for fiscal year 2010 increased $543.4 million, or 56.1%, as compared to fiscal year 2009. The increase primarily resulted from the following amounts not allocated to the BATs:

Contingency Operations — Revenue of $674.0 million increased $542.5 million, primarily due to increases from the ramp-up of our task orders on our LOGCAP IV program.

Development — Revenue of $119.6 million increased $9.6 million, primarily due increased service levels in our AFRICAP/Africa Peacekeeping program.

Intelligence Training and Solutions — Revenue of $13.0 million represents Phoenix revenue from October 19, 2009 through April 2, 2010.

Training, Mentoring and Security — Revenue of $705.7 million decreased $20.8 million, or 2.9%, primarily due to declines in our CivPol program due to lower rates in both Iraq and Afghanistan stemming from changes in the contract type from firm fixed-price to cost-reimbursement and reductions in services in Iraq due to the U.S. troop drawdown. Partially offsetting this was a scope increase in our WPPS security services task order in Iraq and a new WPPS security services task order in Pakistan. Also offsetting the decrease was our new MNSTC-I program, which launched in the third quarter of fiscal year 2009.

Operating Income — Operating income of $86.7 million for fiscal year 2010 increased $21.4 million, or 32.8%, as compared with the fiscal year 2009. Fiscal year 2010 results were positively affected by a $10.0 million reversal of legal reserve related to the favorable WWNS legal ruling. Also contributing to the increase was an expansion in services on our LOGCAP IV Program, WPPS programs in Iraq and Pakistan and our MNSTC-I program, and revenue of $5.8 million on our WPPS program. Additionally, our Afghanistan Construction programs incurred lower fiscal year 2010 losses as compared to fiscal year 2009. Partially offsetting this increase was lower profitability on our CivPol program as a result of the final close out of several firm fixed-price task orders during the second quarter of fiscal year 2009 and the reduction in services in Iraq.

Global Platform Support Solutions

Revenue — Revenue for fiscal year 2010 decreased $95.4 million, or 6.7%, as compared to fiscal year 2009. The decrease primarily resulted from the following:

Aviation — Revenue of $715.6 million decreased $122.9 million, or 14.7%, in fiscal year 2010 as compared to fiscal year 2009. The decrease was primarily driven by a decline in CFT programs, which occurred due to the completion of several CFT task orders, for which we did not win the re-competes due to additional competitors in this service space bidding what we believe to be at zero or negative margin levels. Also impacting the decrease was a decline in LCCS revenue in fiscal year 2009 related to non-recurring elective services requested by the customer and cost-reimbursable support of the war on terror activities. This decline was partially offset by our new contract to provide aircraft maintenance support services at Sheppard Air Force Base.

Air Operations — Revenue of $333.5 million increased $36.7 million, or 12.4%, in fiscal year 2010 as compared to fiscal year 2009, primarily due to an increase in INL revenue in Afghanistan and Iraq resulting from new task orders, including Iraq air transportation services, which began in the third quarter of fiscal year 2010. This increase was offset by non-recurring fiscal year 2009 equipment sales and construction work and scope reductions in Colombia.

Operations and Maintenance — Revenue of $276.3 million decreased $9.1 million, or 3.2%, for the fiscal year 2010 as compared to fiscal year 2009, primarily due to scope decreases on our GMC program, the completion of the APS-3 program, and non-recurring threat systems management work. Partially offsetting this decline was increased services associated with the MRAP program.

Operating Income — Operating income of $110.8 million decreased $8.3 million, or 6.9%, for fiscal year 2010 as compared to fiscal year 2009. This was primarily due to declines on the CFT programs due to the completion of several task orders, for which we did not win the re-competes due to additional competitors in this service space and lower rates on new business. This was partially offset by increased margins on the MRAP program driven by higher revenue and better cost management in several key aviation programs, including our LCCS & INL programs.

Global Linguist Solutions

Revenue — Revenue of $734.0 million increased $25.0 million, or 3.5%, in fiscal year 2010 as compared to fiscal year 2009. GLS revenue in fiscal year 2010 benefited from higher award fees as a result of improved performance and a higher average number of linguists as compared to fiscal year 2009, which was impacted by the ramp-up period during the first quarter of fiscal year 2009. This increase was partially offset by the impact of a contract modification for Option Year 1 on the INSCOM contract agreed to in the third quarter of fiscal year 2010.

Operating income — Operating income of $46.4 million increased $5.5 million, or 13.5% in fiscal year 2010 as compared to fiscal year 2009. This increase was primarily due to a full twelve months of performance in fiscal year 2010, as compared to fiscal year 2009, in which we had continued transition efforts associated with the ramp-up of the contract during the first quarter of that fiscal year. The increase was also supported by higher award fees earned during the period, partially offset by the impact of the modification on the INSCOM contract.

LIQUIDITY AND CAPITAL RESOURCES

Cash generated by operations and borrowings available under our new Senior Secured Credit facility (“Senior Credit Facility”) are our primary sources of short-term liquidity (refer to Note 7 to the Delta Tucker Holdings, Inc. audited consolidated financial statements included elsewhere in this prospectus for more detail). We believe our cash flow from operations and our available borrowings will be adequate to meet our liquidity needs for the next twelve months. However, our cash flow from operations is heavily dependent upon billing and collection of our accounts receivables. Significant changes or limitations in collections or loss of our ability to access our revolver, as a result of covenant restraints, could negatively impact liquidity and our ability to fund our working capital needs. Our primary use of short-term liquidity includes debt service and working capital needs sufficient to pay for materials, labor, services or subcontractors prior to receiving payments from our customers. There can be no assurance that sufficient capital will continue to be available in the future or that it will be available at terms acceptable to us. Failure to meet covenant obligations could result in elimination of access to our Senior Credit Facility which would materially affect our future expansion strategies and our ability to meet our operational obligations.

Management believes Days Sales Outstanding (“DSO”) is an appropriate way to measure our billing and collections effectiveness. DSO measures the efficiency in collecting our receivables as of the period end date and is calculated based on average daily revenue for the most recent quarter and accounts receivable net of customer advances as of the balance sheet date. Days Sales Outstanding as of December 31, 2010 was 82 days as compared to DSO in the low 70’s as of April 2, 2010. The increase was primarily due to our ongoing billing efforts with the DoS related to funding re-alignments on our programs as well as accruals for work performed by subcontractors on our LOGCAP IV program for which we have not received an invoice.

We expect an increase in our operational cash requirements for calendar year 2011 from (i) the continued expansion of the LOGCAP IV contract in Afghanistan, (ii) funding requirements from existing and new joint ventures and (iii) settlements of reserved contingencies. Additionally, our cash requirements can be impacted by significant new contract wins, the win of new task orders on existing programs and delays from our customers in processing our invoices. Non-operational future cash requirements have been impacted by interest and principal payments on the new Senior Credit Facility and new Senior Unsecured Notes.

We continue to be audited by the DCAA. Their audits could suspend or disapprove certain costs from time to time which could cause a temporary or permanent delay in our recovery of these costs.

We received a tax refund of $34.1 million in December 2010 and another tax refund of $46.0 million in January 2011 from the Internal Revenue Service from an approved CIAM. The CIAM allowed us to defer revenue associated with certain unbilled receivables for tax purposes until those receivables became billable.

Cash Flow Analysis

The following table sets forth cash flow data for the periods indicated therein:

	Delta Tucker Holdings, Inc.		Predecessor
(Amounts in thousands)	Three Months Ended	April 1, 2010 (Inception) through December 31, 2010	Fiscal Quarter Ended		Fiscal Year Ended April 2, 2010	Fiscal Year Ended April 3, 2009
	April 1, 2011		April 2, 2010	July 2, 2010
Net cash (used in) provided by operating activities	$25,832	$(27,089)	$74,893	$21,723	$90,473	$140,871
Net cash used in investing activities	(281)	(878,218)	(11,585)	(2,874)	(88,875)	(9,148)
Net cash provided by (used in) financing activities	(56,348)	957,844	(7,957)	(5,433)	(79,387)	(16,880)

Operating Activities

Delta Tucker Holdings, Inc. Cash Flows

Cash provided by operating activities for the three months ended April 1, 2011 was $25.8 million. Cash generated from operations during the three months ended April 1, 2011 benefited from $48.0 million in refunds primarily related to the approved CIAM with the IRS partially offset by slower collections of accounts receivable due to our ongoing billing efforts with the Department of State and Department of Defense.

Cash used in operations of $27.1 million from April 1, 2010 (Inception) through December 31, 2010, was impacted by $63.1 million of Merger and Merger-related costs, interest paid of $19.7 million and an increase in working capital, partially offset by $31.7 million from net tax refunds.

Investing Activities

Cash used in investing activities was $0.3 million for the three months ended April 1, 2011. This was primarily due to fixed asset and software purchases and partially offset by a $1.5 million return of capital from the Contingency Response Services LLC (“CRS”) joint venture.

Cash used in investing activities was $878.2 million during the Inception Year. The cash used in investing activities was primarily due to the payment of the Merger consideration, net of cash acquired. In addition, we invested in our technology transformation project which was completed by the end of the calendar year. We also contributed capital consistent with our ownership percentage to GLS in order to provide working capital funding sufficient to allow it to operate without any additional intercompany note funding from us. This working capital infusion by both partners allowed GLS to retire its intercompany note with us.

Financing Activities

Cash used in financing activities was $56.3 million during the three months ended April 1, 2011. The cash used in financing activities during the three months ended April 1, 2011 was primarily comprised of a $50 million prepayment on our term loan in addition to our quarterly principal payment.

Cash provided by financing activities was $957.8 million for the Inception Year. The cash provided by financing activities was primarily due to issuing new debt, net of repayment of pre-Merger debt, payment of deferred financing fees and borrowings on our revolver.

Predecessor Cash Flows — Three months ended April 2, 2010.

Cash provided by operating activities for the three months ended April 2, 2010 was $74.9 million. Cash from operations benefited primarily from our net income as well as the timing of disbursements for expenses incurred during the quarter.

Cash used in investing activities was $11.6 million for the three months ended April 2, 2010. The cash used was primarily for the acquisition of Casals & Associates, Inc. as well as equipment and software purchases.

Cash used in financing activities was $8.0 million during the three months ended April 2, 2010. The cash used in financing activities during the three months ended April 2, 2010 was primarily comprised of dividend payments to our noncontrolling interest owners.

Predecessor Cash Flows — Fiscal Quarter Ended July 2, 2010

Operating Activities

Cash provided by operating activities for the fiscal quarter ended July 2, 2010 was $21.7 million. Cash generated from operations during the quarter ended July 2, 2010 benefited from favorable timing on our collections and payment activity during the period offset in part by the impact of delayed award fees on the INSCOM contract through our GLS joint venture as well as certain costs paid associated with the Merger.

Investing Activities

Cash used in investing activities was $2.9 million for the fiscal quarter ended July 2, 2010. The cash used was primarily for equipment additions.

Financing Activities

Cash used in financing activities was $5.4 million for the fiscal quarter ended July 2, 2010. The cash used in financing activities during the fiscal quarter ended July 2, 2010 was primarily due to the payments of noncontrolling interests dividends.

Predecessor Cash Flows — Fiscal Year 2010 Compared to Fiscal Year 2009

Operating Activities

Cash flows provided by operating activities for fiscal year 2010 was $90.5 million as compared to $140.9 million for fiscal year 2009. Cash generated from operations for fiscal year 2010 benefited from the combination of our continued profitable revenue growth offset by increases in net working capital. The change in net working capital was primarily due to increases in accounts receivable. This increase was due to an increase in revenue and an increase in DSO, which was 71 days as of April 2, 2010, compared to 60 days at April 3, 2009. This increase in DSO was primarily due to longer review cycles for our DoS invoices due to increased scrutiny of the detailed support of our invoices. Also, contributing to the increase was a payment term increase on the CFT contract.

Investing Activities

Cash used in investing activities was $88.9 million for fiscal year 2010 as compared to $9.1 million for fiscal year 2009. This increase was primarily due to the acquisitions of Phoenix and Casals and the purchase of helicopter assets as compared to fiscal year 2009 where we made routine fixed assets and software purchases.

Financing Activities

Cash used in financing activities was $79.4 million for fiscal year 2010 as compared to $16.9 million of cash used in financing for fiscal year 2009. This increase was primarily due to the $23.4 excess cash flow payment on the senior credit facility, the $24.3 million bond repurchases and $28.1 million in dividend payments to noncontrolling interest holders as compared to $6.0 million of noncontrolling interest holders in fiscal year 2009.

Financing

Long-term debt consisted of the following:

	Delta Tucker Holdings, Inc.		Predecessor
(Amounts in thousands)	Three Months Ended April 1, 2011	December 31, 2010	April 2, 2010
Pre Merger Term loan	$—	$—	$176,637
Pre Merger 9.5% Senior subordinated notes	637	637	375,510
New Term Loan	518,575	568,875	—
New 10.375% Senior unsecured notes	455,000	455,000	—
New outstanding revolver borrowings	—	—	—

Total indebtedness	974,212	1,024,512	552,147
Less current portion of long-term debt	(5,212)	(5,700)	(44,137)

Total long-term debt	$969,000	$1,018,812	$508,010

In connection with the Merger on July 7, 2010, substantially all of DynCorp International’s debt outstanding as of April 2, 2010 was repaid and replaced with new debt described below. However, $0.6 million of the pre-Merger 9.5% Senior subordinated notes remained outstanding as of April 1, 2011, as the holders opted to retain their investment. The current portion of long-term debt of $5.2 million is comprised of quarterly principal payments of $1.4 million, the first of such payments was made on December 31, 2010. See Note 2 to the Delta Tucker Holdings, Inc. consolidated financial statements as of December 31, 2010, included elsewhere in this prospectus for further discussion related to the Merger. See Note 6 to the DynCorp International Inc. consolidated financial statements included elsewhere in this prospectus for further discussion related to the pre-Merger debt.

New Senior Credit Facility

In connection with the Merger, DynCorp International Inc., as borrower, entered into a new senior secured credit facility on July 7, 2010 (the “Senior Credit Facility”), with a banking syndicate and Bank of America, NA as Agent.

Our new Senior Credit Facility is secured by substantially all of our assets, guaranteed by the Company and substantially all of DynCorp International’s subsidiaries and provides for a six year, $570 million term loan facility (“Term Loan”) and a four year, $150 million revolving credit facility (“Revolver”), including a $100 million letter of credit subfacility. As of December 31, 2010, the balance of our Term Loan was $568.8 million, and we had no revolver borrowings under our Revolving Facility. As of December 31, 2010, the additional available borrowing capacity under the Senior Credit Facility was approximately $109.0 million, which gives effect to no Revolver borrowings and our $41.0 million in letters of credit. The outstanding Term Loan balance as of April 1, 2011 is $518.6 million as we have paid down $51.4 million of principal. We had no Revolver borrowings outstanding as of April 1, 2011. We had Revolver borrowings during the three months ended April 1, 2011 with the maximum amount borrowed of $22.3 million. These borrowings were for working capital requirements resulting primarily from the timing of customer collections and vendor disbursements. Our available borrowing capacity as of April 1, 2011 was $121.5 million, after giving effect to $28.5 million of outstanding letters of credit.

In addition to the Senior Credit Facility and Senior Unsecured Notes, $0.6 million of our pre-Merger 9.5% senior subordinated notes remained outstanding as of April 1, 2011.

The weighted-average interest rate as of April 1, 2011 for our debt was 8.6%, excluding the impact of deferred financing fees. There were no interest rate hedges in place during the three months ended April 1, 2011.

The maturity date on the Term Loan is July 7, 2016 and the maturity date on the Revolver is July 7, 2014.

Interest Rates on Term Loan & Revolver

Both the Term Loan and Revolver bear interest at one of two options, based on our election, using either the (i) base rate (“Base Rate”) as defined in the Senior Credit Facility plus an applicable margin or the (ii) London Interbank Offered Rate (“Eurocurrency Rate”) as defined in the Senior Credit Facility plus an applicable margin. The applicable margin for the Term Loan is fixed at 3.5% for the Base Rate option or and 4.5% for the Eurocurrency Rate option. The applicable margin for the Revolver ranges from 3.0% to 3.5% for the Base Rate option or 4.0% to 4.5% for the Eurocurrency options based on our outstanding Secured Leverage Ratio at the end of each quarter. The Secured Leverage Ratio is calculated by the ratio of total secured consolidated debt (net of up to $25 million of unrestricted cash and cash equivalents) to consolidated earnings before interest, taxes, and depreciation & amortization (“Consolidated EBITDA”), as defined in the Senior Credit Facility. Interest payments on both the Term Loan and Revolver are payable at the end of the interest period as defined in the Senior Credit Facility, but not less than quarterly.

The Base Rate is equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its prime rate; provided that in no event shall the Base Rate be less than 1.00% plus the Eurocurrency Rate applicable to one month interest periods on the date of determination of the Base Rate. The variable Base Rate has a floor of 2.75%.

The Eurocurrency Rate is the rate per annum equal to the British Bankers Association London Interbank Offered Rate (“BBA LIBOR”) as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) two Business Days prior to the commencement of such interest period. The variable Eurocurrency rate has a floor of 1.75%.

As of April 1, 2011 and December 31, 2010 the applicable interest rate for our Term Loan was 6.25% and 6.25%, respectively.

Interest Rates on Letter of Credit Subfacility and Unused Commitment Fees

The letter of credit subfacility bears interest at the applicable margin for Eurocurrency Loans, which ranges from 4.0% to 4.5%. The unused commitment fee ranges from 0.50% to 0.75% depending on the Secured Leverage Ratio, as defined in the Senior Credit Facility. Payments on both the letter of credit subfacility and unused commitments are payable quarterly. As of April 1, 2011 and December 31, 2010 the applicable interest rates for our letter of credit subfacility and unused commitment fees were 4.50% and 0.75%, respectively, for both periods. All of our letters of credit are also subject to a 0.25% fronting fee.

Principal Payments

Our new Term Loan facility provides for quarterly principal payments of $1.4 million beginning in December 2010. Additionally, there is an annual excess cash flow requirement, which is defined in the Senior Credit Facility. This excess cash flow requirement begins in fiscal year 2012, based on our annual financial results in fiscal year 2011, and could result in a potential additional principal payment. Our normal quarterly principal payments would be reduced by the amount of any additional principal payment from the excess cash flow requirement. Furthermore, certain transactions can trigger mandatory principal payments such as tax refunds, a disposition of a portion of the business or a significant asset sale.

Covenants

The Senior Credit Facility contains financial, as well as non-financial, affirmative and negative covenants. The negative covenants in the Senior Credit Facility include, among other things, limits on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our indebtedness;

•	grant liens;

•	make loans or investments (including acquisitions);

•	incur additional indebtedness;

•	modify the terms of certain debt;

•	restrict dividends from our subsidiaries;

•	change our business or business of our subsidiaries;

•	merge or enter into acquisitions;

•	sell our assets;

•	enter into transactions with our affiliates; and

•	make capital expenditures.

In addition, the Senior Credit Facility stipulates a maximum total leverage ratio as defined in the Senior Credit Facility, and minimum interest coverage ratio as defined in the Senior Credit Facility, that we must maintain at the end of each quarter.

The total leverage ratio is the Consolidated Total Debt as defined in the Senior Credit Facility, less unrestricted cash and cash equivalents (up to $25 million) to Consolidated EBITDA as defined in the Senior Credit Facility, for the applicable period. Our total leverage ratio cannot be greater than 5.0 to 1.0 for the period of July 3, 2010 to April 1, 2011. The maximum total leverage ratio diminishes quarterly or semi-annually thereafter.

The interest coverage ratio is the ratio of Consolidated EBITDA to Consolidated Interest Expense as defined in the Senior Credit Facility. The interest coverage ratio must not be less than 2.35 to 1.0 for the July 3, 2010 to July 1, 2011 period. The minimum total leverage ratio increases quarterly or semi-annually thereafter.

New Senior Unsecured Notes

On July 7, 2010, DynCorp International issued $455 million in aggregate principal of 10.375% senior unsecured notes due 2017 (the “Senior Unsecured Notes”) in a private placement offering. The new Senior Unsecured Notes were issued under an indenture dated July 7, 2010, by and among us, the guarantors party thereto (the “Guarantors”), including the Company, and Wilmington Trust FSB, as trustee. The new Senior Unsecured Notes mature on July 1, 2017. Interest on the new Senior Unsecured Notes is payable on January 1 and July 1 of each year, commencing on January 1, 2011.

The new Senior Unsecured Notes contain various covenants that restrict our ability to:

•	incur additional indebtedness;

•	make certain payments including declaring or paying certain dividends;

•	purchase or retire certain equity interests;

•	retire subordinated indebtedness;

•	make certain investments;

•	sell assets;

•	engage in certain transactions with affiliates;

•	create liens on assets;

•	make acquisitions; and

•	engage in mergers or consolidations.

The aforementioned restrictions are considered to be in place unless we achieve investment grade ratings from both Moody’s Investor Service, Inc. as well as Standard Poor’s Rating Service.

We can redeem the new Senior Unsecured Notes, in whole or in part, at defined call prices, plus accrued interest through the redemption date. The Indenture Agreement requires us to repurchase the new Senior Unsecured Notes at defined prices in the event of certain specified triggering events certain asset sales and change of control events.

Contractual Commitments

The following table represents our contractual commitments associated with our debt and other obligations as of December 31, 2010:

	Calendar Years (1)
(Amounts in thousands)	2011	2012	2013	2014	2015	Thereafter	Total
Term Loan (2)	$5,700	$5,700	$5,700	$5,700	$5,700	$540,075	$568,575
Senior subordinated notes	—	—	637	—	—	—	637
Senior unsecured notes	—	—	—	—	—	455,000	455,000
Interest on indebtedness (3)	84,363	83,931	83,343	82,498	81,652	112,014	527,801
Operating leases (4)	14,495	14,145	13,111	11,047	11,435	37,449	101,682
Liability on uncertain tax position	503	973	1,621	9,781	—	—	12,878

Total contractual obligations	$105,061	$104,749	$104,412	$109,026	$98,787	$1,144,538	$1,666,573

(1)	As of April 1, 2011, there were no amounts outstanding under the revolving credit facility.
(2)

Excludes the potential of future mandatory principal payments due to excess cash flow requirements, which could affect the timing of future principal payments. See Note 7 to the Delta Tucker Holdings, Inc. consolidated financial statements for further information.

(3)

Represents interest expense calculated using interest rates of: (i) 9.5% on the senior subordinated notes, (ii) 10.375% on senior unsecured debt, (iii) Term Loan Principal applied to the April 1, 2011, interest rate of 6.25%, (iv) assumes the current letter of credit level multiplied by 4.75% and (v) 0.75% interest rate applied to unutilized revolver borrowing capacity utilizing the April 1, 2011 level.

(4)	For additional information about our operating leases, see Note 8 to the Delta Tucker Holdings, Inc. consolidated financial statements presented as of December 31, 2010.

The above table is as of December 31, 2010 and does not reflect the subsequent repayment of $51.4 million under the Senior Credit Facility.

Off-Balance Sheet Arrangements

As of December 31, 2010, we did not have any off-balance sheet arrangements as defined under SEC rules.

Effects of Inflation

We have generally been able to anticipate increases in costs when pricing our contracts. Bids for longer-term fixed-price and time-and-materials type contracts typically include sufficient labor and other cost escalations in amounts expected to cover cost increases over the period of performance. Consequently, because costs and revenue include an inflationary increase commensurate with the general economy in which we operate, net income attributable to Delta Tucker Holdings, Inc. as a percentage of revenue has not been materially impacted by inflation.

Critical Accounting Policies and Estimates

The process of preparing financial statements in conformity with GAAP requires the use of estimates and assumptions to determine reported amounts of certain assets, liabilities, revenue and expenses and the disclosure of related contingent assets and liabilities. These estimates and assumptions are based upon information available at the time of the estimates or assumptions, including our historical experience, where relevant. These significant estimates and assumptions are reviewed quarterly by management. This evaluation process includes a thorough review of key estimates and assumptions used in preparing our financial statements. Because of the uncertainty of factors surrounding the estimates, assumptions and judgments used in the preparation of our financial statements, actual results may differ from the estimates, and the difference may be material.

Our critical accounting policies and estimates are those policies and estimates that are both most important to our financial condition and results of operations and require the most difficult, subjective or complex judgments on the part of management in their application, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. The following represents our critical accounting policies that incorporate significant estimates. For a summary of all of our significant accounting policies, see Note 1 to the Delta Tucker Holdings, Inc. consolidated financial statements included in this prospectus. Management and our external auditors have discussed our critical accounting policies and estimates with the Audit Committee of our Board of Directors.

Revenue Recognition

We are predominantly a services provider and only include products or systems when necessary for the execution of the service arrangement, and as such, systems, equipment or materials are not generally separable from services. Revenue is recognized when persuasive evidence of an arrangement exists, services or products have been provided to the customer, the sales price is fixed or determinable (for non-U.S. government contracts) or costs are identifiable, determinable, reasonable and allowable (for our U.S. government contracts), and collectibility is reasonably assured (for non-U.S. government contracts) or a reasonable contractual basis for recovery exists (for U.S. government contracts). Our contracts typically fall into four categories with the first representing the vast majority of our revenue. The categories are federal government contracts, construction-type contracts, software contracts and other contracts. We apply the appropriate guidance consistently to similar contracts.

Major factors we consider in determining total estimated revenue and cost include the basic contract price, contract options, change orders (modifications of the original contract), back charges and claims, and contract provisions for penalties, award fees and performance incentives. All of these factors and other special contract provisions are evaluated throughout the life of our contracts when estimating total contract revenue under the percentage-of-completion or proportional methods of accounting.

We expense pre-contract costs as incurred for an anticipated contract until the contract is awarded. Throughout the life of the contract, indirect costs, including general and administrative costs, are expensed as incurred. Management regularly reviews project profitability and underlying estimates, including total cost to complete a project. For each project, estimates for total project costs are based on such factors as a project’s contractual requirements and management’s assessment of current and future pricing, economic conditions, political conditions and site conditions. Estimates can be impacted by such factors as additional requirements from our customers, a change in labor markets impacting the availability or price of a skilled workforce, regulatory changes both domestically and internationally, political unrest, or security issues at project locations. Revisions to estimates are reflected in results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management.

Federal Government Contracts — For all non-construction and non-software U.S. federal government contracts or contract elements, we apply the guidance in ASC 912 — Contractors-Federal Government. We apply the combination and segmentation guidance in ASC 605-35 Revenue-Construction-Type and Production-Type Contracts, under the guidance of ASC 912, in analyzing the deliverables contained in the applicable contract to determine appropriate profit centers. Revenue is recognized by profit center using the percentage-of-completion method or completed contract method. The completed contract method is sometimes used when reliable estimates cannot be supported for percentage-of-completion method recognition or for short duration projects when the results of operations would not vary materially from those resulting from use of the percentage-of-completion method. Until complete, project costs are maintained in work-in-progress, a component of inventory.

Projects under our U.S. federal government contracts typically have different pricing mechanisms that influence how revenue is earned and recognized. These pricing mechanisms are classified as cost-plus-fixed-fee, fixed-price, cost-plus-award-fee or time-and-materials (including unit-price/level-of-effort contracts). Any of these contract types can be executed under an Indefinite-Delivery Indefinite-Quantity (“IDIQ”) contract, which does not represent a firm order for services. As a result, the exact timing and quantity of delivery and pricing mechanism for IDIQ profit centers are not known at the time of contract award, but they can contain any type of pricing mechanism.

Revenue on projects with a fixed-price or fixed-fee, including award fees, is generally recognized based on progress towards completion over the contract period, measured by either output or input methods appropriate to the services or products provided. For example, “output measures” can include period of service, such as for aircraft fleet maintenance, and units delivered or produced, such as aircraft for which modification has been completed. “Input measures” can include a cost-to-cost method, such as for procurement-related services.

Revenue on time-and-materials projects is recognized at contractual billing rates for applicable units of measure (e.g. labor hours incurred, units delivered). Revenue related to our unconsolidated joint ventures, where a shared service agreement exists, is recognized equal to the costs incurred to provide these services.

Construction Contracts or Contract Elements — For all construction contracts or contract elements, revenue is recognized by profit center using the percentage-of-completion method.

Software Contracts or Contract Elements — It is our policy to review any arrangement containing software or software deliverables using applicable GAAP for software revenue recognition, as discussed further in Note 1 to the Delta Tucker Holdings, Inc. consolidated financial statements included elsewhere in this prospectus. We have not historically sold software on a separate, standalone basis. As a result, software arrangements are typically accounted for as one unit of accounting and are recognized over the service period, including the period of post-contract customer support.

Other Contracts or Contract Elements — Our contracts with non-federal government customers are predominantly multiple-element arrangements. Multiple-element arrangements involve multiple obligations in various combinations to perform services, deliver equipment or materials, grant licenses or other rights, or take certain actions. We evaluate all deliverables in an arrangement to determine whether they represent separate units of accounting and arrangement consideration is allocated among the separate units of accounting based on their relative fair values. Fair values are established by evaluating vendor specific objective evidence (“VSOE”) or third-party evidence if available. Due to the customized nature of our arrangements, VSOE and third-party evidence is generally not available resulting in applicable arrangements being accounted for as one unit of accounting.

Deferred Taxes, Tax Valuation Allowances and Tax Reserves

Our income tax expense, deferred tax assets and liabilities and reserves for uncertain tax positions reflect management’s best estimate of future taxes to be paid. We are subject to income taxes in both the U.S. and numerous foreign jurisdictions. Significant judgments and estimates are required in determining the consolidated income tax expense. Income tax expense is the amount of tax payable for the period plus or minus the change in deferred tax assets and liabilities during the period.

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, we develop assumptions including the amount of future state, federal and foreign pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

In evaluating the realizability of our deferred tax assets, we assess the need for any related valuation allowances or adjust the amount of any allowances, if necessary. Valuation allowances are recognized to reduce the carrying value of deferred tax assets to amounts that we expect are more-likely-than-not to be realized. Valuation allowances, if any, would primarily would relate to the deferred tax assets established for certain tax credit carryforwards and net operating loss carryforwards for U.S. and non-U.S. subsidiaries. We assess such factors as our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets in determining the need for or sufficiency of a valuation allowance. Failure to achieve forecasted taxable income in the applicable tax jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in our effective tax rate on future earnings. Implementation of different tax structures in certain jurisdictions could also impact the need for certain valuation allowances.

The amount of income taxes we pay is subject to ongoing audits by federal, state and foreign tax authorities, which often result in potential assessments. Significant judgment is required in determining income tax provisions and evaluating tax positions. We establish reserves for open tax years for uncertain tax positions that may be subject to challenge by various tax authorities. The consolidated tax provision and related accruals include the impact of such reasonably estimable losses and related interest and penalties as deemed appropriate.

Under ASC 740, we may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities. The determination is based on the technical merits of the position and presumes that each uncertain tax position will be examined by the relevant taxing authority that has full knowledge of all relevant information.

ASC 740 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

We believe we have adequately provided for any reasonably foreseeable outcome related to these matters, and our future results may include favorable or unfavorable adjustments to our estimated tax liabilities. To the extent that the expected tax outcome of these matters changes, such changes in estimate will impact the income tax provision in the period in which such determination is made.

Impairment of Goodwill

As further discussed in Note 2 to the Delta Tucker Holdings, Inc. audited consolidated financial statements included elsewhere in this prospectus, as a result of the Company applying acquisition accounting related to the Merger on July 7, 2010, our balance sheet includes $679.4 million in goodwill as of April 1, 2011, which represents the excess of costs over fair value of assets. As a result of the Company applying acquisition accounting, the assets and liabilities of DynCorp International were recorded at fair value and the remaining amount resulted in goodwill. The goodwill carrying value was allocated to our operating segments using a relative fair value approach based on our six reporting units. Of the six reporting units, five are consolidated in our financial statements, while GLS was deconsolidated as of the Merger date. All of our reporting units were allocated goodwill based on relative fair values as required under ASC 350 — Intangibles-Goodwill and Other, all of which had estimated fair values that substantially exceeded their carrying values.

Goodwill represents the excess of costs over fair value of assets of businesses acquired. In accordance with ASC 350-20 — Intangibles-Goodwill, we evaluate goodwill for impairment annually and when an event occurs or circumstances change to suggest that the carrying value may not be recoverable. We performed the first annual goodwill impairment test as of October 29, 2010, the first month of the fourth quarter of our calendar year. We also assess goodwill at the end of a quarter if a triggering event occurs. In determining whether an interim triggering event has occurred, management monitors (i) the actual performance of the business relative to the fair value assumptions used during our annual goodwill impairment test, (ii) and significant changes to future expectations.

We estimate a portion of the fair value of our reporting units under the income approach by utilizing a discounted cash flow model based on several factors including balance sheet carrying values, historical results, our most recent forecasts, and other relevant quantitative and qualitative information. We discount the related cash flow forecasts using the weighted-average cost of capital at the date of evaluation. We also use the market approach to estimate the remaining portion of our reporting unit valuation. This technique utilizes comparative market multiples in the valuation estimate. We have historically applied a 50%/50% weighting to each approach. While the income approach has the advantage of utilizing more company specific information, the market approach has the advantage of capturing market based transaction pricing.

Preparation of forecasts and the selection of the discount rate involve significant judgments that we base primarily on existing firm orders, expected future orders, and general market conditions. Significant changes in these forecasts, the discount rate selected, or the weighting of the income and market approach could affect the estimated fair value of one or more of our reporting units and could result in a goodwill impairment charge in a future period.

The combined estimated fair value of all of our reporting units from the weighted total of the market approach and income approach often results in a premium over our market capitalization, commonly referred to as a control premium. The calculated control premium percentage is evaluated and compared to an estimated acceptable midpoint percentage. In the event that the calculated control premium is above this midpoint, a portion of the excess control premium is allocated to reduce the fair value of each reporting unit in order to further assess whether any reporting units have incurred goodwill impairment. Assessing the acceptable control premium percentage requires judgment and is impacted by external factors such as observed control premiums from comparable transactions derived from the prices paid on recent publicly disclosed acquisitions in our industry.

In connection with the Merger, we recorded goodwill of $679.4 million as of December 31, 2010. Although we did not have any reporting units close to being impaired during our annual October 2010 impairment test, the risk of future impairment has increased. A significant change in our forecasted performance, such as a loss of an existing contract or new business opportunity, could significantly impact future impairment assessments.

Recent Accounting Pronouncements

The information regarding recent accounting pronouncements is included in Note 1 to the Delta Tucker Holdings, Inc. audited consolidated financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to market risk, primarily relating to potential losses arising from adverse changes in interest rates and foreign currency exchange rates. For a further discussion of market risks we may encounter, see “Risk Factors”.

Interest Rate Risk

We have interest rate risk relating to changes in interest rates primarily on our variable rate debt. We manage our exposure to movements in interest rates through the use of a combination of fixed and variable rate debt or interest rate derivative instruments. As of April 1, 2011, we had 46.7% of our debt as fixed rate and 53.3% floating. Our 10.375% senior unsecured notes and our 9.5% senior subordinated notes represented our fixed rate debt, which totaled $455.6 million as of April 1, 2011. Our Term Loan and Revolving Facility represent our variable rate debt. As of April 1, 2011, the balance of our Term Loan was $518.6 million, and we had no revolver borrowings under our Revolving Facility. Borrowings under our variable rate debt bear interest, based on our option, at a rate per annum equal to LIBOR, plus the Applicable Margin or the Base Rate plus the Applicable Margin. Both the Term Loan and the Revolving Facility have an interest rate floor of 1.75% for LIBOR borrowings and 2.75% for Base Rate borrowings. The Term Loan interest rate at April 1, 2011 was made up of a 4.5% Applicable Margin plus a 1.75% LIBOR rate totaling 6.25%. If LIBOR increases over 1.75% and we continued to have no Revolver outstanding loans, each 25 basis point increase would result in $1.4 million annually in additional interest expense.

Foreign Currency Exchange Rate Risk

We are exposed to changes in foreign currency rates. At present, we do not utilize any derivative instruments to manage risk associated with foreign currency exchange rate fluctuations. The functional currency of certain foreign operations is the local currency. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates, while income and expense accounts are translated at the average rates in effect during the year. The resulting translation adjustment is recorded as accumulated other comprehensive income/(loss). Our foreign currency transactions were not material for our Inception Year.

BUSINESS.

Unless the context otherwise indicates, references herein to “we,” “our,” “us,” or “the Company” refer to Delta Tucker Holdings, Inc. and its consolidated subsidiaries. The Company was incorporated in the state of Delaware on April 1, 2010. On July 7, 2010, DynCorp International completed a merger with Delta Tucker Sub, Inc., a wholly owned subsidiary of the Company. Pursuant to the Agreement and Plan of Merger dated as of April 11, 2010, Delta Tucker Sub, Inc. merged with and into DynCorp International, with DynCorp International becoming the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). Holders of DynCorp International’s stock received $17.55 in cash for each outstanding share in the Merger. Since Cerberus Capital Management, L.P. (“Cerberus”) indirectly owns all of DynCorp International’s outstanding equity, DynCorp International’s stock ceased to be publicly traded as of the Merger. See further discussion in Note 2 to the Delta Tucker Holdings, Inc. consolidated financial statements included elsewhere in this prospectus.

The Delta Tucker Holdings, Inc. consolidated financial statements and the Predecessor DynCorp International Inc. consolidated financial statements included elsewhere in this prospectus have been prepared pursuant to accounting principles generally accepted in the United States of America (“GAAP”).

Overview

We are a leading provider of specialized, mission-critical professional and support services outsourced by the U.S. military, non-military U.S. governmental agencies and foreign governments. Our specific global expertise is in law enforcement training and support, base and logistics operations, intelligence training, rule of law development, construction management, international development, ground vehicle support, counter-narcotics aviation, platform services and operations, linguist services and security services. We also provide logistics support for all our services. Through our predecessor companies, we have provided essential services to numerous U.S. government departments and agencies since 1951.

Our customers include the U.S. Department of Defense (“DoD”), the U.S. Department of State (“DoS”), the U.S. Agency for International Development (“USAID”), foreign governments, commercial customers and certain other U.S. federal, state and local government departments and agencies. Revenue from the U.S. government accounted for approximately 98% of total revenue during our Inception Year, and 98% and 95% of total DynCorp International revenue during fiscal years 2010, and 2009, respectively, excluding Global Linguist Solutions (“GLS”). GLS is excluded for comparative purposes due to GLS becoming an operationally integral unconsolidated equity method investee at the Merger date. See Note 1 to the Delta Tucker Holdings, Inc. consolidated financial statements included elsewhere in this prospectus for further discussion of the deconsolidation of GLS. Our contracts’ revenue and percentage of total revenue from the U.S. government fluctuates from year to year. These fluctuations can be due to contract length or contract structure, such as with indefinite delivery, indefinite quantity type contracts (“IDIQ”). The majority of our contracts are awarded for one year base periods with subsequent option years available subject to changing governmental priorities. IDIQ type contracts are often awarded to multiple contractors and provide the opportunity for awarded contractors to bid on task orders issued under the contract.

Our business is aligned into three operating segments, two of which, Global Stabilization and Development Solutions (“GSDS”) and Global Platform Support Solutions (“GPSS”), are wholly-owned, and a third segment, GLS, which is a 51% owned joint venture and accounted for as an operationally integral equity method investee. Our reporting segments are identical to our operating segments.

Contract Types

Our contracts typically have a term of three to ten years consisting of a base period of one year with multiple one-year options. Our contracts typically are awarded for an estimated dollar value based on the forecast of the work to be performed under the contract over its maximum life. In addition, we have historically received additional revenue through increases in program scope beyond that of the original contract. These contract modifications typically consist of “over and above” requests derived from changing customer requirements and are reviewed by us for appropriate revenue recognition. The U.S. government is not obligated to exercise options under a contract after the base period. At the time of completion of the contract term of a U.S. government contract, the contract is re-competed to the extent that the service is still required.

Our contracts with the U.S. government or the government’s prime contractor (to the extent that we are a subcontractor) generally contain standard, unilateral provisions under which the customer may terminate for convenience or default. U.S. government contracts generally also contain provisions that allow the U.S. government to unilaterally suspend us from obtaining new contracts pending resolution of alleged violations of procurement laws or regulations, reduce the value of existing contracts, issue modifications to a contract and control and potentially prohibit the export of our services and associated materials.

Most of our contracts are to provide services, rather than products, to our customers, resulting in the majority of costs being labor related. For this reason, we flexibly staff for each contract. If we lose a contract, we terminate or reassign the employees associated with the contract, hence cutting direct cost and overhead. The elimination of employees would not generate significant separation costs. Additionally, the indirect costs that are absorbed by any one contract could be absorbed by the remaining contracts without a significant impact to our business or competitiveness.

The types of services we perform also supports our scalability as our primary capital requirements are working capital related, which are variable with our overall revenue stream. The nature of our contracts does not generally require investments in fixed assets and we do not have significant fixed asset investments or significant agreements tied to a single contract upon which our business materially depends. Additionally, our contract mix gives us a degree of flexibility to utilize assets purchased for certain programs to be deployed on other programs in cases where the scope of our deliverables changes.

Our business generally is performed under fixed-price, time-and-materials or cost-reimbursement contracts. Each of these is described below.

•

Fixed-Price Type Contracts: In a fixed-price contract, the price is not subject to adjustment based on costs incurred, which can favorably or adversely impact our profitability depending upon our execution in performing the contracted service. Our fixed-price contracts include firm fixed-price, fixed-price with economic adjustment, and fixed-price incentive.

•	Time-and-Materials Type Contracts: Time-and-materials type contracts provide for acquiring supplies or services on the basis of direct labor hours at fixed hourly/daily rates plus materials at cost.

•

Cost-Reimbursement Type Contracts: Cost-reimbursement type contracts provide for payment of allowable incurred costs, to the extent prescribed in the contract, plus a fixed-fee, award-fee or incentive-fee. Award-fees or incentive-fees are generally based upon various objective and subjective criteria, such as aircraft mission capability rates and meeting cost targets.

Any of these three types of contracts discussed above may be executed under an IDIQ contract, which are often awarded to multiple contractors. An IDIQ contract does not represent a firm order for services. Our Civilian Police and Contract Field Teams programs are two examples of IDIQ contracts. During our Inception Year, 76% of our revenue were attributable to IDIQ contracts. In DynCorp International’s fiscal years 2010, and 2009, 76%, and 73% of revenue, respectively, were attributable to IDIQ contracts. When a customer wishes to order services under an IDIQ contract, the customer issues a task order request for proposal to the contractor awardees. The contract awardees then submit proposals to the customer and task orders are typically awarded under a best-value approach. However, many IDIQ contracts permit the customer to direct work to a particular contractor. In some instances, the contractor may identify specific projects and propose to perform the service for a customer within the scope of the IDIQ contract, although the customer is not obligated to order the services.

Our historical contract mix by type, as a percentage of revenue, is indicated in the table below.

	Delta Tucker Holdings, Inc.		Predecessor
Contract Type	Three Months Ended April 1, 2011	April 1, 2010 (Inception) through December 31, 2010	Fiscal Quarter Ended April 2, 2010	Fiscal Quarter Ended July 2, 2010	Fiscal Year 2010	Fiscal Year 2009
Fixed-Price	19%	27%	30%	24%	26%	27%
Time-and-Materials	15%	12%	13%	12%	16%	24%
Cost-Reimbursement	66%	61%	57%	64%	58%	49%

Totals	100%	100%	100%	100%	100%	100%

The task orders under the LOGCAP IV contract, which is described below under “— Business Areas Teams — GSDS” are predominantly cost-reimbursement type task orders. We anticipate that revenue from cost-reimbursement type contracts will continue to represent a large and increasing portion of our business in future fiscal years. Cost-reimbursement type contracts typically carry lower margins than other contract types, but also carry lower risk of loss.

Under many of our contracts, we may rely on subcontractors to perform all or a portion of the services we are obligated to provide to our customers. We often enter into subcontract arrangements in order to meet government requirements that certain categories of services be awarded to small businesses. We use subcontractors primarily for specialized, technical labor and certain functions such as construction and catering.

We group our various programs within each operating segment into BATs to manage, review and assess our business performance. During the three months ended April 1, 2011, we modified our BAT structure. We divided the Training, Mentoring & Security BAT into two BATs consisting now of Training & Mentoring and Security. Additionally, we moved various programs out of the Development BAT into other BATs. Most notably, we (i) moved Air Force Contract Augmentation Program (“AFCAP”) and Africa Peacekeeping into the Contingency Operations BAT within the GSDS segment and (ii) moved War Reserve Materiel (“WRM”) and Philippines Operations Support (“POS”) into the Operations & Maintenance BAT in the GPSS segment. We considered the impact of the modification to our BAT structure and concluded it did not represent a material change that required a retrospective change be made to the financial statements. A description of our BATs by operating segment follows. For more detail regarding our key contracts, see the chart appearing under “Key Contracts,” which includes estimated total contract values as of December 31, 2010.

Global Stabilization and Development Solutions (“GSDS”)

GSDS provides a diverse collection of outsourced services primarily to government agencies worldwide. GSDS includes five BATs as described below:

Contingency Operations — This BAT provides U.S. military operations and maintenance support, including but not limited to: construction services, facilities management, electrical power, water, sewage and waste management, laundry operations, food services and transportation motor pool operations. LOGCAP IV is the most significant program in our Contingency Operations BAT. This BAT also includes services we provide including peacekeeping logistics support, humanitarian relief; worldwide contingency planning and other rapid response services; inventory procurement, property control and tracking services; mobile repair services; facility and equipment maintenance and control; and engineering and construction management services.

Development — This BAT, is primarily comprised of programs from the acquisition of Casals & Associates, Inc. (“Casals”) and includes other legacy DynCorp programs. This BAT supports U.S. foreign policy and international development priorities by assisting in the development of stable and democratic governments, implementing anti-corruption initiatives, and aiding the growth of democratic public and civil institutions

Intelligence Training and Solutions — This BAT was created as a result of the acquisition of Phoenix Consulting Group, LLC (“Phoenix”) and provides proprietary training courses, management consulting and augmentation services to the intelligence community and national security clients. As part of our proprietary training courses, we offer a highly specialized human intelligence (“HUMINT”) course curriculum taught by cleared intelligence professionals to other intelligence, counterintelligence, special operations and law enforcement personnel.

Training & Mentoring — This BAT provides international policing and police training, judicial support, immigration support and base operations. Under this BAT, we also provide senior advisors and mentors to foreign governmental agencies.

Security — This BAT provides security and personal protection for diplomats and senior governmental officials.

Key GSDS Contracts

Logistics Civil Augmentation Program: The LOGCAP IV contract is a part of our Contingency Operations BAT, which was awarded to us in 2008. We were selected as one of the three prime contractors to provide logistics support under the LOGCAP IV contract. LOGCAP IV is the U.S. Army component of the DoD’s initiative to award contracts to U.S. companies with a broad range of logistics capabilities to support U.S. and allied forces during combat, peacekeeping, humanitarian and training operations. The IDIQ contract has a term of up to ten years. Under LOGCAP IV, the U.S. Army contracts to perform selected services in a theater of operations to augment U.S. Army forces and release military units for other missions or to fill U.S. Army resource shortfalls. Our current task orders are primarily cost-reimbursement plus an award fee.

Civilian Police (“CivPol”): The CivPol program is a part of our Training, Mentoring and Security BAT, which was awarded to us by the DoS in February 2004. Through this program, we have deployed civilian police officers from the U.S. to several countries to train and offer logistics support to the local police and assist them with infrastructure reconstruction. Our first significant deployment of civilian police personnel began in the Balkans in 1996, where we helped train local police and provided support during the conflict. Our security trainers and mentors remained in the region through 2004. In addition, we have been awarded multiple task orders under the CivPol program, including assignments in Iraq and Afghanistan. Our current task orders are primarily time-and-materials and cost-reimbursement.

ANP/MoI Development Program (“ANP MoI”): The ANP MoI program is a part of the Training and Mentoring BAT, which was awarded to us by DoD in December of 2010. The program was established with the goal of assisting the Government of the Islamic Republic of Afghanistan to build, develop, and sustain an effective and professional law enforcement organization. Through this program we will train and mentor the Afghans to manage all aspects of its police training within two years of the contract award. This program is primarily structured to provide cost-reimbursement type services.

Worldwide Personal Protection Service (“WPPS”): The WPPS program is a part of our Training, Mentoring and Security BAT. We provide protective service details to protect U.S. and foreign government senior officials in Iraq and Pakistan. We have provided personal protective services for the DoS since the WPPS program inception in 1996. Our current task orders are primarily time-and-materials and cost-reimbursement.

Combined Security Transition Command Afghanistan (“CSTC-A”): The CSTC-A program is a part of our Training, Mentoring and Security BAT. This program provides assistance to the CSTC-A and the North Atlantic Treaty Organization (“NATO”) training mission by providing mentors and trainers to develop the Afghanistan Ministry of Defense (“MOD”). In addition to providing training, mentoring and security, we also provide subject matter expertise and programmatic support to CSTC-A staff and the Afghanistan MOD. This program supports development of the organizational capacity and capability to assist Afghanistan MOD and Afghan National Army forces in assuming full responsibility for their own security needs. The contractual services provided under this contract are cost-reimbursement type services.

Global Platform Support Solutions

GPSS provides a wide range of technical, engineering, logistics and maintenance support services primarily to government agencies worldwide. Additionally, GPSS provides services including drug eradication and host nation pilot and crew training. GPSS includes three BATs as described below:

Aviation — This BAT provides worldwide maintenance of aircraft fleet and ground vehicles, modification, repair, and logistics support on aircraft, aerial firefighting services, weapons systems, and related support equipment to the DoD and other U.S. government agencies Contract Field Teams (“CFT”) is the most significant program in our Aviation BAT. This program deploys highly mobile, quick-response field teams to customer locations globally to supplement a customer’s workforce. We have provided services under this program for over 58 consecutive years.

Air Operations — This BAT provides foreign assistance programs to help foreign governments improve their ability to develop and implement national strategies and programs to prevent the production, trafficking, and abuse of illicit drugs. International Narcotics and Law Enforcement Air-Wing (“INL”) supports governments in multiple Latin American countries and provide support and assistance with interdiction services in Afghanistan. Also, this program provides intra theater transportation services for DoS personnel throughout Iraq and Afghanistan.

Operations and Maintenance — This BAT provides maintenance, operations, support, life extension, engineering, marine services and program management services primarily for ground vehicles and docked ships. This includes the services we provide under the Mine Resistant Ambush Protected Vehicles Logistics Support (“MRAP”) contract.

Key GPSS Contracts

INL Air Wing: The INL Air Wing program is a part of our Air Operations BAT. In May 2005, the DoS awarded us a contract in support of the INL program to aid in the eradication of illegal drug operations. This contract expires in October 2014. A similar program in Afghanistan began in 2006. Also, this program provides intra theater transportation services for DoS personnel throughout Iraq and Afghanistan. The majority of our contractual services are cost-reimbursement type services.

Contract Field Teams: The CFT program is a part of our Aviation BAT. We have provided services under this program for over 58 consecutive years. This program deploys highly mobile, quick-response field teams to customer locations to supplement a customer’s workforce. The services we provide under the CFT program generally include mission support to aircraft and weapons systems and depot-level repair. The principal customer for our CFT program is the DoD. This contract has a $10.1 billion ceiling for multiple awardees over a seven-year term through September 2015. The majority of our current delivery orders are time-and-materials, but we also have cost-reimbursement and fixed-priced services.

Mine Resistant Ambush Protected Vehicle: The MRAP program is a part of our Operations and Maintenance BAT. Under the MRAP Vehicle program, we provide MRAP Vehicle on-site liaison and advisory services to military users with direct assistance in maintenance or repair operations. The MRAP vehicles are required to increase survivability and mobility of troops operating in a hazardous fire area against known threats such as small arms fire; rocket propelled grenades, and improvised explosive devices. The contract has recently evolved from fixed-price to time and materials.

Andrews Air Force Base: The Andrews Air Force Base program is a part of our Aviation BAT. Under the Andrews Air Force Base contract, we perform aviation maintenance and support services, which include full back shop support, organizational level maintenance, fleet fuel services, launch and recovery, supply and Federal Aviation Administration (“FAA”) repair services. Under this program we oversee the management of the U.S. presidential air fleet (other than Air Force One). Our principal customer under this contract is the U.S. Air Force. We entered into this contract in January 2001. The majority of our contractual services are fixed-price.

Columbus Air Force Base (“Columbus AFB”): The Columbus AFB program is also a part of our Aviation BAT. We provide aviation and equipment maintenance and support services for T-37, T-38, T-1 and T-6 training aircraft in support of the Columbus AFB Specialized Undergraduate Pilot Training Program in Columbus, Mississippi. Our customer under this program is the U.S. Air Force — Air Education and Training Command and specifically the 14th Flying Training Wing. This contract provides for a firm fixed-price incentive fee with an incentive award fee. The performance period started October 2005 and runs through September 2012. We have completed a transition from the old T-37 primary trainer to the new T-6 turbo prop. Additionally, this 14th Flying Training Wing has one additional squadron of T-38s dedicated to fighter lead-in-training. The majority of our contractual services are fixed-price.

Sheppard Air Force Base: The Sheppard Air Force Base contract is a part of our Aviation BAT. Under the this program, we provide aircraft maintenance services for the 80th Flying Training Wing based at Sheppard Air Force Base in Wichita Falls, Texas. This contract has an initial base period of eleven months, and six option years. The mission of the Air Education and Training Command’s 80th Flying Training Wing is to provide undergraduate pilot training for the U.S. and NATO allies in the Euro NATO Joint Jet Pilot Training program. Graduates of this prestigious program are assigned to fighter pilot positions in their respective air forces. The majority of our contractual services are fixed price.

California Department of Forestry: The California Department of Forestry program is a part of our Aviation BAT. We have been helping to fight fires in California since December 2001. We maintain aircraft, providing nearly all types and levels of maintenance — scheduled, annual, emergency repairs, and even structural depot level repair. McClellan Field in Sacramento is home base for our program mechanics, data entry staff, and quality control inspectors. In addition, we provide pilots who operate the fixed wing aircraft. Our current task orders are primarily time-and-materials.

C-21 Contractor Logistics Support (“C-21A CLS”): The C-21A CLS contract is a part of our Aviation BAT. Under the C-21A CLS we perform organizational, intermediate and depot level maintenance together with supply chain management for C-21A CLS (“Lear 35A”) aircraft operated by the U.S. Air Force at seven main operating bases and one deployed location. The contract has time-and-materials and fixed-price portions.

War Reserve Materiel: The War Reserve Materiel contract is a part of our Operations and Maintenance BAT. Through this program, we provide management of the U.S. Air Force Southwest Asia War Reserve Materiel Pre-positioning program, which includes operations in Oman, Bahrain, Qatar, Kuwait and two locations in the United States (Albany, Georgia and Shaw Air Force base, South Carolina). We store, maintain and deploy assets such as tents, generators, vehicles, kitchens and medical supplies to deployed forces in the global war on terror. During Operation Enduring Freedom and Operation Iraqi Freedom, we sent teams into the field to assist in the setup of tent cities prior to the arrival of the deployed forces. The War Reserve Materiel program continues to partner with the U.S. Central Command Air Force in the development of new and innovative approaches to asset management. Our contract is primarily cost-reimbursement with a smaller portion of fixed-price services.

Global Linguist Solutions

GLS is a joint venture between DynCorp International and McNeil Technologies (“McNeil”), in which we have a 51% ownership interest. McNeil was previously owned by Veritas Capital LP, the largest holder of our Class A Common Stock before the Merger. In July 2010, AECOM Technology Corporation entered into a stock purchase agreement to acquire McNeil. The transaction was completed in August 2010. GLS currently and historically has had no other operations outside of performance on the INSCOM contract, which began services in 2008. All of our current INSCOM task orders are cost-reimbursement with an award fee. Our GLS operating segment is comprised of a single BAT, Linguistics & Translation. We have historically had strong performance on this contract, as represented by five consecutive 100% award fees during fiscal years 2010 and 2011 on all active task orders.

Linguistics & Translation: This BAT provides rapid recruitment, deployment and on-site management of interpreters and translators in-theatre for a wide range of foreign languages in support of the U.S. Army, unified commands attached forces, combined forces, and joint elements executing the Operation Iraqi Freedom (“OIF”) mission, and other U.S. government agencies supporting the OIF mission.

Key Contracts

The following table sets forth certain information for our principal contracts, including start and end dates and the principal customer for each contract as of December 31, 2010:

Contract	Segment	Principal Customer	Initial/Current Award Date	Current Contract End Date	Estimated Total Contract Value (1)
CivPol Program	GSDS	DoS	Feb 1994/Dec-10	Mar-12	$4.67 billion
INSCOM	GLS	U.S. Army	Dec-06	Apr-13	$3.78 billion	(2)
INL Air Wing	GPSS	DoS	Jan-01/May-05	Oct-14	$2.19 billion
LOGCAP IV	GSDS	U.S. Army	Apr-08	Apr-18	$2.06 billion	(3)
NATM-A	GSDS	U.S. Army	Dec-10	Apr-14	$1.04 billion
Contract Field Teams	GPSS	DoD	Oct 1951/Jul-08	Sep-15	$493 million
War Reserve Materiel	GPSS	U.S. Air Force	May-00/May-08	Sep-16	$469 million
Andrews Air Force Base	GPSS	U.S. Air Force	Jan-01	Mar-11	$372 million
WPPS	GSDS	DoS	Mar-00/June-05	Sep-14	$356 million
Columbus Air Force Base	GPSS	U.S. Air Force	Oct 1998/Oct-05	Sep-12	$298 million
CSTC-A	GSDS	US. Army	Feb-10	Mar-11	$280 million
Sheppard Air Force Base	GPSS	U.S. Air Force	Sep-09	Sep-16	$256 million
California Department of Forestry	GPSS	State of California	Dec-01/Jul-08	Dec-14	$254 million
MRAP	GPSS	DoD	Sep-07	Jan-12	$242 million
C-21 Contractor Logistics Support	GPSS	U.S. Air Force	Sep-06	Sep-11	$200 million

(1)

Estimated total contract value is not necessarily representative of the amount of work we will actually be awarded under the contract. Contract value can grow over time based on IDIQ task orders and/or contract extensions.

(2)	Awarded to GLS, our 51% majority interest joint venture.
(3)	LOGCAP IV has a $5 billion ceiling per year per contractor over 10 years.

Competition

We compete with various entities across geographic and business lines based on a number of factors, including services offered, experience, price, geographic reach and mobility. Most activities in which we engage are highly competitive and require we have highly skilled and experienced technical personnel to compete. Some of our competitors may possess greater financial and other resources or may be better positioned to compete for certain contract opportunities. We believe that our principal competitors include Civilian Police International, Science Applications International Corporation, ITT Corporation, KBR, Inc., IAP Worldwide Services, Xe Inc., Triple Canopy Inc., Fluor Corporation, Lockheed Martin Corporation, AECOM, United Technologies Corporation, L-3 Holdings, Aerospace Industrial Development Corporation, Al Salam Aircraft Company Ltd., Mission Essential Personnel, Northrop Grumman, Computer Sciences Corporation, Lear Siegler, and Serco Group Plc. We believe that the primary competitive factors for our services include reputation, technical skills, past contract performance, experience in the industry, cost competitiveness and customer relationships.

Backlog

We track backlog in order to assess our current business development effectiveness and to assist us in forecasting our future business needs and financial performance. Our backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts actually appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised, priced contract options and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. Historically, it has been our experience that the customer has typically exercised contract options.

Firm funding for our contracts is usually made for one year at a time, with the remainder of the contract period consisting of a series of one-year options. As is the case with the base period of our U.S. government contracts, option periods are subject to the availability of funding for contract performance. The U.S. government is legally prohibited from ordering work under a contract in the absence of funding. Our historical experience has been that the government has typically funded the option periods of our contracts.

The following table sets forth our approximate backlog as of the dates indicated:

(Amounts in millions)	Delta Tucker Holdings, Inc. As of April 1, 2011	Delta Tucker Holdings, Inc. As of December 31, 2010 (1)	Predecessor As of April 2, 2010
GSDS:
Funded backlog	$940	$1,188	$978
Unfunded backlog	1,583	1,976	510

Total GSDS backlog	2,523	$3,164	$1,488

GPSS:
Funded backlog	$648	$635	$661
Unfunded backlog	1,124	983	1,090

Total GPSS backlog	1,772	$1,618	$1,751

GLS:
Funded backlog	$—	$—	$30
Unfunded backlog	—	—	2,302

Total GLS backlog	$—	$—	$2,332

CONSOLIDATED:
Funded backlog	$1,588	$1,823	$1,669
Unfunded backlog	2,707	2,959	3,902

Total consolidated backlog	4,295	$4,782	$5,571

(1)

As described in Note 1 to the Delta Tucker Holdings, Inc. consolidated financial statements included elsewhere in this prospectus, GLS was deconsolidated and became an operationally integral equity method investee on July 7, 2010. GLS total backlog was $1.9 billion as of December 31, 2010.

Regulatory Matters

Contracts with the U.S. government are subject to a multitude of regulatory requirements, including but not limited to the Federal Acquisition Regulation (“FAR”), which sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. government and the Defense Federal Acquisition Regulation supplement (“DFARs”). Under U.S. government regulations, certain costs, including certain financing costs, portions of research and development costs, lobbying expenses, certain types of legal expenses and certain marketing expenses related to the preparation of bids and proposals, are not allowed for pricing purposes and calculation of contract reimbursement rates under cost-reimbursement contracts. The U.S. government also regulates the methods by which allowable costs may be allocated under U.S. government contracts.

Our international operations and investments are subject to U.S. government laws, regulations and policies, including the International Traffic in Arms Regulations, Export Administration Act, the Foreign Corrupt Practices Act and other export laws and regulations. We must also comply with foreign government laws, regulations and procurement policies and practices, which may differ from U.S. government regulation, including import-export control, investments, exchange controls, repatriation of earnings and requirements to expend a portion of program funds in-country. In addition, embargoes, international hostilities and changes in currency values can also impact our international operations.

Our government contracts are subject to audits at various points in the contracting process. Pre-award audits are performed at the time a proposal is submitted to the U.S. government for cost-reimbursement contracts. The purpose of a pre-award audit is to determine the basis of the bid and provide the information required for the U.S. government to negotiate the contract effectively. In addition, the U.S. government may perform a pre-award audit to determine our capability to perform under a contract. During the performance of a contract, the U.S. government has the right to examine our costs incurred on the contract, including any labor charges, material purchases and overhead charges. Upon a contract’s completion, the U.S. government performs an incurred cost audit of all aspects of contract performance for cost-reimbursement contracts to ensure that we have performed the contract in a manner consistent with our proposal and FAR. The government also may perform a post-award audit for proposals that are subject to the Truth in Negotiations Act, which are proposals in excess of $650,000, to determine if the cost proposed and negotiated was accurate, current and complete as of the time of negotiations.

The Defense Contract Audit Agency (“DCAA”) performs these audits on behalf of the U.S. government. The DCAA also reviews the adequacy of, and our compliance with, our internal control systems and policies, including our labor, billing, accounting, purchasing, property, estimating, budgeting & planning, indirect and direct costs, compensation, and management information systems. The DCAA has the right to perform audits on our incurred costs on all flexibly priced contracts on an annual basis. We have DCAA auditors on-site to monitor our billing and back office operations. An adverse finding under a DCAA audit could result in the disallowance of costs under a U.S. government contract, termination of U.S. government contracts, forfeiture of profits, suspension of payments, fines and suspension and prohibition from doing business with the U.S. government. In the event that an audit by the DCAA recommends disallowance of our costs under a contract, we have the right to appeal the findings of the audit under applicable dispute resolution provisions. Approval of submitted yearly contract incurred costs can take from one to five years from the date of submission of the contract costs. All of our incurred indirect costs for U.S. government contracts completed through fiscal year 2004 have been audited by the DCAA and negotiated by the Defense Contract Management Agency. The audits, for which such costs were incurred during subsequent periods, are continuing. See “Risk Factors — A negative audit or other actions by the U.S. government could adversely affect our operating performance”.

At any given time, many of our contracts are under review by the DCAA and other government agencies. We cannot predict the outcome of such ongoing audits and what, if any, impact such audits may have on our future operating performance.

Over the last few years, U.S. government contractors, including our Company, have seen a trend of increased scrutiny by the DCAA and other U.S. government agencies. If any of our internal control systems or policies are found non-compliant or inadequate, payments may be suspended under our contracts or we may be subjected to increased government scrutiny that could delay or adversely affect our ability to invoice and receive timely payment on our contracts, perform contracts or compete for contracts with the U.S. government. These adverse outcomes could also occur if the DCAA cannot complete timely periodic reviews of our control systems, which could then render the status of these systems as “not reviewed”.

Sales and Marketing

We market our services to U.S. and foreign governments, including their military branches. We also market our services to other prime contractors who have contracts with the U.S. and foreign governments in certain instances where our competencies help to deliver effective solutions. We position our sales and marketing personnel to cover key accounts such as the DoS and the DoD, as well as market segments which hold the most promise for aggressive growth.

We participate in national and international tradeshows, particularly as they apply to aviation services, logistics, contingency support, and defense. We are also an active member in several organizations related to services contracting, such as the Professional Services Council.

We are leveraging our experience and capability in providing value added and complementary services to companies that require support in remote and hazardous regions of the globe.

Our sales and marketing personnel help to establish a presence in select market segments that hold the most promise for aggressive growth. These activities support our objective to be the leading global government services provider in support of U.S. national security and foreign policy objectives.

Intellectual Property

We hold an exclusive, perpetual, irrevocable, worldwide, royalty-free and fully paid license to use the “Dyn International” and “DynCorp International” names in connection with aviation services, security services, technical services and marine services. We also own various licenses for names associated with Phoenix Consulting Group, Inc. (“Phoenix”) and Casals. Additionally, we own various registered domain names, patents, trademarks and copyrights. Because most of our business involves providing services to government entities, our operations generally are not substantially dependent upon obtaining and/or maintaining copyright, patents, or trademark protections, although our operations make use of such protections and benefit from them.

Environmental Matters

Our operations include the use, generation and disposal of petroleum products and other hazardous materials. We are subject to various U.S. federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe and healthy workplace for our employees, contractors and visitors. We have written procedures in place and believe we have been and are in substantial compliance with environmental laws and regulations, and we have no liabilities under environmental requirements that would have a material adverse effect on our business, results of operations or financial condition. We have not incurred, nor do we expect to incur, material costs relating to environmental compliance.

Employees

As of April 1, 2011, we had approximately 25,500 personnel in the 36 countries we have operations, which included approximately 1,000 affiliates from our GLS segment. Employees represented by labor unions totaled approximately 2,800. We consider our relationships with our employees inclusive of our union employees to be good.

MANAGEMENT

The following are the names, ages and a brief account of the business experience for at least the last five years of our directors and executive officers as of March 8, 2011. Unless the context otherwise indicates, references herein to “we,” “our,” “us,” or “the Company” refer to Delta Tucker Holdings, Inc. and our consolidated subsidiaries.

Name	Age	Position
Steven F. Gaffney	52	Chairman of the Board and Chief Executive Officer
William L. Ballhaus	43	Vice Chairman of the Board
General Michael Hagee (USMC Ret.)	66	Director
Brett Ingersoll	47	Director
General John Tilelli (USA Ret.)	69	Director
Steven Schorer	53	President
Gregory S. Nixon	47	Senior Vice President, General Counsel and Corporate Secretary
William T. Kansky	49	Senior Vice President and Chief Financial Officer
Robert Lehman Jr.	53	Senior Vice President of Human Resources

Each of our directors brings extensive management and leadership experience gained through their service in our industry and other diverse businesses. In these roles, they have taken hands-on, day-to-day responsibility for strategy and operations. In the paragraphs below, we describe specific individual qualifications and skills of our directors that contribute to the overall effectiveness of our Board of Directors (the “Board”) and its committees.

Steven F. Gaffney has been the Chairman of the Board of Directors since July 2010, and our Chief Executive Officer (“CEO”) since August 2010. From December 2008 to August 2010, he served as Chief Executive Officer at IAP Worldwide Services, Inc., a provider of services to the Department of Defense and other government agencies. From May 1998 to December 2008 he was with ITT. During his career with ITT, he was President of two of their divisions; Electronic Systems and System Services. For the later part of his career he was Senior Vice President of the Corporation and President of the entire Defense Electronics and Services group. Prior to ITT, Mr. Gaffney led business segments at Litton Industries, Allied Signal and Smith Industries. He currently serves as the Chairman of the Board of IAP Worldwide Services, Inc. He holds a Bachelor’s degree in electrical engineering from Lafayette College, and is certified as a Lean Six Sigma Champion and Green Belt. Mr. Gaffney was selected to serve as the Chairman because he is our Chief Executive Officer and has more than 25 years of leadership experience in the defense industry.

William L. Ballhaus has been the Vice Chairman of the Board since August 2010. He is a Senior Advisor at Cerberus. Prior to joining Cerberus, he was our President and CEO, and he has been a director since May 2008. From March 2007 to May 2008, he was President of the Network Systems business for the Electronics & Integrated Solutions Operating Group of BAE Systems Inc. From 2003 to 2007, he was President of BAE Systems Inc.’s National Security Solutions and Mission Solutions businesses. He holds a Bachelor’s degree in mechanical engineering from the University of California at Davis and Master’s and Doctorate degrees in aeronautics and astronautics from Stanford University, as well as a Master’s degree in business administration from the Anderson Graduate School of Management at UCLA. He currently serves on the United States Geospatial Intelligence Foundation Board of Directors and the UCLA Anderson School Board of Visitors. He is a Fellow of the American Institute of Aeronautics and Astronautics and a Fellow of the British American Project. Mr. Ballhaus was selected to serve as the Vice Chairman because he has detailed knowledge and valuable perspective and insights regarding our business, and was our former President and CEO.

General Michael Hagee (USMC Ret.) has been a director since July 2010. He is President and CEO of the Admiral Nimitz Foundation and is an independent consultant to corporate executives and business leaders. He served more than 38 years in the U.S. Marine Corps, finishing his active duty career as the 33rd Commandant of the Marine Corps and a member of the Joint Chiefs of Staff. General Hagee holds Masters’ degrees in electrical engineering and national security studies from the U.S. Naval Academy. He served on the U.S. Department of Defense Science Board and the National Security Advisory Council for the Center for U.S. Global Engagement and U.S. Global Leadership Campaign. General Hagee was selected to serve as one of our directors due to his extensive knowledge about our two largest clients — the Department of Defense and the Department of State, extensive board and oversight experience, which allows him to bring additional perspective to our Board of Directors.

Brett Ingersoll has been a director since July 2010. Mr. Ingersoll has served as Senior Managing Director and Co-Head of Private Equity at Cerberus since May 2005. He is also a member of the boards of directors of ACE Aviation Holdings, AerCap Holdings N.V., and Talecris Biotherapeutics Holdings Corp. Mr. Ingersoll holds a Bachelor’s degree in economics from Brigham Young University and a Master’s degree in business administration from Harvard Business School. Mr. Ingersoll was selected to serve as one of our directors because he has extensive experience in financing, private equity investment and board service.

General John Tilelli (USA Ret.) has been a director since July 2010. General Tilelli is currently Chairman and CEO of Cypress International, Inc. He served two combat tours in Vietnam, commanded the 1st Cavalry Division during Operations Desert Shield and Desert Storm, and served four times in Germany. General Tilelli served as the Vice Chief of Staff of the Army, and concluded his active duty career as Commander in Chief of the United Nations Command, Republic of Korea, U.S. Combined Forces, and U.S. Forces Korea. He was appointed as President and CEO of the USO Worldwide Operations in March 2000. General Tilelli holds a Bachelor’s degree in economics from Pennsylvania Military College, now Widener University, and was commissioned as an Armor Officer. He earned a Master’s degree in administration from Lehigh University and graduated from the Army War College. General Tilelli was awarded honorary doctoral degrees by Widener University and the University of Maryland. General Tilelli was selected to serve as one of our directors due to his extensive knowledge about our two largest clients — the Department of Defense and the Department of State, extensive board and oversight experience, which allows him to bring additional perspective to our Board of Directors.

Steven Schorer has been our President since November 2010, having joined the company in April 2009 as President of our operating company’s Global Platform Support Solutions segment. Mr. Schorer has more than 28 years of experience in the aerospace and defense industry, and a diverse background in general management, international business development, program management, and engineering. From 2003 to 2008, he was President of the C4I segment at DRS Technologies, a $1.5 billion operation with 22 sites and over 5,000 employees. Before that, he served as president and general manager of the Ocean Systems Division of L-3 Communications. He has also worked for Allied Signal Aerospace, Lockheed Missiles and Space, Raytheon, and Hughes Aircraft. Mr. Schorer has a Bachelor of Science degree in electrical engineering from the University of Massachusetts. He completed executive management programs at the Anderson School of Executive Management, University of California, Los Angeles, and at the American Graduate School of International Management in Phoenix.

Gregory S. Nixon has been our Senior Vice President, General Counsel and Corporate Secretary since September 2009. Mr. Nixon leads, manages, and directs the legal affairs of the Company. Mr. Nixon worked for McKinsey & Company Inc., from August 2007 to September 2009 where he was an Associate General Counsel and Assistant Secretary, and Vice President and General Counsel of the Public Sector Services division. From September 2002 to August 2007, he was a Principal, Associate General Counsel and Assistant Secretary at Booz Allen Hamilton Incorporated. He also practiced law at the international law firm of Howrey & Simon LLP in their Commercial Litigation Group. After serving as a commissioned officer in the U.S. Air Force, Mr. Nixon held senior government positions in the U.S. Government Accountability Office and served as special counsel in the U.S. Navy Office of the General Counsel. He holds the rank of Lieutenant Colonel in the U.S. Air Force Judge Advocate General’s Corps Reserve. Mr. Nixon has a Bachelor’s of Science in mechanical engineering from Tuskegee University and a Juris Doctor degree from Georgetown University Law Center.

William T. Kansky has been our Senior Vice President and Chief Financial Officer (“CFO”) since August 2010. Previously he was Vice President and Chief Financial Officer at ITT Defense and Information Solutions, which he joined in April 2006. He has worked in the finance organizations of Westinghouse Broadcasting Company and Group W Information Services. He holds a Bachelor’s degree in finance from Central Connecticut State University.

Robert Lehman Jr. has been our Senior Vice President of Human Resources since November 2010. Previously he was Vice President and Director of Human Resources at ITT Systems Corporation, which he joined in 1980. Mr. Lehman holds a Bachelor’s degree in communications from Seton Hall University and a Master’s degree in human resource from Upsala College.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

Every action or decision at the Company is based upon three guiding principles: Performance, Compliance and Conduct. Our Code of Ethics and Business Conduct (“Code”) establishes requirements and direction to translate these principles into action, everyday, and for everything we do. Employees, directors, officers, contractors, and agents are expected to operate in a manner consistent with these principles and this Code. It is our commitment to conduct business honestly, ethically, and in accordance with best practices and the applicable laws of the U.S. and other countries in which we operate.

The Company has a comprehensive and longstanding ethics and compliance program in support of our Code. It includes mandatory training on a wide range of topics, consistent communication and reminders, and a robust system to report concerns or potential violations. We are guided at all times by the highest standards of integrity, whether dealing with customers, co-workers, or others. By operating each day with this commitment in mind we can provide a solid return to our shareholders, develop meaningful work for our employees, and create something of value for our communities. The Code of Ethics and Business Conduct addresses, among other matters, the obligation of accounting and financial personnel to maintain accurate records of the Company’s operations, comply with laws and report violations.

Corporate Governance Guidelines and Information

The Company is committed to maintaining and practicing the highest standards of ethics and corporate governance. The Board has adopted Corporate Governance Guidelines that provide a flexible framework within which the Board and its committees oversee the governance of the Company. The Board of Directors assesses the Corporate Governance Guidelines annually. The Corporate Governance Guidelines addresses, among other matters, the duties of the Board and its Committees, Board composition and criteria, procedures for annual evaluation of the Board and the Chief Executive Officer, executive succession planning and communications with other constituents.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has established three standing committees: (1) Audit, (2) Compliance and Risk and (3) Compensation. In addition, special committees may be established under the direction of the Board when necessary to address specific issues.

Name	Audit		Compliance and Risk		Compensation
Steven F. Gaffney
William L. Ballhaus			X	*
General Michael Hagee (USMC Ret.)	X	*	C	*	X	*
Brett Ingersoll	X	*			C	*
General John Tilelli (USA Ret.)	C	*	X	*	X	*

C – Committee Chairman

* - Elected to Committee in July 20, 2010

STANDING COMMITTEES

Audit Committee

The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, certain compliance issues and accounting matters. The Audit Committee is also responsible for the oversight of management’s assessment of internal controls, our internal audit function and audits of the Company’s financial statements on behalf of the Board. Among other duties, it is directly responsible for the selection and oversight of our independent auditors. The functions of the Audit Committee are further described below under the heading “Audit Committee Report” and in the Audit Committee’s charter. The Audit Committee met once during the period from July 3, 2010 to December 31, 2010. The Audit Committee met on March 8, 2011 and March 28, 2011 in relation to the period from April 1, 2010 (inception) through December 31, 2010.

Even though our stock is not publicly traded as of the Merger, in accordance with our Corporate Governance Guidelines, Members of the Audit Committee who are determined by the Board to be independent, if any, within the meaning of our Corporate Governance Guidelines must satisfy the requirements of the New York Stock Exchange (“NYSE”). The Board determined that all members of the Audit Committee, except for Mr. Ingersoll, are independent.

The Board does not prohibit its members from serving on boards or committees of other organizations, and has not adopted any specific guidelines limiting such activities. However, the service on boards or committees should be consistent with the Company’s conflict of interest policies and the terms of the charters of the various committees of the Board.

The Board has determined that Brett Ingersoll is an “audit committee financial expert” as defined by the United States Securities and Exchange Commission (“SEC”) rules. Mr. Ingersoll currently serves on the audit committees of three public companies in addition to our Audit Committee, and the Board has determined that his simultaneous service does not impair his ability to serve effectively on the Company’s Audit Committee.

Compliance and Risk Committee

The Compliance and Risk Committee is responsible for (i) overseeing and monitoring the Company’s conformance with good business practices, public image and Government and industry standards, (ii) assisting the Board in its general oversight of the Company’s compliance with the legal and regulatory requirements of the Company’s business operations, (iii) overseeing the ethics and compliance program, including the compliance with the Company’s Code of Ethics and Business Conduct and (iv) monitoring and overseeing the Company’s policies and practices with respect to enterprise risk assessment and management programs and processes. At least annually, the Compliance and Risk Committee meets jointly with the Audit committee to review all major compliance matters, financial and non-financial. The Compliance and Risk Committee met once during the period from July 3, 2010 to December 31, 2010.

Compensation Committee

Our Compensation Committee is responsible for making recommendations to the Board concerning the compensation of the Chief Executive Officer (“CEO”) and other executive officers, including the appropriateness of salary, incentive compensation, equity-based compensation plans and certain other benefit plans. Our Compensation Committee evaluates the performance of the CEO and executive officers in setting their compensation levels and considers the Company’s performance, as well as other factors deemed appropriate by our Compensation Committee. Our Compensation Committee occasionally engages independent consulting firms to review and evaluate various elements of the CEO’s and other executive officers’ total compensation, as discussed below under “Compensation Discussion and Analysis”. Our Compensation Committee met once during the period from July 3, 2010 to December 31, 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Brett Ingersoll, General John Tilelli (USA Ret.), and General Michael Hagee (USMC Ret.), none of whom was at any time during the Inception year or at any other time, an officer or employee of us or any of our subsidiaries.

Messrs. Ballhaus and Ingersoll are Cerberus employees. Pursuant to the terms of the COAC Agreement, we pay Cerberus consulting fees to provide us with reasonably requested business advisory services. Consulting fees incurred between July 7, 2010 and December 31, 2010 totaled $690,864. For additional information on the COAC Agreement, see Note 12 to the Delta Tucker Holdings, Inc. consolidated financial statements included elsewhere in this prospectus.

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Overview

This Compensation Discussion and Analysis describes the policies and objectives underlying our compensation program for our Named Executive Officers (“NEOs”). Accordingly, this section addresses and analyzes each element of our NEOs compensation program. Following this section is a series of tables containing specific information about the compensation awarded to, earned by or paid to our NEOs. For the period from April 1, 2010 (inception) through December 31, 2010, our NEOs were:

•	Steven F. Gaffney, Chief Executive Officer from August 2010 to the present;

•	William L. Ballhaus, President & Chief Executive Officer from May 2008 to August 2010;

•	Steven T. Schorer, President from November 2010 to the present, former Global Platform Support Services President from April 2009 to November 2010;

•	Robert B. Rosenkranz, Executive Vice President and Chief of Staff;

•	William T. Kansky, Senior Vice President and Chief Financial Officer from August 2010 to the present;

•	Michael J. Thorne, Senior Vice President, Chief Financial Officer and Treasurer from April 2001 to August 2010; and

•	Gregory S. Nixon, Senior Vice President, General Counsel and Corporate Secretary.

There were seven NEOs for the period from April 1, 2010 through December 31, 2010. Our NEOs were made up of our (1) current CEO, (2) former CEO, (3) current CFO, (4) former CFO and (5) three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers at December 31, 2010.

Executive Summary

The Compensation Committee (the “Committee”) believes that the success of the Company in achieving its strategic objectives will depend in large part on the ability to attract and retain exceptional executive talent and to align the interests of all executives with investor success. The Committee has established an approach to executive remuneration that it believes will help achieve this mission and reduce the risks surrounding executive performance.

To provide the necessary and appropriate support to achieve investor success, the Committee uses the following approaches:

•	providing cash compensation opportunities to executive officers that, in the aggregate, reflect general industry practice;

•	requiring that in order to earn targeted cash compensation levels, executive officers must meet financial objectives approved in advance by the Committee; and

•	allowing individual pay levels to vary considerably with individual executive responsibilities, capabilities and performance.

The Compensation Committee intends to evaluate and implement a long-term equity incentive plan during calendar year 2011 which together with cash compensation opportunities will provide superior total remuneration when investor objectives are realized.

Executive Compensation Philosophy

Our Compensation Committee believes our compensation programs must assist us in attracting and retaining superior talent, and should motivate our NEOs to achieve our business objectives. Based on this philosophy, the compensation of our NEOs includes a combination of salary, annual incentive (i.e., cash bonuses) and other employment benefits. Prior to the Merger, our NEOs compensation also included long-term equity-based awards. Salary is intended to provide a competitive foundation for attracting and retaining executives. The annual cash bonus is intended to incent and reward management for achieving financial milestones, and the long-term incentive is intended to provide wealth-building opportunities based on a longer-term horizon, contingent upon investor realization of gains.

Historically, our compensation philosophy has been to provide compensation opportunities targeted between the median and the sixtieth percentile of the market for our peer group in order to enable us to attract and retain a quality executive team focused on maximizing value. Our Compensation Committee did not establish any specific percentile pay objectives. The Compensation Committee operates to ensure individual NEO compensation opportunities are commensurate with executive skills, leadership & performance, and role impact. In addition, our Compensation Committee ensures that the aggregate cost of executive talent is generally within the range of competitive practice.

As further described below in the “— Long-Term Incentive Compensation Plan” section, our equity compensation prior to our Committee’s involvement was based on plan-based awards. Although as previously disclosed we awarded Class B Interests to our NEOs in prior years, no NEO received Class B Interests during calendar year 2010. Prior to the Merger, our plan-based awards took the form of restricted stock units which were either service based or performance based. Our Compensation Committee did not approve an incentive equity plan for management for the period from April 1, 2010 (inception) through December 31, 2010, but intends to establish and adapt a program during calendar 2011 that will provide NEOs with a significant interest in the long-term success of the Company.

We have entered into employment agreements with our NEOs and certain other executive officers which establish minimum salaries, annual incentive compensation targets and also provide for termination payments under certain circumstances. These employment agreements are discussed further below, under the headings “— Employment Agreements” and “— Other Potential Post-Employment Payments”.

Executive Compensation Oversight

Our executive compensation program is administered by our Compensation Committee. As reflected in its charter, our Compensation Committee is charged with reviewing and approving executive salaries, incentive arrangements, and goals and objectives relevant to the performance of our NEOs. Furthermore, our Compensation Committee is also responsible for overseeing all other aspects of executive compensation including executive benefits and perquisites, post-employment benefits and employment agreements. In addition, no less than annually, our Compensation Committee appraises the performance of our NEOs in light of these goals and objectives and sets compensation levels based on this evaluation. For calendar year 2010, the CEO provided individual performance assessments to our Compensation Committee on performance of individual NEOs other than himself. At the March 8, 2011 Committee meeting, our Compensation Committee reviewed the performance of the CEO in executive session, without the CEO or any member of management present.

Use of Consultants

For the period from April 1, 2010 (inception) through December 31, 2010, the Committee retained Board Advisory LLC as its compensation consultant to provide advice and resources regarding pay practices relevant to the Company as an employer, and to assist the Committee in the design of related executive compensation and employment programs. Board Advisory LLC reports directly to the Committee, and the Committee has the sole power to terminate or replace and authorize payment of fees to Board Advisory LLC at any time. The Committee directed Board Advisory LLC to work with members of our management to obtain information necessary for it to form its recommendations and evaluate management’s recommendations. Board Advisory LLC also met with the Committee during the Committee’s regular meetings, in executive session (where no members of management were present). Board Advisory LLC did not provide any additional services during calendar year 2010.

Elements of our Executive Compensation Program

The primary elements of our executive compensation program, including compensation of our NEOs, for the period from April 1, 2010 (inception) through December 31, 2010 were:

•	base salary;

•	an annual incentive bonus, paid in cash;

•	a long-term incentive compensation plan;

•	a tax-qualified savings plan with matching company contributions; and

•	perquisites and other personal benefits.

In setting compensation amounts for each NEO, our Compensation Committee considers, among other factors, the responsibilities, performance and experience of the executive, as well as comparative market pay data. In setting initial target compensation levels the Committee sets both a salary and a target annual incentive amount, expressed as a percent of annual salary. Subsequent increases to base salary are set based on an evaluation of individual performance, as well as responsibilities and comparative market data. Changes to the annual cash incentive target are based on individual executive responsibilities, within the general parameters of competitive practice.

Given satisfactory performance evaluations and achievement of investor financial objectives, our goal is to manage NEO cash compensation (salary and annual cash bonus) within the range of competitive practice. The Committee has not approved an equity plan or long-term incentive plan for the Company’s NEO’s, but intends to provide a plan in calendar year 2011 that, in conjunction with other pay elements, provides superior pay opportunities that achieve or exceed the 75th percentile of size-adjusted peer firms when investor objectives are achieved. For calendar year 2011, the Committee expects to review and approve a peer group specifically for this purpose.

Further specifics with regard to each element of compensation are discussed in the sections below.

Base Salary

We pay our NEOs a base salary as fixed compensation for their time, efforts and commitments throughout the year. Salary levels are typically reviewed annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Our Compensation Committee considers, among other performance standards, the NEO’s contributions in assisting the Company in meeting its financial targets, improving operational efficiencies, creating and executing a clear strategy, leading and overseeing major projects, creating a winning culture, compliance and safety. Competitive pay data is also reviewed by our Compensation Committee as a reference point, but does not necessarily control the Committee’s pay decisions.

Individual performance is assessed through our annual employee evaluation process, which compares performance goals established for the NEO’s position within our Company to the NEO’s actual performance for the year.

Increases in base salaries are included in total salary, as reflected in column (c) of the “— Summary Compensation Table” below, and further described below in the “— NEOs on an Individualized Basis” section.

Incentive Bonus Compensation

During 2007, we established the Amended and Restated Executive Incentive Plan (“EIP”). The purpose of the EIP is to provide additional cash compensation to eligible participants for their contribution to the achievement of our objectives, to encourage and stimulate superior performance and to assist in attracting and retaining highly qualified executives.

Under the EIP, target bonus amounts for the period from April 1, 2010 (inception) through December 31, 2010 were based on a percentage of base salary, according to each NEO’s level and overall job responsibilities. This method of assigning each EIP target bonus percentage is consistent with our compensation philosophy, as discussed within the “— Executive Compensation Philosophy” section above. In the instance of Mr. Kansky, the Compensation Committee authorized a fixed payment for the period from April 1, 2010 (inception) through December 31, 2010 as part of his recruitment to the Company, as noted in the table below. See the “— NEOs on an Individualized Basis” section for discussion on incentive bonus compensation for each NEO.

Specific target bonus percentages for calendar year 2010 are set forth in the following table. The compensation for NEOs included in this prospectus reflects compensation for the nine month period beginning April 1, 2010 (inception) and ended on December 31, 2010.

Covered NEO	Calendar Year	Annual Base Salary	Annual Target Bonus Percentage	Annual Target Bonus Amount		2011 Pro Rata Target Bonus Amount (1)
Mr. Gaffney	2010	$2,000,000	130%	$2,600,000		$866,667	(2)
Mr. Ballhaus (3)	2010	N/A	N/A	N/A		N/A
Mr. Schorer	2010	$476,146	75%	$357,110		$267,832
Mr. Rosenkranz	2010	$452,346	60%	$271,408		$203,556
Mr. Kansky	2010	$600,000	100%	$600,000	(4)	$600,000	(4)
Mr. Thorne (3)	2010	N/A	N/A	N/A		N/A
Mr. Nixon	2010	$424,000	60%	$254,400		$190,800

(1)	Except as otherwise noted, pro rata target bonus amounts represent 9/12th of the annual target bonus amounts, based on the period from April 1, 2010 (inception) through December 31, 2010.
(2)	Mr. Gaffney’s pro rata target bonus amounts represent 4/12th of his annual target bonus amount, based on his hire date.
(3)	The employment of Mr. Ballhaus and Mr. Thorne employment was terminated without Cause in August 2010.
(4)	Mr. Kansky’s EIP was contractually fixed for the period from April 1, 2010 (inception) through December 31, 2010. Per his employment agreement, his EIP target was 100% of his annual base salary.

Bonuses are paid under the EIP based on the attainment of certain financial performance metrics that were approved by our Compensation Committee, as set forth below. The EIP provides that the target bonus percentages, performance metrics and performance targets will be established annually during the first 90 days of the plan year.

For the period from April 1, 2010 (inception) through December 31, 2010, our financial performance metrics for our NEOs included earnings before interest, tax, depreciation and amortization (“EBITDA”), revenue and days sales outstanding (“DSO”). Each NEO’s bonus payout formula is based on performance metrics tied to our consolidated performance. We established EBITDA as a key financial measure to assess our operating performance. In fiscal years where unusual, non-recurring items occur, we may adjust EBITDA, at the discretion of our Compensation Committee, to exclude such items that have been deemed by management to have little or no bearing on our normal operating performance. We established revenue as a key measure, as it measures gross sales to our customers and is consistent with our long-term strategic operational growth plan. We reward effective management of DSO as part of our bonus criteria because of its impact on cash flow.

Bonuses earned by our NEOs under the EIP for performance for the period from April 1, 2010 (inception) through December 31, 2010 are reflected in column (g) of the “— Summary Compensation Table” below. Our consolidated performance targets and actual results for the period from April 1, 2010 (inception) through December 31, 2010 were as follows:

Calendar Year Ended	Performance Metric	Performance Targets (1)	Weighting of Performance Metrics	Actual Results
December 31, 2010 (2)	EBITDA(3)	$201 million	50%	$141 million
	Revenue	$2,768 million	25%	$2,642 million
	DSO(4)	70 days	25%	82 days

(1)

This reflects the prorated performance targets for the nine month period beginning April 1, 2010 (inception) and ended on December 31, 2010. The EBITDA and revenue targets have been adjusted for the deconsolidation of GLS.

(2)	This reflects our financial results for the nine month period beginning April 1, 2010 (inception) and ended on December 31, 2010.
(3)	We adjusted EBITDA to exclude certain items at the discretion of the compensation committee such as retention bonuses, severance, external merger expenses and secondary offering expenses.
(4)

DSO utilized for performance metric purposes is calculated as the average monthly DSO for the period from April 1, 2010 (inception) through December 31, 2010 and can differ from DSO calculated for financial reporting purposes, as disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” above. To satisfy the DSO target, the actual result would have to be 70 days or less.

Actual compensation under the EIP may differ from targeted compensation based on the achievement of Company annual financial performance metrics or through discretionary action by our Compensation Committee.

Our Compensation Committee did exercise discretion with respect to payouts when granting incentive bonus compensation under the EIP for the period from April 1, 2010 (inception) through December 31, 2010. The Committee’s discretion reflected the performance of the individual executives in the execution of the Merger, the restructure and transition of the executive leadership group, the formation of a new strategic plan, the design and implementation of new management systems and processes, as well as the impact of the transition in the period. In exercising its discretion, the Committee considered the recommendations of Mr. Gaffney for EIP awards other than for Mr. Gaffney himself. Mr. Gaffney’s EIP was discussed and approved in an executive session with no members of management present. The impact of the Committee’s discretion is presented below in “— Calendar Year 2010 EIP Payments” and reflected in the “— Summary Compensation” Table below.

Calendar Year 2010 EIP Payments

Covered NEO	Pro Rata Target Bonus Amount(4)		Approved Bonus Amount (1)
Mr. Gaffney	$866,667	(5)	$1,000,000	(2)
Mr. Schorer	$267,832		$305,000
Mr. Rosenkranz	$203,556		$102,000
Mr. Kansky	$600,000		$600,000	(3)
Mr. Nixon	$190,800		$375,000

(1)

This reflects the bonus amount approved by the Committee on March 8, 2011 for each NEO. See below under the heading “— NEOs Compensation on an Individualized Basis” for discussion as to the rationale for the approved bonus amount for each NEO.

(2)	The Committee approved a $1 million fixed bonus for Mr. Gaffney at the March 8, 2011 Compensation Committee meeting.
(3)	Mr. Kansky’s EIP was contractually fixed for the period from April 1, 2010 (inception) through December 31, 2010. Per his employment agreement, his EIP target was 100% of his annual base salary.
(4)	The pro rata bonus amounts represent 9/12ths of the annual target bonus amounts, based on the period from April 1, 2010 (inception) through December 31, 2010.
(5)	Mr. Gaffney’s pro rata target bonus amounts represent 4/12th of his annual target bonus amount, based on his hire date.

Long-Term Incentive Compensation Plan

During 2007, we adopted the Omnibus Incentive Plan (“OIP”). The principal features of the OIP were as follows:

•	equity-based and cash-based awards;

•	directors, NEOs and other employees are eligible;

•	stock options will have a maximum 10-year term, will be priced at 100% of fair market value on date of grant and may not be re-priced without stockholder consent;

•

stock appreciation rights will have a base price at 100% of fair market value of common stock on the grant date, may not be re-priced without stockholder consent and will result in a cash payment equal to the excess of the market price of our common stock on the exercise date over the base price;

•	performance awards will be cash payments or equity grants based on Company performance metrics over a pre-established period;

•	restricted stock grants may be in the form of actual shares or share units (“RSUs”);

•	other share-based awards primarily apply to grants of deferred stock for director compensation;

•	there are maximum individual award limits; and

•	awards may vest in the event of a change in control.

This plan was terminated as of the Merger date. As discussed in Note 10 to the DynCorp International consolidated financial statements included elsewhere in this prospectus, the RSUs granted under the OIP vested at the effective time of the Merger and were converted into the right to receive the Per Share Merger Consideration. All RSUs were vested and settled at the effective time of the Merger.

For the period from April 1, 2010 (inception) through December 31, 2010 we did not implement a long-term incentive plan. It is our intent to develop and implement a plan during calendar year 2011.

See the “— NEOs Compensation on an Individualized Basis” section for further discussion on long-term incentive compensation for each NEO.

Restricted Stock Units

The OIP provided for the grant of RSUs and other equity-based awards. From time to time, our Compensation Committee approved RSU awards to certain of our key employees (“Participant(s)”). Historically these awards were granted to provide executives with attractive total compensation, to align the executives’ interests with those of the Company, and to provide an incentive to the executives to increase the performance of the Company that is eventually reflected in the stock price. The grants were made pursuant to the terms and conditions of the OIP and were subject to award agreements between the Company and each Participant.

Participants vested in RSUs generally either: (i) ratably over the corresponding service term, generally one to three years (“service-based awards”); or (ii) cliff vest based on performance conditions tied to our financial performance (“performance-based awards”). The RSUs had an assigned value equivalent to our Predecessor’s common stock and were settled in cash or shares of our common stock at the discretion of our Compensation Committee. Compensation related to RSUs is reflected in column (e) of the “— Summary Compensation Table” below.

The Merger Agreement permitted the Predecessor Compensation Committee to issue (in the ordinary course of business consistent with past practice) RSUs in respect of not more than 200,000 shares of DynCorp International’s Class A Common Stock. Our Predecessor Compensation Committee exercised such right and issued all of such RSUs during the second quarter of calendar year 2010. The Predecessor Compensation Committee granted five NEOs a total of 25,006 service-based RSUs each with a service term of two years. The number of units granted to each NEO was based on each NEOs performance and the role each NEO played in the Merger.

Name	Units Granted
Mr. Ballhaus	13,166
Mr. Schorer	3,706
Mr. Rosenkranz	1,892
Mr. Thorne	3,121
Mr. Nixon	3,121

As discussed above, the RSUs granted during the current and prior years were vested and settled at the effective time of the Merger. The aggregate grant date fair value amounts of these service-based RSUs are reflected in column (e) of the Summary Compensation Table.

Savings Plan

Each NEO is eligible to participate in our tax-qualified 401(k) plan on the same basis as all other eligible employees. We provide a Company matching contribution under the 401(k) plan on a non-discriminatory basis. The matching contributions paid by us on behalf of our NEOs are reflected in column (i) of the Summary Compensation Table. Details of the plan are discussed in Note 6 to the Delta Tucker Holdings, Inc. consolidated financial statements included elsewhere in this prospectus.

Perquisites and Other Personal Benefits

We maintain group medical and dental insurance, accidental death insurance and disability insurance programs for our employees, as well as customary vacation and other similar employee benefits. The NEOs are eligible to participate in these programs on the same basis as our other U.S.-based salaried employees.

Our Compensation Committee adopted an Executive Benefits Plan for designated executives effective January 1, 2008, including our NEOs, under which they are reimbursed up to $15,000 per year in the aggregate for annual physical examinations not covered by our group health plans, as well as personal income tax services and estate planning services. Payments under the Executive Benefits Plan are grossed up to compensate for income taxes on the payments. For the period from April 1, 2010 (inception) through December 31, 2010, payments in the aggregate tax adjusted amount of $41,207 were made to our NEOs under this plan and are reflected in column (i) of the Summary Compensation Table.

The cost we incurred in providing term life insurance benefits to each of our NEOs is reflected in column (i) of the “— Summary Compensation Table” below. This benefit is generally available to most U.S.-based non-union employees.

Messrs. Gaffney and Rosenkranz are provided with a special travel accident policy with benefit payout amounts of $20,000,000 and $3,825,000, respectively. The annual premium for Messrs. Gaffney and Rosenkranz is $150,000 and $28,689, respectively. The NEO’s respective taxable share of the premium for such insurance are reflected in column (i) of the “— Summary Compensation Table” below. In addition, Mr. Gaffney will be provided with a $12,500,000 life insurance policy.

Tax Implications of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (“Section 162(m)”), limits the deduction for a publicly held corporation for otherwise deductible compensation to any “covered employee” to $1,000,000 per year. As described above in Note 1 to the Delta Tucker Holdings, Inc. consolidated financial statements included elsewhere in this prospectus, as of July 7, 2010 DynCorp International’s stock is no longer publicly traded. As of December 31, 2010, the Company is not a publicly held corporation; therefore Section 162(m) is no longer applicable to the Company.

Accounting Implications of Executive Equity-Based Compensation

Our RSU awards were determined to be liability awards in accordance with FASB Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation, (formerly SFAS 123(R)). Therefore, the fair value of the RSU awards was re-measured at each financial reporting date until they vested per the applicable vesting schedule or as a result of the Merger. As of December 31, 2010 there were no RSU awards outstanding.

NEOs Compensation on an Individualized Basis

The following paragraphs describe the manner in which our Compensation Committee determined the specified amount of each element of compensation for NEOs on an individualized basis for the period from

April 1, 2010 (inception) through December 31, 2010. The target compensation amounts and percentages discussed for the base salary and EIP program are prorated to reflect the nine month period. See the “— Base Salary”, “— Incentive Bonus Compensation,” “— Long-Term Incentive Compensation Plan” and “— Restricted Stock Units” for general discussion on the compensation elements discussed below. Other compensation, including 401(k) matching, paid time off and related benefits generally available to all domestic employees, are provided to the NEOs, but are not a significant portion of their compensation.

Mr. Gaffney joined the Company in August 2010 as the CEO. His annual base salary was $2,000,000 of which he earned $726,696 based on his August 2010 employment start date. Mr. Gaffney was eligible for a target annual incentive of 130% of his salary, with the opportunity to earn up to 200% of his salary if certain performance levels were achieved. Mr. Gaffney’s salary and EIP target were set by the Committee based upon negotiations between the Committee and Mr. Gaffney. In March of 2011 the Committee reviewed Mr. Gaffney’s performance and determined that the organization did not achieve its financial objectives. However, the Committee determined that Mr. Gaffney had achieved substantial progress in his development of a post-Merger strategic plan, his success in recruiting a new management team and implementation of a new management structure, and his progress in establishing new management processes and controls. Based upon this assessment the Committee authorized payment of $1,000,000, reflecting 115.4% of Mr. Gaffney’s pro rata EIP target or 38.5% of his full year target. Mr. Gaffney’s pro rata EIP target amount was $866,667 based on the nine month period ended December 31, 2010 and his date of hire. Mr. Gaffney did not receive any equity-based compensation for the period from April 1, 2010 (inception) through December 31, 2010, as his employment with the Company began after the OIP was terminated. The Board intends to grant Mr. Gaffney equity at a future date, as set forth in his employment agreement.

Mr. Ballhaus’ compensation was impacted by his employment termination on August 25, 2010. Mr. Ballhaus’ base salary increased approximately 6%, from $850,000 to $900,000, from fiscal year 2010, in consideration of the Committee’s assessment of his performance relative to objectives established for his position. Prior to the Merger, Mr. Ballhaus also received equity-based compensation in the form of 13,166 service-based RSUs. Under the terms of his agreement, the RSUs became fully vested and settled on the Merger date. Due to his termination, Mr. Ballhaus did not participate in our EIP program for the period from April 1, 2010 (inception) through December 31, 2010. In addition, Mr. Ballhaus received a special incentive bonus in the amount of $2,303,750. The special incentive bonus was associated with services provided by Mr. Ballhaus’ to close the Merger and transition the role of Chief Executive Officer to Mr. Gaffney. . Furthermore, in connection with Mr. Ballhaus’ termination, he was provided with severance in accordance with his employment agreement. For further discussion on Mr. Ballhaus’ severance see “— Mr. Ballhaus’ Post-Employment Payments and Benefits” section below.

Mr. Schorer’s base salary increased approximately 5%, from $455,642 to $476,146 from fiscal year 2010 to August 2010, during which time he was the President of our Global Platform Support Services operating segment, in consideration of the Committee’s assessment of his performance. His annual base salary increased from $476,146 to $600,000, of which he earned $394,790, in November 2010 in recognition of his promotion to President of the Company. The Committee did not target any specific market reference point in setting or adjusting Mr. Schorer’s salary. Mr. Schorer participated in our EIP program for the period from April 1, 2010 (inception) through December 31, 2010. Mr. Schorer’s pro rata EIP target amount was $267,832 based on the nine month period ended December 31, 2010. In March of 2011, the Committee reviewed Mr. Schorer’s performance and authorized payment of 113.9% of Mr. Schorer’s pro rata EIP or 85.4% of his full year target. This payment of $305,000 reflected a discretionary adjustment in recognition Mr. Schorer’s role in the post-Merger restructuring of the organization. Prior to the Merger, Mr. Schorer also received equity-based compensation in the form of 3,706 service-based RSUs. Under the terms of his agreement, the RSUs became fully vested and settled on the Merger date.

Mr. Rosenkranz’s base salary increased approximately 3%, from $439,171 to $452,346, of which he earned $352,334, from fiscal year 2010, in consideration of the Committee’s assessment of his performance.

Mr. Rosenkranz participated in our EIP program for the period from April 1, 2010 (inception) through December 31, 2010. Mr. Rosenkranz’s pro rata EIP target amount was $203,556 based on the nine month period ended December 31, 2010. In March of 2011 the Committee reviewed Mr. Rosenkranz’s performance and authorized payment of 50.1% of Mr. Rosenkranz’s pro rata EIP. The payment of $102,000 reflected the Committee’s assessment of his performance. Prior to the Merger, Mr. Rosenkranz also received equity-based compensation in the form of 1,892 service-based RSUs. Under the terms of his agreement the RSUs became fully vested and settled on the Merger date. In connection with the restructuring of the organization, Mr. Rosenkranz was terminated by the Company without Cause on January 31, 2011. For further discussion on Mr. Rosenkranz’s severance see “— Mr. Rosenkranz’s Post-Employment Payments and Benefits” section below.

Mr. Kansky joined the Company in August 2010 as the Senior Vice President, Chief Financial Officer and Treasurer. His base salary was $600,000 for the period from April 1, 2010 (inception) through December 31, 2010 of which he earned $242,308 based on his August 2010 employment start date. Mr. Kansky participated in our EIP program during for the period from April 1, 2010 (inception) through December 31, 2010. Mr. Kansky’s eligible EIP target amount was contractually fixed at the time of hire at $600,000, for the period from April 1, 2010 (inception) through December 31, 2010. Mr. Kansky’s salary and EIP target were set at the recommendation of the CEO, based upon Mr. Kansky’s existing earnings power at the time he was recruited to the Company. Mr. Kansky did not receive any equity-based compensation for the period from April 1, 2010 (inception) through December 31, 2010.

Mr. Thorne’s fiscal 2011 compensation was impacted by his employment termination on August 9, 2010. Mr. Thorne’s base salary increased approximately 5%, from $414,960 to $435,708, from fiscal year 2010 to June 4, 2010, reflecting the Committee’s assessment of his performance. Prior to the Merger, Mr. Thorne also received equity-based compensation in the form of 3,121 service-based RSUs. Under the terms of his agreement, the RSUs became fully vested and settled on the Merger date. Due to his termination, Mr. Thorne did not participate in our EIP program for the period from April 1, 2010 (inception) through December 31, 2010. Furthermore, in connection with Mr. Thorne’s termination, we provided him with severance in accordance with his employment agreement. For further discussion on Mr. Thorne’s severance see “— Mr. Thorne’s Post-Employment Payments and Benefits” section below.

Mr. Nixon became an NEO during the period. His base salary for the period from April 1, 2010 (inception) through December 31, 2010 was $424,000, of which he earned $315,477. Mr. Nixon participated in our EIP program for the period from April 1, 2010 (inception) through December 31, 2010. Mr. Nixon’s pro rata EIP target amount was $190,800 based on the nine month period ended December 31, 2010. In March of 2011, the Committee reviewed Mr. Nixon’s performance and authorized payment of 196.5% of Mr. Nixon’s pro rata EIP or 147.4% of his full year target. The payment of $375,000 reflected a discretionary adjustment in recognition Mr. Nixon’s role in the post-Merger restructuring of the organization. In addition, Mr. Nixon received a $500,000 retention bonus associated with his efforts in actively supporting and working towards the execution of the Merger. Prior to the Merger, Mr. Nixon also received equity-based compensation in the form of 3,121 service-based RSUs. Under the terms of his agreement the RSUs became fully vested and settled on the Merger date.

RISK MANAGEMENT IMPLICATIONS OF EXECUTIVE COMPENSATION

In connection with its oversight of compensation related risks, our Compensation Committee annually evaluates whether our Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our Company. Our compensation (base salary, executive/management incentive plan bonus compensation or equity-based compensation) is driven by either the passage of time (based on salaries established through market studies) or by a narrow set of performance metrics: (i) EBITDA; (ii) revenue; and (iii) DSO. Compensation based on the passage of time does not create risk-taking incentives. Therefore, we have focused our consideration of risk and rewards on the compensation driven by the three performance metrics.

The structure of our incentive bonus program, which is based on three performance metrics, mitigates risks by avoiding employees placing undue emphasis on any particular performance metric at the expense of other aspects of our business. We believe our performance measures are well aligned with creating long-term value and do not create an incentive for excessive risk taking or unusual pressure on any single operating segment. Furthermore, our compensation policies and practices are consistent throughout the organization. Based on this evaluation, our Compensation Committee determined that our compensation programs do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation for calendar year 2010 and fiscal years 2010 and 2009 awarded to, earned by or paid to our NEOs. Calendar year 2010 reflects compensation for the nine month period beginning April 1, 2010 (inception) and ended on December 31, 2010.

Name and Principal Position	Calendar/ Fiscal Year		Salary ($)	Bonus ($)		Stock (Equity) Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
(a)	(b)		(c)	(d)		(e)	(g)	(i)	(j)
Steven F. Gaffney (4) President & Chief Executive Officer	2010	(8)	726,696	—		—	1,000,000	32,603	1,759,299

William L. Ballhaus Former President & Chief Executive Officer	2010	(8)	404,011	2,303,750	(5)	224,085	—	4,116,392	7,048,238
	2010		845,514	—		2,282,974	950,300	86,704	4,165,492
	2009		547,500	350,000	(6)	985,822	816,400	97,814	2,797,536

Steven T. Schorer (4) President	2010	(8)	394,790	—		63,076	305,000	21,636	784,502
	2010		440,742	—		1,229,900	405,300	23,340	2,099,282

Robert B. Rosenkranz Executive Vice President & Chief of Staff	2010	(8)	352,334	—		32,202	102,000	61,155	547,691
	2010		466,685	—		300,015	294,600	82,459	1,143,759
	2009		419,299	—		—	365,340	73,886	858,525

William T. Kansky (4) Senior Vice President, Chief Financial Officer	2010	(8)	242,308	—		—	600,000	7,073	849,381

Michael J. Thorne Former Senior Vice President, Chief Financial Officer & Treasurer	2010	(8)	199,327	—		53,119	—	1,587,105	1,839,551
	2010		408,880	—		508,500	278,400	43,840	1,239,620
	2009		390,523	—		—	297,823	47,636	735,982

Gregory S. Nixon (4) Senior Vice President, General Counsel and Corporate Secretary	2010	(8)	315,477	500,000	(7)	53,119	375,000	14,418	1,258,014

(1)

The amounts reported in column (e) relating to service-based RSUs represents the aggregate grant date fair value of awards computed in accordance with FASB ASC 718. The amount reported in column (e) relating to performance-based RSUs represents the aggregate grant date estimate of compensation costs to be recognized over the service period, excluding the effect of forfeitures with respect to performance awards. There were service-based RSUs granted during the period from April 1, 2010 through July 2, 2010. There were no performance-based awards granted for the period from April 1, 2010 (inception) through December 31, 2010. As of December 31, 2010 all service-based RSUs units were vested and settled. Assumptions used in the calculation of these awards are discussed in Note 10 of the DynCorp International consolidated financial statements included elsewhere in this prospectus. Further information is provided in the RSUs discussion below under the heading “— Grants of Plan-Based Awards”. Note Messrs. Gaffney and Mr. Kansky were not granted any equity awards for the period from April 1, 2010 (inception) through December 31, 2010.

(2)

The amounts reported in column (g) represent cash bonuses that were earned for the period from April 1, 2010 (inception) through December 31, 2010 and in fiscal years 2010 and 2009 pursuant to our EIP, which is discussed above under the heading “— Incentive Bonus Compensation”. Bonuses for fiscal year 2010 were paid out on June 10, 2010. The bonuses earned for the period from April 1, 2010 (inception) through December 31, 2010 were paid on March 14, 2011.

(3)	The amount of each component of All Other Compensation reported in column (i) for each NEO is set forth in the “— All Other Compensation” table below.
(4)

Information is not included for Mr. Nixon for the period prior to the year he became an NEO. Information is not included for Messrs. Gaffney and Kansky for the period prior to their employment with the Company.

(5)

This amount reflects the special incentive bonus paid to Mr. Ballhaus for the period from April 1, 2010 (inception) through December 31, 2010. Further information is provided above under the heading “— NEOs Compensation on an Individualized Basis”.

(6)	This amount reflects a sign-on bonus associated with Mr. Ballhaus’ employment contract.
(7)

This amount reflects a retention bonus paid to Mr. Nixon for the period from April 1, 2010 (inception) through December 31, 2010, as discussed above under the heading “— NEOs Compensation on an Individualized Basis”.

(8)	This represents the calendar year 2010 compensation for the period from April 1, 2010 (inception) through December 31, 2010.

ALL OTHER COMPENSATION

The following table outlines perquisites and personal benefits provided to our NEOs in calendar year 2010 and in fiscal years 2010 and 2009. The calendar year reflects compensation for the nine month period beginning April 1, 2010 (inception) and ended on December 31, 2010.

Name	Calendar/ Fiscal Year		401(k) Matching Contributions ($) (5)(6)	Severance ($)	Professional Fees Reimbursements ($) (1)	Paid Time Off ($) (2)	Cost of Insurance Policies ($) (3)	Total Other Compensation ($)
Mr. Gaffney	2010	(4)	—	—	—	—	32,603	32,603

Mr. Ballhaus (5)	2010 2010 2009	(4)	4,819 11,281 8,500	4,055,000 — —	11,405 26,654 16,877	— — —	45,168 48,769 72,437	4,116,392 86,704 97,814

Mr. Schorer (5)	2010 2010	(4)	8,824 1,227	— —	— 5,214	— —	12,812 16,899	21,636 23,340

Mr. Rosenkranz	2010 2010 2009	(4)	1,494 8,478 7,970	— — —	— 12,604 1,033	19,868 22,102 20,576	39,793 39,275 44,307	61,155 82,459 73,886

Mr. Kansky	2010	(4)	—	—	—	—	7,073	7,073

Mr. Thorne	2010 2010 2009	(4)	2,843 10,338 9,892	1,523,230 — —	6,711 — 4,256	47,769 16,469 17,538	6,552 17,033 15,950	1,587,105 43,840 47,636

Mr. Nixon (5)	2010	(4)	2,635	—	—	—	11,783	14,418

(1)	Represents professional fees reimbursements paid out during the for the period from April 1, 2010 (inception) through December 31, 2010 and fiscal years 2010 and 2009.
(2)	Represents compensation paid out during the calendar year in lieu of unused vacation and personal time in accordance with Company policy.
(3)

Represents the cost of Company-paid term-life insurance policies for our NEOs and our NEOs’ share of premiums for special business travel accident policies, including tax gross-up amounts paid to our NEOs, for the benefit of Messrs. Gaffney and Rosenkranz.

(4)	This represents the calendar year 2010 compensation for the period from April 1, 2010 (inception) through December 31, 2010.
(5)

Information is not included for Mr. Nixon for the period prior to the year he became an NEO. Information is not included for Messrs. Gaffney and Kansky for the period prior to their employment with the Company.

(6)	The Company matches up to $10,700 per calendar year. If an executive is matched for more than $10,700 in any given calendar year, the overage would be called back in the following calendar year.

GRANTS OF PLAN-BASED AWARDS IN CALENDAR YEAR 2010

The following table provides information about equity awards and non-equity incentive plan awards granted to our NEOs in calendar year 2010. Calendar year 2010 reflects compensation / grants for the nine month period beginning April 1, 2010 (inception) and ended on December 31, 2010. Each award is shown separately for each NEO.

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units (#) (2)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) (3)
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Mr. Gaffney	06/04/10 06/04/10	173,333	866,667	1,733,333	—	—	—	—	—	—	—

Mr. Ballhaus (4)	06/04/10 06/04/10	—	—	—	13,166	13,166	13,166	13,166	—	—	224,085

Mr. Schorer	06/04/10 06/04/10	53,566	267,832	535,664	3,706	3,706	3,706	3,706	—	—	63,076

Mr. Rosenkranz	06/04/10 06/04/10	40,711	203,556	407,112	1,892	1,892	1,892	1,892	—	—	32,202

Mr. Kansky	06/04/10 06/04/10	90,000	450,000	900,000	—	—	—	—	—	—	—

Mr. Thorne (4)	06/04/10 06/04/10	—	—	—	3,121	3,121	3,121	3,121	—	—	53,119

Mr. Nixon	06/04/10 06/04/10	38,160	190,800	381,600	3,121	3,121	3,121	3,121	—	—	53,119

(1)

Threshold, target and maximum amounts are calculated based on the weighted averages of the respective performance measures under the EIP, which is discussed further above under the heading “— Incentive Bonus Compensation”.

(2)	The amounts reflect service-based RSUs granted to our NEOs during the second quarter of calendar year 2010.
(3)

The amounts represent the grant date fair value of the calendar year 2010 RSU awards. Our RSUs are accounted for as liability awards in accordance with ASC 718. Assumptions used in the calculation of these awards are discussed in Note 10 of the DynCorp International consolidated financial statements included elsewhere in this prospectus. As of December 31, 2010 all RSUs were vested and settled. Further information is provided in the RSUs and other equity-based awards discussion above under the heading “— Restricted Stock Units” section above. Note Messrs. Gaffney and Mr. Kansky were not granted any equity awards during calendar year 2010.

(4)	The employment of Mr. Ballhaus and Mr. Thorne employment was terminated without Cause, as defined below under the heading “— Material Terms Defined”, in August 2010.

Employment Agreements

We have employment agreements with Messrs. Gaffney, Rosenkranz, Kansky, Schorer and Nixon. We also had entered into employment agreements with Messrs. Ballhaus and Thorne whose employment was terminated on August 25, 2010 and August 9, 2010, respectively, without Cause, which is defined in the “— Material Terms Defined” section below. A description of the payments and benefits Messrs. Ballhaus and Thorne received in connection with their termination is provided in “— Other Potential Post-Employment Payments” below.

The initial term of the employment agreements is four years for Mr. Gaffney and five years for Mr. Rosenkranz. The remaining term of Mr. Gaffney’s employment agreement is approximately three and a half years. In connection with the restructuring of the organization, Mr. Rosenkranz was terminated by the Company, without Cause, on January 31, 2011. There is no length of time associated with Messrs. Schorer’s, Nixon or Kansky’s employment agreements.

The employment agreements establish initial minimum salaries and annual incentive compensation targets for each of the covered NEOs. See the “— Incentive Bonus Compensation” section for the calendar year 2010 base salary and target bonus amounts.

Pursuant to his employment agreement, Mr. Gaffney has agreed that he will not (a) for a period of two years following termination of his employment, solicit, for purposes of marketing, selling or providing services or products thereto, any party which was a customer of ours during the year prior to his termination or was a targeted customer at the time of termination or (b) solicit for employment any person who was an employee of ours during the year prior to his termination or directly or indirectly solicit or induce a current employee. He has also agreed that, for a period of two years following early termination of his employment or one year following normal expiration of the term of his employment agreement, he will not compete with us for contracts held by us, or for which we are in the bidding process at the time of termination. Furthermore, during this non-compete period, he will not organize, establish, own, operate, act as a consultant or advisor to, render services for or otherwise assist any person or entity that has derived 15 percent or more of its annual revenue performing services that are competitive to the Company.

Pursuant to the employment agreements of Messrs. Rosenkranz, Schorer and Nixon, each such NEO has agreed that, during the term of the employment agreement and for a period of one year following the termination of the agreement, he will not employ or solicit for employment any current or former employees of our Company.

Furthermore, NEOs may not disclose any confidential information to any person or entity, unless required by law. In addition, under the terms of the employment agreements, we have agreed to indemnify the NEOs against any claims or liabilities relating to our NEOs’ services to us, to the extent permitted by applicable law, and to pay for counsel for our NEOs’ defense.

The NEOs’ employment agreements provide for payments in connection with certain terminations of employment. A description of the payments and benefits each NEO receives upon termination of employment is provided below in “— Other Potential Post-Employment Payments”.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

In connection with the Merger on July 7, 2010, all outstanding equity awards were vested and paid. As of December 31, 2010 there were no equity awards outstanding. See discussion above in Note 10 to the DynCorp International’s consolidated financial statements included elsewhere in this prospectus.

OPTION EXERCISES AND STOCK VESTED IN CALENDAR YEAR 2010

The following table provides information about exercise of stock options and vesting of stock awards for each of our NEO in calendar year 2010 on an aggregated basis. Calendar year 2010 reflects compensation for the nine month period beginning April 1, 2010 (inception) and ended on December 31, 2010. Each award is shown separately for each NEO.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Mr. Gaffney (2)	—	—	—	—
Mr. Ballhaus	—	—	175,666	1,953,326
Mr. Schorer	—	—	73,706	841,081
Mr. Rosenkranz (3)	—	—	19,592	245,475
Mr. Kansky (2)	—	—	—	—
Mr. Thorne	—	—	33,121	414,644
Mr. Nixon	—	—	33,121	414,644

(1)	Amount represents the number performance-based and service-based RSUs that vested during calendar year 2010.
(2)	Note Messrs. Gaffney and Kansky joined the Company during calendar year 2010 and were not granted any equity awards.
(3)

The amount reported for Mr. Rosenkranz includes the number of shares acquired on vesting and value realized on the vesting of Mr. Rosenkranz’s RSUs. In addition, Mr. Rosenkranz’s Class B Interests vested at the Merger which is not reflected in this table. The realized value of his vested Class B Interests as of the Merger date was $797,742, which represented 45,455 Common Stock equivalents (issued by DIV Holdings, Inc.), based on our closing stock price at the Merger date. The realized value of the Class B Interests was calculated using a market value model that includes the following variables: the Company’s stock price; the number of outstanding common shares; and DIV Holding ownership percentage. For further information on Class B Interests see Note 10 to DynCorp International’s consolidated financial statements included elsewhere in this prospectus.

Pension Benefits and Nonqualified Deferred Compensation

None of our NEOs participates in any defined benefit pension plan sponsored by the Company. None of our NEOs participates in any nonqualified deferred compensation plan sponsored by the Company.

Other Potential Post-Employment Payments

The following section describes the payments and benefits that would be provided to our NEOs in connection with any termination of employment, including resignation, involuntary termination, death, retirement, disability or a change in control to the extent occurring on December 31, 2010. However, the amounts that would actually be paid under each circumstance can only be determined at the time of termination of employment. The assumptions and methodologies that were used to calculate the amounts paid upon a termination of employment are set forth at the end of this section. Definitions are included below in the “— Material Terms Defined”.

Payments Made Upon Certain Terminations

In the event Mr. Gaffney is terminated by us without Cause or due to the Company’s non-renewal of his employment term, we would provide him with the following payments and benefits:

•	a payment for the accrued but unpaid base salary to the date of termination and any employee benefits he is entitled to receive pursuant to the employee benefits plans of the Company;

•	a payment for accrued unused vacation days, payable in accordance with Company policy;

•

a payment equal to two times the sum of his then current base salary plus his target bonus amount for the year of termination, payable in 24 monthly installments during the two years following termination;

•	a payment equal to the unpaid portion of his incentive compensation, if any, relating to any year prior to the fiscal year of his termination;

•	continued vesting of his equity awards for the remainder of the fiscal year of termination;

•

reimbursement for the cost of continued medical coverage for the same portion of his Consolidated Omnibus Budget Reconciliation Act (“COBRA”) health insurance premium that we paid during his employment, until the earlier of either the last day of his COBRA health insurance benefits or the date on which he becomes covered under any other group health plan; and

•	outplacement services commensurate with his rank.

In the event that Mr. Kansky is terminated by us without Cause, we would provide him with a payment equal to two times his base salary plus target annual bonus opportunity in effect at the time of termination.

In the event that either Mr. Schorer or Mr. Nixon is terminated by us without Cause or voluntarily terminates his employment for Cause, we would provide such NEO with the following payments and benefits:

•	a payment equal to such NEO’s salary earned through the date of termination or resignation;

•	a payment for any accrued vacation benefits;

•	a payment equal to two times such NEO’s base salary in effect at the time of termination; and

•	a payment equal to the pro-rated portion of such NEO’s EIP bonus.

In connection with the restructuring of the organization, Mr. Rosenkranz was terminated by the Company, without Cause, on January 31, 2011. For further discussion on Mr. Rosenkranz’s severance see “— Mr. Rosenkranz’s Post-Employment Payments and Benefits” section below.

Payments Made Upon Retirement, Death, Disability, or Complete Disability

Mr. Gaffney’s employment agreement provides that, if his employment is terminated by reason of Disability, he will receive a payment equal to (a) the accrued but unpaid base salary to the date of termination and any employee benefits he is entitled to receive pursuant to the employee benefit plans of the Company, plus (b) accrued unused vacation days, plus (c) two times the sum of his then current base salary plus his target bonus amount for the year of termination, payable in 24 monthly installments during the two years following termination, plus (d) the unpaid portion of his incentive compensation, if any, relating to any year prior to the fiscal year of his termination, plus (e) continued vesting of his equity awards for the remainder of the fiscal year of such termination, plus (f) reimbursement for the cost of continued medical coverage for the same portion of his COBRA health insurance premium that we paid during his employment, until the earlier of either the last day of his COBRA health insurance benefits or the date on which he becomes covered under any other group health plan.

Mr. Gaffney’s employment agreement provides that, if his employment is terminated by reason of death, he will receive a payment equal to (a) the accrued but unpaid base salary to the date of termination and any employee benefits he is entitled to receive pursuant to the employee benefit plans of the Company, plus (b) all appropriate business expenses, incurred by him in connection with his duties under his employment agreement, incurred but not yet reimbursed, plus (c) benefits under his life insurance policy. In addition, his equity awards will continue to vest for the remainder of the fiscal year of termination.

The employment agreements of Messrs. Schorer, Rosenkranz and Nixon provide that, if their employment is terminated by reason of Retirement, death or Complete Disability, they will receive the following payments and benefits:

•	a payment equal to the pro rated portion of such NEO’s incentive compensation that would be payable based on our projected performance through the termination date; and

•	the right to exercise any vested stock options or other rights based upon the appreciation in value of our stock, if applicable.

As of the date of this prospectus, Mr. Kansky had no noncompete agreement with the Company as of the report date; as such he is not covered in the event of Retirement, death, or Complete Disability. Furthermore, Mr. Kansky is not covered for health insurance in the event of an involuntary termination without Cause or voluntary termination for Cause or Good Cause. The Company intends to execute an agreement with Mr. Kansky during calendar year 2011.

Payments Made Upon Involuntary Termination for Cause, Voluntary Termination without Cause or Good Cause, or a Change in Control

The NEOs are not entitled to any payments or benefits (other than accrued but unpaid compensation and benefits) in the event of an involuntary termination for Cause, voluntary termination without Cause or Good Cause, or a change in control.

Approximation of Other Potential Post-Employment Payments for Messrs. Gaffney, Kansky, Schorer and Nixon

This section quantifies the potential payments and benefits that would have been paid to Messrs. Gaffney, Schorer, Kansky and Nixon upon a termination of their employment occurring on January 1, 2011. If they were terminated involuntarily without Cause or voluntarily terminated for Cause or Good Cause, they would receive cash severance payments equal to $9,200,000, $1,710,000, $2,400,000 and $1,272,000, respectively. Messrs. Ballhaus and Thorne ended their employment with the Company in August 2010 and as such would not be entitled to post-employment payments at January 1, 2011. For discussion on Mr. Rosenkranz’s severance see “— Mr. Rosenkranz’s Post-Employment Payments and Benefits” section below.

The cost of reimbursing Messrs. Gaffney, Schorer, Rosenkranz and Nixon for health insurance in the event of an involuntary termination without Cause or voluntary termination for Cause or Good Cause is approximately $13,000 to $26,000 per executive.

In the event of Retirement, death, or Complete Disability, Messrs. Schorer and Nixon would receive cash severance payments up to $357,110 and $254,400, respectively. In the event of Disability Mr. Gaffney would receive cash severance payments equal to $9,200,000.

Mr. Ballhaus’ Post-Employment Payments and Benefits

Mr. Ballhaus’ employment was terminated by us, without Cause, on August 25, 2010. In connection with Mr. Ballhaus’ termination, we provided Mr. Ballhaus with the following payments and benefits:

•	accrued but unpaid base salary through the date of termination;

•	a payment for accrued unused vacation days, payable in accordance with Company policy;

•	a prorated portion of his target bonus amount for calendar year 2010, in the amount of $375,000; and

•	a cash severance payment of $3,680,000, equal to two times the sum of Mr. Ballhaus’ base salary plus target bonus amount, payable in two equal lump sum payments.

Mr. Ballhaus also received a special incentive bonus of $2,303,750 to transition the role of Chief Executive Officer to Mr. Gaffney. Mr. Ballhaus received $1,732,500 of the special incentive bonus in September 2010, the remaining amount is payable in a lump sum payment of $571,250 on March 1, 2011.

Mr. Thorne’s Post-Employment Payments and Benefits

Mr. Thorne’s employment was terminated by us, without Cause, on August 9, 2010. In connection with Mr. Thorne’s termination, we provided Mr. Thorne with the following payments and benefits:

•	accrued but unpaid base salary through the date of termination;

•	a payment for accrued unused vacation days, payable in accordance with Company policy;

•	a prorated portion of his target bonus amount for calendar year 2010, in the amount of $108,400;

•	a cash severance payment of $1,394,266, equal to two times the sum of Mr. Thorne’s base salary plus target bonus amount, payable in two equal lump sum payments; and

•

continued health benefits coverage until the earlier of (a) the last day of Mr. Thorne’s COBRA coverage or (b) the date on which Mr. Thorne becomes covered under any other group health plan, with his portion of the premium costs being the same as the amounts he paid during his employment, at a cost to the Company of approximately $21,000.

Mr. Rosenkranz’s Post-Employment Payments and Benefits

Mr. Rosenkranz’s employment was terminated by us, without Cause, on January 31, 2011. In connection with Mr. Rosenkranz’s termination, we provided Mr. Rosenkranz with the following payments and benefits:

•	accrued but unpaid base salary through the date of termination;

•	a payment for accrued unused vacation days, payable in accordance with Company policy;

•	a prorated portion of his target bonus amount for calendar year 2010, in the amount of $102,000;

•	a cash severance payment of $452,346, equal to one times the sum of Mr. Rosenkranz’s base salary, payable in two equal lump sum payments; and

•

continued health benefits coverage until the earlier of (a) the last day of Mr. Rosenkranz’s COBRA coverage or (b) the date on which Mr. Rosenkranz becomes covered under any other group health plan, with his portion of the premium costs being the same as the amounts he paid during his employment, at a cost to the Company of approximately $9,200.

Material Terms Defined

“Cause” means: (a) the willful and continued failure by the executive to substantially perform his duties with the operating company (other than any such failure resulting from his incapacity due to physical or mental illness, injury or disability), after a written demand for substantial performance is delivered to him by the Board that identifies, in reasonable detail, the manner in which the Board believes that the executive has not substantially performed his duties in good faith, and he fails to cure the matter if curable; (b) the willful engaging by the executive in conduct that causes material harm to the operating company, monetarily or otherwise; (c) the executive’s conviction of a felony arising from conduct during the term of his employment agreement; or (d) the executive’s willful malfeasance or willful misconduct in connection with executive’s duties.

“Good Cause” means any of the following actions taken by the operating company or any subsidiary that employs the executive: (a) assignment to the executive of duties that are materially inconsistent with his status as a senior executive or which represent a substantial diminution of his duties or responsibilities in the operating company; (b) reduction of the executive’s base salary, except in connection with an across-the-board salary reduction for all executives; (c) a failure by the operating company to pay any of the executive’s compensation in accordance with the operating company’s policy; (d) change of the executive’s title; or (e) failure to comply with the obligations of the operating company pursuant to the executive’s employment agreement.

“Disability” is defined in Mr. Gaffney’s agreement as the determination by the Company, its subsidiaries or affiliates that, as a result of a permanent physical or mental injury or illness, the executive has been unable to perform the essential functions of his job with or without reasonable accommodation for (a) 120 consecutive days or (b) a period of 180 days in any 12-month period.

“Complete Disability” is defined as the inability of the executive to perform his duties under his employment agreement, because he has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the operating company then in force. In the event the operating company has no policy of disability income insurance covering employees of the operating company in force when the executive becomes disabled, the term “Complete Disability” means the inability of the executive to perform his duties under his employment agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the executive from satisfactorily performing all of the executive’s usual services for the operating company for a period of at least 120 days during any 12-month period (whether or not consecutive).

“Retirement” means the voluntary retirement of the executive from the operating company (1) at or after age 62 or (b) at any time after the combination of the executive’s age and service with the operating company or any predecessor or subsidiary equals or exceeds 75 years.

Material Conditions to Receipt of Post-Employment Payments

The receipt of payments and benefits (other than accrued but unpaid compensation and vacation) to the executives upon a termination of employment is conditioned on the executive furnishing to the operating company an executed copy of a waiver and release of claims. Messrs. Ballhaus and Thorne were required to and did execute waiver and releases of claims as a condition to receiving their severance payments and benefits in connection with their termination of employment.

Methodologies and Assumptions Used for Calculating Other Potential Post-Employment Payments

The following assumptions and methodologies were used to calculate the post-employment payments and benefits described above.

The prorated incentive compensation severance amounts payable upon involuntary termination without Cause, voluntary termination for Cause or Good Cause, Retirement, death and Disability or Complete Disability reported above under the heading “— Approximation of Other Potential Post-Employment Payments for Messrs. Gaffney, Kansky, Rosenkranz, Schorer and Nixon” assume that our projected performance will be at target.

DIRECTOR COMPENSATION

General

The Company has historically used a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board considers the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required. The following information relates to the compensation of the directors for calendar year 2010.

The OIP plan was terminated as of the Merger date. During fiscal year 2011 we did not implement a long-term incentive plan. It is our intent to develop and implement a plan during calendar year 2011 which will include grants to our Board of Directors.

Board Retainer and Fees

Directors who were not affiliates of Cerberus or officers or employees of the Company received an annual retainer of $75,000, payable quarterly in advance.

Committee Fees

The Chairman of the Audit Committee received an annual fee of $15,000. The members who were not affiliates of Cerberus received an annual fee of $10,000.

The Chairman of the Compliance and Risk Committee received an annual fee of $15,000. The members who were not affiliates of Cerberus received an annual fee of $10,000.

The nonaffiliated member of our Compensation Committee received an annual fee of $10,000.

Director Compensation in Calendar Year 2010

The following table sets forth certain information with respect to the compensation we paid and value of equity awards granted to our directors during calendar year 2010.

DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock (Equity) Awards ($) (1) (c)	All Other Compensation ($) (d)	Total ($) (e)
Steven F. Gaffney (3)	—	—	—	—
William L. Ballhaus	42,500	—	—	42,500
General Michael Hagee (USMC Ret.)	52,500	—	—	52,500
Brett Ingersoll (2)	—	—	—	—
General John Tilelli (USA Ret.)	55,000	—	—	55,000

(1)

There were no stock awards granted to the Company’s directors for their service as directors during calendar year 2010 and there were no stock awards outstanding as of December 31, 2010. Mr. Ballhaus was granted 13,166 service-based RSUs during the second quarter of calendar year 2010 as part of his compensation for service as our Former President and Chief Executive Officer of our Predecessor. Mr. Ballhaus’ stock compensation is reflected in column (e) of the “— Summary Compensation Table” above. As of December 31, 2010 all performance-based and service-based RSUs were vested and settled as of the Merger date.

(2)

Mr. Ingersoll is a principal of Cerberus Capital Management, L.P. (“Cerberus”) which owns 100% of the Company. As a Cerberus executive, he is not paid by the Company for his services as a director or member of the committees.

(3)	Mr. Gaffney, as Chief Executive Officer, is not paid by the Company for his services as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

All of DynCorp International Inc.’s issued and outstanding common stock is owned by the Company, and all of the Company’s issued and outstanding common stock is owned by our parent, DefCo Holdings, Inc. (“Holdings”). The following table sets forth information regarding the beneficial ownership of Holdings’ common stock as of March 8, 2011 by (i) each person known to beneficially own more than 5% of the common stock of Holdings, (ii) each of our named executive officers, (iii) each member of our Board of Directors and (iv) all of our executive officers and members of our Board of Directors as a group. At March 8, 2011, there were approximately 100 shares of common stock of Holdings outstanding.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

The persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner	Amount	Percent of Class
5% Beneficial Owners:
Stephen Feinberg (1) c/o Cerberus Capital Management, L.P. 299 Park Avenue, 22nd Floor New York, NY 10171	100	100%

Directors and Named Executive Officers:
Steven F. Gaffney	—	—
William L. Ballhaus	—	—
General Michael Hagee (USMC Ret.)	—	—
Brett Ingersoll	—	—
General John Tilelli (USA Ret.)	—	—
Steven Schorer	—	—
Gregory S. Nixon	—	—
William T. Kansky	—	—
Robert Lehman Jr.	—	—

All Directors and Executive Officers as a Group	—	—

(1)

Funds and/or managed accounts that are affiliates of Cerberus own 100% of the common stock of the Company. Stephen Feinberg exercises voting and investment authority over all of such securities owned by affiliates of Cerberus. Thus, pursuant to Rule 13d-3 under the Exchange Act of 1934, as amended (the “Exchange Act”), Stephen Feinberg is deemed to beneficially own 100% of the common stock of the Company. The address for Mr. Feinberg is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, NY 10171.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Since April 1, 2010, we have entered into certain transactions, summarized below, that exceeded $120,000 in amount and in which our related persons — in general, our directors, executive officers and their immediate family members — had or would have a direct or indirect material interest.

Under the master consulting and advisory services an agreement between us and Cerberus, established at the time the Company was acquired by affiliates of Cerberus, we pay Cerberus consulting fees to provide us with reasonably requested business advisory services. The Company paid a total of $690,864 in consulting fees in the 2010 calendar year.

Our Controls for Approving Transactions with Related Persons

Any material transaction involving our directors, nominees for director, executive officers and their immediate family members (“related persons”) and the Company or an affiliate of the Company is reviewed and approved by the Chief Executive Officer and Chairman of the Board, following consultation with the Compliance and Risk Committee, who determines whether the transaction is in the best interests of the Company.

Director Independence

The rules of the NYSE provide that a director must have no material relationship, directly or as a partner, shareholder or officer of an organization that has a relationship with us, in order to be an “independent director.” The rules of the NYSE further require that all the members of the Audit Committee must be independent. Inasmuch as more than 50% of the voting power of the Company is held by Cerberus, we are a “controlled company” under the NYSE rules. Therefore, under the NYSE rules, we are not subject to the requirements that a majority of the Board be composed of independent directors or that all the members of the Compliance and Risk Committee and the Compensation Committee be independent. In accordance with our Corporate Governance Guidelines, Members of the Audit Committee who are determined by the Board to be independent, if any, within the meaning of our Corporate Governance Guidelines must satisfy the requirements of the NYSE.

The rules of the NYSE provide that a director serving on the audit committee must not have any material relationship, directly or as a partner, shareholder or officer of an organization that has a relationship with us in order to be an “independent director”. The Board, upon recommendation of the Compliance and Risk Committee and written submissions by the directors, has determined that the following directors do not have any material relationship with us other than their roles as directors and therefore are “independent” under the NYSE rules.

Independent Directors:

General John Tilelli (USA Ret.)

General Michael Hagee (USMC Ret.)

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Facilities

General

In connection with the closing of the Merger, we entered into senior secured credit facilities consisting of a $570 million term loan facility and a $150 million revolving credit facility with Banc of America Securities LLC, Citigroup Global Markets Inc., Barclays Capital Inc. and Deutsche Bank Securities Inc., as joint lead arrangers and joint bookrunners, Bank of America, N.A., as administrative agent, and other lenders. The key terms of our senior secured credit facilities are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the credit agreement and security agreements, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Our senior secured credit facilities provide for a six year, $570 million term loan facility. The proceeds of our term loan facility were used to finance a portion of the Merger, including, without limitation, payment of fees and expenses in connection therewith. As of April 1, 2011 and December 31, 2010, the additional available borrowing capacity under the Senior Credit Facility was approximately $121.5 million and $109.0 million, which gives effect to $28.5 million and $41.0 million, respectively, in letters of credit. The maturity date on the Term Loan is July 7, 2016

Our senior secured credit facilities also provide for a four year, $150 million revolving credit facility, which includes:

•	a letter of credit subfacility available for our account; and

•	a swingline loan subfacility available for our account.

We use our revolving credit facility for, among other things working capital and other general corporate purposes, including, without limitation, effecting permitted acquisitions and investments.

Our senior secured credit facilities also permits us to obtain, subject to certain conditions, up to $275 million of additional credit facilities from lenders reasonably satisfactory to the administrative agent and us, without the consent of the existing lenders under our senior secured credit facilities.

Scheduled Amortization Payments and Mandatory Prepayments

Our term loan facility provides for quarterly amortization payments totaling 1% per annum of the original principal amount of our term loan facility, with the balance payable on the final maturity date.

Mandatory prepayment obligations under our term loan facility include:

•

100% of the net cash proceeds of asset sales, tax refunds, dispositions and casualty or insurance proceeds in excess of $5 million per transaction and $15 million per fiscal year subject to certain exceptions and customary reinvestment provisions;

•	50% of our excess cash flow beginning on March 30, 2012, with leverage-based stepdowns; and

•	100% of the net cash proceeds received from issuances of debt, subject to certain exclusions including certain debt permitted to be incurred under the senior secured credit facilities.

Voluntary Prepayments and Reduction and Termination of Commitments

The terms of our senior secured credit facilities allow us to prepay loans and permanently reduce the loan commitments under our senior secured credit facilities at any time, subject to the payment of customary LIBOR breakage costs, if any; provided that, in connection with (i) any prepayment of term loans resulting from a refinancing or (ii) an amendment to our senior secured credit facilities, in each case, resulting in a lower effective interest rate, we are required to pay a premium of 1% with respect to such prepaid or repriced term loans to the extent such refinancing or repricing occurs on or prior to the first anniversary of the closing date of our senior secured credit facilities. The revolving loan commitment cannot be reduced to less than the outstanding balance of revolving loans and letter of credit obligations under such commitment on the date of such reduction. In addition, we are able to terminate our senior secured credit facilities upon prior written notice. Upon termination, we are required to repay all obligations outstanding under our senior secured credit facilities and to satisfy all outstanding letter of credit obligations.

Interest, Applicable Margins and Fees

The interest rates with respect to term loans to us under our senior secured credit facilities are based on, at our option, (a) adjusted LIBOR plus 4.50% or (b) the higher of the Federal Funds Effective Rate plus 0.5% and Bank of America, N.A.’s prime rate (“ABR”) plus 3.50%.

The interest rates with respect to revolving loans to us under our senior secured credit facilities are based on, at our option, adjusted LIBOR plus 4.50% or (b) ABR plus 3.50%, in each case, subject to adjustment based on the attainment of certain leverage ratios. Following and during the continuance of an event of default, overdue amounts owing under our senior secured credit facilities bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%. We have the option of requesting that loans be made as LIBOR loans, converting any part of outstanding base rate loans (other than swingline loans) to LIBOR loans and converting any outstanding LIBOR loans to a base rate loan, subject to the payment of LIBOR breakage costs. With respect to LIBOR loans, interest is payable in arrears at the end of each applicable interest period, but in any event at least every three (3) months. With respect to base rate loans, interest is payable on the last business day of each fiscal quarter. Calculations of interest are based on a 360-day year (or 365 or 366 days, as the case may be, in the case of loans based on the agent’s prime rate or base rate and actual days elapsed).

Our revolving credit facility requires us to pay the respective participating lenders a quarterly commitment fee initially equal to 0.75% per annum of the actual daily amount of undrawn commitments under the revolving credit facility during the preceding quarter, subject to leverage-based stepdowns.

The letter of credit subfacility requires us to pay the issuing banks a fronting fee (payable quarterly) for each outstanding letter of credit equal to 0.25% per annum on the daily stated amount of such letter of credit.

Our letter of credit subfacility requires us to pay lenders under the revolving credit facility a letter of credit fee (payable quarterly) on the aggregate daily face amount of the outstanding letters of credit under the revolving credit facility equal to the applicable LIBOR margin for revolving credit loans stated above.

Guarantees and Collateral

Our obligations under our senior secured credit facilities and under any cash management, interest rate protection or other hedging arrangements entered into with a lender or any affiliate thereof is guaranteed by Delta Tucker Holdings, Inc. and each of our existing domestic subsidiaries and subsequently acquired or organized wholly-owned domestic subsidiaries, subject to certain exceptions.

Our senior secured credit facilities are secured to the extent legally permissible by substantially all of the assets of (i) Delta Tucker Holdings, Inc., including a perfected first-priority pledge of all of our capital stock and (ii) us and the subsidiary guarantors, including but not limited to: (a) a first-priority pledge of substantially all capital stock held by us or any subsidiary guarantor (which pledge, with respect to obligations in respect of the borrowing secured by a pledge of the stock of any first-tier foreign subsidiary, shall be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary) and (b) perfected first-priority security interest in substantially all tangible and intangible assets of us and each subsidiary guarantor, subject to certain exceptions.

Covenants

Our senior secured credit facilities contain financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facilities include, among other things, limitations (none of which are absolute) on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our indebtedness;

•	grant liens;

•	make loans or investments (including acquisitions);

•	incur additional indebtedness;

•	modify the terms of certain debt;

•	restrict dividends from our subsidiaries;

•	change our business or business of our subsidiaries;

•	merge or enter into acquisitions;

•	sell our assets;

•	enter into transactions with our affiliates; and

•	make capital expenditures.

In addition, our senior secured credit facilities require us to maintain a maximum total leverage ratio and minimum interest coverage ratio.

Events of Default

Events of default under our senior secured credit facilities include, without limitation, nonpayment, material misrepresentation, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (defined in the credit agreement governing our senior secured credit facilities) and cross-events of default on material indebtedness.

Senior Subordinated Notes

On February 11, 2005, DynCorp International LLC and DIV Capital Corporation issued $320.0 million aggregate principal amount of senior subordinated notes under an indenture dated as of February 11, 2005 by and among DynCorp International LLC, DIV Capital Corporation, the guarantors party thereto and The Bank of New York, as trustee. On July 28, 2008, DynCorp International LLC issued $125.0 million in additional senior subordinated notes under the same indenture.

Approximately $374.2 million of senior subordinated notes were purchased in the Tender Offer. As of April 1, 2011, approximately $0.6 million senior subordinated notes were outstanding.

Interest; Maturity

Interest on the senior subordinated notes accrues at the rate of 9.5% per annum, payable semi-annually on February 15 and August 15 of each year. The senior subordinated notes mature on February 15, 2013.

Optional Redemption

DynCorp International LLC may redeem some or all of the senior subordinated notes at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the twelve-month period commencing on February 15 of the years set forth below:

Period	Redemption Price
2010	102.375%
2011 and thereafter	100.000%

Guarantees; Ranking

DynCorp International LLC’s obligations under the senior subordinated notes are guaranteed by each of the issuer’s existing and future subsidiaries that currently guarantee debt under our senior secured credit facilities and the notes. The senior subordinated notes and the related guarantees are unsecured and subordinated to all of our existing and future senior debt, including the senior secured credit facilities and the notes.

DESCRIPTION OF THE NOTES

General

In this “Description of the Notes” section only, (a), the terms “Issuer,” “we,” “us” and “our” refer to DynCorp International Inc., and not to any of its Subsidiaries and (b) the term “Holdings” refers to Delta Tucker Holdings, Inc., and not to any of its Subsidiaries. The old notes were issued under an indenture (the “indenture”), dated as of July 7, 2010, among DynCorp International Inc., the Guarantors and Wilmington Trust FSB, as Trustee. Copies of the indenture have been filed as an exhibit to the registration statement of which this prospectus forms a part.

The terms of the exchange notes are identical in all material respects to the old notes, except the exchange notes will not contain transfer restrictions and holders of exchange notes will no longer have any registration rights and we will not be obligated to pay additional interest as described in the registration rights agreements. Wilmington Trust FSB, as trustee of the old notes, will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of old notes. Any old notes that remain outstanding after the consummation of this exchange offer, together with the exchange notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of outstanding notes shall be deemed to mean, at any time after this exchange offer is consummated, such percentage in aggregate principal amount of the old notes and the exchange notes outstanding.

The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. We urge that you carefully read the Indenture and the TIA because the Indenture and the TIA govern your rights as holders of the old notes and/or exchange notes, not this description. Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth in the section “— Certain Definitions.”

We issued notes with an initial aggregate principal amount of $455.0 million. We may issue additional notes from time to time without notice or the consent of holders of notes. Any offering of additional notes is subject to the covenants described below under the caption “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if any additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. Except as otherwise specified herein, all references to the “notes” include additional notes.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Issuer as specified in the indenture (which initially shall be the principal corporate trust office of the Trustee).

The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The notes are senior unsecured obligations of the Issuer and will mature on July 1, 2017. Each note will bear interest at a rate per annum equal to 10.375% from July 7, 2010 or from the most recent date to which interest has been paid or provided for, payable semi-annually to holders of record at the close of business on the December 15 or June 15 immediately preceding the interest payment date on January 1 and July 1 of each year.

Additional interest will be payable with respect to the notes in certain circumstances if the Issuer does not consummate the exchange offer (or shelf registration, if applicable) as further described in this prospectus under the heading “Exchange Offer; Registration Rights.”

Optional Redemption

On and after July 1, 2014, the Issuer may redeem the notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address or otherwise in accordance with the procedures of the Depository Trust Company (“DTC”), at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 1 of the years set forth below:

Period	Redemption Price
2014	105.188%
2015	102.594%
2016 and thereafter	100.000%

In addition, at any time prior to July 1, 2014, the Issuer may redeem the notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address or otherwise in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to July 1, 2013, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by Holdings or any other direct or indirect parent of the Issuer, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) equal to 110.375% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

In connection with any redemption of notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Subject to applicable federal and state securities laws, the Issuer or its affiliates may at any time and from time to time purchase notes or our other indebtedness. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuer or any such affiliates may determine.

Selection

In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided, that the Trustee shall not select notes for redemption which would result in a holder of notes with a principal amount of notes less than the minimum denomination to the extent practicable. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.

Ranking

The notes are senior unsecured obligations of the Issuer and rank:

•	equally in right of payment with all existing and future senior Indebtedness of the Issuer;

•	senior in right of payment to all existing and future subordinated Indebtedness of the Issuer;

•	effectively subordinated to any Secured Indebtedness of the Issuer (including Indebtedness under the Credit Agreement) to the extent of the value of the assets securing such Indebtedness; and

•	structurally subordinated to any Indebtedness or Obligations of any non-Guarantor Subsidiaries.

At April 1, 2011, the Issuer and its Subsidiaries had $974 million of Indebtedness on a consolidated basis (including the notes), of which approximately $519 million would have been secured (in each case, excluding outstanding letters of credit). In addition, the Issuer and its Subsidiaries had approximately $121.5 million of availability under the revolving credit facility under the Credit Agreement (after giving effect to approximately $28.5 million of outstanding letters of credit).

The Issuer is a holding company with limited direct operations. Substantially all of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the notes. The notes, therefore, are structurally subordinated to claims of creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Guarantors. Although the indenture contains limitations on the amount of additional Indebtedness which the Issuer and its Subsidiaries may Incur, such limitations are subject to a number of significant qualifications.

Guarantees

Holdings and each of its Domestic Subsidiaries on the Issue Date (other than the Issuer), including those that are borrowers or guarantors under the Credit Agreement on the Issue Date, jointly and severally irrevocably and unconditionally guaranteed on a senior unsecured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Such Guarantors agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

Each Guarantee of a Guarantor ranks:

•	equally in right of payment with all existing and future senior Indebtedness of such Guarantor;

•	senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor, if any;

•	effectively subordinated to any Secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness; and

•	structurally subordinated to any Indebtedness or Obligations of any of such Guarantor’s non-Guarantor Subsidiaries.

Each Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the indenture or the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. However, in a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees. After the Issue Date, the Issuer caused each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or is already a Guarantor) that guarantees Indebtedness of the Issuer or any of its Restricted Subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary guaranteed performance and payment of the notes on the same senior unsecured basis. See “— Certain Covenants — Future Guarantors.”

Each Guarantee is a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Guarantor and its successors and assigns; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Guarantee of a Subsidiary Guarantor and, where applicable, Holdings, will be automatically released and discharged upon:

(a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the indenture,

(b) the Issuer designating such Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “— Certain Covenants — Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the notes pursuant to the covenant described under “— Certain Covenants — Future Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes,

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “— Defeasance,” or if the Issuer’s obligations under the indenture are discharged in accordance with the terms of the indenture, or

(e) in the case of GLS, upon request by the Issuer so long as the Issuer is not contractually obligated to make Investments in GLS beyond its pro rata share of the outstanding economic interest in GLS and the Issuer shall have provided the Trustee with the notice provided for in the indenture. At such time that GLS is released from its obligation as a Guarantor, GLS shall remain a Restricted Subsidiary for all other purposes of the indenture unless and until it no longer constitutes a Restricted Subsidiary under the terms of the indenture.

A Guarantee also is automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the Credit Agreement or other exercise of remedies in respect thereof.

On the Issue Date, all of the Issuer’s Domestic Subsidiaries were Guarantors. As of April 1, 2011, the Issuer’s Subsidiaries that are not Guarantors accounted for approximately $125.8 million, or 14.2%, of our consolidated revenue, and approximately $2.3 million, or 5.0%, of our consolidated EBITDA, in each case, for the year ended April 1, 2011, and approximately $90.0 million, or 4.0%, of our total assets, and approximately $54.6 million, or 8.1%, of our total liabilities, in each case, as of April 1, 2011. On October 26, 2010, GLS was released from its guarantee of the notes.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem notes as described under “— Optional Redemption”:
(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders, and other than any transaction in compliance with the covenant described under “— Merger, Consolidation or Sale of All or Substantially All Assets” where the Successor Company is a Wholly Owned Subsidiary of a direct or indirect parent of the Issuer; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer, or any direct or indirect parent of the Issuer.

Notwithstanding the foregoing, no Specified Merger/Transfer Transaction, as described under “— Merger, Consolidation or Sale of All or Substantially All Assets” shall constitute a Change of Control.

In the event that at the time of such Change of Control the terms of the Credit Agreement restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1) repay in full the Credit Agreement; or

(2) obtain the requisite consent, if required, under the Credit Agreement to permit the repurchase of the notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the notes as described under “— Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Indebtedness of the Issuer may also contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the notes could cause a default under such senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

Set forth below are summaries of certain covenants contained in the indenture. If on any date following the Issue Date (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(1) “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “— Limitation on Restricted Payments”;

(3) “— Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(4) “— Asset Sales”;

(5) “— Transactions with Affiliates”; and

(6) clause (4) of the first paragraph of “— Merger, Consolidation or Sale of All or Substantially All Assets.”

In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Cash Proceeds shall be reset at zero. In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the indenture with respect to notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “— Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period, provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period, and (2) all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been Incurred or issued pursuant to clause (c) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” In addition, for purposes of the covenant described under “— Transactions with Affiliates,” all agreements and arrangements entered into by the Issuer and any Restricted Subsidiary with an Affiliate of the Issuer during the Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Issue Date and for purposes of the covenant described under “— Dividend and Other Payment Restrictions Affecting Subsidiaries,” all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restriction contemplated by such covenant will be deemed to have been existing on the Issue Date.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

The Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Issuer’s future compliance with its covenants or (iii) notify the holders of any Covenant Suspension Event or Reversion Date.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The indenture provides that:

(1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary that is a Guarantor may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the amount of Indebtedness (including Acquired Indebtedness) that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors of the notes shall not exceed $25.0 million at any one time outstanding.

The foregoing limitations do not apply to (collectively, “Permitted Debt”):

(a) the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount not to exceed $715.0 million outstanding at any one time, less the amount of all permanent reductions of Indebtedness thereunder as a result of principal payments actually made with Net Cash Proceeds from Asset Sales (other than principal payments made with the Net Cash Proceeds from a sale of the Specified Helicopter Assets);

(b) the Incurrence by the Issuer and the Subsidiary Guarantors of Indebtedness represented by the notes (not including any additional notes) and the Guarantees, as applicable (and any exchange notes and guarantees thereof);

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b)), including any Indebtedness being repaid with the proceeds of the issuance of the old notes as described in this prospectus;

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount, including all Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (d), not to exceed the greater of (x) $30.0 million and (y) 1.5% of Total Assets at the time of Incurrence, at any one time outstanding;

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of (x) $75.0 million and (y) 3.75% of Total Assets at the time of Incurrence, at any one time outstanding;

(m) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Issuer or such Restricted Subsidiary is permitted under the terms of the indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (n), (o), (r), (t), (v) and (w) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums, fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(2) has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(3) to the extent such Refinancing Indebtedness refinances (x) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus (y) the amount of premium, fees and expenses Incurred in connection with such refinancing; and

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness of the Issuer or a Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

provided further, however, that subclauses (1) and (2) of this clause (n) will not apply to any refunding, refinancing or defeasance of any Secured Indebtedness;

(o) Indebtedness, Disqualified Stock or Preferred Stock (i) of the Issuer or any of its Restricted Subsidiaries Incurred to finance an acquisition and (ii) of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either:

(1) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(q) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(r) Contribution Indebtedness;

(s) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(t) Indebtedness of Foreign Subsidiaries of the Issuer in an amount not to exceed the greater of (x) $25.0 million or (y) 10.0% of Total Assets of all Foreign Subsidiaries at the time of such Incurrence, at any one time outstanding;

(u) Indebtedness of a joint venture to the Issuer or any Guarantor and to the other holders of Equity Interests of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness of such joint venture owed to such other holders of its Equity Interests does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such other holders;

(v) Indebtedness under the Foreign L/C Facility in an aggregate principal amount not to exceed $100.0 million at any time outstanding; provided that only up to $50.0 million of such Indebtedness may be recourse to Holdings, but shall not be secured by a Lien on the assets of Holdings; and

(w) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings).

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant, provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and the Issuer shall not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or Holdings or any other direct or indirect parent of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (6) and (13)(b) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from July 3, 2010 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer or Holdings or any other direct or indirect parent of the Issuer (excluding (without duplication) Refunding Capital Stock (as defined below), Designated Preferred Stock, Cash Contribution Amount, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Issuer or any Restricted

Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer or Holdings or any other direct or indirect parent of the Issuer (other than Disqualified Stock), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),

(B) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary, or

(C) any distribution or dividend from an Unrestricted Subsidiary (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income), plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer, in each case after the Issue Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (c)(2), (3), (4), (5) and (6) above shall be determined in good faith by the Issuer and in the event of property with a Fair Market Value in excess of $15.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or Holdings or any other direct or indirect parent of the Issuer or any Guarantor or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Issuer or Holdings or any other direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or any Guarantor which is Incurred in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees and expenses Incurred in connection therewith);

(b) such Indebtedness is subordinated to the notes or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c) such Indebtedness has a final scheduled maturity date no earlier than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired; and

(d) such Indebtedness has a Weighted Average Life to Maturity which is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4) the repurchase, retirement or other acquisition (or dividends to Holdings or any other direct or indirect parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or Holdings or any other direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or Holdings or any other direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed (x) $5.0 million in any calendar year or (y) subsequent to the consummation of an underwritten public Equity Offering of common stock, $10.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of (1) $10.0 million in the aggregate in any calendar year or (2) subsequent to the consummation of an underwritten public Equity Offering of common stock, $20.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or Holdings or any other direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or Holdings or any other direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or Holdings or any other direct or indirect parent of the Issuer (to the extent contributed to the Issuer) and its Restricted Subsidiaries after the Issue Date

(provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year);

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or Incurred in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to Holdings or any other direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of Holdings or any other direct or indirect parent of the Issuer issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 2.5% of Total Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding;

(8) the payment of dividends on the Issuer’s common stock (or the payment of dividends to Holdings or any other direct or indirect parent of the Issuer to fund the payment by Holdings or any other direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6.0% per annum of the net proceeds received by the Issuer from any public offering of common stock or contributed to the Issuer by Holdings or any other direct or indirect parent of the Issuer from any public offering of common stock;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed the greater of (x) $50.0 million and (y) 2.5% of Total Assets, at the time of such Restricted Payment, at any one time outstanding;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12) the payment of dividends or other distributions to Holdings or any other direct or indirect parent of the Issuer in amounts required for Holdings or such other parent company to pay federal, state or local income taxes (as the case may be) imposed directly on such entity to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries by virtue of such entity being the common parent of a consolidated or combined tax group of which the Issuer and/or its Restricted Subsidiaries are members; provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that the Issuer and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Issuer and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(13) the payment of dividends, other distributions or other amounts to, or the making of loans to Holdings or any other direct or indirect parent, in the amount required for such entity to, if applicable:

(a) pay amounts equal to the amounts required for Holdings or any other direct or indirect parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any other direct or indirect parent of the Issuer, if applicable, and general corporate operating and overhead expenses of Holdings or any other direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries; and

(b) pay, if applicable, amounts equal to amounts required for Holdings or any other direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer or any of its Restricted Subsidiaries Incurred in accordance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) pay fees and expenses Incurred by Holdings or any other direct or indirect parent, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent;

(14) the payment of cash dividends or other distributions on the Issuer’s Capital Stock used to, or the making of loans to Holdings or any other direct or indirect parent of the Issuer to, fund the payment of fees and expenses owed by the Issuer or Holdings or any other direct or indirect parent of the Issuer, as the case may be, or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “— Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to those described under “— Change of Control” and “— Asset Sales”; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuer (or a third party to the extent permitted by the indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(18) any joint venture may make Restricted Payments required or permitted to be made pursuant to the terms of the joint venture arrangements to holders of its Equity Interests;

(19) any Restricted Payments made in connection with the consummation of the Transactions or as contemplated by the Merger Agreement, including any payments or loans made to Holdings or any other direct or indirect parent to enable it to make any such payments, in each case, as described in or contemplated by the Offering Memorandum; and

(20) Restricted Payments made after the Issue Date to repurchase or redeem any Existing Notes not tendered in connection with the Transactions;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (8), (10), (11) and (17), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the date of this prospectus, all of the Issuer’s Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuer may divide and classify such Investment or Restricted Payment in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)(i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect or entered into on the Issue Date, including pursuant to the Credit Agreement and the other documents relating to the Transactions;

(2) the indenture, the notes and any exchange notes and guarantees thereof;

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) contracts or agreements for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(8) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(9) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(10) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(11) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer that is Incurred subsequent to the Issue Date pursuant to the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payment on the notes (as determined by the Issuer in good faith);

(12) any Restricted Investment not prohibited by the covenant described under “— Limitation on Restricted Payments” and any Permitted Investment;

(13) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness; and

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(1) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets;

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received); and

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (e) that is at that time outstanding, not to exceed the greater of (x) $25.0 million and (y) 1.25% of Total Assets, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Issuer or any Restricted Subsidiary of the Issuer’s receipt of the Net Cash Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Cash Proceeds from such Asset Sale, at its option:

(1) to permanently reduce Obligations under any Secured Indebtedness and, in the case of revolving obligations thereunder, to correspondingly reduce commitments with respect thereto;

(2) to permanently reduce Obligations under (x) other Pari Passu Indebtedness of the Issuer or the Subsidiary Guarantors (provided that if the Issuer or any Subsidiary Guarantor shall so reduce such Obligations under such other Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes that would otherwise be prepaid) or (y) Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case, other than Indebtedness owed to the Issuer or an Affiliate of the Issuer (provided that in the case of any reduction of any revolving obligations pursuant to this clause (2), the Issuer or such Restricted Subsidiary shall effect a corresponding reduction of commitments with respect thereto);

(3) to an Investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), or capital expenditures, in each case used or useful in a Similar Business; and/or

(4) to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale;

provided that in the case of clauses (3) and (4) above, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment and, in the event such binding commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within six months of such cancellation or termination of the prior binding commitment.

Pending the final application of any such Net Cash Proceeds, the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents or Investment Grade Securities. The indenture provides that any Net Cash Proceeds from any Asset Sale that are not applied as provided and within the time period set forth above will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall make an offer (an “Asset Sale Offer”) to all holders of notes and to all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the indenture with respect to Asset Sales, to purchase the maximum principal amount of such notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or such lesser price, if any, as may be provided by the terms of such other Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture and, in the case of notes, is an integral multiple of $2,000. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $15.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such other Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes and Pari Passu Indebtedness, as appropriate, surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other Indebtedness to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

This Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

If more notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not listed, by lot or such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided, that the Trustee shall not select notes for purchase which would result in a noteholder with a principal amount of notes less than the minimum denomination to the extent practicable.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.

Transactions with Affiliates. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or Holdings or any other direct or indirect parent of the Issuer, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)(a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger or consolidation of the Issuer and Holdings or any other direct parent of the Issuer, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger or consolidation is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(2)(a) Restricted Payments permitted by the provisions of the indenture described above under the covenant “— Limitation on Restricted Payments” and (b) Permitted Investments;

(3) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or Holdings or any other direct or indirect parent of the Issuer;

(4) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(5) payments or loans (or cancellation of loans) to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Issuer in good faith;

(6) any agreement as in effect as of the Issue Date, including, without limitation, the Master Consulting and Advisory Services Agreement, or any amendment to any such agreement (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Merger Agreement, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(8)(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to the Issuer and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(9) any transaction effected as part of a Qualified Receivables Financing;

(10) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to Holdings or any other direct or indirect parent of the Issuer or to any director, officer, employee or consultant thereof;

(11) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Sponsor in an aggregate amount in any fiscal year not to exceed the greater of (x) $5.0 million and (y) 2.5% of EBITDA, plus all out-of-pocket reasonable expenses Incurred by the Sponsor or any of its Affiliates in connection with the performance of management, consulting, monitoring, advisory or other services with respect to the Issuer and its Restricted Subsidiaries;

(12) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to agreements with the Sponsor described in the Offering Memorandum or (y) approved by a majority of the Board of Directors of the Issuer or Holdings or any other direct or indirect parent of the Issuer in good faith;

(13) any contribution to the capital of the Issuer;

(14) transactions permitted by, and complying with, the provisions of the covenant described under “— Merger, Consolidation or Sale of All or Substantially All Assets”;

(15) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or Holdings or any other direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(16) pledges of Equity Interests of Unrestricted Subsidiaries;

(17) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(18) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or Holdings or any other direct or indirect parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(19) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “— Limitation on Restricted Payments”; and

(20) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions.

Liens. The indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) on any asset or property of the Issuer or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Obligations of the Issuer or such Restricted Subsidiary, unless (1) in the case of Liens securing Subordinated Indebtedness, the notes and any applicable Guarantees are secured by a Lien on such assets, property or proceeds that is senior in priority to such Liens; or (2) in all other cases, the notes or any applicable Guarantees are equally and ratably secured.

The preceding paragraph will not require the Issuer or any Restricted Subsidiary of the Issuer to secure the notes if the relevant Lien consists of a Permitted Lien. Any Lien which is granted to secure the notes or such Guarantee under the preceding paragraph shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes or such Guarantee under the preceding paragraph.

Reports and Other Information. The indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a non-accelerated filer), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information,

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Issuer were then subject to such SEC reporting requirements as a non-accelerated filer), quarterly reports on Form 10-Q containing the information required to be contained therein (or any successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information,

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports that the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will put such information on its website, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

Notwithstanding the foregoing, prior to the effectiveness of the exchange offer registration statement or shelf registration statement with respect to the notes, the Issuer will not be required to furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K or by Item 3-10 of Regulation S-X.

For avoidance of doubt, the obligations of the Issuer under this covenant shall commence with respect to the first quarter that ends after the Issue Date.

In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any notes are outstanding, it will furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer or any direct or indirect parent of the Issuer (including Holdings) has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Notwithstanding the foregoing, the requirement to provide the information and reports referred to in clauses (1) through (4) above shall be deemed satisfied prior to the commencement of the exchange offer (as described in this prospectus under the heading “Exchange Offer; Registration Rights”) or the effectiveness of a shelf registration statement relating to the registration of the notes under the Securities Act (as described in this prospectus under the heading “Exchange Offer; Registration Rights”) by the filing (within the time periods specified for such filings in the Registration Rights Agreement) with the SEC of a registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X under the Securities Act.

In the event that:

(a) the rules and regulations of the SEC permit any direct or indirect parent of the Issuer (including Holdings) to report at such parent entity’s level on a consolidated basis and such parent entity of the Issuer is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Issuer, or

(b) such parent entity is or becomes a Guarantor of the notes,

such consolidated reporting at such parent entity’s level in a manner consistent with that described in this covenant for the Issuer will satisfy this covenant; provided that, such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer and its Subsidiaries on a stand alone basis, on the other hand.

Future Guarantors. The indenture provides that if the Issuer acquires or creates any Restricted Subsidiary that is a Domestic Subsidiary after the Issue Date (unless such Subsidiary is a Receivables Subsidiary or is already a Guarantor) that guarantees any Indebtedness of the Issuer or any of its Restricted Subsidiaries, the Issuer shall cause such Domestic Subsidiary, within 20 business days of the date that such Indebtedness has been guaranteed, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will become a Guarantor under the indenture governing the notes.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. However, in a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Each Guarantee shall be released in accordance with the provisions of the indenture described under “— Guarantees.”

Merger, Consolidation or Sale of All or Substantially All Assets

The indenture provides that the Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person (other than the Merger) unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) if the Successor Company is other than the Issuer, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the indenture and the notes; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the indenture and the notes, and the Issuer will automatically be released and discharged from its obligations under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) the Issuer may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to Holdings, the Issuer or to any Restricted Subsidiary, and (b) the Issuer may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Issuer in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence, a “Specified Merger/Transfer Transaction”).

The indenture further provides that subject to certain limitations in the indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Guarantor, each Subsidiary Guarantor will not, and the Issuer will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than the Merger) unless:

(1) either (a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the indenture and such Subsidiary Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee or (b) such sale or disposition or consolidation or merger is not in violation of the covenant described under “— Certain Covenants — Asset Sales”;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

(3) the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Subject to certain limitations described in the indenture, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under the indenture and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under the indenture and such Subsidiary Guarantor’s Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) a Subsidiary Guarantor may merge or consolidate with another Subsidiary Guarantor or the Issuer and (3) a Subsidiary Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor.

The indenture further provides that subject to certain limitations in the indenture governing release of a Guarantee of Holdings, Holdings will not consolidate or merge with or into or wind up into (whether Holdings is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than the Merger) unless:

(1) Holdings is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than Holdings) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (Holdings or such Person, as the case may be, being herein called the “Successor Parent Guarantor”) and the Successor Parent Guarantor (if other than Holdings) expressly assumes all the obligations of

Holdings under the indenture and Holdings’ Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3) the Successor Parent Guarantor (if other than Holdings) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Subject to certain limitations described in the indenture, the Successor Parent Guarantor will succeed to, and be substituted for, Holdings under the indenture and Holdings’ Guarantee, and Holdings will automatically be released and discharged from its obligations under the indenture and Holdings’ Guarantee. Notwithstanding the foregoing, (1) Holdings may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing Holdings in another state of the United States, the District of Columbia or any territory of the United States, (2) Holdings may merge or consolidate with the Issuer and (3) Holdings may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of Holdings.

Defaults

An Event of Default is defined in the indenture as:

(1) a default in any payment of interest on any note when due continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Issuer to comply with its obligations under the covenant described under “— Merger, Consolidation or Sale of All or Substantially All Assets” above,

(4) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenants described under “— Change of Control” (other than a failure to purchase notes, which shall constitute an Event of Default under clause (2) above),

(5) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the notes or the indenture,

(6) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(7) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(8) failure by the Issuer or any Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $25.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(9) the Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that qualifies as a Significant Subsidiary denies or disaffirms its obligations under the indenture or any Guarantee and such Default continues for 10 days.

The foregoing constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (3), (4) or (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (3), (4) or (5) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In the event of any Event of Default specified in clause (6) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee security or indemnity reasonably satisfactory to it in any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders of the notes. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any note,

(3) reduce the principal of or change the Stated Maturity of any note,

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “— Optional Redemption,”

(5) make any note payable in money other than that stated in such note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8) expressly subordinate the notes or any Guarantee or otherwise modify the ranking thereof to any other Indebtedness of the Issuer or any Guarantor, or

(9) modify the Guarantees in any manner adverse to the holders.

Without the consent of any holder, the Issuer and Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to conform the text of the indenture, the Guarantees or the notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture, the Guarantees or the notes, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer under the indenture and the notes, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the notes, to secure the notes, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA and to make certain changes to the indenture to provide for the issuance of additional notes.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any equity interests in the Issuer or Holdings or any other direct or indirect parent, as such, will have any liability for any obligations of the Issuer under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements or transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the indenture. The Issuer registrar will not be required to transfer or exchange any note selected for redemption (except in the case of a note to be redeemed in part, the portion of the note not to be redeemed) or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Guarantors have paid all other sums payable under the indenture; and

(3) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuer at any time may terminate its obligations under certain covenants that are described in the indenture, including the covenants described under “— Certain Covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “— Defaults” and the undertakings and covenants contained under “— Change of Control” and “— Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect to any Default by the Issuer or any of its Restricted Subsidiaries with any of its obligations under the covenants described under “— Certain Covenants”), (6), (7) (with respect only to Significant Subsidiaries), (8) (with respect only to Significant Subsidiaries) or (9) under “— Defaults”.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

Wilmington Trust FSB is the Trustee under the indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the notes.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”

(including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the note; and

(2) the excess of

(a) the present value at such redemption date of (i) the redemption price of the note at July 1, 2014 (such redemption price being set forth in the applicable table appearing above under “— Optional Redemption”) plus (ii) all required interest payments due on the note through July 1, 2014 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner pursuant to the provisions described above under “— Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “— Certain Covenants — Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $5.0 million;

(e) any disposition of property or assets by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) sales of assets received by the Issuer or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(g) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) sales of inventory or other current assets held for sale in the ordinary course of business;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business as and consistent with past practice;

(j) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(k) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $15.0 million shall be evidenced by an Officers’ Certificate, and (2) $25.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(m) the grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property; and

(n) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property.

“Board of Directors” means as to any Person, the board of directors or managers, sole member or managing member, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Subsidiary Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsor or any of its Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Issuer’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing); and

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (including the effect of all fees and expenses relating thereto), including, without limitation, any expenses related to any reconstruction, any severance or relocation expenses and fees, any restructuring costs, any retention payments, any expenses or charges related to any Equity Offering, Permitted Investment, acquisition (including earn-out provisions) or Indebtedness permitted to be Incurred by the indenture (in each case, whether or not successful) and any fees, expenses, charges or payments made under or contemplated by the Merger Agreement or otherwise related to the Transactions, shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(3) any net after-tax income or loss from discontinued operations and any net after-tax gains or loss on disposal of discontinued operations shall be excluded;

(4) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Issuer) shall be excluded;

(5) any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded;

(6) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(7) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “— Certain Covenants — Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (x) the net loss of any such Restricted Subsidiary shall be included therein and (y) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(8) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with clause (12) of the second paragraph under “— Certain Covenants — Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(9) any non-cash impairment charges or asset write-off resulting from the application of FASB ASC 350 and FASB ASC 360, and the amortization of intangibles arising pursuant to FASB ASC 805, shall be excluded;

(10) any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11)(a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815 shall be excluded;

(12) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 shall be excluded;

(13) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(14) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Restricted Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(15) accruals and reserves that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded; and

(16) solely for purposes of calculating EBITDA, the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties shall be included.

Notwithstanding the foregoing, for the purpose of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Issuer or a Restricted Subsidiary of the Issuer to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(5) and (6) of the first paragraph thereof.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under FASB ASC 815 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-cash Charges relate.

“Consolidated Senior Secured Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by a Lien as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) the EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case, with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” (except that, for purposes of determining the amount of Consolidated Total Indebtedness pursuant to clause (1) of this definition, the amount of revolving Indebtedness under the Credit Agreement and any other revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the applicable period).

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “— Certain Covenants — Limitation on Restricted Payments,” which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or such Guarantor after the Issue Date, provided that:

(1) such Contribution Indebtedness shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the notes, and

(2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Credit Agreement” means (i) the credit agreement entered into on the Issue Date among the Issuer, Holdings, certain Subsidiaries of the Issuer, the financial institutions named therein and Bank of America, N.A., as Administrative Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under “— Certain Covenants — Transactions with Affiliates”; plus

(5) any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the Incurrence or repayment of Indebtedness permitted to be Incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes, (ii) any amendment or other modification of the notes or other Indebtedness, (iii) any additional interest in respect of the notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

(6) the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

(7) any costs or expense Incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Issuer or a Guarantor or the net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “— Certain Covenants — Limitation on Restricted Payments”; plus

(8) any ordinary course dividend, distributions or other payment paid in cash and received from any Person in excess of amounts included in clause (7) pursuant to the definition of “Consolidated Net Income”; plus/minus

(9) gains or losses due solely to fluctuations in currency values and the related tax effects.

less, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the net cash proceeds, Cash Equivalents and/or Investment Grade Securities received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any Issuer or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer, in each case designated as

Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Issuer, the proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of “— Certain Covenants — Limitation on Restricted Payments.”

“Existing Notes” means the 9.50% Senior Subordinated Notes due 2013 issued by DynCorp International LLC and DIV Capital Corporation outstanding on the Issue Date.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Issuer, unless otherwise specified in the indenture).

“FASB ASC” means the Accounting Standard Codifications as promulgated by the Financial Accounting Standards Board, including any renumbering of such standards or any successor or replacement section or sections promulgated by the Financial Accounting Standards Board.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers (including the Transactions), consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and operational changes, that the Issuer or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers (including the Transactions), consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation, or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote (2) under the caption “Summary — Summary Historical and Pro Forma Condensed Consolidated Financial Data” in the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign L/C Facility” means that certain credit facility established by the Issuer on or after the Issue Date with a foreign domiciled bank, the sole purpose of which facility is to provide for the issuance of letters of credit in support of the Issuer’s pursuit and performance of contracts with customers located in the Specified Gulf States.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory or the District of Columbia thereof and any direct or indirect Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment. In addition, for purposes of the indenture, all references to codified accounting standards specifically named herein shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP.

“GLS” means Global Linguist Solutions LLC, a Delaware limited liability company and its successors.

“GLS Loan Documents” means that certain Offering Basis Loan Agreement dated as of February 15, 2008, by and between DynCorp International LLC and GLS pursuant to which intercompany loans are made by DynCorp International LLC to GLS, and any notes, security agreements and other documents executed and delivered in connection therewith (in each case, as amended, restated, supplemented or otherwise modified from time to time).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under the indenture and the notes by any Person in accordance with the provisions of the indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Holdings” means Delta Tucker Holdings, Inc. and its successors.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that (a) Contingent Obligations Incurred in the ordinary course of business and (b) obligations under or in respect of Receivables Financings shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Citigroup Global Markets Inc., Banc of America Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc. and such other initial purchasers party to the purchase agreement or future purchase agreements entered into in connection with an offer and sale of notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency,

(3) investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means July 7, 2010.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Investor” means any Person who is a director, officer or otherwise a member of management of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies on the Issue Date, immediately after giving effect to the Transactions.

“Master Consulting and Advisory Services Agreement” means that certain Master Consulting and Advisory Services Agreement to be entered into on the Issue Date between the Issuer and Cerberus Operations and

Advisory Company LLC, together with any specific engagement letters entered into from time to time after the Issue Date as expressly contemplated thereunder (it being expressly understood that entering into such specific engagement letters shall not be deemed to be an amendment to the Master Consulting and Advisory Services Agreement).

“Merger” means the merger of Delta Tucker Sub, Inc. with and into DynCorp International Inc., with DynCorp International Inc. surviving such merger, pursuant to the terms of the Merger Agreement.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 11, 2010, among DynCorp International Inc., Holdings and Delta Tucker Sub, Inc., as amended up to and including the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Cash Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “— Certain Covenants — Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnification in favor of the Trustee and other third parties other than the holders of the notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Offering Memorandum” means the offering memorandum relating to the offering of the old notes dated June 29, 2010.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer or any direct or indirect parent of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or any direct or indirect parent of the Issuer, as applicable, that meets the requirements set forth in the indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee and that satisfies the requirements set forth in the indenture. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “Certain Covenants — Asset Sales.”

“Permitted Holders” means (i) the Sponsor, (ii) the Management Investors, (iii) any Person that has no material assets other than the Capital Stock of the Issuer and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Issuer, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any Permitted Holder specified in clause (i) above, holds more than 50% of the total voting power of the Voting Stock thereof, and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any Permitted Holder specified in clauses (i) or (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Issuer (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than a Permitted Holder specified in clause (i) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer (including the notes) or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “— Certain Covenants — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment (x) existing on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

(6) advances to employees not in excess of $5.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 5.0% of Total Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding; provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed the greater of (x) $75.0 million and (y) 3.75% of Total Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding;

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Restricted Payments”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “— Certain Covenants — Transactions with Affiliates” (except transactions described in clauses (2), (4), (5) and (8)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Future Guarantors”;

(16) any Investment by Restricted Subsidiaries of the Issuer in other Restricted Subsidiaries of the Issuer and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Issuer;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “— Certain Covenants — Asset Sales”;

(20) Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount, taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, not to exceed the greater of (x) $75.0 million and (y) 3.75% of Total Assets at the time of such Investment, at any one time outstanding;

(21) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “— Merger, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; and

(22) Investments in the form of loans from the Issuer or a Restricted Subsidiary to GLS under the GLS Loan Documents (whether or not GLS is a Subsidiary of the Issuer at that time); provided that no such loans shall be permitted to remain outstanding pursuant to this clause (22) on and after the designation of GLS as an Unrestricted Subsidiary.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(3) Liens for taxes, assessments or other governmental charges (i) which are not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)(A) Liens Incurred by a Restricted Subsidiary that is not a Guarantor securing Indebtedness of a Restricted Subsidiary that is not a Guarantor permitted to be Incurred pursuant to the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, (B) Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clauses (a), (d), (1), (t) or (v) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, (x) in the case of clause (d), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof; and (y) in the case of clause (t), such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Foreign Subsidiary;

(7) Liens existing on the Issue Date;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(9) Liens on assets or on property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens Incurred to secure cash management services (and other “bank products”), owed to a lender under the Credit Agreement in the ordinary course of business;

(23) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(24) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11), (15) and (25); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15) and (25) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(25) Liens securing Pari Passu Indebtedness permitted to be Incurred pursuant to the covenant described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” in an amount not to exceed the maximum amount of Indebtedness such that the Consolidated Senior Secured Debt Ratio (at the time of incurrence of such Indebtedness after giving pro forma effect thereto in a manner consistent with the calculation of the Fixed Charge Coverage Ratio) would not be greater than 2.75 to 1.00;

(26) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed the greater of (x) $50.0 million and (y) 2.5% of Total Assets, at any one time outstanding; and

(27) Liens on the assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to clause (u) of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma Cost Savings” means, without duplication, with respect to any period, the reductions in costs and other operating improvements or synergies that are implemented, committed to be implemented, the commencement of implementation of which has begun or are reasonably expected to be implemented in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are supportable and quantifiable, as if all such reductions in costs and other operating improvements or synergies had been effected as of the beginning of such period, decreased by any non-one-time incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence shall be accompanied by a certificate delivered to the Trustee from the Issuer’s chief financial officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence; provided that the aggregate amount of cost savings, operating improvements and synergies that do not result from acquisitions or dispositions added pursuant to this definition do not exceed $20.0 million in the aggregate for any period of four-consecutive fiscal quarters and $60.0 million in the aggregate for all periods following the Issue Date.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the ease of a transfer by the Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means (i) GLS (unless and until GLS has been designated as an Unrestricted Subsidiary) and (ii) with respect to any other Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer; provided, that GLS shall cease to be a Restricted Subsidiary at such time that the Issuer, directly or indirectly, ceases to own (x) 50% or more of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of GLS or (y) more than 50% of the economic interests, capital accounts, distribution rights or similar economic interests of GLS.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.

“SEC”‘ means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged in by the Company or any of its Restricted Subsidiaries on the date of the original issuance of the notes and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

“Specified Gulf States” means Saudi Arabia, Kuwait, Qatar, Oman, Bahrain, and the United Arab Emirates.

“Specified Helicopter Assets” means the 15 helicopters purchased in July 2009 in support of a Worldwide Personal Protection Service air services task order, consisting of 13 Huey helicopters and 2 MD-530FFs helicopters.

“Sponsor” means (1) Cerberus Capital Management L.P. and (2) one or more investment funds advised, managed or controlled by Cerberus Capital Management L.P. and, in each case (whether individually or as a group) their Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that Incurs a Guarantee of the notes.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

“Transactions” means the transactions contemplated by the Merger Agreement, including the borrowings under the Credit Agreement, the offering of the notes on the Issue Date and the other related transactions described under the heading “The Transactions” in the Offering Memorandum.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to July 1, 2014; provided, however, that if the period from such redemption date to July 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust administration department of the Trustee, with direct responsibility for performing the Trustee’s duties under the indenture and also means, with respect to a particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means the respective party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer but excluding the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

EXCHANGE OFFER; REGISTRATION RIGHTS

The issuer, the guarantors and the initial purchasers of the old notes entered into a registration rights agreement relating to the notes. Pursuant to the registration rights agreement, the issuer and the guarantors agreed, at their cost, for the benefit of the holders of the notes, to:

•

file a registration statement with the SEC with respect to a registered offer to exchange the notes for new notes of the issuer evidencing the same continuing indebtedness under, and having terms substantially identical in all material respects to, the notes (except that the exchange notes will not contain terms with respect to transfer restrictions); and

•

use their reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than 300 days after the date of original issuance of the notes.

Upon the effectiveness of the exchange offer registration statement, the issuer will offer the exchange notes in exchange for surrender of the notes. The issuer will keep the registered exchange offer open for not less than 20 business days (or longer if required by applicable law) and not more than 30 business days after the date notice of the registered exchange offer is mailed to the holders of the notes. For each note surrendered to the issuer pursuant to the registered exchange offer, the holder of such note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange thereof or, if no interest has been paid on such note, from the date of its original issue.

Under existing SEC interpretations, the exchange notes would be freely transferable by holders of the notes other than the issuer’s affiliates after the registered exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of the issuer, as such terms are interpreted by the SEC; provided that broker-dealers (“participating broker-dealers”) receiving exchange notes in the registered exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, the issuer will be required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes.

A holder of notes (other than certain specified holders) who wishes to exchange such notes for exchange notes in the registered exchange offer will be required to represent that any exchange notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the registered exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and that it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of the issuer or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that

(i) any change of law or applicable interpretations thereof by the staff of the SEC do not permit the issuer to effect such a registered exchange offer,

(ii) for any other reason the exchange offer registration statement is not declared effective within 300 days after the date of the original issuance of the notes,

(iii) the initial purchasers so request with respect to notes not eligible to be exchanged for exchange notes in the registered exchange offer,

(iv) any holder of notes (other than the initial purchasers) is not eligible to participate in the registered exchange offer, or

(v) in the case of any initial purchaser that participates in the registered exchange offer or otherwise acquires new securities under the registration rights agreement and, such initial purchaser does not receive freely tradeable new securities (it being understood that (x) the requirement that an initial purchaser deliver the prospectus contained in the exchange offer registration statement containing the information required by Item 507 or 508 of Regulation S-K under the Act in connection with sales of exchange notes shall result in such new securities being not “freely tradeable” and (y) the requirement that a participating broker-dealer deliver the prospectus contained in the exchange offer registration statement in connection with sales of exchange notes shall not result in such exchange notes being not “freely tradeable”), the issuer and the guarantors will, at their cost,

(a) as promptly as practicable (but in no event more than 30 days after so required or requested in accordance with the above), file a registration statement (the “shelf registration statement”) covering resales of the notes or the exchange notes, as the case may be,

(b) use their reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 90 days after so required or requested and

(c) use their reasonable best efforts to keep the shelf registration statement effective until two years after its effective date.

The issuer will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the shelf registration statement and the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes or the exchange notes, as the case may be. A holder selling such notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

If

(a) either the exchange offer registration statement or the shelf registration statement has not been filed with the SEC as required by the registration rights agreement,

(b) on or prior to the 300th day following the date of original issuance of the notes, either the exchange offer registration statement or the shelf registration statement has not been declared effective,

(c) on or prior to the 30th business day after the exchange offer registration statement is declared effective, the registered exchange offer has not been consummated, or

(d) after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of notes or exchange notes in accordance with and during the periods specified in the registration rights agreement

(each such event referred to in clauses (a) through (d), a “registration default”), the issuer shall pay liquidated damages (“registration default damages”) to the holders of the notes and the exchange notes. Registration default damages shall accrue at a rate of 0.25% per annum for the first 90 days from and including the date of a registration default, which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such registration default damages continue to accrue; provided, that the rate at which such registration default damages accrue may in no event exceed 1.00% per annum.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Because we did not cause the registration statement to become effective on or before May 3, 2011 (such 300th day), we are obligated to pay registration default damages until the registration statement is declared effective pursuant to the registration rights agreement. We intend to pay the registration default damages relating to the old notes on July 1, 2011, the next scheduled interest payment date.

BOOK-ENTRY, DELIVERY AND FORM

Except as set forth below, the exchange notes will each initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the trustee, as custodian for The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or a nominee thereof. The old notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the applicable global note.

Except as set forth below, a global note may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, and premium (if any) and interest (including additional interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest (including additional interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers, registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the applicable Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers or interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of its respective obligations under the rules and procedures governing its operations.

Certificated Securities

A Global Note is exchangeable for certificated notes in fully registered form without interest coupons (“Certificated Securities”) only in the following limited circumstances:

•	DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company fails to appoint a successor depositary within 90 days of such notice, or

•	there shall have occurred and be continuing an Event of Default with respect to the notes.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of material U.S. federal income tax consequences of the exchange of old notes for exchange notes pursuant to this exchange offer, but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described below. We have not obtained and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax considerations resulting from the exchange of the old notes for the exchange notes or from holding or disposing of the exchange notes.

This summary is limited to the tax consequences of those persons who are original beneficial owners of the notes, who exchange old notes for exchange notes in this exchange offer and who hold the old notes, and that will hold the exchange notes, as capital assets within the meaning of Section 1221 of the Code, which we refer to as “holders.” This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their particular circumstances or status nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and persons that have a functional currency other than the U.S. Dollar, or persons in special situations, such as those who have elected to mark securities to market or those who hold notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes and participates in the exchange offer, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of old notes for exchange notes pursuant to this exchange offer.

This summary is for general information only. Persons considering the exchange of old notes for exchange notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences to them of exchanging the notes, as well as the application of state, local and foreign income and other tax laws.

Exchange of an Old Note for an Exchange Note Pursuant to this Exchange Offer

The exchange of the old notes for the exchange notes in the exchange offer described herein will not constitute a significant modification of the terms of the old notes and thus will not constitute a taxable exchange for U.S. federal income tax purposes. Rather, the exchange notes will be treated as a continuation of the old notes. Consequently, a holder will not recognize gain or loss upon receipt of the exchange notes in exchange for the old notes in the exchange offer, the holder’s adjusted tax basis in the exchange notes received in the exchange offer will be the same as its adjusted tax basis in the old notes immediately before the exchange, and the holder’s holding period in the exchange notes will include its holding period in the old notes.

PLAN OF DISTRIBUTION

Each broker dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker dealer for use in connection with any such resale. In addition, until                     , 2011, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker dealers. Exchange notes received by broker dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over the counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker dealer or the purchasers of any such exchange notes. Any broker dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in this exchange offer will have no arrangements or understanding with any person to participate in the distribution of the old notes or the exchange notes within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the performance of our obligations under this exchange offer and will indemnify the holders of the old notes (including any broker dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the guarantees thereof will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, New York, New York.

EXPERTS

The consolidated financial statements of Delta Tucker Holdings, Inc. and subsidiaries and DynCorp International Inc. and subsidiaries included in this prospectus and the related financial statements schedules included elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein. Such consolidated financial statements and financial statement schedules are included in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

The financial statements of Global Linguist Solutions LLC as of and for the nine month period ended December 31, 2010, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
AUDITED FINANCIAL STATEMENTS

Delta Tucker Holdings, Inc.
Independent Registered Public Accounting Firm	F-2
Consolidated Statement of Operations for April 1, 2010 (Inception) through December 31, 2010	F-3
Consolidated Balance Sheet as of December 31, 2010	F-4
Consolidated Statement of Cash Flows for April 1, 2010 (Inception) through December 31, 2010	F-5
Consolidated Statement of Stockholder Equity for April 1, 2010 (Inception) through December 31, 2010	F-6
Notes to Consolidated Financial Statements of Delta Tucker Holdings, Inc.	F-7

DynCorp International, Inc.
Independent Registered Public Accounting Firm	F-41
Consolidated Statements of Operations for the fiscal quarter ended July 2, 2010 and for the fiscal years ended April 2, 2010, and April 3, 2009	F-42
Consolidated Balance Sheet as of April 2, 2010	F-43
Consolidated Statements of Cash Flows for the fiscal quarter ended July 2, 2010, and for the fiscal years ended April 2, 2010, and April 3, 2009	F-44
Consolidated Statements of Stockholder Equity for the fiscal quarter ended July 2, 2010, and for the fiscal years ended April 2, 2010, and April 3, 2009	F-45
Notes to Consolidated Financial Statements of DynCorp International, Inc.	F-46

UNAUDITED FINANCIAL STATEMENTS

Delta Tucker Holdings, Inc.
Condensed Consolidated Statement of Operations (Unaudited) — Three Months Ended April 1, 2011	F-95
Condensed Consolidated Balance Sheets (Unaudited) — April 1, 2011 and December 31, 2010	F-96
Condensed Consolidated Statement of Cash Flows (Unaudited) — Three Months Ended April 1, 2011	F-97
Condensed Consolidated Statement of Equity (Unaudited) — Three Months Ended April 1, 2011	F-98
Notes to Unaudited Condensed Consolidated Financial Statements	F-99

DynCorp International, Inc.
Condensed Consolidated Statement of Operations (Unaudited) — Three Months Ended April 2, 2010	F-122
Condensed Consolidated Statement of Cash Flows (Unaudited) — Three Months Ended April 2, 2010	F-123
Condensed Consolidated Statement of Equity (Unaudited) — Three Months Ended April 2, 2010	F-124
Notes to Unaudited Condensed Consolidated Financial Statements	F-125

FINANCIAL STATEMENT SCHEDULES
Schedule I — Condensed Financial Information of Registrant	F-143
Schedule II — Valuation and Qualifying Accounts	F-144

GLOBAL LINGUIST SOLUTIONS LLC
Independent Auditor’s Report	F-146
Statement of Income for the fiscal year ended December 31, 2010	F-147
Balance sheet as of December 31, 2010	F-148
Statement of Cash Flows for the fiscal year ended December 31, 2010	F-149
Statement of Members’ Equity for the fiscal year ended December 31, 2010	F-150
Notes to Financial Statements of Global Linguist Solutions LLC	F-151

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder of

Delta Tucker Holdings, Inc.

Falls Church, Virginia

We have audited the accompanying consolidated balance sheet of Delta Tucker Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2010, and the related consolidated statements of operations, equity, and cash flows for the period from April 1, 2010 (date of inception) through December 31, 2010. Our audit also included the financial statement schedules listed in the Index. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2010, and the results of their operations and their cash flows for the period from April 1, 2010 (date of inception) through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Fort Worth, Texas

March 31, 2011

(April 27, 2011 as to Note 17)

DELTA TUCKER HOLDINGS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands)	For The Period From April 1, 2010 (Inception) Through December 31, 2010
Revenue	$1,697,706
Cost of services	(1,544,184)
Selling, general and administrative expenses	(78,024)
Merger expenses	(51,722)
Depreciation and amortization expense	(25,776)
Earnings from equity method investees	10,337

Operating income	8,337
Interest expense	(46,845)
Bridge commitment fee	(7,963)
Interest income	420
Other income, net	1,872

Loss before income taxes	(44,179)
Benefit from income taxes	7,881

Net loss	(36,298)
Noncontrolling interests	(1,361)

Net loss attributable to Delta Tucker Holdings, Inc.	$(37,659)

See notes to consolidated financial statements.

DELTA TUCKER HOLDINGS, INC.

CONSOLIDATED BALANCE SHEET

(Amounts in thousands, except share data)	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$52,537
Restricted cash	9,342
Accounts receivable, net of allowances of $558	782,095
Prepaid expenses and other current assets	150,613

Total current assets	994,587
Property and equipment, net	26,497
Goodwill	679,371
Tradename	43,839
Other intangibles, net	355,129
Other assets, net	163,932

Total assets	$2,263,355

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$5,700
Accounts payable	297,821
Accrued payroll and employee costs	99,295
Deferred income taxes	90,726
Other accrued liabilities	147,859
Income taxes payable	3,471

Total current liabilities	644,872
Long-term debt, less current portion	1,018,512
Long-term deferred taxes	36,900
Other long-term liabilities	45,745

Total liabilities	1,746,029
Commitments and contingencies
Equity:
Common stock, $0.01 par value — 1,000 shares authorized and 100 shares issued and outstanding at December 31, 2010	—
Additional paid-in capital	550,492
Accumulated deficit	(37,659)
Accumulated other comprehensive income	142

Total equity attributable to Delta Tucker Holdings, Inc.	512,975
Noncontrolling interests	4,351

Total equity	517,326

Total liabilities and equity	$2,263,355

See notes to consolidated financial statements.

DELTA TUCKER HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in thousands)	For The Period From April 1, 2010 (Inception) Through December 31, 2010
Cash flows from operating activities
Net loss	$(36,298)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,225
Amortization of deferred loan costs	4,167
Allowance for losses on accounts receivable	43
Earnings from equity method investees	(12,877)
Distributions from affiliates	10,963
Deferred income taxes	7,033
Other	1,120
Changes in assets and liabilities:
Restricted cash	(1,159)
Accounts receivable	(69,590)
Prepaid expenses and other current assets	(39,635)
Accounts payable and accrued liabilities	39,497
Income taxes payable/receivable	43,422

Net cash used in operating activities	(27,089)
Cash flows from investing activities
Merger consideration for shares, net of cash acquired	(869,043)
Purchase of property and equipment, net	(4,639)
Purchase of computer software	(3,684)
Deconsolidation of GLS (see Note 1)	(938)
Payments received from GLS on note receivable (Note 1)	204,114
Disbursements made to GLS on note receivable (Note 1)	(183,028)
Contributions to equity method investees	(21,000)

Net cash used in investing activities	(878,218)
Cash flows from financing activities
Borrowings on long-term debt	1,537,000
Payments on long-term debt	(1,090,268)
Payments of deferred financing cost	(49,092)
Borrowings under other financing arrangements	15,756
Payments under other financing arrangements	(5,868)
Equity contribution from Affiliates of Cerberus (Note 2)	550,927
Payments of dividends to noncontrolling interests	(611)

Net cash provided by financing activities	957,844

Net increase in cash and cash equivalents	52,537
Cash and cash equivalents, beginning of year	—

Cash and cash equivalents, end of year	$52,537

Income taxes received, net	$(31,733)

Interest paid	$19,738

See notes to consolidated financial statements.

DELTA TUCKER HOLDINGS, INC.

CONSOLIDATED STATEMENT OF EQUITY

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Equity Attributable to Delta Tucker Holdings, Inc.	Noncontrolling Interests	Total Equity
	(Amounts in thousands)
Balance at April 1, 2010	—	$—	$—	$—	$—	$—	$—	$—
Equity investment in connection with Merger (see Note 2)	—	—	550,927	—	—	550,927	—	550,927
Acquisition accounting — fair value adjustment to noncontrolling interests			—	—	—	—	4,216	4,216
Comprehensive income (loss):
Net loss			—	(36,298)	—	(36,298)	—	(36,298)
Currency translation adjustment, net of tax			—	—	142	142	—	142

Comprehensive income (loss)			—	(36,298)	142	(36,156)	—	(36,156)
Noncontrolling interests			—	(1,361)	—	(1,361)	—	(1,361)

Comprehensive (loss) income attributable to Delta Tucker Holdings, Inc.			—	(37,659)	142	(37,517)	—	(37,517)
Net income and comprehensive income attributable to noncontrolling interests			—	—	—	—	1,361	1,361
DIFZ financing, net of tax			(435)	—	—	(435)	—	(435)
Dividends declared to noncontrolling interests			—	—	—	—	(1,226)	(1,226)

Balance at December 31, 2010	—	$—	$550,492	$(37,659)	$142	$512,975	$4,351	$517,326

See notes to consolidated financial statements.

DELTA TUCKER HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2010 and For the Period From April 1, 2010 (Inception) Through December 31, 2010

Note 1 — Significant Accounting Policies and Accounting Developments

Unless the context otherwise indicates, references herein to “we,” “our,” “us,” or “the Company” refer to Delta Tucker Holdings, Inc. and our consolidated subsidiaries. The Company was incorporated in the state of Delaware on April 1, 2010. On July 7, 2010, DynCorp International Inc. (“DynCorp International”), completed a merger with Delta Tucker Sub, Inc., a wholly owned subsidiary of the Company. Pursuant to the Agreement and Plan of Merger dated as of April 11, 2010, Delta Tucker Sub, Inc. merged with and into DynCorp International, with DynCorp International becoming the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). Holders of DynCorp International’s stock received $17.55 in cash for each outstanding share and since Cerberus indirectly owns all of our outstanding equity, DynCorp International’s stock is no longer publicly traded as of the Merger.

These consolidated financial statements have been prepared, pursuant to accounting principles generally accepted in the United States of America (“GAAP”).

Fiscal Year

We report the results of our operations using a 52-53 week basis. The Company’s fiscal year is comprised of twelve consecutive fiscal months ending on the Friday closest to December 31. These financial statements reflect our financial results for the nine month period beginning April 1, 2010 (inception) through December 31, 2010. We refer to this period as “calendar year 2010” throughout the financial statements.

DynCorp International’s historic fiscal year presentation was comprised of twelve consecutive fiscal months ended on the Friday closest to March 31 of each year. DynCorp International’s last two completed fiscal years, prior to the merger on July 7, 2010, ended on April 2, 2010 (fiscal year 2010) and April 3, 2009 (fiscal year 2009). The three month period, prior to the merger on July 7, 2010, ended July 2, 2010 is referred to as the “first quarter of fiscal year 2011”. The financial statements of Delta Tucker Holdings, Inc. include stub period (July 3 through July 7, 2010) activity related to DynCorp International. We evaluated the transactions during the stub period and concluded that they were immaterial and did not warrant separate presentation.

Principles of Consolidation

The consolidated financial statements include the accounts of both our domestic and foreign subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company has investments in joint ventures that are variable interest entities (“VIEs”). The VIE investments are accounted for in accordance with Financial Accounting Standards Board Codification (“ASC”) ASC 810 — Consolidation. In cases where the Company has (i) the power to direct the activities of the VIE that most significantly impact its economic performance and (ii) the obligation to absorb losses of the VIE that could potentially be significant or the right to receive benefits from the entity that could potentially be significant to the VIE, the Company consolidates the entity. Alternatively, in cases where all of the aforementioned criteria are not met, the investment is accounted for under the equity method.

The Company classifies its equity method investees in two distinct groups based on management’s day-to-day involvement in the operations of each entity and the nature of each joint venture’s business. If the joint venture is deemed to be an extension of one of our Business Area Teams (“BATs”), and operationally integral to the business, our share of the joint venture’s earnings is reported within operating income in “Earnings from unconsolidated affiliates” in the consolidated statement of operations. If the Company considers our involvement less significant, the share of the joint venture’s net earnings is reported in “Other income, net” in the consolidated statement of operations.

Economic rights in active joint ventures that are operationally integral are indicated by the ownership percentages in the table listed below.

Global Linguist Solutions LLC (“GLS”) (1)	51.0%
Contingency Response Services LLC	45.0%
Partnership for Temporary Housing LLC	40.0%
Mission Readiness, LLC (2)	40.0%

(1)	As described below in Note 1 — Global Linguist Solutions Deconsolidation, on the Merger date the Company deconsolidated GLS.
(2)	Mission Readiness was formed in September of 2010 and did not have significant activity during the calendar year.

Economic rights in a joint venture that the Company does not consider operationally integral are indicated by the ownership percentage in the table listed below.

Babcock DynCorp Limited	44.0%

Global Linguist Solutions Deconsolidation

After the implementation of Accounting Standards Update (“ASU”) 2009-17, Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, through the date of the Merger, DynCorp International continued to consolidate GLS based on the related party relationship between DynCorp International and McNeil Technologies Inc. (“McNeil”), our GLS joint venture partner. Through the date of the Merger, DynCorp International’s largest stockholder, Veritas Capital LP (“Veritas”), owned McNeil. This related party relationship ended on the date of Merger resulting in the deconsolidation of GLS on that date and we share the power with McNeil to direct the activities that will most significantly impact the economic performance of GLS.

As a result of applying acquisition accounting and a new basis of accounting beginning on July 7, we performed a valuation of GLS. To estimate the fair value of our investment, we used an income approach based on a discounted cash flow model which incorporated estimates and assumptions supported primarily by unobservable inputs, including profitability levels, anticipated growth rates, inflation factors, tax and discount rates. On the Merger date, GLS’ historical asset, liability and non-controlling interest balances presented on our balance sheets were removed along with intangibles allocated to GLS through acquisition accounting. The fair value of our investment of $64.4 million was recorded as an equity method investment in “Other assets, net” in our balance sheet. Starting on the Merger date, we began to account for our ownership interest in GLS using the equity method of accounting, and our proportionate share of GLS’ net income was recorded in “Earnings from unconsolidated affiliates” in our statement of operations. There was no gain or loss recognized as both our investment in GLS and noncontrolling interest of GLS were adjusted to fair value due to the acquisition accounting and the GLS deconsolidation occurring simultaneously with the Merger.

While we do not have control over the performance of GLS, our senior management, including our chief executive officer, who is our chief operating decision maker, regularly reviews GLS operating results and metrics to make decisions about resources to be allocated to the segment and assess performance, thus GLS is classified as an operating segment. See Note 11 for further discussion on our GLS operating segment.

Noncontrolling interests

We record the impact of our consolidated joint venture partners’ interests as noncontrolling interests. Noncontrolling interests is presented on the face of the income statement as an increase or reduction in arriving at Net income attributable to Delta Tucker Holdings, Inc. Noncontrolling interests on the balance sheet is located in the equity section.

Revenue Recognition and Cost Estimation on Long-Term Contracts

General — We are predominantly a service provider and only include products or systems when necessary for the execution of the service arrangement and as such, systems, equipment or materials are not generally separable from services. Revenue is recognized when persuasive evidence of an arrangement exists, services or products have been provided to the customer, the sales price is fixed or determinable (for non-U.S. government contracts) or costs are identifiable, determinable, reasonable and allowable (for our U.S. government contracts), and collectibility is reasonably assured (for non-U.S. government contracts) or a reasonable contractual basis for recovery exists (for U.S. government contracts). Our contracts typically fall into four categories with the first representing the vast majority of our revenue. The categories are federal government contracts, construction type contracts, software contracts and other contracts. Each arrangement is unique and revenue recognition is evaluated on a contract by contract basis. We apply the appropriate principles under GAAP consistently to similar contracts.

The evaluation of the separation and allocation of an arrangement fee to each deliverable within a multiple-deliverable arrangement is dependent upon the principles applicable to the specific arrangement.

We expense pre-contract costs as incurred for an anticipated contract until the contract is awarded. Throughout the life of the contract, indirect costs, including general and administrative costs, are expensed as incurred. When revenue recognition is deferred relative to the timing of cost incurred, costs that are direct and incremental to a specific transaction are deferred and charged to expense in proportion to the revenue recognized. Revenue related to our unconsolidated joint ventures, where a shared service agreement exists, is recognized equal to the costs incurred to provide these services.

Management regularly reviews project profitability and underlying estimates. Revisions to the estimates are reflected in the results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management. When estimates of total costs to be incurred on a contract exceed estimates of total revenue to be earned, a provision for the entire loss on the contract is recorded to cost of services in the period the loss is determined. Loss provisions are first offset against costs that are included in inventoried assets, with any remaining amount reflected in liabilities.

Major factors we consider in determining total estimated revenue and cost include the basic contract price, contract options, change orders (modifications of the original contract), back charges and claims, and contract provisions for penalties, award fees and performance incentives. All of these factors and other special contract provisions are evaluated throughout the life of our contracts when estimating total contract revenue under the percentage-of-completion or proportional methods of accounting.

Federal Government Contracts — For all non-construction and non-software U.S. federal government contracts or contract elements, we apply the guidance in the ASC 912 — Contractors Federal Government (“ASC 912”). We apply the combination and segmentation guidance in the ASC 605-35 — Revenue-Construction Type and Production Type Contracts (“ASC 605-35”) as directed in ASC 912, in analyzing the deliverables contained in the applicable contract to determine appropriate profit centers. Revenue is recognized by profit center using the percentage-of-completion method or completed contract method.

Projects under our U.S. federal government contracts typically have different pricing mechanisms that influence how revenue is earned and recognized. These pricing mechanisms are classified as cost-plus-fixed-fee, fixed-price, cost-plus-award-fee, time-and-materials (including unit-price/level-of-effort contracts), or Indefinite Delivery, Indefinite Quantity (“IDIQ”). The exact timing and quantity of delivery and pricing mechanism for IDIQ profit centers are not known at the time of contract award, but they can contain any type of pricing mechanism.

Revenue on projects with a fixed-price or fixed-fee, including award fees, is generally recognized based on progress towards completion over the contract period measured by either output or input methods appropriate to the services or products provided. For example, “output measures” can include period of service, such as for aircraft fleet maintenance; and units delivered or produced, such as aircraft for which modification has been completed. “Input measures” can include a cost-to-cost method, such as for procurement-related services.

Revenue on time-and-materials projects is recognized at contractual billing rates for applicable units of measure (e.g. labor hours incurred or units delivered).

The completed contract method is sometimes used when reliable estimates cannot be supported for percentage-of-completion method recognition or for short duration projects when the results of operations would not vary materially from those resulting from use of the percentage-of-completion method. Until complete, project costs are maintained in work in progress, a component of inventory reflected within Prepaid Expenses and other current assets on the consolidated Balance Sheet.

Contract costs on U.S. federal government contracts, including indirect costs, are subject to audit and adjustment by negotiations between us and government representatives. Substantially all of our contract costs have been agreed upon through 2004. Contract revenue on U.S. federal government contracts have been recorded in amounts that are expected to be realized upon final settlement.

Award fees are recognized based on the guidance in ASC 605-35, as directed by ASC 912. Award fees are excluded from estimated total contract revenue until a historical basis has been established for their receipt or the estimation or award criteria have been met including the completion of the award fee period at which time the award amount is included in the percentage-of-completion estimation.

Construction Contracts or Contract Elements — For all construction contracts or contract elements, we apply the combination and segmentation guidance found in ASC 605-35, as directed by ASC — 910 Contractors Construction (“ASC-910”), in analyzing the deliverables contained in the contract to determine appropriate profit centers. Revenue is recognized by profit center using the percentage-of-completion method.

Software Contracts or Contract Elements — It is our policy to review any arrangement containing software or software deliverables against the criteria contained in ASC-985 — Software (“ASC-985”). In addition, ASC 605-25 — Revenue Multiple Element Arrangements (“ASC-605-25”), is also applied to determine if any non-software deliverables are outside of the scope of ASC 985 when the software is more than incidental to the products or services as a whole. Under the provisions of ASC 985, software deliverables are separated and contract value is allocated based on Vendor Specific Objective Evidence (“VSOE”). We have never sold software on a separate, standalone basis. As a result, software arrangements are typically accounted for as one unit of accounting and are recognized over the service period, including the period of post-contract customer support. All software arrangements requiring significant production, modification, or customization of the software are accounted for under ASC 605-25, as directed by ASC 985.

Other Contracts or Contract Elements — Our contracts with non-U.S. federal government customers are predominantly multiple-element. Multiple-element arrangements involve multiple obligations in various combinations to perform services, deliver equipment or materials, grant licenses or other rights, or take certain actions. We evaluate all deliverables in an arrangement to determine whether they represent separate units of accounting per the provisions of ASC 605-25 and arrangement consideration is allocated among the separate units of accounting based on their relative fair values. Fair values are established by evaluating VSOE or third-party evidence if available. Due to the customized nature of our arrangements, VSOE and third-party evidence is generally not available resulting in applicable arrangements being accounted for as one unit of accounting under the guidance of ASC 605-25.

We apply the guidance in ASC 605-15 — Revenue Products, or ASC 605-20 — Revenue Services. The timing of revenue recognition for a given unit of accounting will depend on the nature of the deliverable(s) and whether revenue recognition criteria have been met. The same pricing mechanisms found in U.S. federal government contracts are found in our other contracts.

Cash and cash equivalents

For purposes of reporting cash and cash equivalents, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted cash

Restricted cash represents cash restricted by certain contracts in which advance payments are not available for use except to pay specified costs and vendors for work performed on the specific contract.

Changes in restricted cash related to our contracts are included as operating activities whereas changes in restricted cash for funds invested as collateral are included as investing activities in the consolidated statements of cash flows.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management evaluates these estimates and assumptions on an ongoing basis, including but not limited to, those relating to allowances for doubtful accounts, fair value and impairment of intangible assets and goodwill, income taxes, profitability on contracts, anticipated contract modifications, contingencies and litigation. Actual results could differ from those estimates.

Allowance for Doubtful Accounts

We establish an allowance for doubtful accounts against specific billed receivables based upon the latest information available to determine whether invoices are ultimately collectible. Such information includes the historical trends of write-offs and recovery of previously written-off accounts, the financial strength of the respective customer and projected economic and market conditions. The evaluation of these factors involves subjective judgments and changes in these factors may cause an increase to our estimated allowance for doubtful accounts, which could significantly impact our consolidated financial statements by incurring bad debt expense. Given that we primarily serve the U.S. government, management believes the risk is low that changes in our allowance for doubtful accounts would have a material impact on our financial results.

Property and Equipment

The cost of property and equipment, less applicable residual values, is depreciated using the straight-line method. Depreciation commences when the specific asset is complete, installed and ready for normal use. Depreciation related to equipment purchased for specific contracts is typically included within cost of services, as this depreciation is directly attributable to project costs. We evaluate property and equipment for impairment quarterly by examining factors such as existence, functionality, obsolescence and physical condition. In the event that we experience impairment, we revise the useful life estimate and record the impairment as an addition to depreciation expense and accumulated depreciation. Our standard depreciation and amortization policies are as follows:

Computer and related equipment	3 to 5 years
Furniture and other equipment	2 to 10 years
Leasehold improvements	Shorter of lease term or useful life

Impairment of Long Lived Assets

Our long lived assets are primarily made up of customer related intangibles. The initial values assigned to customer-related intangibles were the result of fair value calculations associated with business combinations. The values were determined based on estimates and judgments regarding expectations for the estimated future after-tax cash flows from those assets over their lives, including the probability of expected future contract renewals and sales, less a cost-of-capital charge, all of which was discounted to present value. We evaluate the carrying value of our customer-related intangibles on a quarterly basis. The customer related intangible carrying value is considered impaired when the anticipated undiscounted cash flows from such asset is less than its carrying value. In that case, a loss is recognized based on the amount by which the carrying value exceeds the fair value.

Indefinite- Lived Assets

Indefinite-lived assets, including goodwill and indefinite-lived tradename, are not amortized but are subject to an annual impairment test. The first step of the goodwill impairment test compares the fair value of each of our reporting units with its carrying amount, including indefinite-lived assets. If the fair value of a reporting unit exceeds its carrying amount, the indefinite-lived assets of the reporting unit are not considered impaired, and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any.

We evaluate goodwill for impairment annually and when an event occurs or circumstances change to suggest that the carrying value may not be recoverable. Our annual impairment testing date is the first month of the fourth quarter of each fiscal year. We performed the first annual impairment test as of October 29, 2010. Based on the results of these tests, no impairment losses were identified for the calendar year ended December 31, 2010. See Note 3 for additional discussion on indefinite-lived assets.

Income Taxes

We file income, franchise, gross receipts and similar tax returns in many jurisdictions. Our tax returns are subject to audit by the Internal Revenue Service, most states in the U.S., and by various government agencies representing many jurisdictions outside the U.S.

We use the asset and liability approach for financial accounting and reporting for income taxes in accordance with the Financial Accounting Standards Board (“FASB”) Codification. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is made up of current expense which includes both permanent and temporary differences and deferred expense which only includes temporary differences. Income tax expense is the amount of tax payable for the period plus or minus the change in deferred tax assets and liabilities during the period.

We make a comprehensive review of our portfolio of uncertain tax positions regularly. The accounting for uncertainty in income taxes requires a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. A liability is recorded when a benefit is recognized for a tax position and it is not more-likely-than-not that the position will be sustained on its technical merits or where the position is more-likely-than-not that it will be sustained on its technical merits, but the largest amount to be realized upon settlement is less than 100% of the position. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. Tax-related interest is classified in interest expense and tax-related penalties are classified in income tax expense. See Note 4 for additional detail regarding uncertain tax positions.

Currency Translation

The assets and liabilities of our subsidiaries, that are outside the U.S. and that have a functional currency that is not the U.S. dollar, are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates. Income and expense items, for these subsidiaries, are translated at the average exchange rates prevailing during the period. Gains and losses resulting from currency transactions and the remeasurement of the financial statements of U.S. functional currency foreign subsidiaries are recognized currently in income and those resulting from translation of financial statements are included in accumulated other comprehensive income.

Operating Segments

We have three reportable segments, two of which, Global Stabilization and Development Solutions (“GSDS”) and Global Platform Support Solutions (“GPSS”), are wholly-owned, and a third segment, Global Linguist Solutions (“GLS”), is a 51% owned joint venture, which is a operationally integral equity method investee deconsolidated as of the Merger. Our segments are more fully described in Note 11.

Accounting Developments

Pronouncements Implemented in Calendar Year 2011

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Standards No. 167-Amendments to FASB Interpretation 46(R) (“SFAS No. 167”). SFAS No. 167 was converted to Financial Accounting Standards Update 2009-17 and was incorporated into Financial Accounting Standards Codification 810 — Consolidation. This statement amends the guidance for (i) determining whether an entity is a VIE, (ii) determining the primary beneficiary of a variable interest entity, (iii) requiring ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity and (iv) changing the disclosure requirements formerly listed in FASB Interpretation 46(R)-8. This statement was effective for us beginning April 1, 2010. The adoption of this statement did not impact our consolidation conclusions for the period from April 1, 2010 (inception) through December 31, 2010.

Pronouncements not yet Implemented

In October 2009, the FASB issued ASU No. 2009-13 — Revenue Recognition Multiple-Deliverable Revenue Arrangements. This update (i) removes the objective-and-reliable-evidence-of-fair-value criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, (ii) replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the fair value measurements and disclosures guidance, (iii) provides a hierarchy that entities must use to estimate the selling price, (iv) eliminates the use of the residual method for allocation, and (v) expands the ongoing disclosure requirements. The amendments in this update will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. Management does not believe that adoption of this ASU will have a material effect on our consolidated financial position and results of operations.

In October 2009, the FASB issued ASU No. 2009-14 — Certain Revenue Arrangements That Include Software Elements, which updates ASC 985 — Software and clarifies which accounting guidance should be used for purposes of measuring and allocating revenue for arrangements that contain both tangible products and software, and where the software is more than incidental to the tangible product as a whole. The amendments in this update will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. Management does not believe that adoption of this ASU will have a material effect on our consolidated financial position and results of operations.

In April 2010, the FASB issued ASU No. 2010-17 — Milestone Method of Revenue Recognition — Consensus of the FASB Emerging Issues Task Force, which amends ASC 605 — Revenue Recognition. This ASU establishes authoritative guidance permitting the use of the milestone method of revenue recognition for research or development arrangements that contain payment provisions or consideration contingent on the achievement of specified events. This guidance is effective for milestones achieved in fiscal years beginning on or after June 15, 2010 and allows for either prospective or retrospective application, with early adoption permitted. Management does not believe that adoption of this ASU will have a material effect on our consolidated financial position and results of operations.

Note 2 — Merger

As discussed in Note 1 above, the Merger was completed on July 7, 2010 and was funded through a combination of equity financing of $550.9 million invested by affiliates of Cerberus, borrowings under our new senior credit facility of $570.0 million, the sale of new senior unsecured notes of $455.0 million and DynCorp International’s cash on hand of $116.8 million. The new Senior Credit Facility and new Senior Unsecured Notes also funded the repayment of certain existing credit facilities and certain other debt of DynCorp International upon completion of the Merger. See Note 7 for a discussion of our outstanding debt.

Sources of Funds:		Uses of Funds:
(Amounts in thousands)		(Amounts in thousands)
Cash on hand	$116,779	Merger consideration for shares (2)	$1,004,892
New senior secured credit facilities (Note 7) New senior unsecured notes (Note 7)	570,000 455,000	Repayment of DynCorp International debt (3)	576,843
		Financing fees related to new long-term debt	49,092

Total debt	1,025,000	Merger costs incurred by Delta Tucker Holdings, Inc. (4)	59,685
Equity investment (1)	550,927	Merger costs incurred by DynCorp International (5)	2,194

Total Sources	$1,692,706	Total Uses (6)	$1,692,706

(1)	Represents the issuance of $550.9 million of stock to affiliates of Cerberus, which was contributed to the Company and treated as a contribution to our equity.
(2)

The Merger Consideration was based on the per share merger consideration of $17.55 in respect of (i) 56,307,871 shares of common stock outstanding and (ii) 950,957 shares of common stock underlying outstanding restricted stock units that accelerated and vested in full as of and upon the closing of the Merger.

(3)	Amount includes accrued interest of $14.3 million at Merger date and $11.0 million of pre-payment penalty and tender offer premium.
(4)

Merger costs include $8.0 million in a bridge loan commitment fee and acquisition costs related to discounts, fees and expenses paid or payable by us in connection with the Merger, including tender and consent fees, advisory fees, employee retention and other Merger costs and professional fees totaling $51.7 million. As the notes were issued, we did not utilize the bridge financing.

(5)

These Merger costs include $1.1 million of insurance costs related to the DynCorp International’s Board of Directors and $1.1 million of acquisition related costs that were incurred by DynCorp International prior to the Merger.

(6)	Total Uses of the Merger Consideration and the total purchase price is different by $61.9 million in Merger costs and a $5.8 million cash distribution to affiliates of Cerberus.

Final Purchase Price Allocation

We accounted for the Merger under acquisition accounting in accordance with the provisions of ASC 805 — Business Combinations. In accordance with ASC 805, the purchase price was allocated to our identifiable assets and liabilities based on their fair value at the acquisition date. The following table represents the final allocation of the purchase price to the acquired assets and liabilities and resulting goodwill:

Purchase Elements
(Amounts in thousands)
Senior credit facility	$570,000
Senior unsecured notes	455,000
Equity investment	550,927
Financing fees related to new long-term debt	49,092

Total purchase price	1,625,019
Cash acquired	(135,849)
Restricted cash	(8,183)
Receivables	(820,132)
Other assets	(313,794)
Identifiable intangible assets	(476,955)
Other liabilities assumed	803,276
Noncontrolling interests	66,055

Goodwill before deconsolidation	739,437
GLS deconsolidation (1)	(60,066)

Goodwill	$679,371

(1)	As described in Note 1, GLS was deconsolidated. The impact on goodwill from the deconsolidation is shown in Note 3 Goodwill and Other Intangible Assets.

We allocated the purchase price for the acquisition based on the fair values of the tangible and intangible assets acquired and liabilities assumed. We utilized valuation techniques, including the income approach and cost approach for intangible assets and the cost approach for tangible assets and recognized accounts receivables at fair value using a regression analysis and discounted cash flow model. The excess of purchase price over the aggregate fair values was recorded as goodwill. Goodwill associated with this transaction is not deductible for tax purposes. Intangible assets were valued using a discounted cash flow method which is considered a Level 3 measurement under ASC 820 — Fair Value Measurements and Disclosures. The key assumptions used in the discounted cash flow valuation model include discount rates, growth rates and cash flow projections.

Intangible Assets

Acquired intangible assets of $477.0 million consisted of customer relationships, non-compete agreements, training materials, software and tradenames. The amortization period for the finite-lived intangible assets ranges from one to ten years, with a weighted average life of 9.0 years. We recorded $24.0 million in amortization expense covering the period of July 7, 2010 through December 31, 2010. The major classes of intangible assets valued as of the July 7, 2010 acquisition date are as follows:

(Amounts in thousands, except weighted average)	Weighted Average Useful Life	Amount	Less: GLS	Intangible Assets
Customer relationships	9.2	$403,694	$52,781	$350,913
Training materials	9.3	6,402	—	6,402
Software	6.2	13,499	304	13,195
Non-compete agreements	1.5	5,005	—	5,005
Finite-lived tradenames	4.8	869	—	869
Indefinite-lived tradenames	N/A	47,486	4,428	43,058

Total		$476,955	$57,513	$419,442

Unaudited Pro Forma Financial Information

The following unaudited pro forma information assumes that the Merger-related transactions occurred on April 1, 2010, the inception of the Company. The unaudited pro forma information is provided for informational purposes only and is not necessarily indicative of what the Company’s financial position or results of operations would have been if the Merger had occurred on that date.

(Amounts in thousands)	For The Period From April 1, 2010 (Inception) Through December 31, 2010
(Unaudited)
Revenue	$2,493,165
Net loss attributable to Delta Tucker Holdings, Inc.	(39,208)

The pro forma amounts represent our results of operations with adjustments that are expected to have a continuing impact such as interest expense and adjustment to amortization. The unaudited pro forma consolidated financial information assumes that the deconsolidation of GLS occurred on April 1, 2010, the inception of the Company.

Note 3 — Goodwill and other Intangible Assets

We evaluate goodwill for impairment annually and when an event occurs or circumstances change to suggest that the carrying value may not be recoverable. Our annual impairment testing date is the first month of the fourth quarter of each fiscal year. The Company performed the first annual goodwill impairment test as of October 29, 2010.

We estimate a portion of the fair value of our reporting units under the income approach by utilizing a discounted cash flow model based on several factors including balance sheet carrying values, historical results, our most recent forecasts, and other relevant quantitative and qualitative information. We discount the related cash flow forecasts using the weighted-average cost of capital at the date of evaluation. We also use the market approach to estimate the remaining portion of our reporting unit valuation. This technique utilizes comparative market multiples in the valuation estimate. We have historically applied a 50%/50% weighting to each approach. While the income approach has the advantage of utilizing more company specific information, the market approach has the advantage of capturing market based transaction pricing. The estimates and assumptions used in assessing the fair value of our reporting units and the valuation of the underlying assets and liabilities are inherently subject to significant uncertainties.

The following tables provide information about our goodwill balances:

(Amounts in thousands)	GSDS	GPSS	GLS	Total
Balance as of April 1, 2010 (inception)	$—	$—	$—	$—
Goodwill balance as of July 7, 2010 (1)	119,386	559,985	60,066	739,437
Changes between July 7, 2010 and December 31, 2010 (2)	—	—	(60,066)	(60,066)

Goodwill balance as of December 31, 2010	$119,386	$559,985	$—	$679,371

(1)	This balance was a result of the Merger on July 7, 2010. Refer to Note 2 for additional information.
(2)	Balance is due to the GLS deconsolidation. Refer to Note 1 for additional information.

The following tables provide information about changes relating to certain intangible assets:

	As of December 31, 2010
(Amounts in thousands, except years)	Weighted Average Useful Life (Years)	Gross Carrying Value	Accumulated Amortization	Net
Other intangible assets:
Customer-related intangible assets	9.2	$350,913	$(20,003)	$330,910
Other	6.1	28,093	(3,874)	24,219

Total other intangibles		$379,006	$(23,877)	$355,129

Tradenames:
Finite-lived	4.8	$869	$(88)	$781
Indefinite-lived		43,058	—	43,058

Total tradenames		$43,927	$(88)	$43,839

Amortization expense for customer-related intangibles, other intangibles, and finite-lived tradename was $24.0 million from April 1, 2010 (inception) through December 31, 2010.

The following table outlines an estimate of future amortization based upon the finite-lived intangible assets owned at December 31, 2010:

Amortization Expense (1)
Estimate for calendar year 2011	$46,705
Estimate for calendar year 2012	44,643
Estimate for calendar year 2013	43,114
Estimate for calendar year 2014	41,671
Estimate for calendar year 2015	41,074
Thereafter	138,703

(1)	The future amortization is inclusive of the finite lived intangible-assets and finite-lived tradename.

Note 4 — Income Taxes

The benefit from income taxes consists of the following:

(Amounts in thousands)	For The Period From April 1, 2010 (Inception) Through December 31, 2010
Current portion:
Federal	$16,576
State	(375)
Foreign	(1,287)

14,914
Deferred portion:
Federal	(7,358)
State	283
Foreign	42

(7,033)

Benefit from income taxes	$7,881

Temporary differences, which give rise to deferred tax assets and liabilities, were as follows:

(Amounts in thousands)	December 31, 2010
Deferred tax assets related to:
Worker’s compensation accrual	$4,133
Accrued vacation	5,644
Completion bonus allowance	3,774
Accrued severance	1,834
Accrued executive incentives	550
Legal reserve	6,261
Accrued health costs	924
Suspended loss from consolidated partnership	3,572
Contract loss reserve	21,887
Other accrued liabilities and reserves	16,117
Foreign tax credit carryforward	17,017
Net operating loss carryforward	25,679

Total deferred tax assets	107,392

Deferred tax liabilities related to:
Partnership / joint venture basis differences	(38,706)
Prepaid insurance	(6,385)
Customer intangibles	(77,136)
Unbilled receivables	(111,352)
DIFZ sale	(1,439)

Total deferred tax liabilities	(235,018)

Deferred tax (liabilities) assets, net	$(127,626)

Deferred tax assets and liabilities are reported as:

(Amounts in thousands)	December 31, 2010
Current deferred tax liabilities	$(90,726)
Non-current deferred tax liabilities	(36,900)

Deferred tax liabilities, net	$(127,626)

In evaluating our deferred tax assets, we assess the need for any related valuation allowances or adjust the amount of any allowances, if necessary. We assess such factors as the scheduled reversal of deferred tax liabilities (including the impact of available carry back and carry forward periods), projected future taxable income and available tax planning strategies in determining the need for or sufficiency of a valuation allowance. Based on this assessment, we concluded no valuation allowances were necessary as of December 31, 2010.

As of December 31, 2010, we had U.S. federal net operating loss carry forwards (“NOLs”) of approximately $94.3 million that will begin to expire in 2030 and state NOLs of approximately $250.5 million that will begin to expire in 2015. Additionally, at December 31, 2010, we had approximately $17.0 million foreign tax credit carryforwards (“FTCs”) that will begin to expire in 2017. The Company recorded a reserve for uncertain tax positions in its deferred tax accounts, offsetting the NOLs, in the amount of $9.8 million or $27.2 million on a pre-tax basis. The NOLs and FTCs were primarily the result of the Company having obtained from the Internal Revenue Service (“IRS”), a favorable Change in Accounting Method (“CIAM”) letter, with respect to the timing of revenue recognition for the Company’s unbilled receivables. The CIAM went into effect beginning with the tax year ending April 2, 2010. The Company’s subsidiary, DynCorp International, Inc., filed its April 2, 2010 tax return applying the CIAM, which resulted in a tax net operating loss which was carried back to prior tax years.

DynCorp International received a refund payment for its April 2, 2010 return loss in December 2010 of $34.1 million. In January of 2011, DynCorp International received an additional $46.0 million refund for its carried back net operating losses.

A reconciliation of the statutory federal income tax rate to our effective rate is provided below:

December 31, 2010
Statutory rate	35.0%
State income tax, less effect of federal deduction	0.1%
Noncontrolling interests	1.4%
Acquisition Costs	(18.3)%
Other	(0.4)%

Effective tax rate	17.8%

Due to the nature of DI’s business, as a provider of professional and technical government services to the U.S. government, DI’s foreign earnings generally are exempt from foreign tax due to various bi-lateral agreements often referred to as Status of Forces Agreements (SOFA) and Status of Mission Agreements (SOMA) or their equivalents. DI repatriates and provides U.S. income taxes on all income it earns outside of the United States.

Uncertain Tax Positions

The amount of unrecognized tax benefits at December 31, 2010 was $12.9 million, of which $6.6 million would impact our effective tax rate if recognized. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(Amounts in thousands)
Balance at April 1, 2010	$—
Additions for tax positions acquired through DI merger	3,546
Additions for tax positions related to current year	9,781
Reductions for tax positions of prior years
Settlements	—
Lapse of statute of limitations	(448)

Balance December 31, 2010	$12,879

It is expected that the amount of unrecognized tax benefits will change in the next twelve months; however, we do not expect the change to have a significant impact on the results of operations or our financial position.

We recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in income tax expense in our Consolidated Statements of Operation. For the period from April 1, 2010 (inception) through December 31, 2010, we recognized a net decrease of approximately $0.1 million in interest and penalty expense.

We file income tax returns in U.S. federal and state jurisdictions and in various foreign jurisdictions. The statute of limitations is open for U.S. federal income tax returns for our fiscal year 2008 forward. The statute of limitations for state income tax returns is open for our fiscal year 2008 and forward, with few exceptions, and foreign income tax examinations for the calendar year 2007 forward.

Note 5 — Accounts Receivable

Accounts Receivable, net consisted of the following:

(Amounts in thousands)	December 31, 2010
Billed	$298,804
Unbilled	483,291

Total	$782,095

Unbilled receivables as of December 31, 2010 include $31.3 million, related to costs incurred on projects for which we have been requested by the customer to begin work under a new contract or extend work under an existing contract, and for which formal contracts or contract modifications have not been executed at the end of the respective periods. This amount includes contract claims of $0.1 million as of December 31, 2010. The balance of unbilled receivables consists of costs and fees billable immediately, on contract completion or other specified events, all of which is expected to be billed and collected within one year, except items that may result in a request for equitable adjustment or a formal claim.

Note 6 — 401(k) Savings Plans

The DynCorp International Savings Plan (the “Savings Plan”) is a participant-directed, defined contribution, 401(k) plan for the benefit of employees meeting certain eligibility requirements. The Savings Plan is intended to qualify under Section 401(a) of the U.S. Internal Revenue Code (the “Code”), and is subject to the provisions of the Employee Retirement Income Security Act of 1974. Under the Savings Plan, participants may contribute from 1% to 50% of their earnings, except for highly compensated employees who can only contribute up to 10% of their gross salary. Contributions are made on a pre-tax basis, limited to annual maximums set by the Code. The current maximum contribution per employee is sixteen thousand five hundred dollars per calendar year. Company matching contributions are also made in an amount equal to 100% of the first 2% of employee contributions and 50% of the next 6%, up to ten thousand per calendar year are invested in various funds at the discretion of the participant. We incurred Savings Plan expense of approximately $5.5 million from April 1, 2010 (inception) through December 31, 2010. All Savings Plan expenses are fully funded.

We participate in a number of multi-employer plans with unions that we have collective bargaining agreements with. We contribute to these plans based on specified hourly rates for eligible hours. We contributed $1.2 million from April 1, 2010 (inception) through December 31, 2010.

Note 7 — Long-Term Debt

Long-term debt consisted of the following:

(Amounts in thousands)	December 31, 2010
9.5% Senior subordinated notes	$637
Term loan	568,575
10.375% Senior unsecured notes	455,000
Outstanding revolver borrowings	—

Total indebtedness	1,024,212
Less current portion of long-term debt	(5,700)

Total long-term debt	$1,018,512

The current portion of long-term debt as of December 31, 2010 of $5.7 million is comprised of quarterly principal payments of $1.4 million. See Note 2 for further discussion related to the Merger.

Senior Credit Facility

In connection with the Merger, we entered into a senior secured credit facility on July 7, 2010 (the “Senior Credit Facility”), with a banking syndicate and Bank of America, NA as Agent.

Our Senior Credit Facility is secured by substantially all of our assets and is guaranteed by substantially all of our subsidiaries. It provides for a six year, $570 million term loan facility (“Term Loan”) and a four year, $150 million revolving credit facility (“Revolver”), including a $100 million letter of credit subfacility. As of December 31, 2010, the additional available borrowing capacity under the Senior Credit Facility was approximately $109.0 million, which gives effect to $41.0 million in letters of credit. The maturity date on the Term Loan is July 7, 2016 and the maturity date on the Revolver is July 7, 2014. Amounts borrowed under our Revolver were used to fund operations.

Interest Rates on Term Loan & Revolver

Both the Term Loan and Revolver bear interest at one of two options, based on our election, using either the (i) base rate (“Base Rate”) as defined in the Senior Credit Facility plus an applicable margin or the (ii) London Interbank Offered Rate (“Eurocurrency Rate”) as defined in the Senior Credit Facility plus an applicable margin. The applicable margin for the Term Loan is fixed at 3.5% for the Base Rate option and 4.5% for the Eurocurrency Rate option. The applicable margin for the Revolver ranges from 3.0% to 3.5% for the Base Rate option or 4.0% to 4.5% for the Eurocurrency option based on our outstanding Secured Leverage Ratio at the end of the quarter. The Secured Leverage Ratio is calculated by the ratio of total secured consolidated debt (net of up to $25 million of unrestricted cash and cash equivalents) to consolidated earnings before interest, taxes, and depreciation & amortization (“Consolidated EBITDA”), as defined in the Senior Credit Facility. Interest payments on both the Term Loan and Revolver are payable at the end of the interest period as defined in the Senior Credit Facility, but not less than quarterly.

The Base Rate is equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its prime rate; provided that in no event shall the Base Rate be less than 1.00% plus the Eurocurrency Rate applicable to one month interest periods on the date of determination of the Base Rate. The variable Base Rate has a floor of 2.75%.

The Eurocurrency Rate is the rate per annum equal to the British Bankers Association London Interbank Offered Rate (“BBA LIBOR”) as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) two Business Days prior to the commencement of such interest period. The variable Eurocurrency rate has a floor of 1.75%. As of December 31, 2010 the applicable interest rates for our Term Loan was 6.25%.

Interest Rates on Letter of Credit Subfacility and Unused Commitment Fees

The letter of credit subfacility bears interest at the applicable margin for Eurocurrency Loans, which ranges from 4.0% to 4.5%. The unused commitment fee ranges from 0.50% to 0.75% depending on the Secured Leverage Ratio, as defined in the Senior Credit Facility. Payments on both the letter of credit subfacility and unused commitments are payable quarterly in arrears. As of December 31, 2010 the applicable interest rates for our letter of credit subfacility and unused commitment fees were 4.5% and 0.75%, respectively.

Principal Payments

Our Term Loan facility provides for quarterly principal payments of $1.4 million that began in December 2010. Additionally, there is an annual excess cash flow requirement, which is defined in the Senior Credit Facility. This excess cash flow requirement begins in calendar year 2012, based on our annual financial results in calendar year 2011, and could result in a potential additional principal payment. Our normal quarterly principal payments would be reduced by the amount of any additional principal payment from the excess cash flow requirement. Furthermore, certain transactions can trigger mandatory principal payments such as tax refunds, a disposition of a portion of the business or a significant asset sale.

Covenants

The Senior Credit Facility contains financial, as well as non-financial, affirmative and negative covenants that we believe are usual and customary. The negative covenants in the Senior Credit Facility include, among other things, limits on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our indebtedness;

•	grant liens;

•	make loans or investments (including acquisitions);

•	incur additional indebtedness;

•	modify the terms of certain debt;

•	restrict dividends from our subsidiaries;

•	change our business or business of our subsidiaries;

•	merge or enter into acquisitions;

•	sell our assets;

•	enter into transactions with our affiliates; and

•	make capital expenditures.

In addition, the Senior Credit Facility stipulates a maximum total leverage ratio as defined in the Senior Credit Facility, and minimum interest coverage ratio as defined in the Senior Credit Facility, that we must maintain.

The total leverage ratio is the Consolidated Total Debt as defined in the Senior Credit Facility, less unrestricted cash and cash equivalents (up to $25 million) to Consolidated EBITDA as defined in the Senior Credit Facility, for the applicable period. Our total leverage ratio cannot be greater than 5.0 to 1.0 for the period of July 3, 2010 to April 1, 2011. The maximum total leverage ratio diminishes either quarterly or semi-annually thereafter.

The interest coverage ratio is the ratio of Consolidated EBITDA to Consolidated Interest Expense as defined in the Senior Credit Facility. The interest coverage ratio must not be less than 2.35 to 1.0 for the July 3, 2010 to July 1, 2011 period. The minimum total leverage ratio increases either quarterly or semi-annually thereafter.

The fair value of our borrowings under our Senior Credit Facility approximates 100.8% of the carrying amount based on quoted values as of December 31, 2010.

Senior Unsecured Notes

On July 7, 2010, DynCorp International Inc. issued $455 million in aggregate principal of 10.375% senior unsecured notes due 2017 (the “Senior Unsecured Notes”) in a private placement offering. The Senior Unsecured Notes were issued under an indenture dated July 7, 2010, by and among us, the guarantors party thereto (the “Guarantors”), including the Company, and Wilmington Trust FSB, as trustee. The Senior Unsecured Notes mature on July 1, 2017. Interest on the Senior Unsecured Notes is payable on January 1 and July 1 of each year, commencing on January 1, 2011.

The Senior Unsecured Notes contain various covenants that restrict our ability to:

•	incur additional indebtedness;

•	make certain payments including declaring or paying certain dividends;

•	purchase or retire certain equity interests;

•	retire subordinated indebtedness;

•	make certain investments;

•	sell assets;

•	engage in certain transactions with affiliates;

•	create liens on assets;

•	make acquisitions; and

•	engage in mergers or consolidations.

The aforementioned restrictions are considered to be in place unless we achieve investment grade ratings by both Moody’s Investor Services and Standard and Poors.

We can redeem the Senior Unsecured Notes, in whole or in part, at defined call prices, plus accrued interest through the redemption date. The Indenture requires us to repurchase the Senior Unsecured Notes at defined prices in the event of certain asset sales and change of control events.

Call and Put Options

We can voluntarily settle all or a portion of the Senior Unsecured Notes at any time prior to July 1, 2014. Such a voluntary settlement would require payment of 100% of the principal amount plus the applicable premium (or make-whole premium), and accrued and unpaid interest and additional interest, if any, as of the applicable redemption date. The applicable premium with respect to the Senior Unsecured Notes on any applicable redemption date is the greater of (1) 1.0% of the then outstanding principal amount of the Senior Unsecured Notes; and (2) the excess of (a) the present value at such redemption date of (i) the redemption price of the Senior Unsecured Notes at July 1, 2014 plus (ii) all required interest payments due on the Note through July 1, 2014 (excluding accrued but unpaid interest), computed using a discount rate equal to the treasury rate, as defined in the Indenture, as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of the Senior Unsecured Notes.

In the event of a change in control, each holder of the Senior Unsecured Notes will have the right to require the Company to repurchase some or all of the Senior Unsecured Notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date.

The fair value of the Senior Unsecured Notes is based on their quoted market value. As of December 31, 2010, the quoted market value of the Senior Unsecured Notes was approximately 102.1% of stated value.

Note 8 — Commitments and Contingencies

Commitments

We have operating leases for the use of real estate and certain property and equipment which are either non-cancelable, cancelable only by the payment of penalties or cancelable upon one month’s notice. All lease payments are based on the lapse of time but include, in some cases, payments for insurance, maintenance and property taxes. There are no purchase options on operating leases at favorable terms, but most leases have one or more renewal options. Certain leases on real estate are subject to annual escalations for increases in base rents, utilities and property taxes. Lease rental expense was $46.7 million for the period from April 1, 2010 (inception) through December 31, 2010. We have no significant long-term purchase agreements with service providers.

Minimum fixed rentals non-cancelable for the next five years and thereafter under operating leases in effect as of December 31, 2010, are as follows:

Calendar Year	Real Estate	Equipment	Total
	(Amounts in thousands)
2011 (1)	$11,001	$3,494	$14,495
2012	10,886	3,259	14,145
2013	10,196	2,915	13,111
2014	8,227	2,820	11,047
2015	8,027	3,408	11,435
Thereafter	22,135	15,314	37,449

Total	$70,472	$31,210	$101,682

(1)

The minimum lease table above excludes agreements of one year or less in duration. These leases are accounted for in our rent expense, however, because of the short tenure of the lease, these are not reflected in the table above.

Contingencies

General Legal Matters

We are involved in various lawsuits and claims that have arisen in the normal course of business. In most cases, we have denied, or believe we have a basis to deny any liability. Related to these matters, we have recorded reserves totaling approximately $17.4 million in “Other accrued liabilities” as of December 31, 2010. Liabilities in excess of those recorded, if any, arising from such matters may have a material adverse effect on our results of operations, consolidated financial condition or liquidity.

Pending Litigation and Claims

On May 14, 2008, a jury in the Eastern District of Virginia found against us in a case brought by a former subcontractor, Worldwide Network Services (“WWNS”), on two Department of State (“DoS”) contracts, in which WWNS alleged racial discrimination, tortuous interference and certain other claims. The Company accrued approximately $17.1 million related to the claim. WWNS was awarded approximately $20.5 million in compensatory, contractual and punitive damages and attorneys’ fees, and we were awarded approximately $0.2 million on a counterclaim. On February 2, 2009, we filed an appeal with respect to this matter. On February 12, 2010, the Court of Appeals vacated $10 million in punitive damages, remanded the case for a new trial on punitive damages, and imposed a $350,000 cap on any possible new punitive damages award. WWNS filed a petition seeking re-hearings, which the Court denied. In the fourth quarter of fiscal year 2010, we reversed the previously accrued punitive damages of $10 million, creating a reduction in selling, general and administrative expenses. On June 7, 2010, we paid WWNS the amount of the previously unpaid awarded non-punitive damages, approximately $5.8 million. On June 25, 2010, WWNS filed a Petition for a Writ of Certiori to the U.S. Supreme Court, which was denied on October 4, 2010. In 2011, we accrued and paid $0.4 million, the remainder of the legal fees associated with the case. On March 14, 2011, the trial court dismissed with prejudice the remanded punitive damages claim. The case is now closed.

On December 4, 2006, December 29, 2006, March 14, 2007 and April 24, 2007, four lawsuits were served, seeking unspecified monetary damages against DynCorp International LLC and several of its former affiliates in the U.S. District Court for the Southern District of Florida, concerning the spraying of narcotic plant crops along the Colombian border adjacent to Ecuador. Three of the lawsuits, filed on behalf of the Provinces of Esmeraldas, Sucumbíos, and Carchi in Ecuador, allege violations of Ecuadorian law, international law, and statutory and common law tort violations, including negligence, trespass, and nuisance. The fourth lawsuit, filed on behalf of citizens of the Ecuadorian provinces of Esmeraldas and Sucumbíos, alleges personal injury, various counts of negligence, trespass, battery, assault, intentional infliction of emotional distress, violations of the Alien Tort Claims Act and various violations of international law. The four lawsuits were consolidated, and based on our motion granted by the court, the case was subsequently transferred to the U.S. District Court for the District of Columbia. On March 26, 2008, a First Amended Consolidated Complaint was filed that identified 3,266 individual plaintiffs. As of January 12, 2010, 1,256 of the plaintiffs have been dismissed by court orders and, on September 15, 2010, the Provinces of Esmeraldas, Sucumbíos, and Carchi were dismissed by court order. The amended complaint does not demand any specific monetary damages; however, a court decision against us, although we believe to be remote, could have a material adverse effect on our results of operations and financial condition, if we are unable to seek reimbursement from the DoS. The aerial spraying operations were and continue to be managed by us under a DoS contract in cooperation with the Colombian government. The DoS contract provides indemnification to us against third-party liabilities arising out of the contract, subject to available funding.

A lawsuit filed on September 11, 2001, and amended on March 24, 2008, seeking unspecified damages on behalf of twenty-six residents of the Sucumbíos Province in Ecuador, was brought against our operating company and several of its former affiliates in the U.S. District Court for the District of Columbia. The action alleges violations of the laws of nations and U.S. treaties, negligence, emotional distress, nuisance, battery, trespass, strict liability, and medical monitoring arising from the spraying of herbicides near the Ecuador-Colombia border in connection with the performance of the DoS, International Narcotics and Law Enforcement contract for the eradication of narcotic plant crops in Colombia. As of January 12, 2010, fifteen of the plaintiffs have been dismissed by court order. The terms of the DoS contract provide that the DoS will indemnify our operating company against third-party liabilities arising out of the contract, subject to available funding. We are also entitled to indemnification by Computer Sciences Corporation in connection with this lawsuit, subject to certain limitations. Additionally, any damage award would have to be apportioned between the other defendants and our operating company. We believe that the likelihood of an unfavorable judgment in this matter is remote and that, even if that were to occur, the judgment is unlikely to result in a material adverse effect on our results of operations or financial condition as a result of the third party indemnification and apportionment of damages described above.

Arising out of the litigation described in the preceding two paragraphs, on September 22, 2008, we filed a separate lawsuit against our aviation insurance carriers seeking defense and coverage of the referenced claims. On November 9, 2009, the court granted our Partial Motion for Summary Judgment regarding the duty to defend, and the carriers have paid the majority of the litigation expenses. In a related action, the carriers filed a lawsuit against us on February 5, 2009, seeking rescission of certain aviation insurance policies based on an alleged misrepresentation by us concerning the existence of certain of the lawsuits relating to the eradication of narcotic plant crops. On May 19, 2010, our aviation insurance carriers filed a complaint against us seeking reformation of previously provided insurance policies and the elimination of coverage for aerial spraying. The Company believes that the claims asserted by the insurance carriers are without merit and we will defend against them vigorously.

In November 2009, a U.S. grand jury indicted one of our subcontractors on the Logistics Civil Augmentation Program (“LOGCAP IV”) contract, Agility, on charges of fraud and conspiracy, alleging that it overcharged the U.S. Army on $8.5 billion worth of contracts to provide food to soldiers in Iraq, Kuwait and Jordan. These allegations were in no way related to the work performed under LOGCAP IV. Effective December 16, 2009, we removed Agility as a subcontractor on the LOGCAP IV contract and terminated the work under existing task orders. In April 2010, Agility filed an arbitration demand, asserting claims for breach of a joint venture agreement, breach of fiduciary duty and unjust enrichment. Agility is seeking a declaration that it is entitled to a 30% share of the LOGCAP IV fees over the life of the contract. We believe our right to remove Agility was justified and no joint venture agreement exists between the parties. The case is currently in arbitration. We believe the case is without merit and we intend to vigorously defend against Agility’s claims, however, based on the size of the LOGCAP IV contract and Agility’s claim, a negative outcome may have a material adverse effect on our consolidated financial position, results of operations or cash flows.

A lawsuit was filed against us on March 22, 2010, and amended on July 16, 2010, by T.E. Security Consultants, LLC (“T.E.”). The lawsuit was filed in the U.S. District Court for the Eastern District of Virginia

and seeks unspecified damages related to an alleged teaming agreement and subcontract to support a DoS Worldwide Personal Protection Services Air Ops Task Order. The complaint claims breach of contract, unjust enrichment/quantum meruit, fraud, constructive fraud, and misappropriation of trade secrets. The court dismissed the fraud and constructive fraud claims on August 17, 2010. We filed a counterclaim against T.E. for fraud and fraud in the inducement on October 19, 2010. The parties agreed to settle this matter on confidential, non-material terms on December 29, 2010. The case is now closed.

Litigation Relating to the Merger

On April 16, 2010, a putative class action complaint was commenced against the Company and its directors, Cerberus, and Cerberus’ acquisition entities in the Delaware Court. In this action, captioned Shawn K. Naito v. DynCorp International Inc. et al., C.A. No. 5419–VCS, the plaintiff purported to bring the action on behalf of the public stockholders of the Company, and sought, among other things, equitable relief, to enjoin the consummation of the Merger, and fees and costs. Plaintiff alleged in the complaint that the Company’s directors breached their fiduciary duties by, among other things, agreeing to the proposed Merger in which the consideration was unfair and inadequate, failing to take steps to maximize stockholder value, and putting their own interests above those of our stockholders. The complaint further alleged that Cerberus, Parent and Merger Sub aided and abetted the directors’ alleged breaches of their fiduciary duties. On May 7, 2010, the Company and its directors filed an answer that denied the material substantive allegations of the complaint. On May 10, 2010, we, Cerberus and its acquisition entities filed an answer that denied the material substantive allegations of the complaint. On May 14, 2010, plaintiff filed a motion to amend its complaint to assert certain alleged failures of disclosure in the Company’s preliminary proxy statement previously filed with the SEC. Such motion was granted by the Court on May 18, 2010. The proposed amended complaint continued to challenge the Company’s Board’s discharge of its fiduciary duties in connection with the negotiation of the Merger, and on June 2, 2010, the Company and its directors, as well as we, Cerberus and its acquisition entities, filed respective answers denying the material substantive allegations of the amended complaint. On May 17, 2010, plaintiff filed a motion for a preliminary injunction of the Merger. Along with counsel to plaintiff in the Meehan action described below, counsel for the parties in the Naito action entered into a memorandum of understanding on June 17, 2010, by which plaintiff agreed to dismiss the class action with prejudice and to release all claims and allegations against us, the Company and its directors Cerberus and the Cerberus acquisition entities arising out of or related to the amended complaint, the Merger or the Merger Agreement, allegations made in the Meehan action described below, any claim that we, the Company and its directors Cerberus or the Cerberus acquisition entities failed to take adequate steps to protect the interests of the Company’s stockholders regarding the Merger. Although that we continued to deny the allegations, in exchange for the dismissal of the action and release of claims and allegations, the Company caused Definitive Additional Proxy Materials in Schedule 14A to be filed on July 17, 2010 with the SEC and to be mailed to our stockholders on July 18, 2010. On July 30, 2010, the parties entered into and filed with the Court a stipulation memorializing these terms. On October 13, 2010, the Court approved the stipulation and the settlement terms, including the awarding of $525,000 in attorney fees and expenses to plaintiff’s counsel, and entered a judgment dismissing the action with prejudice that day.

On April 30, 2010, the Company and its directors and Cerberus’ acquisition entities were named as defendants in a putative class action complaint, captioned Kevin V. Meehan v. Robert McKeon et al., C.A. No. 1:10CV 446, filed in the U.S. District Court in the Eastern District of Virginia. In the complaint, the plaintiff purported to represent a class of stockholders and sought, among other things, equitable relief, including to enjoin us, the Company and Cerberus’ acquisition entities from consummating the Merger, in addition to fees and costs. Plaintiff alleged in the complaint that the Company’s directors breached their fiduciary duties by, among other things, failing to engage in an honest and fair sale process. The complaint further alleged that the Company and Cerberus’ acquisition entities aided and abetted the directors’ purported breaches. On May 17, 2010 plaintiff filed an amended complaint asserting claims under Section 14a of the Exchange Act, challenging disclosures and alleged omissions in the Company’s proxy statement. On May 19, 2010 plaintiff filed a motion to expedite the case. On May 21, 2010 defendants filed a motion to dismiss the amended complaint and, on May 24, 2010, filed a motion for abstention, asking the court to abstain from proceeding with the case in favor of the substantively similar and earlier-filed action in Delaware described above. On May 27, 2010, the court denied plaintiff’s motion to expedite discovery. Following denial of the plaintiff’s motion to expedite discovery in this action, plaintiff’s counsel agreed to coordinate his discovery efforts with the plaintiffs in the Delaware Naito action. Upon entering into the memorandum of understanding described above, the parties jointly requested the Court to stay the Meehan action while they endeavored to finalize the global settlement. The Court granted that stay, and later entered an order dismissing the Meehan action with prejudice on October 18, 2010.

U.S. Government Investigations

We primarily sell our services to the U.S. government. These contracts are subject to extensive legal and regulatory requirements, and we are occasionally the subject of investigations by various agencies of the U.S. government who investigate whether our operations are being conducted in accordance with these requirements, including as previously disclosed in our periodic filings, the Special Inspector General for Iraq Reconstruction report regarding certain reimbursements and the U.S. Department of State Office of Inspector General’s records subpoena with respect to Civilian Police (“CivPol”). Such investigations, whether related to our U.S. government contracts or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon us, or could lead to suspension or debarment from future U.S. government contracting. U.S. government investigations often take years to complete and many result in no adverse action against us. We do not believe that any adverse actions arising from such matters would have a material adverse effect on our results of operations, consolidated financial condition or liquidity over the long term.

On September 17, 2008, the U.S. Department of State Office of Inspector General (“OIG”) served us with a records subpoena for the production of documents relating to our Civilian Police Program in Iraq. Among other items, the subpoena sought documents relating to our business dealings with a former subcontractor, Corporate Bank. We have been cooperating with the OIG’s investigation. In October 2009, we were notified by the Department of Justice that this investigation is being done in connection with a qui tam litigation brought by a private individual on behalf of the U.S. government and our conversations with the Department of Justice regarding this matter are ongoing. The complaint remains under seal. If our operations are found to be in violation of any laws or government regulations, we may be subject to penalties, damages or fines, any or all of which could adversely affect our financial results.

As previously disclosed in our periodic filings, we identified certain payments made on our behalf by two subcontractors to expedite the issuance of a limited number of visas and licenses from a foreign government’s agencies that may raise compliance issues under the U.S. Foreign Corrupt Practices Act. We retained outside counsel to investigate these payments. In November 2009, we voluntarily brought this matter to the attention of the U.S. Department of Justice and the SEC. We are cooperating with the government’s review of this matter. We are also continuing our evaluation of our internal policies and procedures. We cannot predict the ultimate consequences of this matter at this time, nor can we reasonably estimate the potential liability, if any, related to this matter. However, based on the facts currently known, we do not believe that this matter will have a material adverse effect on our business, financial condition, results of operations or cash flow.

On August 16, 2005, we were served with a Department of Justice Federal Grand Jury Subpoena seeking documents concerning work performed by a former subcontractor, Al Ghabban in 2002-2005. Specifically, during the 2002-2005 timeframe, Al Ghabban performed line haul trucking work to transport materials throughout the Middle Eastern theater on the War Reserve Materials Program. In response to the subpoena in 2005, we provided the requested documents to the Department of Justice, and the matter was subsequently closed in 2005 without any action taken. In April 2009, we received a follow up telephone call concerning this matter from the Department of Justice Civil Litigation Division. Since that time, we have had several discussions with the government regarding the civil matter. In response to recent requests, we have provided additional information to the Department of Justice Civil Litigation Division. We are fully cooperating with the government’s review. If our operations are found to be in violation of any laws or government regulations, we may be subject to penalties, damages or fines, any or all of which could adversely affect our financial results.

U.S. Government Audits

Our contracts are regularly audited by the Defense Contract Audit Agency (“DCAA”) and other government agencies. These agencies review our contract performance, cost structure and compliance with applicable laws, regulations and standards. The government also reviews the adequacy of, and our compliance with, our internal control systems and policies, including our purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed. In addition, government contract payments received by us for allowable direct and indirect costs are subject to adjustment after audit by government auditors and repayment to the government if the payments exceed allowable costs as defined in the government contracts.

The Defense Contract Management Agency (“DCMA”) formally notified us of non-compliance with Cost Accounting Standard 403, Allocation of Home Office Expenses to Segments, on April 11, 2007. We issued a response to the DCMA on April 26, 2007 with a proposed solution to resolve the area of non-compliance, which related to the allocation of corporate general and administrative costs between our divisions. On August 13, 2007, the DCMA notified us that additional information would be necessary to justify the proposed solution. We issued responses on September 17, 2007, April 28, 2008 and September 10, 2009 and the matter is pending resolution. Based on facts currently known, we do not believe the matters described in this and the preceding paragraph will have a material adverse effect on our results of operations or financial condition.

We were under audit by the Internal Revenue Service (“IRS”) for employment taxes covering the years 2005 through 2007. In the course of the audit process, the IRS had questioned our treatment of exempting from U.S. employment taxes all U.S. residents working abroad for some of our foreign subsidiaries. We settled this matter with the IRS in December 2010 and paid $12.0 million. We do not have any reserves for periods subsequent to 2007 related to this employment tax issue.

Contract Matters

In 2009, we terminated for cause a contract to build the Akwa Ibom International Airport for the State of Akwa Ibom in Nigeria. Consequently, we terminated certain subcontracts and purchase orders the customer advised us it did not want to assume. Based on our experience with this particular Nigerian state government customer, we believe the customer may challenge our termination of the contract for cause and initiate legal action against us. Our termination of certain subcontracts not assumed by the customer, including our actions to recover against advance payment and performance guarantees established by the subcontractors for our benefit is being challenged in certain instances. Although we believe our right to terminate this contract and such subcontracts was justified and permissible under the terms of the contracts, and we intend to vigorously contest any claims brought against us arising out of such terminations, if courts were to conclude that we were not entitled to terminate one or more of the contracts and damages were assessed against us, such damages could have a material adverse effect on our results of operations or financial condition. At this time, any such damages are not estimable.

Credit Risk

We are subject to concentrations of credit risk primarily by virtue of our accounts receivable. Departments and agencies of the U.S. federal government account for all but minor portions of our customer base, minimizing this credit risk. Furthermore, we continuously review all accounts receivable and recorded provisions for doubtful accounts.

Risk Management Liabilities and Reserves

We are insured for domestic worker’s compensation liabilities and a significant portion of our employee medical costs. However, we bear risk for a portion of claims pursuant to the terms of the applicable insurance contracts. We account for these programs based on actuarial estimates of the amount of loss inherent in that period’s claims, including losses for which claims have not been reported. These loss estimates rely on actuarial observations of ultimate loss experience for similar historical events. We limit our risk by purchasing stop-loss insurance policies for significant claims incurred for both domestic worker’s compensation liabilities and medical costs. Our exposure under the stop-loss policies for domestic worker’s compensation and medical costs is limited based on fixed dollar amounts. For domestic worker’s compensation and employer’s liability under state and federal law, the fixed-dollar amount of stop-loss coverage is $1.0 million per occurrence on most policies; but, $0.25 million on a California based policy. For medical costs, the fixed dollar amount of stop-loss coverage is from $0.25 million to $0.75 million for total costs per covered participant per calendar year.

Note 9 — Equity

The certificate of incorporation authorized the Company to issue up to 1,000 shares of common stock, par value $0.01 per share. At April 1, 2010 (inception), 100 common shares were issued. As of December 31, 2010, 100 common shares were issued and outstanding. Between April 1, 2010 (inception) and December 31, 2010, our equity has been impacted by a capital contribution of $550.9 million in connection with the Merger (as further discussed in Note 2).

Note 10 — Composition of Certain Financial Statement Captions

The following tables present financial information of certain consolidated balance sheet captions.

Prepaid expenses and other current assets — Prepaid expenses and other current assets were:

(Amounts in thousands)	December 31, 2010
Prepaid expenses	$34,801
Prepaid income taxes	54,927
Inventories	11,034
Available-for-sale inventory	10,485
Work-in-process	5,132
Joint venture receivables	5,005
Favorable contracts	23,096
Other current assets	6,133

Total	$150,613

Prepaid expenses include prepaid insurance, prepaid vendor deposits, and prepaid rent, none of which individually exceed 5% of current assets. Prepaid income taxes are made up of refunds related to our change in accounting method for tax; see Note 4 for further discussion on prepaid income taxes. We value our inventory at lower of cost or market. Available-for-sale-inventory is made up of nine helicopters that will not be deployed on existing programs. These helicopters were valued in acquisition accounting and written down to the estimated fair value less cost to sell.

Property and equipment, net — Property and equipment, net were:

(Amounts in thousands)	December 31, 2010
Helicopters	$8,087
Computers and other equipment	9,119
Leasehold improvements	6,953
Office furniture and fixtures	4,598

Gross property and equipment	28,757
Less accumulated depreciation	(2,260)

Property and equipment, net	$26,497

Depreciation expense was $2.3 million for the period from April 1, 2010 (inception) through December 31, 2010, including certain depreciation amounts classified as Cost of services. Accumulated depreciation was $2.3 million as of December 31, 2010. The six helicopters that were included with Property and equipment were not placed in service as of December 31, 2010.

Other assets, net — Other assets, net were:

(Amounts in thousands)	December 31, 2010
Deferred financing costs, net	$45,080
Investment in affiliates	107,217
Palm promissory notes, long-term portion	5,482
Phoenix retention asset	3,128
Other	3,025

Total	$163,932

Deferred financing cost is amortized through interest expense. Amortization related to deferred financing costs was $4.2 million for the period from April 1, 2010 (inception) through December 31, 2010.

Accrued payroll and employee costs — Accrued payroll and employee costs were:

(Amounts in thousands)	December 31, 2010
Wages, compensation and other benefits	$77,713
Accrued vacation	20,608
Accrued contributions to employee benefit plans	974

Total	$99,295

Other accrued liabilities — Accrued liabilities were:

(Amounts in thousands)	December 31, 2010
Deferred revenue	$8,179
Insurance expense	22,342
Interest expense	23,380
Unfavorable contract liability	14,653
Contract losses	21,451
Legal matters	17,403
Subcontractor retention	14,574
Financed insurance	9,888
Other	15,989

Total	$147,859

Deferred revenue is primarily due to payments in excess of revenue recognized. Contract losses relate to accrued losses recorded on certain contracts.

Other liabilities — Other long-term liabilities were:

(Amounts in thousands)	December 31, 2010
Unfavorable contract liability	$19,418
Unrecognized tax benefit	3,098
Unfavorable lease accrual	6,963
Contract losses	11,143
Other	5,123

Total	$45,745

Note 11 — Segment and Geographic Information

We have three reportable segments, Global Stabilization and Development Solutions, Global Platform Support Solutions, and Global Linguist Solutions. Two of our segments, Global Stabilization and Development Solutions and Global Platform Support Solutions, are wholly-owned. Our third segment, Global Linguist Solutions, is a 51% owned joint venture which we no longer consolidate in our financial results as discussed in Note 1. While we do not have control over the performance of Global Linguist Solutions, our senior management, including our chief executive officer, who is our chief operating decision maker, regularly reviews Global Linguist Solutions operating results and metrics to make decisions about resources to be allocated to the segment and assess performance, thus Global Linguist Solutions is classified as an operating segment.

Our GPSS operating segment provides services domestically and in foreign countries under contracts with the U.S. government and some foreign customers, whereas our GSDS and GLS operating segments primarily provide services in foreign countries with the U.S. government as the primary customer. All three segments operate principally within a regulatory environment subject to governmental contracting and accounting requirements, including Federal Acquisition Regulations, Cost Accounting Standards and audits by various U.S. federal agencies. In order to realign measurement of true business performance with segment presentation, we excluded certain costs that are not directly allocable to business units from the segment results and included these costs in headquarters.

The following is a summary of the financial information of the reportable segments reconciled to the amounts reported in the consolidated financial statements:

(Amounts in thousands)	For The Period From April 1, 2010 (Inception) Through December 31, 2010
Revenue
Global Stabilization and Development Solutions	$1,105,387
Global Platform Support Solutions	587,382
Global Linguist Solutions	285,820

Subtotal	1,978,589
Headquarters (1)	4,937
GLS deconsolidation	(285,820)

Total reportable segments	$1,697,706

Operating income
Global Stabilization and Development Solutions	$41,548
Global Platform Support Solutions	49,243
Global Linguist Solutions	19,287

Subtotal	110,078
Headquarters (2)	(82,454)
GLS deconsolidation	(19,287)

Total reportable segments	$8,337

Depreciation and amortization
Global Stabilization and Development Solutions	$168
Global Platform Support Solutions	9
Global Linguist Solutions	—

Subtotal	177
Headquarters	25,599

Total reportable segments (3)	$25,776

Assets
Global Stabilization and Development Solutions	$881,093
Global Platform Support Solutions	788,586
Global Linguist Solutions	123,940

Total reportable segments	1,793,619
Headquarters (4)	593,676
GLS deconsolidation	(123,940)

Total consolidated assets	$2,263,355

(1)	Represents revenue earned on shared services arrangements for general and administrative services provided to unconsolidated joint ventures.
(2)

Headquarters operating expense primarily relate to amortization of intangible assets and other costs that are not allocated to segments and are not billable to our U.S. government customers. In addition, merger expenses incurred by Delta Tucker Holdings, Inc. are included in Headquarters.

(3)	Excludes amounts included in Cost of services of $0.4 million for the period from April 1, 2010 (inception) through December 31, 2010.
(4)	Assets primarily include cash, investments in unconsolidated subsidiaries, intangible assets (excluding goodwill) and deferred debt issuance cost.

Geographic Information — Revenue by geography is determined based on the location of services provided.

	For The Period From April 1, 2010 (Inception) Through December 31, 2010
(Amounts in thousands)
United States	$315,297	19%
Middle East (1)	1,281,573	75%
Other Americas	31,605	2%
Europe	24,807	1%
Asia-Pacific	34,074	2%
Other	10,350	1%

Total	$1,697,706	100%

(1)

The Middle East includes but is not limited to activities in Iraq, Afghanistan, Somalia, Oman, Qatar, United Arab Emirates, Kuwait, Palestine, Sudan, Pakistan, Jordan, Lebanon, Bahrain, Yemen, Saudi Arabia, Turkey and Egypt.

Substantially all assets owned by the Company were located in the U.S. as of December 31, 2010.

Revenue from the U.S. government accounted for approximately 98% of total revenue for the period from April 1, 2010 (inception) through December 31, 2010. As of December 31, 2010, accounts receivable due from the U.S. government represented over 98% of total accounts receivable.

Note 12 — Related Parties, Joint Ventures and Variable Interest Entities

Consulting Fee

On July 7, 2010, we entered into a Master Consulting and Advisory Services Agreement (the “COAC Agreement”) with Cerberus Operations and Advisory Company, LLC, an affiliate of Cerberus. Pursuant to the terms of the COAC Agreement, Cerberus Operations and Advisory Company, LLC will make personnel available to us for the purpose of providing reasonably requested business advisory services. This will be priced on a case by case basis depending on the requirements of the project and agreements in pricing. We incurred $0.7 million in expenses for Cerberus consulting fees between April 1, 2010 and December 31, 2010.

Variable Interest Entities

We own an interest in six active VIEs, all of which are joint ventures. These are listed as follows: (i) 40% owned Partnership for Temporary Housing LLC (“PaTH”); (ii) 45% owned Contingency Response Services LLC (“CRS”); (iii) 44% owned Babcock DynCorp Limited (“Babcock”) (iv) 51% owned GLS; (v) 50% owned DynCorp International FZ-LLC (“DIFZ”) and (vi) 40% owned Mission Readiness, LLC. We do not encounter any significant risk through our involvement in our VIEs outside the normal course of our business.

GLS is a joint venture formed in August 2006 with one partner, McNeil Technologies, for the purpose of procuring government contracts with the U.S. Army. We incur significant costs on behalf of GLS related to the normal operations of the venture. However, these costs typically support revenue billable to our customer.

We own 50% of DIFZ but exercise power over activities that significantly impact DIFZ’s economic performance and remained as sole customer allowing the Company to exert power over significant activities. Also, we will absorb the majority of expected losses or gains from the venture, based on the terms of the sale agreement. Thus, we have concluded that we were the primary beneficiary.

In accordance with the Termination of Offering Basis Loan Agreement dated October 26, 2010, we no longer provide GLS with its working capital requirements via a loan. GLS repaid the loan in October 2010. The working capital requirements were addressed with a $40 million contribution made by us and McNeil Technologies of $20.4 million and $19.6 million, respectively. GLS is no longer a guarantor under our Senior Secured Credit Facility in accordance with the agreement.

DIFZ provides foreign staffing, human resources and payroll services. We incur significant costs on behalf of DIFZ related to the normal operations. The vast majority of these costs are considered direct contract costs and thus billable on the various corresponding contracts supported by DIFZ services. DIFZ assets and liabilities were $35.9 million as of December 31, 2010. Additionally, DIFZ revenue was $224.3 million for the period from April 1, 2010 (inception) through December 31, 2010. These intercompany revenue and costs are eliminated in consolidation.

PaTH is a joint venture formed in May 2006 with two other partners for the purpose of procuring government contracts with the Federal Emergency Management Authority. CRS is a joint venture formed in March 2006 with two other partners for the purpose of procuring government contracts with the U.S. Navy. Babcock is a Joint Venture formed in January 2005 and currently provides services to the British Ministry of Defense. Mission Readiness joint venture was recently created with only the back office operations functioning.

As of December 31, 2010, we accounted for GLS, PaTH, CRS, Mission Readiness and Babcock as equity method investments based on our share of (i) the power to direct the activities of the VIE that most significantly impact its economic performance and (ii) the obligation to absorb losses of the VIE that could potentially be significant or the right to receive benefits from the entity that could potentially be significant to the VIE. Alternatively, we consolidated DIFZ based on the abovementioned criteria. We present our share of the GLS, PaTH, CRS and Mission Readiness earnings in “Earnings from unconsolidated affiliates” as these joint ventures are considered operationally integral. Alternatively, we present our share of the Babcock earnings in “Other income, net” as its not considered operationally integral. Current assets and total assets for our equity method investees as of December 31, 2010 totaled $163.7 million and $175.5 million, respectively. Current liabilities and total liabilities for our equity method investees as of December 31, 2010 totaled $105.1 million and $105.6 million, respectively. Revenue and net income for the equity method investees for the period from April 1, 2010 through December 31, 2010 was $359.5 million and $29.3 million, respectively.

In the aggregate, our maximum exposure to losses as a result of our investment consists of our (i) $107.4 million investment in unconsolidated subsidiaries, (ii) $5.0 million in receivables from our unconsolidated joint ventures, (iii) $6.8 million of notes receivable from Palm Trading Investment Corp, and (iv) contingent liabilities that were neither probable nor reasonably estimable as of December 31, 2010.

Joint Ventures

Receivables due from our unconsolidated joint ventures, including GLS, totaled $5.0 million as of December 31, 2010. These receivables are a result of items purchased and services rendered by us on behalf of our unconsolidated joint ventures, including GLS. We have assessed these receivables as having minimal collection risk based on our historic experience with these joint ventures and our inherent influence through our ownership interest. The related revenue we earned from our unconsolidated joint ventures, including GLS, totaled $7.5 million for the period from April 1, 2010 (inception) through December 31, 2010. Additionally, we earned $12.9 million in equity method income (includes operationally integral and non-integral income) for the period from April 1, 2010 (inception) through December 31, 2010.

We currently hold one promissory note from Palm Trading Investment Corp, which had an aggregate initial value of $9.2 million as a result of the sales price. The note is included in (i) Prepaid expenses and other current assets and in (ii) Other assets on our audited consolidated balance sheet for the short and long-term portions, respectively. The loan balance outstanding was $6.8 million as of December 31, 2010, reflecting the initial value plus accrued interest, less payments against the promissory notes. The fair value of the notes receivable is not materially different from its carrying value.

Note 13 — Collaborative Arrangements

We participate in a collaborative arrangement with our partner on the LOGCAP IV program. During 2008, we executed a subcontract with CH2M Hill with respect to operations on the LOGCAP IV program, which is considered a collaborative arrangement under GAAP. The purpose of this arrangement is to share some of the risks and rewards associated with this U.S. government contract. Our current share of profits is 70%.

We account for this collaborative arrangement under ASC 808 — Collaborative Arrangements and record revenue gross as the prime contractor. The cash inflows and outflows, as well as expenses incurred, are recorded in Cost of services in the period realized. Revenue on LOGCAP IV was $697.1 million for the period from April 1, 2010 (inception) through December 31, 2010. Cost of services on LOGCAP IV was $651.5 million for the period from April 1, 2010 (inception) through December 31, 2010. Our share of the total LOGCAP IV profits was $14.7 million for the period from April 1, 2010 (inception) through December 31, 2010.

Note 14 — Consolidating Financial Statements of Subsidiary Guarantors

The Senior Unsecured Notes issued by DynCorp International Inc. (“Subsidiary Issuer”) and the Credit Facility are fully and unconditionally guaranteed, jointly and severally, by the Company (“Parent”) and all of the domestic subsidiaries of Subsidiary Issuer: DynCorp International LLC, DTS Aviation Services LLC, DynCorp Aerospace Operations LLC, DynCorp International Services LLC, DIV Capital Corporation, Dyn Marine Services of Virginia LLC, Services International LLC, Worldwide Humanitarian Services LLC, Worldwide Recruiting and Staffing Services LLC, Phoenix Consulting Group LLC and Casals and Associates Inc. (“Subsidiary Guarantors”). Each of the Subsidiary Issuers and the Subsidiary Guarantors is 100% owned by the Company.

The following condensed consolidating financial statements present (i) condensed consolidating balance sheet as of December 31, 2010 (ii) the condensed consolidating statement of operations and statement of cash flows for the period from April 1, 2010 (inception) through December 31, 2010 and (iii) elimination entries necessary to consolidate Parent and its subsidiaries.

The Parent company, the Subsidiary Issuer, the combined Subsidiary Guarantors and the combined subsidiary non-guarantors account for their investments in subsidiaries using the equity method of accounting; therefore, the Parent column reflects the equity income of the subsidiary and its subsidiary guarantors, and subsidiary non-guarantors. Additionally, the Subsidiary Guarantors’ column reflects the equity income of its subsidiary non-guarantors.

DynCorp International, Inc. is considered the Subsidiary Issuer as it issued the Senior Unsecured Notes.

Delta Tucker Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Operations Information

Period from April 1, 2010 (Inception) through December 31, 2010

(Amounts in thousands)	Parent	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
Revenue	$—	$—	$1,700,780	$246,545	$(249,619)	$1,697,706
Cost of services	—	—	(1,551,467)	(236,183)	243,466	(1,544,184)
Selling, general and administrative expenses	—	—	(77,586)	(6,425)	5,987	(78,024)
Merger expenses	(51,722)	—	—	—	—	(51,722)
Depreciation and amortization expense	—	—	(25,466)	(310)	—	(25,776)
Earnings from unconsolidated affiliates	—	—	10,337	—	—	10,337

Operating income	(51,722)	—	56,598	3,627	(166)	8,337
Interest expense	—	(46,438)	(407)	—	—	(46,845)
Bridge commitment fee	(7,963)	—	—	—	—	(7,963)
Equity in income of consolidated subsidiaries	7,427	37,068	1,821	—	(46,316)	—
Interest income	—	—	420	—	—	420
Other income, net	—	—	1,766	(60)	166	1,872

Income/(loss) before income taxes	(52,258)	(9,370)	60,198	3,567	(46,316)	(44,179)
Provision for income taxes	14,599	16,797	(23,130)	(385)	—	7,881

Net income/(loss)	(37,659)	7,427	37,068	3,182	(46,316)	(36,298)
Noncontrolling interests	—	—	—	(1,361)	—	(1,361)

Net income/(loss) attributable to Delta Tucker Holdings, Inc.	$(37,659)	$7,427	$37,068	$1,821	$(46,316)	$(37,659)

Delta Tucker Holdings, Inc. and Subsidiaries

Condensed Consolidating Balance Sheet Information

December 31, 2010

(Amounts in thousands)	Parent	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
	ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$46,106	$6,431	$—	$52,537
Restricted cash	—	—	9,342	—	—	9,342
Accounts receivable, net	—	—	780,524	5,211	(3,640)	782,095
Intercompany receivables	—	—	74,169	33,268	(107,437)	—
Prepaid expenses and other current assets	6,167	—	143,337	616	493	150,613

Total current assets	6,167	—	1,053,478	45,526	(110,584)	994,587
Property and equipment, net	—	—	25,553	944	—	26,497
Goodwill	—	—	646,972	32,399	—	679,371
Tradenames, net	—	—	43,839	—	—	43,839
Other intangibles, net	—	—	352,744	2,385	—	355,129
Investment in subsidiaries	558,060	1,566,557	35,516	—	(2,160,133)	—
Other assets, net	8,432	45,246	110,254	—	—	163,932

Total assets	$572,659	$1,611,803	$2,268,356	$81,254	$(2,270,717)	$2,263,355

	LIABILITIES & EQUITY
Current liabilities:
Current portion of long-term debt	$—	$5,700	$—	$—	$—	$5,700
Accounts payable	—	—	299,583	1,385	(3,147)	297,821
Accrued payroll and employee costs	—	—	69,417	29,878	—	99,295
Intercompany payables	59,684	7,227	33,393	7,133	(107,437)	—
Other accrued liabilities	—	22,941	208,427	7,217	—	238,585
Income taxes payable	—	—	3,346	125	—	3,471

Total current liabilities	59,684	35,868	614,166	45,738	(110,584)	644,872
Long-term debt, less current portion	—	1,017,875	637	—	—	1,018,512
Other long-term liabilities	—	—	82,645	—	—	82,645
Noncontrolling interests	—	—	4,351	—		4,351
Equity	512,975	558,060	1,566,557	35,516	(2,160,133)	512,975

Total liabilities and equity	$572,659	$1,611,803	$2,268,356	$81,254	$(2,270,717)	$2,263,355

Delta Tucker Holdings, Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flow Information

Period from April 1, 2010 (Inception) through December 31, 2010

(Amounts in thousands)	Parent	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(59,684)	$6	$(588)	$35,804	$(2,627)	$(27,089)

Cash flows from investing activities:
Merger consideration for shares	—	(1,004,892)	135,849	—	—	(869,043)
Investments in equity method investees	—	—	(21,000)	—	—	(21,000)
Deconsolidation of GLS	—	—	(938)	—	—	(938)
GLS Note	—	—	21,086	—	—	21,086
Purchase of property and equipment	—	—	(8,323)	—	—	(8,323)
Net transfers from/(to) Parent	—	—	—	(26,135)	26,135	—

Net cash (used in) provided by investing activities	—	(1,004,892)	126,674	(26,135)	26,135	(878,218)
Cash flows from financing activities:
Borrowings on long-term debt	—	1,537,000	—	—	—	1,537,000
Payments on long-term debt	—	(1,090,268)	—	—	—	(1,090,268)
Net transfers from/(to) Parent/subsidiary	59,684	7,227	(40,776)	—	(26,135)	—
Equity contribution from Affiliates of Cerberus	—	550,927	—	—	—	550,927
Receipts/payments of dividends	—	—	—	(3,238)	2,627	(611)
Other financing activities	—	—	(39,204)	—	—	(39,204)

Net cash provided by (used in) financing activities	59,684	1,004,886	(79,980)	(3,238)	(23,508)	957,844
Net (decrease) increase in cash and cash equivalents	—	—	46,106	6,431	—	52,537
Cash and cash equivalents, beginning of period	—	—	—	—	—	—

Cash and cash equivalents, end of period	$—	$—	$46,106	$6,431	$—	$52,537

Note 15 — Fair Value of Financial Assets and Liabilities

ASC 820 — Fair Value Measurements and Disclosures establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

As of December 31, 2010, we held certain assets that are required to be measured at fair value on a recurring basis. These included the following:

•

Cash equivalents including restricted cash which consists of petty cash, cash in-bank and short-term, highly liquid, income-producing investments with original maturities of 90 days or less. This is categorized as a Level 1 input.

We formerly had contingent earn-out compensation listed as a level-3 liability. The amount due (zero) changed from a contingency to a known amount as of December 31, 2010 and was removed from the fair value table below.

Our assets measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of December 31, 2010 were as follows:

Fair Value Measurements at Reporting Date Using
	Book value of financial assets as of December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
(amounts in thousands)
Assets
Cash equivalents (1)	$61,879	$61,879	$—	$—

Total assets measured at fair value	$61,879	$61,879	$—	$—

(1)	Includes cash equivalents and restricted cash.

Note 16 — Quarterly Financial Data (Unaudited)

In our opinion, the following unaudited quarterly information includes all adjustments, consisting of normal recurring adjustments, necessary to fairly present our consolidated results of operations for such periods.

	For The Period From April 1, 2010 (Inception) Through December 31, 2010
	Fourth Quarter (October 2, 2010 – December 31, 2010)	Third Quarter (July 3, 2010 – October 1, 2010)	Second Quarter (April 1, 2010 – July 2, 2010)
	(Amounts in thousands)
Revenue	$856,660	$841,046	$—
Operating income/(loss)	$25,732	$34,327	$(51,722)
Net income/(loss) attributable to Delta Tucker Holdings, Inc.	$576	$6,851	$(45,086)

Note 17 — Subsequent Events

We evaluated subsequent events that occurred after the period end date through April 27, 2011, the date that the financial statements were available to be issued. We concluded that no subsequent events have occurred that require recognition in our financial statements for the period from April 1, 2010 (inception) through December 31, 2010.

We received two letters dated April 14, 2011 and April 26, 2011, respectively, from the Defense Contract Audit Agency (“DCAA”) with draft audit results related to their examination of certain incurred, invoiced and collected costs on our CivPol program for the period of July 16, 2008 through April 2, 2010 and September 1, 2005 through January 31, 2010, respectively. The draft audit results assert certain instances of potential deviations from the explicit terms of the contract or from certain provisions of the Federal Acquisition Regulation. Although the amounts quantified in the draft audit results would be material to our results of operations, cash flows and financial condition, we do not believe the draft audit results are an appropriate basis to determine a range of potential loss as we believe the audits and related draft audit results do not consider all relevant facts, certain contractual provisions and a long-standing pattern of dealing with the customer. Accordingly, we are unable to estimate any possible loss, based on the information currently available. We have provided a response to the DCAA related to the April 14, 2011 letter and are in process of drafting a response to the April 26, 2011 letter.

As described in Note 8, we were supporting an investigation managed by the Department of Justice relating to our business dealings with a former subcontractor, Corporate Bank relating to our Civilian Police Program in Iraq. In March 2011 we settled the investigation for $7.7 million, which we had previously accrued as of December 31, 2010.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of

DynCorp International Inc.

Falls Church, Virginia

We have audited the accompanying consolidated balance sheet of DynCorp International Inc. and subsidiaries (the “Company”) as of April 2, 2010, and the related consolidated statements of operations, equity, and cash flows for the period from April 3, 2010 to July 2, 2010, and the fiscal years ended April 2, 2010 and April 3, 2009. Our audits also included the financial statement schedule listed in the Index. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of April 2, 2010 and the results of their operations and their cash flows for the period from April 3, 2010 to July 2, 2010, and the fiscal years ended April 2, 2010, and April 3, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Fort Worth, Texas

March 31, 2011

DYNCORP INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)	Fiscal Quarter Ended July 2, 2010	Fiscal Year Ended April 2, 2010	Fiscal Year Ended April 3, 2009
Revenue	$944,713	$3,572,459	$3,092,974
Cost of services	(856,974)	(3,225,250)	(2,766,969)
Selling, general and administrative expenses	(38,513)	(106,401)	(103,277)
Depreciation and amortization expense	(10,263)	(41,639)	(40,557)

Operating income	38,963	199,169	182,171
Interest expense	(12,585)	(55,650)	(58,782)
Loss on early extinguishment of debt, net	—	(146)	(4,131)
Interest income	51	542	2,195
Other income, net	658	5,194	4,997

Income before income taxes	27,087	149,109	126,450
Provision for income taxes	(9,279)	(47,035)	(39,756)

Net income	17,808	102,074	86,694
Noncontrolling interests	(5,004)	(24,631)	(20,876)

Net income attributable to DynCorp International, Inc.	$12,804	$77,443	$65,818

See notes to consolidated financial statements.

DYNCORP INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEET

(Amounts in thousands)	April 2, 2010
ASSETS
Current assets:
Cash and cash equivalents	$122,433
Restricted cash	15,265
Accounts receivable, net of allowances of $68	849,489
Prepaid expenses and other current assets	101,971

Total current assets	1,089,158
Property and equipment, net	55,233
Goodwill	457,090
Tradename	18,976
Other intangibles, net	122,040
Deferred income taxes	6,521
Other assets, net	31,876

Total assets	$1,780,894

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$44,137
Accounts payable	347,068
Accrued payroll and employee costs	138,382
Deferred income taxes	19,269
Other accrued liabilities	120,662
Income taxes payable	11,408

Total current liabilities	680,926
Long-term debt, less current portion	508,010
Other long-term liabilities	8,434

Total liabilities	1,197,370

Commitments and contingencies

Equity:
Common stock	570
Additional paid-in capital	367,487
Retained earnings	219,708
Treasury stock	(8,942)
Accumulated other comprehensive income/(loss)	(1,121)

Total equity attributable to DynCorp International Inc.	577,702
Noncontrolling interests	5,822

Total equity	583,524

Total liabilities and equity	$1,780,894

See notes to consolidated financial statements.

DYNCORP INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)	Fiscal Quarter Ended July 2, 2010	Fiscal Year Ended April 2, 2010	Fiscal Year Ended April 3, 2009
Cash flows from operating activities
Net income	$17,808	$102,074	$86,694
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,524	42,578	41,634
Loss on early extinguishment of debt, net	—	146	4,131
Amortization of deferred loan costs	963	3,894	3,694
Allowance for losses on accounts receivable	33	24	(185)
Earnings from equity method investees	(709)	(5,202)	(5,223)
Distributions from affiliates	—	2,988	2,439
Deferred income taxes	8,645	17,497	34,273
Equity-based compensation	3,518	2,863	1,883
Other	557	4,062	(475)

Changes in assets and liabilities:
Restricted cash	7,082	(9,330)	5,373
Accounts receivable	8,483	(277,986)	(42,777)
Prepaid expenses and other current assets	(14,909)	21,189	(20,802)
Accounts payable and accrued liabilities	(11,820)	183,817	34,142
Income taxes payable	(8,452)	1,859	(3,930)

Net cash provided by operating activities	21,723	90,473	140,871

Cash flows from investing activities
Cash paid for acquisitions, net of cash acquired	—	(42,889)	—
Purchase of property and equipment	(1,809)	(39,335)	(4,684)
Purchase of computer software	(1,065)	(6,711)	(2,596)
Contributions to equity method investees	—	—	(2,233)
Other investing activities	—	60	365

Net cash used in investing activities	(2,874)	(88,875)	(9,148)

Cash flows from financing activities
Borrowings on long-term debt	85,600	193,500	323,751
Payments on long-term debt	(85,600)	(242,126)	(315,538)
Payments of deferred financing cost	—	13	(10,790)
Purchases of treasury stock	—	(712)	(8,618)
Borrowings under other financing arrangements	—	—	26,254
Payments under other financing arrangements	—	(2,011)	(26,628)
Receipt of proceeds on note receivable from DIFZ sale	—	—	500
Payments of dividends to noncontrolling interests	(5,416)	(28,086)	(5,995)
Other financing activities	(17)	35	184

Net cash used in financing activities	(5,433)	(79,387)	(16,880)

Net (decrease) increase in cash and cash equivalents	13,416	(77,789)	114,843
Cash and cash equivalents, beginning of year	122,433	200,222	85,379

Cash and cash equivalents, end of period	$135,849	$122,433	$200,222

Income taxes paid, net	$8,001	$18,686	$19,292

Interest paid	$3,181	$52,824	$58,782

Non-cash sale of DIFZ, including related financing	$—	$—	$9,545

See notes to consolidated financial statements.

DYNCORP INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF EQUITY

	Common Stock		Additional Paid-in Capital	Retained Earnings	Treasury Shares	Accumulated Other Comprehensive (Loss) Income	Total Equity Attributable to DynCorp International, Inc.	Noncontrolling Interests	Total Equity
	(Amounts in thousands)
Balance at March 28, 2008	57,000	$570	$357,026	$76,447	$—	$(6,914)	$427,129	$(3,306)	$423,823
Comprehensive income (loss):
Net income	—	—	—	86,694	—	—	86,694	—	86,694
Interest rate swap, net of tax	—	—	—	—	—	3,212	3,212	—	3,212
Currency translation adjustment, net of tax	—	—	—	—	—	(722)	(722)	—	(722)

Comprehensive income	—	—	—	86,694	—	2,490	89,184	—	89,184
Noncontrolling interests	—	—	—	(20,876)	—	—	(20,876)	—	(20,876)

Comprehensive income attributable to DynCorp International Inc.	—	—	—	65,818	—	2,490	68,308	—	68,308
Net income and comprehensive income attributable to noncontrolling interests	—	—	—	—	—	—	—	20,876	20,876
Sale of noncontrolling interest in DIFZ	—	—	9,220	—	—	—	9,220	—	9,220
DIFZ financing, net of tax	—	—	325	—	—	—	325		325
Treasury share repurchases	(693)	—	—	—	(8,618)	—	(8,618)		(8,618)
Equity-based compensation	—	—	(135)	—	—	—	(135)	—	(135)
Tax benefit associated with equity-based compensation	—	—	184	—	—	—	184	—	184
Dividends declared to noncontrolling interests	—	—	—	—	—	—	—	(6,834)	(6,834)

Balance at April 3, 2009	56,307	$570	$366,620	$142,265	$(8,618)	$(4,424)	$496,413	$10,736	$507,149
Comprehensive income (loss):
Net income	—	—	—	102,074	—	—	102,074	—	102,074
Interest rate swap, net of tax	—	—	—	—	—	3,244	3,244	—	3,244
Currency translation adjustment, net of tax	—	—	—	—	—	59	59	—	59

Comprehensive income	—	—	—	102,074	—	3,303	105,377	—	105,377
Noncontrolling interests	—	—	—	(24,631)	—	—	(24,631)	—	(24,631)

Comprehensive income attributable DynCorp International Inc.	—	—	—	77,443	—	3,303	80,746	—	80,746
Net income and comprehensive income attributable to noncontrolling interests	—	—	—	—	—	—	—	24,631	24,631
DIFZ financing, net of tax		—	399	—	—	—	399	—	399
Treasury share repurchases	(55)	—	—	—	(712)	—	(712)	—	(712)
Treasury shares issued to settle RSU liability	34	—	92	—	388	—	480	—	480
Equity-based compensation	—	—	341	—	—	—	341	—	341
Tax benefit associated with equity-based compensation	—	—	35	—	—	—	35	—	35
Dividends declared to noncontrolling interests	—	—	—	—	—	—	—	(29,545)	(29,545)

Balance at April 2, 2010	56,286	$570	$367,487	$219,708	$(8,942)	$(1,121)	$577,702	$5,822	$583,524
Comprehensive income (loss):
Net income	—	—	—	17,808	—	—	17,808	—	17,808
Interest rate swap, net of tax	—	—	—	—	—	717	717	—	717
Currency translation adjustment, net of tax	—	—	—	—	—	(324)	(324)	—	(324)

Comprehensive income	—	—	—	17,808	—	393	18,201	—	18,201
Noncontrolling interests	—	—	—	(5,004)	—	—	(5,004)	—	(5,004)

Comprehensive income attributable to DynCorp International Inc	—	—	—	12,804	—	393	13,197	—	13,197
Net income and comprehensive income attributable to noncontrolling interests	—	—	—	—	—	—	—	5,004	5,004
DIFZ financing, net of tax		—	109	—	—	—	109	—	109
Treasury Shares issued to settle RSU liability	22	—	124	—	245	—	369	—	369
Equity-based compensation	—	—	57	—	—	—	57	—	57
Tax benefit associated with equity-based compensation	—	—	(17)	—	—	—	(17)	—	(17)
Dividends declared to noncontrolling interests	—	—	—	—	—	—	—	(5,884)	(5,884)

Balance at July 2, 2010	56,308	$570	$367,760	$232,512	$(8,697)	$(728)	$591,417	$4,942	$596,359

See notes to consolidated financial statements.

DYNCORP INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Fiscal Quarter Ended July 2, 2010 and the Fiscal Years Ended April 2, 2010 and April 3, 2009

Note 1 — Significant Accounting Policies and Accounting Developments

Unless the context otherwise indicates, references herein to “we,” “our,” “us” or “DynCorp International” refer to DynCorp International Inc. and our consolidated subsidiaries. DynCorp International Inc., through its subsidiaries (together, the “Company”), provides defense and technical services and government outsourced solutions primarily to United States (“U.S.”) government agencies domestically and internationally. Primary customers include the U.S. Department of Defense (“DoD”) and U.S. Department of State (“DoS”), but also include other government agencies, foreign governments and commercial customers.

These consolidated financial statements have been prepared, pursuant to accounting principles generally accepted in the United States of America (“GAAP”).

Fiscal Periods

On December 16, 2010, our board of directors approved a change in our fiscal year from a fiscal year comprised of twelve consecutive fiscal months ending on the Friday closest to March 31 to a fiscal year comprised of the twelve consecutive fiscal months ending on the Friday closest to December 31.

Principles of Consolidation

The consolidated financial statements include the accounts of both our domestic and foreign subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company has investments in joint ventures that are variable interest entities (“VIEs”). The VIE investments are accounted for in accordance with Financial Accounting Standards Board Codification (“ASC”) ASC 810 — Consolidation. In cases where the Company has (i) the power to direct the activities of the VIE that most significantly impact its economic performance and (ii) the obligation to absorb losses of the VIE that could potentially be significant or the right to receive benefits from the entity that could potentially be significant to the VIE, the Company consolidates the entity. Alternatively, in cases where all of the aforementioned criteria are not met, the investment is accounted for under the equity method.

We have ownership interests in three active joint ventures that are not consolidated into our financial statements as of April 2, 2010, and are accounted for using the equity method. Economic rights in active joint ventures are indicated by the ownership percentages in the table listed below.

Babcock DynCorp Limited	44.0%
Partnership for Temporary Housing LLC	40.0%
Contingency Response Services LLC	45.0%

The following table sets forth our ownership in joint ventures that are consolidated into our financial statements as of April 2, 2010. For the entities listed below, we are the primary beneficiary as defined in ASC 810 — Consolidation.

Global Linguist Solutions, LLC	51.0%
DynCorp International FZ-LLC	50.0%

Noncontrolling interests

We record the impact of our consolidated joint venture partners’ interests as noncontrolling interests. Noncontrolling interests is presented on the face of the income statement as an increase or reduction in arriving at Net income attributable to DynCorp International, Inc. Noncontrolling interests on the balance sheet is located in the equity section.

Revenue Recognition and Cost Estimation on Long-Term Contracts

General — We are predominantly a service provider and only include products or systems when necessary for the execution of the service arrangement and as such, systems, equipment or materials are not generally separable from services. Revenue is recognized when persuasive evidence of an arrangement exists, services or products have been provided to the customer, the sales price is fixed or determinable (for non-U.S. government contracts) or costs are identifiable, determinable, reasonable and allowable (for our U.S. government contracts), and collectibility is reasonably assured (for non-U.S. government contracts) or a reasonable contractual basis for recovery exists (for U.S. government contracts). Our contracts typically fall into four categories with the first representing the vast majority of our revenue. The categories are federal government contracts, construction type contracts, software contracts and other contracts. We apply the appropriate guidance consistently to similar contracts. Each arrangement is unique and revenue recognition is evaluated on a contract by contract basis. We apply the appropriate principles under GAAP consistently to similar contracts.

The evaluation of the separation and allocation of an arrangement fee to each deliverable within a multiple-deliverable arrangement is dependent upon the principles applicable to the specific arrangement.

We expense pre-contract costs as incurred for an anticipated contract until the contract is awarded. Throughout the life of the contract, indirect costs, including general and administrative costs, are expensed as incurred. When revenue recognition is deferred relative to the timing of cost incurred, costs that are direct and incremental to a specific transaction are deferred and charged to expense in proportion to the revenue recognized.

Management regularly reviews project profitability and underlying estimates. Revisions to the estimates are reflected in the results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management. When estimates of total costs to be incurred on a contract exceed estimates of total revenue to be earned, a provision for the entire loss on the contract is recorded to cost of services in the period the loss is determined. Loss provisions are first offset against costs that are included in inventoried assets, with any remaining amount reflected in liabilities.

Major factors we consider in determining total estimated revenue and cost include the basic contract price, contract options, change orders (modifications of the original contract), back charges and claims, and contract provisions for penalties, award fees and performance incentives. All of these factors and other special contract provisions are evaluated throughout the life of our contracts when estimating total contract revenue under the percentage-of-completion or proportional methods of accounting.

Federal Government Contracts — For all non-construction and non-software U.S. federal government contracts or contract elements, we apply the guidance in the ASC 912 — Contractors Federal Government (“ASC 912”). We apply the combination and segmentation guidance in the ASC 605-35- Revenue-Construction Type and Production Type Contracts (“ASC 605-35”) as directed in ASC 912, in analyzing the deliverables contained in the applicable contract to determine appropriate profit centers. Revenue is recognized by profit center using the percentage-of-completion method or completed contract method.

Projects under our U.S. federal government contracts typically have different pricing mechanisms that influence how revenue is earned and recognized. These pricing mechanisms are classified as cost-plus-fixed-fee, fixed-price, cost-plus-award-fee, time-and-materials (including unit-price/level-of-effort contracts), or Indefinite Delivery, Indefinite Quantity (“IDIQ”). The exact timing and quantity of delivery and pricing mechanism for IDIQ profit centers are not known at the time of contract award, but they can contain any type of pricing mechanism.

Revenue on projects with a fixed-price or fixed-fee, including award fees, is generally recognized based on progress towards completion over the contract period measured by either output or input methods appropriate to the services or products provided. For example, “output measures” can include period of service, such as for aircraft fleet maintenance, and units delivered or produced, such as aircraft for which modification has been completed. “Input measures” can include a cost-to-cost method, such as for procurement-related services.

Revenue on time-and-materials projects is recognized at contractual billing rates for applicable units of measure (e.g. labor hours incurred or units delivered).

The completed contract method is sometimes used when reliable estimates cannot be supported for percentage-of-completion method recognition or for short duration projects when the results of operations would not vary materially from those resulting from use of the percentage-of-completion method. Until complete, project costs are maintained in work in progress, a component of inventory reflected within Prepaid expenses and other current assets on the consolidated Balance Sheet.

Contract costs on U.S. federal government contracts, including indirect costs, are subject to audit and adjustment by negotiations between us and government representatives. Substantially all of our indirect contract costs have been agreed upon through 2004. Contract revenue on U.S. federal government contracts have been recorded in amounts that are expected to be realized upon final settlement.

Award fees are recognized based on the guidance in ASC 605-35, as directed by ASC 912. Award fees are excluded from estimated total contract revenue until a historical basis has been established for their receipt or the estimation or award criteria have been met including the completion of the award fee period at which time the award amount is included in the percentage-of-completion estimation.

Construction Contracts or Contract Elements — For all construction contracts or contract elements, we apply the combination and segmentation guidance found in ASC 605-35, as directed by ASC 910 Contractors Construction (“ASC-910”), in analyzing the deliverables contained in the contract to determine appropriate profit centers. Revenue is recognized by profit center using the percentage-of-completion method.

Software Contracts or Contract Elements — It is our policy to review any arrangement containing software or software deliverables against the criteria contained in ASC 985 — Software (“ASC 985”). In addition, ASC 605-25- Revenue Multiple Element Arrangements (“ASC 605-25”) is also applied to determine if any non-software deliverables are outside of the scope of ASC 985 when the software is more than incidental to the products or services as a whole. Under the provisions of ASC 985, software deliverables are separated and contract value is allocated based on Vendor Specific Objective Evidence (“VSOE”). We have never sold software on a separate standalone basis. As a result, software arrangements are typically accounted for as one unit of accounting and are recognized over the service period, including the period of post-contract customer support. All software arrangements requiring significant production, modification, or customization of the software are accounted for under ASC 605-25 as directed by ASC 985.

Other Contracts or Contract Elements — Our contracts with non-U.S. federal government customers are predominantly multiple-element. Multiple-element arrangements involve multiple obligations in various combinations to perform services, deliver equipment or materials, grant licenses or other rights, or take certain actions. We evaluate all deliverables in an arrangement to determine whether they represent separate units of accounting per the provisions of ASC 605-25 and arrangement consideration is allocated among the separate units of accounting based on their relative fair values. Fair values are established by evaluating VSOE or third-party evidence if available. Due to the customized nature of our arrangements, VSOE and third-party evidence is generally not available resulting in applicable arrangements being accounted for as one unit of accounting under the guidance of ASC 605-25.

We apply the guidance in ASC 605-15 — Revenue Products, or ASC 605-20 — Revenue Services. The timing of revenue recognition for a given unit of accounting will depend on the nature of the deliverable(s) and whether revenue recognition criteria have been met. The same pricing mechanisms found in U.S. federal government contracts are found in our other contracts.

Cash and cash equivalents

For purposes of reporting cash and cash equivalents, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted cash

Restricted cash represents cash restricted by certain contracts in which advance payments are not available for use except to pay specified costs and vendors for work performed on the specific contract.

Changes in restricted cash related to our contracts are included as operating activities whereas changes in restricted cash for funds invested as collateral are included as investing activities in the consolidated statements of cash flows.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management evaluates these estimates and assumptions on an ongoing basis, including but not limited to, those relating to allowances for doubtful accounts, fair value and impairment of intangible assets and goodwill, income taxes, profitability on contracts, anticipated contract modifications, contingencies and litigation. Actual results could differ from those estimates.

Allowance for Doubtful Accounts

We establish an allowance for doubtful accounts against specific billed receivables based upon the latest information available to determine whether invoices are ultimately collectible. Such information includes the historical trends of write-offs and recovery of previously written-off accounts, the financial strength of the respective customer, and projected economic and market conditions. The evaluation of these factors involves subjective judgments and changes in these factors may cause an increase to our estimated allowance for doubtful accounts, which could significantly impact our consolidated financial statements by incurring bad debt expense. Given that we primarily serve the U.S. government, management believes the risk is low that changes in our allowance for doubtful accounts would have a material impact on our financial results.

Property and Equipment

The cost of property and equipment, less applicable residual values, is depreciated using the straight-line method. Depreciation commences when the specific asset is complete, installed and ready for normal use. Depreciation related to equipment purchased for specific contracts is typically included within cost of services, as this depreciation is directly attributable to project costs. We evaluate property and equipment for impairment quarterly by examining factors such as existence, functionality, obsolescence and physical condition. In the event that we experience impairment, we revise the useful life estimate and record the impairment as an addition to depreciation expense and accumulated depreciation. Our standard depreciation and amortization policies are as follows:

Computer and related equipment	3 to 5 years
Furniture and other equipment	2 to 10 years
Leasehold improvements	Shorter of lease term or useful life

Impairment of Long Lived Assets

Our long lived assets are primarily made up of customer related intangibles. The initial values assigned to customer-related intangibles were the result of fair value calculations associated with business combinations. The values were determined based on estimates and judgments regarding expectations for the estimated future after-tax cash flows from those assets over their lives, including the probability of expected future contract renewals and sales, less a cost-of-capital charge, all of which was discounted to present value. We evaluate the carrying value of our customer-related intangibles on a quarterly basis. The customer related intangible carrying value is considered impaired when the anticipated undiscounted cash flows from such asset is less than its carrying value. In that case, a loss is recognized based on the amount by which the carrying value exceeds the fair value.

Indefinite- Lived Assets

Indefinite-lived assets, including goodwill and indefinite-lived tradename, are not amortized but are subject to an annual impairment test. The first step of the goodwill impairment test compares the fair value of each of our reporting units with its carrying amount, including indefinite-lived assets. If the fair value of a reporting unit exceeds its carrying amount, the indefinite-lived assets of the reporting unit are not considered impaired, and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any.

We evaluate goodwill for impairment annually and when an event occurs or circumstances change to suggest that the carrying value may not be recoverable. Based on the results of these tests, no impairment losses were identified for the fiscal years ended April 2, 2010 and April 3, 2009. See Note 2 to the audited consolidated financial statements for additional discussion on indefinite-lived assets.

Income Taxes

We file income, franchise, gross receipts and similar tax returns in many jurisdictions. Our tax returns are subject to audit by the Internal Revenue Service, most states in the U.S., and by various government agencies representing many jurisdictions outside the U.S.

We use the asset and liability approach for financial accounting and reporting for income taxes in accordance with the Financial Accounting Standards Board (“FASB”) Codification. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is made up of current expense which includes both permanent and temporary differences and deferred expense which only includes temporary differences. Income tax expense is the amount of tax payable for the period plus or minus the change in deferred tax assets and liabilities during the period.

We make a comprehensive review of our portfolio of uncertain tax positions regularly. The accounting for uncertainty in income taxes requires a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. A liability is recorded when a benefit is recognized for a tax position and it is not more-likely-than-not that the position will be sustained on its technical merits or where the position is more-likely-than-not that it will be sustained on its technical merits, but the largest amount to be realized upon settlement is less than 100% of the position. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. Tax-related interest is classified in interest expense and tax-related penalties are classified in income tax expense. See Note 3 to the audited consolidated financial statements for additional detail regarding uncertain tax positions.

Equity-Based Compensation Expense

We have adopted the provisions of, and accounted for equity-based compensation in accordance with ASC 718 — Compensation-Stock Compensation. Under the fair value recognition provisions, equity-based compensation expense is measured at the grant date based on the fair value of the award and is recognized on an graded basis over the requisite service period for each separately vesting portion of the award, adjusted for estimated forfeitures. Our RSUs were determined to be liability awards; therefore, the fair value of the RSUs were remeasured at each financial reporting date as long as they remained liability awards.

Currency Translation

The assets and liabilities of our subsidiaries, that are outside the U.S. and that have a functional currency that is not the U.S. dollar, are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates. Income and expense items, for these subsidiaries, are translated at the average exchange rates prevailing during the period. Gains and losses resulting from currency transactions and the remeasurement of the financial statements of U.S. functional currency foreign subsidiaries are recognized currently in income and those resulting from translation of financial statements are included in accumulated other comprehensive income.

Operating Segments

On April 4, 2009, we announced a reorganization of our business structure to better align with strategic markets and to streamline our infrastructure. Under the new alignment, our three reportable segments were realigned into three new segments, two of which, Global Stabilization and Development Solutions (“GSDS”) and Global Platform Support Solutions (“GPSS”), are wholly-owned, and a third segment, Global Linguist Solutions (“GLS”), is a 51% owned joint venture, which was deconsolidated as of the Merger. The new structure became effective April 4, 2009, the start of our 2010 fiscal year, and is more fully described in Note 16.

Accounting Developments

Pronouncements Implemented

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Standards No. 167-Amendments to FASB Interpretation 46(R) (“SFAS No. 167”). SFAS No. 167 was converted to Financial Accounting Standards Update 2009-17 and was incorporated into Financial Accounting Standards Codification 810 — Consolidation. This statement amends the guidance for (i) determining whether an entity is a VIE, (ii) determining the primary beneficiary of a VIE, (iii) requiring ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE and (iv) changing the disclosure requirements formerly listed in FASB Interpretation 46(R)-8. This statement was effective for us beginning April 3, 2010. The adoption of this statement did not impact our consolidation conclusions in the first quarter of fiscal year 2011.

Pronouncements not yet Implemented

In October 2009, the FASB issued ASU No. 2009-13 — Revenue Recognition Multiple-Deliverable Revenue Arrangements. This update (i) removes the objective-and-reliable-evidence-of-fair-value criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, (ii) replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the fair value measurements and disclosures guidance, (iii) provides a hierarchy that entities must use to estimate the selling price, (iv) eliminates the use of the residual method for allocation, and (v) expands the ongoing disclosure requirements. The amendments in this update will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. Management does not believe that adoption of this ASU will have a material effect on our consolidated financial position and results of operations.

In October 2009, the FASB issued ASU No. 2009-14 — Certain Revenue Arrangements That Include Software Elements, which updates ASC 985 — Software and clarifies which accounting guidance should be used for purposes of measuring and allocating revenue for arrangements that contain both tangible products and software, and where the software is more than incidental to the tangible product as a whole. The amendments in this update will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. Management does not believe that adoption of this ASU will have a material effect on our consolidated financial position and results of operations.

In April 2010, the FASB issued ASU No. 2010-17 — Milestone Method of Revenue Recognition — Consensus of the FASB Emerging Issues Task Force, which amends ASC 605 — Revenue Recognition. This ASU establishes authoritative guidance permitting the use of the milestone method of revenue recognition for research or development arrangements that contain payment provisions or consideration contingent on the achievement of specified events. This guidance is effective for milestones achieved in fiscal years beginning on or after June 15, 2010 and allows for either prospective or retrospective application, with early adoption permitted. Management does not believe that adoption of this ASU will have a material effect on our consolidated financial position and results of operations.

Note 2 — Goodwill and other Intangible Assets

We evaluate goodwill for impairment annually and when an event occurs or circumstances change to suggest that the carrying value may not be recoverable.

We estimate a portion of the fair value of our reporting units under the income approach by utilizing a discounted cash flow model based on several factors including balance sheet carrying values, historical results, our most recent forecasts, and other relevant quantitative and qualitative information. We discount the related cash flow forecasts using the weighted-average cost of capital at the date of evaluation. We also use the market approach to estimate the remaining portion of our reporting unit valuation. This technique utilizes comparative market multiples in the valuation estimate. We have historically applied a 50%/50% weighting to each approach. While the income approach has the advantage of utilizing more company specific information, the market approach has the advantage of capturing market based transaction pricing. The estimates and assumptions used in assessing the fair value of our reporting units and the valuation of the underlying assets and liabilities are inherently subject to significant uncertainties.

On April 4, 2009, we announced a reorganization of our business structure to better align with strategic markets and streamline our infrastructure. Under this alignment, our three reportable segments were realigned into three new segments, two of which, GSDS and GPSS, are wholly-owned, and a third segment GLS, which is a 51% owned joint venture. The new structure became effective April 4, 2009 and represented the segment structure as of July 2, 2010. See Note 16, for further discussion on segments.

The following tables provide information about our goodwill balances:

(Amounts in thousands)	GSDS	GPSS	GLS	Total
Balance as of April 3, 2009	$211,135	$213,189	$—	$424,324
Phoenix acquisition	29,308	—	—	29,308
Casals acquisition	3,458	—	—	3,458

Goodwill balance as of April 2, 2010	$243,901	$213,189	$—	$457,090

The following tables provide information about changes relating to intangible assets:

	April 2, 2010
(Amounts in thousands, except years)	Weighted Average Useful Life (Years)	Gross Carrying Value	Accumulated Amortization	Net
Other intangible assets:
Customer-related intangible assets	8.5	$293,807	$(189,847)	$103,960
Other	6.6	29,923	(11,843)	18,080

Total other intangibles		$323,730	$(201,690)	$122,040

Tradenames
Finite-lived	5.0	$706	$(48)	$658
Indefinite-lived		18,318	—	18,318

Total tradenames		$19,024	$(48)	$18,976

Amortization expense for customer-related intangibles, other intangibles, and finite-lived tradename was $9.5 million during the fiscal quarter ended July 2, 2010, $38.9 million for the fiscal year ended April 2, 2010 and $37.9 million for the fiscal year ended April 3, 2009, respectively.

The following schedule outlines an estimate of future amortization based upon the finite-lived intangible assets owned at April 2, 2010:

Amortization Expense (1)
(Amounts in thousands)
Estimate for fiscal year 2011	$36,480
Estimate for fiscal year 2012	25,610
Estimate for fiscal year 2013	21,695
Estimate for fiscal year 2014	10,213
Estimate for fiscal year 2015	9,953
Thereafter	18,747

(1)	The future amortization is inclusive of the finite lived intangible-assets and finite-lived tradename.

Note 3 — Income Taxes

The provision for income taxes consists of the following:

	Fiscal Quarter Ended	Fiscal Year Ended
(Amounts in thousands)	July 2, 2010	April 2, 2010	April 3, 2009
Current portion:
Federal	$(138)	$23,178	$(1,052)
State	278	1,954	1,137
Foreign	494	4,406	5,398

	634	29,538	5,483
Deferred portion:
Federal	8,421	16,998	33,199
State	218	470	1,110
Foreign	6	29	(36)

	8,645	17,497	34,273

Provision for income taxes	$9,279	$47,035	$39,756

Temporary differences, which give rise to deferred tax assets and liabilities, were as follows:

(Amounts in thousands)	April 2, 2010
Deferred tax assets related to:
Worker’s compensation accrual	$4,589
Accrued vacation	5,510
Billed and unbilled reserves	2,077
Completion bonus allowance	4,572
Accrued severance	739
Accrued executive incentives	4,984
Legal reserve	4,102
Accrued health costs	1,367
Leasehold improvements	820
Interest rate swap	478
Suspended loss from consolidated partnership	3,572
Asset for uncertain tax positions	10,522
Contract loss reserve	3,099
Other accrued liabilities and reserves	1,929

Total deferred tax assets	48,360

Deferred tax liabilities related to:
Partnership / Joint Venture Basis Differences	(1,021)
Prepaid insurance	(2,164)
Customer intangibles	(19,057)
Unbilled receivables	(37,534)
DIFZ sale	(1,332)

Total deferred tax liabilities	(61,108)

Deferred tax (liabilities) assets, net	$(12,748)

Deferred tax assets and liabilities are reported as:

(Amounts in thousands)	April 2, 2010
Current deferred tax liabilities	$(19,269)
Non-current deferred tax assets	6,521

Deferred tax liabilities, net	$(12,748)

In evaluating our deferred tax assets, we assess the need for related valuation allowances or adjust the amount of any allowances, if necessary. We assess such factors as the scheduled reversal of deferred tax liabilities (including the impact of available carry back and carry forward periods), projected future taxable income and available tax planning strategies in determining the need for or sufficiency of a valuation allowance. Based on this assessment, we concluded no valuation allowances were necessary for the fiscal year ended April 2, 2010.

A reconciliation of the statutory federal income tax rate to our effective rate is provided below:

	Fiscal Quarter Ended	Fiscal Year Ended
	July 2, 2010	April 2, 2010	April 3, 2009
Statutory rate	35.0%	35.0%	35.0%
State income tax, less effect of federal deduction	1.4%	1.1%	1.4%
Noncontrolling interests	(6.0%)	(5.8)%	(5.8)%
Other	3.9%	1.2%	0.8%

Effective tax rate	34.3%	31.5%	31.4%

For the fiscal quarter ended July 2, 2010, our effective tax rate was 34.3%. The calculation of the effective tax rate below the U.S. marginal federal statutory rate of 35% was primarily due to the impact of our consolidated joint ventures which are GLS and DynCorp International FZ-LLC (“DIFZ”). These are consolidated for financial reporting purposes, but are considered unconsolidated entities for U.S. income tax purposes.

Uncertain Tax Positions

The amount of unrecognized tax benefits at April 2, 2010 was $12.7 million, of which $2.2 million would impact our effective tax rate if recognized. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(Amounts in thousands)	April 2, 2010
Balance at April 3, 2009	$6,087
Additions for tax positions related to current year	1,907
Additions for tax positions taken in prior years	5,133
Reductions for tax positions of prior years
Settlements	(381)
Lapse of statute of limitations	—

Balance at April 2, 2010	$12,746

It is expected that the amount of unrecognized tax benefits will change in the next twelve months; however, we do not expect the change to have a significant impact on the results of operations or our financial position.

We recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in income tax expense in our Consolidated Statements of Operations, which is consistent with the recognition of these items in prior reporting periods. We have recorded a liability of approximately $0.8 million for the payment of interest and penalties for the fiscal year ended April 2, 2010.

We file income tax returns in U.S. federal and state jurisdictions and in various foreign jurisdictions. The statute of limitations is open for U.S. federal for our fiscal year 2008 forward. The statute of limitations for state income tax returns is open for our fiscal year 2008 and forward, with few exceptions, and foreign income tax examinations for the calendar year 2007 forward.

Note 4 — Accounts Receivable

Accounts Receivable, net consisted of the following:

(Amounts in thousands)	April 2, 2010
Billed	$250,166
Unbilled	599,323

Total	$849,489

Unbilled receivables as of April 2, 2010 include $53.8 million related to costs incurred on projects for which we have been requested by the customer to begin work under a new contract or extend work under an existing contract and for which formal contracts or contract modifications have not been executed at the end of the respective periods. This amount includes contract claims of $0.3 million as of April 2, 2010. The balance of unbilled receivables consists of costs and fees billable immediately, on contract completion or other specified events, all of which is expected to be billed and collected within one year, except items that may result in a request for equitable adjustment or a formal claim.

Note 5 — 401(k) Savings Plans

Effective March 1, 2006, we established the DynCorp International Savings Plan (the “Savings Plan”). The Savings Plan is a participant-directed, defined contribution, 401(k) plan for the benefit of employees meeting certain eligibility requirements. The Savings Plan is intended to qualify under Section 401(a) of the U.S. Internal Revenue Code (the “Code”), and is subject to the provisions of the Employee Retirement Income Security Act of 1974. Under the Savings Plan, participants may contribute from 1% to 50% of their earnings, except for highly compensated employees who can only contribute up to 10% of their gross salary. Contributions are made on a pre-tax basis, limited to annual maximums set by the Code. The current maximum contribution per employee is sixteen thousand five hundred dollars per calendar year. Company matching contributions are also made in an amount equal to 100% of the first 2% of employee contributions and 50% of the next 6%, up to ten thousand dollars per calendar year are invested in various funds at the discretion of the participant. We incurred Savings Plan expense of approximately $3.2 million for the fiscal quarter ended July 2, 2010, $11.6 million for the fiscal year ended April 2, 2010 and $11.3 million for the fiscal year ended April 3, 2009, respectively. All Savings Plan expenses are fully funded.

We participate in a number of multi-employer plans with unions that we have collective bargaining agreements with. We contribute to these plans based on specified hourly rates for eligible hours. We contributed $1.2 million during the fiscal quarter ended July 2, 2010, $2.9 million for the fiscal year ended April 2, 2010 and $1.9 million for the fiscal year ended April 3, 2009, respectively.

Note 6 — Long-Term Debt

Our debt consisted of the following as of April 2, 2010:

(Amounts in thousands)	April 2, 2010
Term loans	$176,637
9.5% Senior subordinated notes	375,510

Total debt	552,147
Less current portion of long-term debt	(44,137)

Total long-term debt	$508,010

In connection with the Merger on July 7, 2010, substantially all of our debt outstanding as of July 2, 2010 was extinguished and replaced with new debt described below. We classified our outstanding debt between current and long-term during the quarter ended July 2, 2010 due to our intent and ability to refinance the majority of the outstanding debt on a long-term basis.

Senior Secured Credit Facility

On July 28, 2008 we entered into a senior secured credit facility (the “Credit Facility”) consisting of a revolving credit facility of $200.0 million (including a letter of credit sub-facility of $125.0 million) (the “Revolving Facility”) and a senior secured term loan facility of $200.0 million (the “Term Loan”). The maturity date of the Credit Facility is August 15, 2012. To the extent that the letter of credit sub-facility is utilized, it reduces the borrowing capacity on the Revolving Facility.

On July 28, 2008, we borrowed $200.0 million under the Term Loan at the applicable three-month London Interbank Offered Rate (“LIBOR”) plus the applicable margin then in effect and issued an additional $125.0 million in 9.5% senior subordinated notes (see note below) to refinance the existing credit facility and term loan and pay certain transaction costs. The applicable margin for LIBOR as of April 2, 2010 was 2.25% per annum, resulting in an actual interest rate under the Term Loan of 2.53% as of April 2, 2010. The LIBOR rate is partially hedged through our swap agreements, as disclosed in Note 9. Deferred financing fees totaling $4.4 million were expensed in conjunction with the termination of the existing credit facility in the second quarter of fiscal year 2009. Deferred financing fees associated with the Credit Facility totaling $5.2 million were recorded in Other Assets on our consolidated balance sheet in fiscal year 2009. The unamortized deferred financing fees associated with the new Credit Facility totaled $3.5 million as of April 2, 2010. As of April 2, 2010, we had $176.6 million outstanding under our Term Loan at LIBOR plus the Applicable Margin.

Borrowings under the Revolving Facility bear interest at a rate per annum equal to either the Base Rate plus an applicable margin determined by reference to the leverage ratio, as set forth in the Credit Facility (“Applicable Margin”) or LIBOR plus the Applicable Margin. As of April 2, 2010 and April 3, 2009, we had no outstanding borrowings under the Revolving Facility.

On March 6, 2009 we entered into an amendment of our existing secured credit agreement dated as of July 28, 2008 with Wachovia Bank, National Association, as Administrative Agent. In addition to certain other changes, the amendment reduced certain excess cash flow repayment requirements as defined under the Credit Facility and expanded the current ability to repurchase our common stock and include the right to redeem a portion of the 9.5% senior subordinated notes due 2013. As further described in Note 8, our board of directors approved a plan in fiscal year 2009 that allowed for $25 million in repurchases for a combination of common stock and/or senior subordinated notes per fiscal year during fiscal years 2009 and 2010.

Our available borrowing capacity under the Revolving Facility totaled $170.0 million at April 2, 2010, which gives effect to $30.0 million of outstanding letters of credit under the letter of credit sub-facility. With respect to each letter of credit, a quarterly commission in an amount equal to the face amount of such letter of credit multiplied by the Applicable Margin and a nominal fronting fee are required to be paid. The combined rate as of April 2, 2010 was 2.375%.

We were required, under certain circumstances as defined in our Credit Facility, to use a percentage of cash generated from operations to reduce the outstanding principal of our Term Loan. Based on the fiscal year 2010 financial performance and ending balances, we do not expect to be required to make such a payment.

The Credit Facility contains various financial covenants, including minimum interest and leverage ratios, and maximum capital expenditures limits. Non-financial covenants restrict our ability to dispose of assets; incur additional indebtedness, prepay other indebtedness or amend certain debt instruments; pay dividends; create liens on assets; enter into sale and leaseback transactions; make investments, loans or advances; issue certain equity instruments; make acquisitions; engage in mergers or consolidations or engage in certain transactions with affiliates; and otherwise restrict certain corporate activities. We were in compliance with these various financial covenants as of April 2, 2010. A change of control is an Event of Default under the Credit Facility and triggers certain rights and remedies of the Lenders including acceleration of the obligations. A change of control would be triggered in the event we close the proposed Merger. The pre-Merger indebtedness under the Credit Facility was repaid concurrently with the proposed Merger.

The fair value of our borrowings under our Credit Facility approximated 99.5% of the carrying amount based on quoted values as of April 2, 2010.

9.5% Senior Subordinated Notes

In February 2005, we completed an offering of $320.0 million in aggregate principal amount of our 9.5% senior subordinated notes due on February 15, 2013. Proceeds from the original issuance of the senior subordinated notes, net of fees, were $310.0 million and were used to pay the consideration for, and fees and expenses relating to our 2005 formation as an independent company from Computer Sciences Corporation. Interest on the senior subordinated notes is due semi-annually. The senior subordinated notes are general unsecured obligations of our Operating Company, DynCorp International LLC, and certain guarantor subsidiaries of DynCorp International LLC, and contain certain covenants and restrictions, which limit our Operating Company’s ability to pay us dividends.

In July 2008, we completed an offering in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended, of $125.0 million in aggregate principal amount of additional 9.5% senior subordinated notes under the same indenture as the senior subordinated notes issued in February 2005. Net proceeds from the additional offering of senior subordinated notes, combined with proceeds from the Credit Facility, were used to refinance the then existing senior secured credit facility, to pay related fees and expenses and for general corporate purposes. The additional senior subordinated notes also mature on February 15, 2013. The additional senior subordinated notes were issued at approximately a 1.0% discount totaling $1.2 million. Deferred financing fees associated with this offering totaled $4.7 million. The unamortized deferred financing fees as of April 2, 2010 for all of the senior subordinated notes totaled $6.2 million.

The senior subordinated notes contain various covenants that restrict our ability to make certain payments including declaring or paying certain dividends, purchasing or retiring certain equity interests, prepaying or retiring indebtedness subordinated to the Notes, or make certain investments unless we meet certain financial thresholds including a Fixed Coverage Ratio (as defined in the Notes) above 2.0. Additionally, the Notes restrict our ability to incur additional indebtedness; sell assets, engage in certain transactions with affiliates; create liens on assets; make acquisitions; engage in mergers or consolidations; and otherwise restrict certain corporate activities. We were in compliance with these various financial covenants as of April 2, 2010.

We can redeem the senior subordinated notes, in whole or in part, at defined redemption prices, plus accrued interest to the redemption date. The senior subordinated notes may require us to repurchase the senior subordinated notes at defined prices in the event of certain specified triggering events, including but not limited to certain asset sales, change-of-control events, and debt covenant violations. In fiscal year 2009, under a Board authorized program, we redeemed approximately $16.1 million face value of our senior subordinated notes in the open market for $15.4 million, including transaction fees. The repurchases, when including the impact of the discount and deferred financing fees, produced an overall gain of $0.3 million. In fiscal year 2010, under the same board authorized program, we redeemed approximately $24.7 million face value of our senior subordinated notes in the open market for $24.3 million, including transaction fees. The repurchases, when including the impact of the discount and deferred financing fees, produced an overall debt extinguishment loss of $0.1 million.

The fair value of the senior subordinated notes is based on their quoted market value. As of April 2, 2010, the quoted market value of the senior subordinated notes was approximately 102.2% of stated value. The fiscal year 2010 effective interest rate for the entire outstanding senior subordinated note principal balance as of April 2, 2010 was 9.6%, including the impact of the discount.

A change of control under the senior subordinated notes requires a cash tender offer for the outstanding bonds at a set price of 101% of the principal plus accrued and unpaid interest. The holders under the senior subordinated notes have the right to reject the tender offer and if so, these notes would stay outstanding.

Note 7 — Commitments and Contingencies

Commitments

We have operating leases for the use of real estate and certain property and equipment, which are either non-cancelable, cancelable only by the payment of penalties or cancelable upon one month’s notice. All lease payments are based on the lapse of time but include, in some cases, payments for insurance, maintenance and property taxes. There are no purchase options on operating leases at favorable terms, but most leases have one or more renewal options. Certain leases on real estate are subject to annual escalations for increases in base rents, utilities and property taxes. Rental expense was $13.7 million for the fiscal quarter ended July 2, 2010 and $55.6 million and $55.0 million for the fiscal years ended April 2, 2010 and April 3, 2009, respectively.

Minimum fixed rentals non-cancelable for the next five years and thereafter under operating leases in effect as of April 2, 2010, are as follows:

	Real Estate	Equipment	Total
Fiscal Year	(Amounts in thousands)
2011	$11,892	$4,341	$16,233
2012	11,613	4,220	15,833
2013	11,449	3,945	15,394
2014	9,290	3,658	12,948
2015	7,469	3,603	11,072
Thereafter	26,303	14,100	40,403

Total	$78,016	$33,867	$111,883

We have no significant long-term purchase agreements with service providers.

Contingencies

General Legal Matters

We are involved in various lawsuits and claims that have arisen in the normal course of business. In most cases, we have denied, or believe we have a basis to deny any liability. Related to these matters, we have recorded reserves totaling approximately $11.4 million as of April 2, 2010. While it is not possible to predict with certainty the outcome of litigation and other matters discussed below, we believe that liabilities in excess of those recorded, if any, arising from such matters would not have a material adverse effect on our results of operations, consolidated financial condition or liquidity over the long term.

Pending litigation and claims

On May 14, 2008, a jury in the Eastern District of Virginia found against us in a case brought by a former subcontractor, Worldwide Network Services (“WWNS”), on two Department of State (“DoS”) contracts, in which WWNS alleged racial discrimination, tortuous interference and certain other claims. The Company accrued approximately $17.1 million related to the claim. WWNS was awarded approximately $20.5 million in compensatory, contractual and punitive damages and attorneys’ fees, and we were awarded approximately $0.2 million on a counterclaim. On February 2, 2009, we filed an appeal with respect to this matter. On February 12, 2010, the Court of Appeals vacated $10 million in punitive damages, remanded the case for a new trial on punitive damages, and imposed a $350,000 cap on any possible new punitive damages award. WWNS filed a petition seeking re-hearings, which the Court denied. In the fourth quarter of fiscal year 2010, we reversed the previously accrued punitive damages of $10 million, creating a reduction in selling, general and administrative expenses. On June 7, 2010, we paid WWNS the amount of the previously unpaid awarded non-punitive damages, approximately $5.8 million. On June 25, 2010, WWNS filed a Petition for a Writ of Certiori to the U.S. Supreme Court, which was denied on October 4, 2010. In 2011, we accrued and paid $0.4 million, the remainder of the legal fees associated with the case. On March 14, 2011, the trial court dismissed with prejudice the remanded punitive damages claim. The case is now closed.

On December 4, 2006, December 29, 2006, March 14, 2007 and April 24, 2007, four lawsuits were served, seeking unspecified monetary damages against DynCorp International LLC and several of its former affiliates in the U.S. District Court for the Southern District of Florida, concerning the spraying of narcotic plant crops along the Colombian border adjacent to Ecuador. Three of the lawsuits, filed on behalf of the Provinces of Esmeraldas, Sucumbíos, and Carchi in Ecuador, allege violations of Ecuadorian law, international law, and statutory and common law tort violations, including negligence, trespass, and nuisance. The fourth lawsuit, filed on behalf of citizens of the Ecuadorian provinces of Esmeraldas and Sucumbíos, alleges personal injury, various counts of negligence, trespass, battery, assault, intentional infliction of emotional distress, violations of the Alien Tort Claims Act and various violations of international law. The four lawsuits were consolidated, and based on our motion granted by the court, the case was subsequently transferred to the U.S. District Court for the District of Columbia. On March 26, 2008, a First Amended Consolidated Complaint was filed that identified 3,266 individual plaintiffs. As of January 12, 2010, 1,256 of the plaintiffs have been dismissed by court orders and, on September 15, 2010, the Provinces of Esmeraldas, Sucumbíos, and Carchi were dismissed by court order. The amended complaint does not demand any specific monetary damages; however, a court decision against us, although we believe to be remote, could have a material adverse effect on our results of operations and financial condition, if we are unable to seek reimbursement from the DoS. The aerial spraying operations were and continue to be managed by us under a DoS contract in cooperation with the Colombian government. The DoS contract provides indemnification to us against third-party liabilities arising out of the contract, subject to available funding.

A lawsuit filed on September 11, 2001, and amended on March 24, 2008, seeking unspecified damages on behalf of twenty-six residents of the Sucumbíos Province in Ecuador, was brought against our operating company and several of its former affiliates in the U.S. District Court for the District of Columbia. The action alleges violations of the laws of nations and U.S. treaties, negligence, emotional distress, nuisance, battery, trespass, strict liability, and medical monitoring arising from the spraying of herbicides near the Ecuador-Colombia border in connection with the performance of the DoS, International Narcotics and Law Enforcement contract for the eradication of narcotic plant crops in Colombia. As of January 12, 2010, fifteen of the plaintiffs have been dismissed by court order. The terms of the DoS contract provide that the DoS will indemnify our operating company against third-party liabilities arising out of the contract, subject to available funding. We are also entitled to indemnification by Computer Sciences Corporation in connection with this lawsuit, subject to certain limitations. Additionally, any damage award would have to be apportioned between the other defendants and our operating company. We believe that the likelihood of an unfavorable judgment in this matter is remote and that, even if that were to occur, the judgment is unlikely to result in a material adverse effect on our results of operations or financial condition as a result of the third party indemnification and apportionment of damages described above.

Arising out of the litigation described in the preceding two paragraphs, on September 22, 2008, we filed a separate lawsuit against our aviation insurance carriers seeking defense and coverage of the referenced claims. On November 9, 2009, the court granted our Partial Motion for Summary Judgment regarding the duty to defend, and the carriers have paid the majority of the litigation expenses. In a related action, the carriers filed a lawsuit against us on February 5, 2009, seeking rescission of certain aviation insurance policies based on an alleged misrepresentation by us concerning the existence of certain of the lawsuits relating to the eradication of narcotic plant crops. On May 19, 2010, our aviation insurance carriers filed a complaint against us seeking reformation of previously provided insurance policies and the elimination of coverage for aerial spraying. The Company believes that the claims asserted by the insurance carriers are without merit and we will defend against them vigorously.

In November 2009, a U.S. grand jury indicted one of our subcontractors on the Logistics Civil Augmentation Program (“LOGCAP IV”) contract, Agility, on charges of fraud and conspiracy, alleging that it overcharged the U.S. Army on $8.5 billion worth of contracts to provide food to soldiers in Iraq, Kuwait and Jordan. These allegations were in no way related to the work performed under LOGCAP IV. Effective December 16, 2009, we removed Agility as a subcontractor on the LOGCAP IV contract and terminated the work under existing task orders. In April 2010, Agility filed an arbitration demand, asserting claims for breach of a joint venture agreement, breach of fiduciary duty and unjust enrichment. Agility is seeking a declaration that it is entitled to a 30% share of the LOGCAP IV fees over the life of the contract. We believe our right to remove Agility was justified and no joint venture agreement exists between the parties. The case is currently in arbitration. We believe the case is without merit and we intend to vigorously defend against Agility’s claims, however, based on the size of the LOGCAP IV contract and Agility’s claim, a negative outcome may have a material adverse effect on our consolidated financial position, results of operations or cash flows.

A lawsuit was filed against us on March 22, 2010, and amended on July 16, 2010, by T.E. Security Consultants, LLC (“T.E.”). The lawsuit was filed in the U.S. District Court for the Eastern District of Virginia and seeks unspecified damages related to an alleged teaming agreement and subcontract to support a DoS Worldwide Personal Protection Services Air Ops Task Order. The complaint claims breach of contract, unjust enrichment/quantum meruit, fraud, constructive fraud, and misappropriation of trade secrets. The court dismissed the fraud and constructive fraud claims on August 17, 2010. No amounts were accrued on this matter as of April 2, 2010.

Litigation Relating to the Merger

On April 16, 2010, a putative class action complaint was commenced against us, the Company and its directors, Cerberus, and Cerberus’ acquisition entities in the Delaware Court. In this action, captioned Shawn K. Naito v. DynCorp International Inc. et al., C.A. No. 5419–VCS, the plaintiff purported to bring the action on behalf of the public stockholders of the Company, and sought, among other things, equitable relief, to enjoin the consummation of the Merger, and fees and costs. Plaintiff alleged in the complaint that the Company’s directors breached their fiduciary duties by, among other things, agreeing to the proposed Merger in which the consideration was unfair and inadequate, failing to take steps to maximize stockholder value, and putting their own interests above those of our stockholders. The complaint further alleged that Cerberus, Parent and Merger Sub aided and abetted the directors’ alleged breaches of their fiduciary duties. On May 7, 2010, the Company and its directors filed an answer that denied the material substantive allegations of the complaint. On May 10, 2010, we, Cerberus and its acquisition entities filed an answer that denied the material substantive allegations of the complaint. On May 14, 2010, plaintiff filed a motion to amend its complaint to assert certain alleged failures of disclosure in the Company’s preliminary proxy statement previously filed with the SEC. Such motion was granted by the Court on May 18, 2010. The proposed amended complaint continued to challenge the Company’s Board’s discharge of its fiduciary duties in connection with the negotiation of the Merger, and on June 2, 2010, the Company and its directors, as well as we, Cerberus and its acquisition entities, filed respective answers denying the material substantive allegations of the amended complaint. On May 17, 2010, plaintiff filed a motion for a preliminary injunction of the Merger. Along with counsel to plaintiff in the Meehan action described below, counsel for the parties in the Naito action entered into a memorandum of understanding on June 17, 2010, by which plaintiff agreed to dismiss the class action with prejudice and to release all claims and allegations against us, the Company and its directors Cerberus and the Cerberus acquisition entities arising out of or related to the amended complaint, the Merger or the Merger Agreement, allegations made in the Meehan action described below, any claim that we, the Company and its directors Cerberus or the Cerberus acquisition entities failed to take adequate steps to protect the interests of the Company’s stockholders regarding the Merger. Although that we continued to deny the allegations, in exchange for the dismissal of the action and release of claims and allegations, the Company caused Definitive Additional Proxy Materials in Schedule 14A to be filed on July 17, 2010 with the SEC and to be mailed to our stockholders on July 18, 2010. On July 30, 2010, the parties entered into and filed with the Court a stipulation memorializing these terms. On October 13, 2010, the Court approved the stipulation and the settlement terms, including the awarding of $525,000 in attorney fees and expenses to plaintiff’s counsel, and entered a judgment dismissing the action with prejudice that day.

On April 30, 2010, the Company and its directors and Cerberus’ acquisition entities were named as defendants in a putative class action complaint, captioned Kevin V. Meehan v. Robert McKeon et al., C.A. No. 1:10CV 446, filed in the U.S. District Court in the Eastern District of Virginia. In the complaint, the plaintiff purported to represent a class of stockholders and sought, among other things, equitable relief, including to enjoin us, the Company and Cerberus’ acquisition entities from consummating the Merger, in addition to fees and costs. Plaintiff alleged in the complaint that the Company’s directors breached their fiduciary duties by, among other things, failing to engage in an honest and fair sale process. The complaint further alleged that the Company and Cerberus’ acquisition entities aided and abetted the directors’ purported breaches. On May 17, 2010 plaintiff filed an amended complaint asserting claims under Section 14a of the Exchange Act, challenging disclosures and alleged omissions in the Company’s proxy statement. On May 19, 2010 plaintiff filed a motion to expedite the case. On May 21, 2010 defendants filed a motion to dismiss the amended complaint and, on May 24, 2010, filed a motion for abstention, asking the court to abstain from proceeding with the case in favor of the substantively similar and earlier-filed action in Delaware described above. On May 27, 2010, the court denied plaintiff’s motion to expedite discovery. Following denial of the plaintiff’s motion to expedite discovery in this action, plaintiff’s counsel agreed to coordinate his discovery efforts with the plaintiffs in the Delaware Naito action. Upon entering into the memorandum of understanding described above, the parties jointly requested the Court to stay the Meehan action while they endeavored to finalize the global settlement. The Court granted that stay, and later entered an order dismissing the Meehan action with prejudice on October 18, 2010.

U.S. Government Investigations

We primarily sell our services to the U.S. government. These contracts are subject to extensive legal and regulatory requirements, and we are occasionally the subject of investigations by various agencies of the U.S. government who investigate whether our operations are being conducted in accordance with these requirements, including as previously disclosed in our periodic filings, the Special Inspector General for Iraq Reconstruction report regarding certain reimbursements and the U.S. Department of State Office of Inspector General’s records subpoena with respect to Civilian Police (“CivPol”). Such investigations, whether related to our U.S. government contracts or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon us, or could lead to suspension or debarment from future U.S. government contracting. U.S. government investigations often take years to complete and many result in no adverse action against us. We do not believe that any adverse actions arising from such matters would have a material adverse effect on our results of operations, consolidated financial condition or liquidity over the long term.

On September 17, 2008, the U.S. Department of State Office of Inspector General (“OIG”) served us with a records subpoena for the production of documents relating to our Civilian Police Program in Iraq. Among other items, the subpoena sought documents relating to our business dealings with a former subcontractor, Corporate Bank. We have been cooperating with the OIG’s investigation. In October 2009, we were notified by the Department of Justice that this investigation is being done in connection with a qui tam litigation brought by a private individual on behalf of the U.S. government and our conversations with the Department of Justice regarding this matter are ongoing. The complaint remains under seal. If our operations are found to be in violation of any laws or government regulations, we may be subject to penalties, damages or fines, any or all of which could adversely affect our financial results.

As previously disclosed in our periodic filings, we identified certain payments made on our behalf by two subcontractors to expedite the issuance of a limited number of visas and licenses from a foreign government’s agencies that may raise compliance issues under the U.S. Foreign Corrupt Practices Act. We retained outside counsel to investigate these payments. In November 2009, we voluntarily brought this matter to the attention of the U.S. Department of Justice and the SEC. We are cooperating with the government’s review of this matter. We are also continuing our evaluation of our internal policies and procedures. We cannot predict the ultimate consequences of this matter at this time, nor can we reasonably estimate the potential liability, if any, related to this matter. However, based on the facts currently known, we do not believe that this matter will have a material adverse effect on our business, financial condition, results of operations or cash flow.

On August 16, 2005, we were served with a Department of Justice Federal Grand Jury Subpoena seeking documents concerning work performed by a former subcontractor, Al Ghabban in 2002-2005. Specifically,

during the 2002-2005 timeframe, Al Ghabban performed line haul trucking work to transport materials throughout the Middle Eastern theater on the War Reserve Materials Program. In response to the subpoena in 2005, we provided the requested documents to the Department of Justice, and the matter was subsequently closed in 2005 without any action taken. In April 2009, we received a follow up telephone call concerning this matter from the Department of Justice Civil Litigation Division. Since that time, we have had several discussions with the government regarding the civil matter. In response to recent requests, we have provided additional information to the Department of Justice Civil Litigation Division. We are fully cooperating with the government’s review. If our operations are found to be in violation of any laws or government regulations, we may be subject to penalties, damages or fines, any or all of which could adversely affect our financial results.

U.S. Government Audits

Our contracts are regularly audited by the Defense Contract Audit Agency (“DCAA”) and other government agencies. These agencies review our contract performance, cost structure and compliance with applicable laws, regulations and standards. The government also reviews the adequacy of, and our compliance with, our internal control systems and policies, including our purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed. In addition, government contract payments received by us for allowable direct and indirect costs are subject to adjustment after audit by government auditors and repayment to the government if the payments exceed allowable costs as defined in the government contracts.

The Defense Contract Management Agency (“DCMA”) formally notified us of non-compliance with Cost Accounting Standard 403, Allocation of Home Office Expenses to Segments, on April 11, 2007. We issued a response to the DCMA on April 26, 2007 with a proposed solution to resolve the area of non-compliance, which related to the allocation of corporate general and administrative costs between our divisions. On August 13, 2007, the DCMA notified us that additional information would be necessary to justify the proposed solution. We issued responses on September 17, 2007, April 28, 2008 and September 10, 2009 and the matter is pending resolution. Based on facts currently known, we do not believe the matters described in this and the preceding paragraph will have a material adverse effect on our results of operations or financial condition.

We were under audit by the Internal Revenue Service (“IRS”) for employment taxes covering the years 2005 through 2007. In the course of the audit process, the IRS had questioned our treatment of exempting from U.S. employment taxes all U.S. residents working abroad for some of our foreign subsidiaries. We do not have any reserves for periods subsequent to 2007 related to this employment tax issue.

Contract Matters

In 2009, we terminated for cause a contract to build the Akwa Ibom International Airport for the State of Akwa Ibom in Nigeria. Consequently, we terminated certain subcontracts and purchase orders the customer advised us it did not want to assume. Based on our experience with this particular Nigerian state government customer, we believe the customer may challenge our termination of the contract for cause and initiate legal action against us. Our termination of certain subcontracts not assumed by the customer, including our actions to recover against advance payment and performance guarantees established by the subcontractors for our benefit is being challenged in certain instances. Although we believe our right to terminate this contract and such subcontracts was justified and permissible under the terms of the contracts, and we intend to vigorously contest any claims brought against us arising out of such terminations, if courts were to conclude that we were not entitled to terminate one or more of the contracts and damages were assessed against us, such damages could have a material adverse effect on our results of operations or financial condition. At this time, any such damages are not estimable.

Credit Risk

We are subject to concentrations of credit risk primarily by virtue of our accounts receivable. Departments and agencies of the U.S. federal government account for all but minor portions of our customer base, minimizing this credit risk. Furthermore, we continuously review all accounts receivable and recorded provisions for doubtful accounts.

Risk Management Liabilities and Reserves

We are insured for domestic worker’s compensation liabilities and a significant portion of our employee medical costs. However, we bear risk for a portion of claims pursuant to the terms of the applicable insurance contracts. We account for these programs based on actuarial estimates of the amount of loss inherent in that period’s claims, including losses for which claims have not been reported. These loss estimates rely on actuarial observations of ultimate loss experience for similar historical events. We limit our risk by purchasing stop-loss insurance policies for significant claims incurred for both domestic worker’s compensation liabilities and medical costs. Our exposure under the stop-loss policies for domestic worker’s compensation and medical costs is limited based on fixed dollar amounts. For domestic worker’s compensation and employer’s liability under state and federal law, the fixed-dollar amount of stop-loss coverage is $1.0 million per occurrence on most policies; but, $0.25 million on a California based policy. For medical costs, the fixed dollar amount of stop-loss coverage is from $0.25 million to $0.75 million for total costs per covered participant per calendar year.

Note 8 — Equity

Treasury Shares

In fiscal year 2009, our Board of Directors authorized us to repurchase up to $25.0 million of our common stock and/or senior subordinated notes during fiscal years 2010 and 2009, respectively. Under this authorization, the securities could be repurchased from time to time in the open market or through privately negotiated transactions at our discretion, subject to market conditions, and in accordance with applicable federal and state securities laws and regulations.

During fiscal year 2009, we purchased 693,200 of our shares for $8.6 million. During fiscal year 2010, we purchased 54,900 shares for $0.7 million. We also issued 34,296 shares to settle vested RSUs in fiscal year 2010. We have 713,804 treasury shares as of April 2, 2010. The board approval ended on April 2, 2010. The repurchases of senior subordinated notes is discussed in Note 6.

Accumulated Other Comprehensive Loss

Our accumulated other comprehensive loss balance included unrealized foreign currency losses and interest rate swaps designated as cash flow hedges as of April 2, 2010 and April 3, 2009. The balance in accumulated other comprehensive loss related to unrealized foreign currency losses, net of tax, was $0.4 million and $0.5 million as of April 2, 2010 and April 3, 2009, respectively. The balance in accumulated other comprehensive loss related to interest rate swaps, net of tax, was $0.7 million and $4.0 million as of April 2, 2010 and April 3, 2009, respectively.

Note 9 — Interest Rate Derivatives

As of April 2, 2010, our derivative instruments consisted of two interest rate swap agreements, both of which had expired as of July 2, 2010. The $168.6 million derivative is designated as a cash flow hedge that effectively fixed the interest rate on the applicable notional amount of our variable rate debt. The $31.4 million swap derivative did not qualify for hedge accounting as it was fully dedesignated as of April 2, 2010.

Date Entered	Notional Amount	Fixed Interest Rate Paid *	Variable Interest Rate Received	Expiration Date
	(Amounts in thousands)
April 2007	$168,620	4.975%	3-month LIBOR	May 2010
April 2007	$31,380	4.975%	3-month LIBOR	May 2010

*	Plus applicable margin (2.25% as of April 2, 2010).

During the fiscal quarter ended July 2, 2010 we paid $1.6 million in net settlements and incurred $1.1 million of expenses which was recorded in interest expense. During fiscal 2010, we paid $8.9 million in net settlements and incurred $8.3 million of expenses, of which $7.8 million was recorded to interest expense and $0.5 million was recorded to other (loss)/income. During fiscal year 2009, we paid $5.8 million in net settlements and incurred $6.5 million of expenses, of which $5.3 million was recorded to interest expense and $1.2 million was recorded to other (loss)/income.

Amounts are reclassified from accumulated other comprehensive income into earnings as net cash settlements occur, changes from quarterly derivative valuations are updated, new circumstances dictating the disqualification of hedge accounting and adjustments for cumulative ineffectiveness are recorded.

The fair values of our derivative instruments and the line items on the Consolidated Balance Sheet to which they were recorded as of April 2, 2010 are summarized as follows (amounts in thousands):

Derivatives designated as hedges under ASC 815	Balance Sheet Location	Fair Value at April 2, 2010
Interest rate swaps	Other accrued liabilities	$1,385
Interest rate swaps	Other long-term liabilities	—

	Total	$1,385

Derivatives not designated as hedges under ASC 815	Balance Sheet Location	Fair Value at April 2, 2010
Interest rate swaps	Other accrued liabilities	$249
Interest rate swaps	Other long-term liabilities	—

	Total	$249

Total Derivatives		$1,634

The effects of our derivative instruments on other comprehensive income (“OCI”) and our Consolidated Statements of Operations for the fiscal year ended April 2, 2010 is summarized as follows (amounts in thousands):

Derivatives Designated as Cash Flow Hedging Instruments under ASC 815	Change in OCI from Gains (Losses) Recognized in OCI on Derivatives (Effective Portion) Fiscal Year ended April 2, 2010	GAINS (LOSSES) RECLASSIFIED FROM ACCUMULATED OCI INTO INCOME (EFFECTIVE PORTION)		GAINS (LOSSES) RECOGNIZED IN INCOME ON DERIVATIVES (INEFFECTIVE PORTION)
		Line Item in Statements of Operations	Amount	Line Item in Statements of Operations	Amount
Interest rate derivatives	$(5,085)	Interest expense	$(7,789)	Other (loss)/income, net	$—

Total	$(5,085)		$(7,789)		$—

The expenses incurred on the portion of the derivatives that did not qualify for hedge accounting is as follows for the fiscal year ended April 2, 2010 (amounts in thousands).

	AMOUNT OF GAIN OR (LOSS) RECOGNIZED IN INCOME ON DERIVATIVE	Fiscal Year Ended April 2, 2010
Derivatives not Designated as Hedging Instruments under ASC 815	Line Item in Statements of Operations	Amount
Interest rate derivatives	Other (loss)/income, net	$(501)

Total		$(501)

As of April 2, 2010, we estimate that $1.1 million of losses associated with the interest rate swap related to $168.6 million of notional debt included in accumulated other comprehensive income will be reclassified into earnings over the remaining life of the derivative which expired in May 2010. The other interest rate swap does not qualify for hedge accounting and has been marked to market, which generated a $0.2 million liability as of April 2, 2010. See Note 14 for fair value disclosures associated with these derivatives.

Note 10 — Equity-Based Compensation

In accordance with ASC 718 — Compensation-Stock Compensation, we recognized compensation expense related to RSUs on a graded schedule over the requisite service period, net of estimated forfeitures. Under this method, we recorded equity-based compensation expense of $3.5 million, $2.9 million and $1.9 million for the fiscal quarter ended July 2, 2010 and for the fiscal years ended 2010 and 2009, respectively. As of April 2, 2010, we had provided equity-based compensation through the granting of Class B interests in DIV Holding LLC, and the granting of RSUs under our 2007 Omnibus Incentive Plan (the “2007 Plan”). In connection with the Merger on July 7, 2010, all outstanding Class B interests and restricted stock units vested.

Class B Equity

Between fiscal years 2006 and 2009, certain members of our management and outside directors were granted Class B interests in DIV Holding LLC. DIV Holding LLC conducted no operations and was established for the purpose of holding equity in our Company. As of July 2, 2010, April 2, 2010, and April 3, 2009 the aggregate individual grants owned by current and former management and directors represented approximately 4.6%, 4.6% and 4.7% of the ownership in DIV Holding LLC, respectively. The vested ownership percentage in DIV Holding LLC by Class B members totaled 4.3%, 4.3% and 3.7% as of July 2, 2010, April 2, 2010 and April 3, 2009, respectively.

The Class B interests were subject to either four-year or five-year graded vesting schedules with any unvested interest reverting to the holders of Class A interests in the event they were forfeited or repurchased. Class B interests were granted with no exercise price or expiration date. Pursuant to the terms of the operating agreement governing DIV Holding LLC, the holders of Class B interests were entitled to receive their respective ownership proportional interest of all distributions made by DIV Holding LLC provided the holders of the Class A interests had received an 8% per annum internal rate of return on their invested capital. Additionally, DIV Holding’s operating agreement limited Class B interests to 7.5% in the aggregate. In connection with the Merger on July 7, 2010, all Class B interests vested.

The grant date fair value of the Class B interest granted through fiscal year 2010 was $18.3 million. We performed a fair value analysis of the Class B interests granted prior to the initial public offering (“IPO”) using a discounted cash flow technique to arrive at a fair value of the Class B interest of $7.6 million at March 31, 2006. For the Class B interests issued prior to the IPO, our fair value analysis was based on a market value model that included the impact of the DIV Holding LLC ownership percentage, the remaining preference to Class A holders, and a discount for lack of marketability. The discount for lack of marketability for each grant was estimated on the date of grant using the Black- Scholes-Merton put-call parity relationship computation with the following weighted average assumptions for periods as indicated below. For the Class B interests issued after the IPO, our fair value analysis was based on a market value model that included the aforementioned variables as well as the impact of our stock price and outstanding common shares.

	Fiscal Years Ended
	April 2, 2010 (1)	April 3, 2009
Risk-free interest rate	—	4.3%
Expected volatility	—	43%
Expected lives (for Black-Scholes model input)	—	4.6 years
Annual rate of quarterly dividends	—	0%

(1)	There were no grants of Class B interests in fiscal year 2010.

Since these Class B interests were redeemed through our outstanding stock held by DIV Holding LLC or cash, no potential dilutive effect existed in relation to these interests. Additionally, DIV Holding LLC had the responsibility to settle the Class B interests, therefore vested Class B interests were never our liabilities. DIV Holding LLC held 20,899,034 of our 56,286,196 outstanding shares of stock at April 2, 2010. Class B activity, for the fiscal quarter ended July 2, 2010 and the fiscal years ended April 2, 2010 and April 3, 2009, respectively, is summarized in the table below:

A summary of Class B activity during the first quarter of fiscal year 2011 is as follows:

	% Interest in DIV Holding	Grant Date Fair Value
	(Amounts in thousands)
Balance March 28, 2008	6.2%	$13,248
Fiscal Year 2009 Grants	0.2%	867
Fiscal Year 2009 Forfeitures	(1.7)%	(4,446)

Balance April 3, 2009	4.7%	$9,669
Fiscal Year 2010 Forfeitures	(0.1%)	(354)

Balance April 2, 2010	4.6%	$9,315
First quarter fiscal year 2011 grants	0%	—
First quarter fiscal year 2011 forfeitures	0%	—

Balance July 2, 2010	4.6%	$9,315

April 2, 2010 vested	4.3%	$8,247
First quarter fiscal year 2011 vesting	0.0%	173

July 2, 2010 vested	4.3%	$8,420

April 2, 2010 nonvested	0.3%	$1,068
July 2, 2010 nonvested	0.3%	$895

In connection with the Merger on July 7, 2010, all Class B interests vested.

2007 Omnibus Equity Incentive Plan

In August 2007, our stockholders approved the adoption of the 2007 Omnibus Equity Incentive Plan. The 2007 Plan provided for the grant of stock options, stock appreciation rights, restricted stock and other share-based awards. Our employees, employees of our subsidiaries and non-employee members of the Board were eligible to be selected to participate in the 2007 Plan at the discretion of the Compensation Committee.

Starting in fiscal year 2008, the Compensation Committee approved the grant of RSUs to certain key employees. The RSUs had assigned value equivalent to our common stock and could be settled in cash or shares of our common stock at the discretion of the Compensation Committee. The first performance based RSUs were granted in fiscal year 2009 with similar terms, except for performance criteria.

During fiscal year 2010, we granted 36,550 service based RSUs and 571,900 performance based RSUs to certain key employees. The performance based RSU awards are tied to our financial performance, specifically fiscal year 2011 EBITDA (earnings before interest, taxes, depreciation and amortization), and cliff vest upon achievement of this target. The payouts are scaled based on actual performance results with a potential payout range of 50% to 150%. Based on current estimates, the costs of these awards are being accrued with the expectation of a 100% achievement of the performance goal.

In addition to employee grants, 14,706 service-based RSUs were granted to Board members. These awards vest within one year of grant, but include a post-vesting restriction of six months after the applicable directors’ Board service ends. The RSUs have assigned value equivalent to our common stock and may be settled in cash or shares of our common stock at the discretion of the Compensation Committee of the Board.

As of July 2, 2010, 17,395 units were vested but unsettled, including 1,600 RSUs that vested during the first quarter ended July 2, 2010.

The estimated fair value of the RSUs, net of forfeitures, was approximately $13.1 million as of April 2, 2010 based on the closing market price of our stock on the grant date.

These settlements were made net of payroll tax withholding.

(Amounts in thousands, except weighted average)	Outstanding RSUs	Weighted Average Grant Date Fair Value
Outstanding, March 28, 2008	159,600	$21.49
Units granted	307,945	$15.53
Units forfeited	(66,100)	$19.04
Units vested and settled	(55,550)	$21.32

Outstanding, April 3, 2009	345,895	$16.71
Units granted	623,156	$16.91
Units forfeited	(113,103)	$16.75
Units vested and settled	(73,550)	$17.92

Outstanding, April 2, 2010	782,398	$16.75
Units granted	207,309	$16.95
Units vested and settled	(37,500)	$15.74

Outstanding July 2, 2010	952,207	$16.83

The RSUs outstanding as of July 2, 2010 included 1,250 units associated with the DIFZ incentive plan. In connection with the Merger, all RSUs held by our directors and employees vested on July 7, 2010 and were settled in cash.

Note 11 — Composition of Certain Financial Statement Captions

The following tables present financial information of certain consolidated balance sheet captions.

Prepaid expenses and other current assets — Prepaid expenses and other current assets were:

(Amounts in thousands)	April 2, 2010
Prepaid expenses	$37,974
Prepaid income taxes	7,391
Inventories	14,797
Available-for-sale inventory	2,250
Work-in-process	20,455
Joint venture receivables	5,188
Other current assets	13,916

Total	$101,971

Prepaid expenses include prepaid insurance, prepaid vendor deposits, and prepaid rent, none of which individually exceed 5% of current assets. We value our inventory at lower of cost or market. Available-for-sale-inventory is made up of two helicopters that will not be deployed on existing programs. During fiscal year ended April 2, 2010 we recorded $1.2 million of impairment charges to the available-for-sale helicopters on the GPSS segment. The available-for-sale value was based on a preliminary sales price to a potential buyer.

Property and equipment, net — Property and equipment, net were:

(Amounts in thousands)	April 2, 2010
Helicopters	$37,011
Computers and other equipment	13,668
Leasehold improvements	8,818
Office furniture and fixtures	6,697

Gross property and equipment	66,194
Less accumulated depreciation	(10,961)

Property and equipment, net	$55,233

Depreciation expense was $3.7 million, for the fiscal year ended April 2, 2010, including certain depreciation amounts classified as Cost of services. Accumulated depreciation was $11.0 million as of April 2, 2010. The helicopters that are included within Property and equipment were not placed in service as of April 2, 2010.

Other assets, net — Other assets, net were:

(Amounts in thousands)	April 2, 2010
Deferred financing costs, net	$9,661
Investment in affiliates	9,192
Palm promissory notes, long-term portion	5,900
Phoenix retention asset	4,765
Other	2,358

Total	$31,876

Deferred financing cost is amortized through interest expense. Amortization related to deferred financing costs totaled $4.2 million for the fiscal year ended April 2, 2010.

Accrued payroll and employee costs — Accrued payroll and employee costs were:

(Amounts in thousands)	April 2, 2010
Wages, compensation and other benefits	$109,827
Accrued vacation	26,208
Accrued contributions to employee benefit plans	2,347

Total	$138,382

Other accrued liabilities — Accrued liabilities were:

(Amounts in thousands)	April 2, 2010
Deferred revenue	$30,524
Insurance expense	29,912
Interest expense and short-term swap liability	6,681
Contract losses	8,615
Legal matters	11,402
Unrecognized tax benefit	10,211
Subcontractor retention	4,365
Other	18,952

Total	$120,662

Deferred revenue is primarily due to payments in excess of revenue recognized. Contract losses relate to accrued losses recorded on certain contracts.

Other liabilities — Other long-term liabilities were:

(Amounts in thousands)	April 2, 2010
Unrecognized tax benefit	$2,535
Long-term accrued compensation	2,204
Other	3,695

Total	$8,434

Note 12 — Related Parties, Joint Ventures and Variable Interest Entities

Management Fee

We historically paid Veritas an annual management fee of $0.3 million plus expenses to provide us with general business management, financial, strategic and consulting services. We paid $0.1 million, $0.5 million and $0.5 million to Veritas for the fiscal quarter ended July 2, 2010, the fiscal years ended April 2, 2010, and April 3, 2009, respectively. Our obligation to pay this fee was terminated on July 7, 2010 due to the change of control resulting from the Merger. See Note 20.

Variable Interest Entities

We own an interest in five active VIEs, all of which are joint ventures. These are listed as follows: (i) 40% owned Partnership for Temporary Housing LLC (“PaTH”); (ii) 45% owned Contingency Response LLC (“CRS”); (iii) 44% owned Babcock DynCorp Limited (“Babcock”) (iv) 51% owned GLS; (v) and 50% owned DynCorp International FZ-LLC (“DIFZ”). We do not encounter any significant risk through our involvement in our VIEs outside the normal course of our business.

GLS is a joint venture formed in August 2006 with one partner, McNeil Technologies, for the purpose of procuring government contracts with the U.S. Army. We incur significant costs on behalf of GLS related to the normal operations of the venture. However, these costs typically support revenue billable to our customer. GLS assets and liabilities were $125.4 million and $115.1 million as of April 2, 2010. GLS revenue was $149.3 million, $734.1 million and $709.1 million during the fiscal year quarter ended July 2, 2010, and the fiscal years ended April 2, 2010 and April 3, 2009, respectively.

In July 2008 Palm Trading Investment Corp. (“Palm”) purchased a 50% interest in DIFZ. After the sale, we retained virtually all power over DIFZ to direct activities that significantly impact DIFZ’s economic performance and remained as sole customer allowing the Company to exert power over significant activities. Also, we will absorb the majority of expected losses or gains from the venture, based on the terms of the sale agreement. Thus, we have concluded that we were the primary beneficiary.

DIFZ provides foreign staffing, human resources and payroll services. We incur significant costs on behalf of DIFZ related to the normal operations. The vast majority of these costs are considered direct contract costs and thus billable on the various corresponding contracts supported by DIFZ services. DIFZ total assets and total liabilities were $52.2 million and $50.2 million at April 2, 2010. Additionally, DIFZ revenue was $95.0 million for the fiscal quarter ended July 2, 2010 and $407.0 million and $261.7 million for the fiscal years ended April 2, 2010 and April 3, 2009, respectively. These intercompany revenue and costs are eliminated in consolidation.

PaTH is a joint venture formed in May 2006 with two other partners for the purpose of procuring government contracts with the Federal Emergency Management Authority. CRS is a joint venture formed in March 2006 with two other partners for the purpose of procuring government contracts with the U.S. Navy. Babcock is a Joint Venture formed in January 2005 and currently provides services to the British Ministry of Defense. Mission Readiness joint venture was recently created with only the back office operations functioning.

We accounted for GLS, PaTH, CRS, and Babcock as equity method investments based on our share of (i) the power to direct the activities of the VIE that most significantly impact its economic performance and (ii) the obligation to absorb losses of the VIE that could potentially be significant or the right to receive benefits from the entity that could potentially be significant to the VIE. Alternatively, we consolidated DIFZ based on the abovementioned criteria. Current assets and total assets for our equity method investees as of April 2, 2010 totaled $65.7 million and $65.7 million, respectively. Current liabilities and total liabilities as of April 2, 2010 was $45.9 million and $49.3 million, respectively. Revenue for the equity method investees for the fiscal quarter ended July 2, 2010 and for the fiscal years ended April 2, 2010 and April 3, 2009, was $37.3 million, $179.9 million and $174.4 million, respectively. Net income for the equity method investees for the fiscal quarter ended July 2, 2010 and for the fiscal years ended April 2, 2010 and April 3, 2009 was $1.1 million, $8.8 million and $7.9 million, respectively.

In the aggregate, our maximum exposure to losses as a result of our investment in VIEs consists of our $7.7 million investment in unconsolidated subsidiaries, $5.2 million in receivables from our joint ventures, working capital funding to GLS as well as contingent liabilities that are neither probable nor reasonably estimable as of April 2, 2010. While the amount of funding we provided to GLS could significantly due to timing of payments to vendors and collections from its customer, the average balance over the 12 months ended April 2, 2010 and April 3, 2009 was approximately $24.5 million and $34.3 million, respectively.

Joint Ventures

Amounts due from our unconsolidated joint ventures totaled $10.6 million and $5.2 million as of July 2, 2010 and April 2, 2010, respectively. These receivables are a result of items purchased and services rendered by us on behalf of our unconsolidated joint ventures. We have assessed these receivables as having minimal collection risk based on our historic experience with these joint ventures and our inherent influence through our ownership interest. The change in these receivables from April 3, 2009 to April 2, 2010 resulted in a use of operating cash for the fiscal year ended April 2, 2010 of approximately $2.6 million. The change in these receivables from April 2, 2010 to July 2, 2010 resulted in a use of operating cash for the fiscal quarter ended July 2, 2010 of approximately $5.4 million. The related revenue we earned from our unconsolidated joint ventures totaled $5.4 million, $5.3 million and $18.1 million for the fiscal quarter ended July 2, 2010 and the fiscal years ended April 2, 2010 and April 3, 2009, respectively. Additionally, we earned $0.7 million, $5.2 million and $5.2 million in equity method income for the fiscal quarter ended July 2, 2010 and fiscal years ended April 2, 2010 and April 3, 2009, respectively.

As of July 2, 2010, we held three promissory notes from Palm, which had an aggregate initial value of $9.7 million as a result of the sales price. The notes are included in (i) Prepaid expenses and other current assets and in (ii) Other assets on our audited consolidated balance sheet for the short and long-term portions, respectively. The loan balance outstanding was $8.1 million as of April 2, 2010 reflecting the initial value plus accrued interest, less payments against the promissory notes. The fair value of the notes receivable is not materially different from its carrying value.

Note 13 — Collaborative Arrangements

We participate in a collaborative arrangement with our partner on the LOGCAP IV program. During fiscal year 2010, we executed a subcontract with CH2M Hill with respect to operations on the LOGCAP IV program, which is considered a collaborative arrangement under GAAP. The purpose of this arrangement is to share some of the risks and rewards associated with this U.S. government contract. Our current share of profits is 70%.

We account for this collaborative arrangement under ASC 808 — Collaborative Arrangements and record revenue gross as the prime contractor. The cash inflows and outflows, as well as expenses incurred, are recorded in Cost of services in the period realized. Revenue on LOGCAP IV was $283.8 million, $583.2 million and $4.7 million for the fiscal quarter ended July 2, 2010 and for the fiscal years ended April 2, 2010 and April 3, 2009, respectively. Cost of services on LOGCAP IV was $270.9 million, $554.2 million and $6.5 million for the fiscal quarter ended July 2, 2010 and for the fiscal years ended April 2, 2010 and April 3, 2009, respectively. Our share of LOGCAP IV profits/losses was $4.0 million, $9.4 million and a loss of $2.0 million during the fiscal quarter ended July 2, 2010, the twelve months ended April 2, 2010 and the twelve months ended April 3, 2009.

Note 14 — Fair Value of Financial Assets and Liabilities

ASC 820 — Fair Value Measurements and Disclosures establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

As of April 2, 2010, we held certain assets that are required to be measured at fair value on a recurring basis. These included the following:

•

Cash equivalents including restricted cash which consists of petty cash, cash in-bank and short-term, highly liquid, income-producing investments with original maturities of 90 days or less. This is categorized as a Level 1 input.

We formerly had contingent earn-out compensation listed as a level-3 liability. The amount due (zero) changed from a contingency to a known amount as of December 31, 2010 and was removed from the fair value table below.

Our assets measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of April 2, 2010 were as follows:

	Fair Value Measurements at Reporting Date Using
	Book value of financial assets/(liabilities) as of April 2, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)

(amounts in thousands)
Assets
Cash equivalents (1)	$137,698	$137,698	$—	$—

Total assets measured at fair value	$137,698	$137,698	$—	$—

Liabilities
Contingent earn-out consideration and compensation	$(1,173)	$—	$—	$(1,173)
Interest rate derivatives	(1,634)	—	(1,634)	—

Total liabilities measured at fair value	$(2,807)	$—	$(1,634)	$(1,173)

(1)	Includes cash equivalents and restricted cash

The table below provides reconciliation between the beginning and ending balance of items measured at fair value on a recurring basis in the table above that used significant unobservable inputs (Level 3) for the fiscal year ended April 2, 2010.

(Amounts in thousands)
Beginning balance at April 4, 2009	$—
Contingent earn-out consideration and compensation	2,707
Total gains included in earnings	(1,534)
Transfers in and/or out of Level 3	—

Ending balance at April 2, 2010	$1,173

Note 15 — Acquisitions

Phoenix Consulting Group, Inc.

On October 18, 2009, we acquired 100% of the outstanding shares of Phoenix, a leading provider of intelligence training, consultative and augmentation services to a wide range of U.S. government organizations. This acquisition is consistent with our goal of accelerating growth, expanding service offerings and penetrating new segments. It extends our ability to deliver compelling services to the intelligence community and national security clients. The Company funded the purchase price with cash on hand.

Phoenix has been incorporated into the GSDS operating segment as its own strategic business area representing a new service offering for us. Revenue from October 2, 2009 through April 2, 2010 totaled $13.0 million. The associated operating income was immaterial.

The purchase price is comprised of the following three elements:

(Amounts in thousands)	Purchase Elements
Cash paid at closing	$38,573
Final working capital adjustment paid during the third quarter of fiscal year 2010	1,094
Fair value of contingent earn-out consideration, as of the acquisition date, payable in fiscal year 2011	2,707

Total purchase price	$42,374

The acquisition was accounted for as a business combination pursuant to ASC 805 — Business Combinations. In accordance with ASC 805, the purchase price has been allocated to assets and liabilities based on their estimated fair value at the acquisition date. The following table represents the allocation of the purchase price to the acquired assets and liabilities and resulting goodwill:

(Amounts in thousands)	Reconciliation to Goodwill
Total purchase price	$42,374
Cash acquired	(1,762)
Receivables	(4,975)
Other assets	(4,272)
Identifiable intangible assets	(12,352)
Other liabilities assumed	10,295

Goodwill	$29,308

Management allocated the purchase price for the acquisition based on estimates of the fair values of the tangible and intangible assets acquired and liabilities assumed. We utilized recognized valuation techniques, including the income approach and cost approach for intangible assets and the cost approach for tangible assets.

The carrying amount of receivables approximates fair value as the acquired receivables are short-term in nature and have high probability of collection. There were no significant receivables determined to be uncollectable as of the date of the acquisition. Given that Phoenix only served the U.S. government, we believe the impact of any uncollected receivables would be immaterial to our consolidated financial statements.

The purchase price includes $4.4 million held in escrow for indemnification liabilities (as defined by the stock purchase agreement) of the seller, $3.4 million of which (less any amounts applied to claims) is expected to be released in March 2011. The final $1.0 million will be released in September 2013 (less any amount applied to claims). The seller’s indemnification obligations are capped at the total purchase price. In accordance with the indemnification obligations set forth in the purchase agreement, we recorded an indemnification asset of $2.5 million related to an uncertain income tax position and a payroll tax liability.

Acquired intangible assets of $12.4 million consisted of customer relationships, non-compete agreements, training materials, software, and tradename. The amortization period for these intangible assets ranges from two to ten years. We recorded $0.7 million in amortization in fiscal year 2010 covering the period of October 19, 2009 through April 2, 2010. The major classes of intangible assets valued as of the October 19, 2009 acquisition date are as follows:

Intangible Assets	Weighted Average Useful Life	Amount
(Amounts in thousands, except weighted average)
Customer relationships	7.5	$2,827
Training materials	10	6,886
Software	10	2,046
Non-compete agreements	2	212
Tradename	5	381

		$12,352

The goodwill arising from the acquisition consists largely of expectations that Phoenix extends our ability to deliver compelling services to national security clients and the intelligence community. Additionally, our infrastructure and capabilities increase resources for Phoenix and provide a strong foundation for growth. The goodwill recognized is not deductible for tax purposes.

We recognized $0.7 million of acquisition related costs that were expensed in the second quarter in fiscal year 2010 and are included in selling, general and administrative expenses in our consolidated statements of operations for the fiscal year ended April 2, 2010.

The Phoenix stock purchase agreement provides for earn-out payments ranging from a minimum of zero to a maximum of $5.0 million contingent upon the achievement of certain revenue and earnings before interest, taxes, depreciation and amortization targets for the calendar year ending December 31, 2010. Approximately 80% of this payout is considered contingent purchase consideration and the other portion is considered contingent compensation. The fair value of the contingent purchase consideration arrangement was determined to be $1.1 million as of April 2, 2010 using the latest weighted fiscal year 2010 forecasts discounted based on our weighted average cost of capital. As such, we recorded a $1.7 million reduction to the earn-out liability resulting in an increase to Other income, net. Subsequent changes in the fair value of the contingent earn-out liability will be recorded in earnings.

In addition to the purchase price, we agreed with the seller to pay $7.5 million into an escrow account for retention bonuses for key Phoenix employees. The retention bonuses will be paid upon completion of the individual retention periods ranging from March 2011 to October 2012. Additionally, termination without cause, termination by reason of death or disability or resignation for good reason will result in an accelerated retention payment. Alternatively, if the employee resigns or is terminated for cause prior to completion of the retention period he/she forfeits either all or a portion of their retention bonus. One retention employee was terminated without cause in the third quarter of fiscal year 2010 which triggered a $1.7 million payment and related expense. The remainder of the deferred compensation expense will be amortized from periods ranging from 17 to 36 months after the acquisition date, over the requisite vesting periods. The remaining $5.8 million is expected to be paid in March 2011.

Casals and Associates, Inc

On January 22, 2010, we acquired 100% of the outstanding shares of Casals, a provider of management consulting services in the areas of democracy and governance, rule of law and justice, conflict management and recovery, anti-corruption and strategic communication to a wide range of U.S. government organizations. This acquisition is consistent with our goal of accelerating growth, expanding service offerings and penetrating new segments. We funded the purchase price with cash on hand.

Casals has been incorporated into the GSDS operating segment. Revenue since the acquisition totaled $4.1 million through April 2, 2010. The associated operating income has been immaterial.

The purchase price is comprised of the following elements:

(amounts in thousands)	Purchase Elements
Cash paid at closing	$5,902
Estimated working capital adjustment to be paid in fiscal year 2011	765

Total estimated purchase price	$6,667

The acquisition was accounted for as a business combination pursuant to ASC 805 — Business Combinations. In accordance with ASC 805, the purchase price has been allocated to assets and liabilities based on their estimated fair value at the acquisition date. The following table represents the allocation of the purchase price to the acquired assets and liabilities and resulting goodwill:

(Amounts in thousands)	Reconciliation to Goodwill
Total estimated purchase price	$6,667
Cash acquired	(918)
Receivables	(3,550)
Other assets	(868)
Identifiable intangible assets	(653)
Other liabilities assumed	2,780

Goodwill	$3,458

The $6.7 million dollar purchase price includes an estimated working capital adjustment of $0.8 million, which will be finalized in fiscal year 2011. The goodwill arising from the acquisition consists largely of expectations that Casals extends our ability to deliver services to new clients in the international development community. Additionally, our infrastructure and capabilities increase resources for Casals and provide a strong foundation for growth. The goodwill recognized is deductible for tax purposes as this business combination was treated as an asset acquisition in accordance with our 338(h)(10) election for tax purposes.

Management allocated the purchase price for the acquisition based on estimates of the fair values of the tangible assets and liabilities assumed. We utilized recognized valuation techniques, including the income approach and cost approach for intangible assets and the cost approach for tangible assets.

We recognized $0.6 million of acquisition related costs that were incurred in the third and fourth quarters and are included in selling, general and administrative expenses in our consolidated statements of operations for the fiscal year ended April 2, 2010.

The carrying amount of receivables approximates fair value as the acquired receivables are short-term in nature and have high probability of collection. There were no significant receivables determined to be uncollectable as of the date of the acquisition. Given that that majority of Casals receivables are with the U.S. government, we believe the impact of any uncollected receivables would be immaterial to our consolidated financial statements.

The purchase price includes $1.0 million held in escrow for indemnification liabilities of the seller. The escrow amount (less any amounts applied to claims) is expected to be released to the seller on or about September 22, 2011. The seller’s indemnification obligations are capped at $1.1 million.

Note 16 — Segment and Geographic Information

We have three reportable segments, Global Stabilization and Development Solutions, Global Platform Support Solutions, and Global Linguist Solutions. Our GPSS operating segment provides services domestically and in foreign countries under contracts with the U.S. government and some foreign customers, whereas our GSDS and GLS operating segments primarily provide services in foreign countries with the U.S. government as the primary customer. All three segments operate principally within a regulatory environment subject to governmental contracting and accounting requirements, including Federal Acquisition Regulations, Cost Accounting Standards and audits by various U.S. federal agencies.

Certain reclassifications have been made to the historical financial data to conform to our current year presentation. In order to realign measurement of true business performance with segment presentation, we excluded certain costs that are not directly allocable to business units from the segment results and included these costs in headquarters. Prior year amounts have been reclassified so information presented is consistent and comparable in all periods presented below.

The following is a summary of the financial information of the reportable segments reconciled to the amounts reported in the consolidated financial statements:

(Amounts in thousands)	Fiscal Quarter Ended July 2, 2010	Fiscal Year Ended April 2, 2010	Fiscal Year Ended April 3, 2009

Revenue
Global Stabilization and Development Solutions	$507,481	$1,623,657	$1,081,121
Global Platform Support Solutions	288,229	1,213,522	1,308,046
Global Linguist Solutions	149,254	734,012	709,034

Subtotal	944,964	3,571,191	3,098,201
Headquarters — Elimination (1)	(251)	1,268	(5,227)

Total reportable segments	$944,713	$3,572,459	$3,092,974

Operating income
Global Stabilization and Development Solutions	$23,911	$87,271	$63,075
Global Platform Support Solutions	19,549	110,237	121,279
Global Linguist Solutions	9,073	46,389	40,855

Subtotal	52,533	243,897	225,209
Headquarters (2)	(13,570)	(44,728)	(43,038)

Total reportable segments	$38,963	$199,169	$182,171

Depreciation and amortization
Global Stabilization and Development Solutions	$80	$404	$119
Global Platform Support Solutions	4	129	211
Global Linguist Solutions	—	—	—

Subtotal	84	533	330
Headquarters	10,179	41,106	40,227

Total reportable segments (3)	$10,263	$41,639	$40,557

(1)

Primarily represents eliminations of intercompany revenue earned between segments and revenue for the prior year period (in fiscal year 2010) recorded to Headquarters for the release of prior year reserves associated with a government cost audit.

(2)	Headquarters operating expense primarily relate to amortization of intangible assets and other costs that are not allocated to segments and are not billable to our U.S. government customers.
(3)

Excludes amounts included in Cost of services of $0.3 million, $0.9 million and $1.1 million during the fiscal quarter ended July 2, 2010, twelve months ended April 2, 2010 and twelve months ended April 3, 2009, respectively.

(Amounts in thousands) Assets	Fiscal Year Ended April 2, 2010
Global Stabilization and Development Solutions	$931,413
Global Platform Support Solutions	454,170
Global Linguist Solutions	125,398

Total reportable segments	1,510,981
Headquarters (4)	269,913

Total consolidated assets	$1,780,894

(4)	Assets primarily include cash, deferred income taxes, intangible assets (excluding goodwill) and deferred debt issuance cost.

Geographic Information — Revenue by geography is determined based on the location of services provided.

	Fiscal Quarter Ended		Fiscal Year Ended
	July 2, 2010		April 2, 2010		April 3, 2009
	(Amounts in thousands)
United States	$160,433	17%	$678,807	19%	$764,034	25%
Middle East (1)	716,714	76%	2,613,719	73%	1,963,292	63%
Other Americas	36,163	4%	123,043	3%	143,423	5%
Europe	12,161	1%	72,584	2%	65,975	2%
Asia-Pacific	14,071	1%	68,304	2%	84,018	3%
Other	5,171	1%	16,002	1%	72,232	2%

Total	$944,713	100%	$3,572,459	100%	$3,092,974	100%

(1)

The Middle East includes but is not limited to activities in Iraq, Afghanistan, Somalia, Oman, Qatar, United Arab Emirates, Kuwait, Palestine, Sudan, Pakistan, Jordan, Lebanon, Bahrain, Yemen, Saudi Arabia, Turkey and Egypt.

Substantially all assets owned by the Company were located in the U.S. as of April 2, 2010.

Revenue from the U.S. government accounted for approximately 98% of total revenue for the fiscal quarter ended July 2, 2010 and approximately 98% and 95% of total revenue during the fiscal years ended April 2, 2010 and April 3, 2009, respectively. As of April 2, 2010 accounts receivable due from the U.S. government represented over 98% of total accounts receivable.

Note 17 — Consolidating Financial Information of Subsidiary Guarantors

As discussed in Note 20, on July 7, 2010, DynCorp International, Inc. (“Parent”) completed a merger with Delta Tucker Sub, Inc., a wholly owned subsidiary of Delta Tucker Holdings, Inc. In connection with the Merger, substantially all of the outstanding pre-merger debt was extinguished and a new Senior Credit Facility and new Senior Unsecured Notes were issued.

As of the date of the Merger, these Senior Unsecured Notes and the Credit Facility are fully and unconditionally guaranteed, jointly and severally, by the Parent and all of its domestic subsidiaries: DynCorp International LLC, DTS Aviation Services LLC, DynCorp Aerospace Operations LLC, DynCorp International Services LLC, DIV Capital Corporation, Dyn Marine Services of Virginia LLC, Services International LLC, Worldwide Humanitarian Services LLC, Worldwide Recruiting and Staffing Services LLC, Phoenix Consulting Group LLC and Casals and Associates Inc. (“Subsidiary Guarantors”).

The following condensed consolidating financial statements present (i) an audited condensed consolidating balance sheet as of April 2, 2010; (ii) the audited condensed consolidating statements of operations and statements of cash flows for the fiscal quarter ended July 2, 2010 and the fiscal years ended April 2, 2010 and April 3, 2009; and (iii) elimination entries necessary to consolidate Parent and its subsidiaries.

The Parent company, the combined 100% owned subsidiary guarantors and the combined subsidiary non-guarantors account for their investments in subsidiaries using the equity method of accounting; therefore, the Parent column reflects the equity income of its subsidiary guarantors, and subsidiary non-guarantors. Additionally, the subsidiary guarantors’ column reflects the equity income of its subsidiary non-guarantors.

DynCorp International, Inc and Subsidiaries

Condensed Consolidating Statements of Operations Information

For the Fiscal Quarter Ended July 2, 2010

(Amounts in thousands)	Parent	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$795,965	$253,082	$(104,334)	$944,713
Cost of services	—	(722,112)	(237,182)	102,320	(856,974)
Selling, general and administrative expenses	—	(35,521)	(5,006)	2,014	(38,513)
Depreciation and amortization expense	—	(10,249)	(14)	—	(10,263)

Operating income	—	28,083	10,880	—	38,963
Interest expense	—	(12,585)	(459)	459	(12,585)
Equity in income of consolidated subsidiaries	12,804	5,264	—	(18,068)	—
Interest income	—	510	—	(459)	51
Other income, net	—	611	47	—	658

Income before income taxes	12,804	21,883	10,468	(18,068)	27,087
Provision for income taxes	—	(9,079)	(200)	—	(9,279)

Net income	12,804	12,804	10,268	(18,068)	17,808
Noncontrolling interests	—	—	(5,004)	—	(5,004)

Net income attributable to DynCorp International, Inc.	$12,804	$12,804	$5,264	$(18,068)	$12,804

DynCorp International, Inc and Subsidiaries

Condensed Consolidating Statements of Operations Information

Fiscal Year Ended April 2, 2010

(Amounts in thousands)	Parent	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$2,861,124	$1,188,227	$(476,892)	$3,572,459
Cost of services	—	(2,581,544)	(1,108,790)	465,084	(3,225,250)
Selling, general and administrative expenses	—	(94,710)	(23,499)	11,808	(106,401)
Depreciation and amortization expense	—	(41,575)	(64)	—	(41,639)

Operating income	—	143,295	55,874	—	199,169
Interest expense	—	(55,650)	(2,289)	2,289	(55,650)
Loss on early extinguishment of debt	—	(146)	—	—	(146)
Equity in income of consolidated subsidiaries	77,443	27,562	—	(105,005)	—
Interest income	—	2,827	4	(2,289)	542
Other income, net	—	5,298	(104)	—	5,194

Income before income taxes	77,443	123,186	53,485	(105,005)	149,109
Provision for income taxes	—	(45,743)	(1,292)	—	(47,035)

Net income	77,443	77,443	52,193	(105,005)	102,074
Noncontrolling interests	—	—	(24,631)	—	(24,631)

Net income attributable to DynCorp International, Inc.	$77,443	$77,443	$27,562	$(105,005)	$77,443

DynCorp International, Inc and Subsidiaries

Condensed Consolidating Statement of Operations Information

Fiscal Year Ended April 3, 2009

(Amounts in thousands)	Parent	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$2,386,114	$1,115,583	$(408,723)	$3,092,974
Cost of services	—	(2,131,898)	(1,035,888)	400,817	(2,766,969)
Selling, general and administrative expenses	—	(81,735)	(29,448)	7,906	(103,277)
Depreciation and amortization expense	—	(40,475)	(82)	—	(40,557)

Operating income	—	132,006	50,165	—	182,171
Interest expense	—	(58,782)	(3,057)	3,057	(58,782)
Loss on early extinguishment of debt	—	(4,131)	—	—	(4,131)
Equity in income of consolidated subsidiaries	65,818	24,899	—	(90,717)	—
Interest income	—	5,235	17	(3,057)	2,195
Other income, net	—	4,983	14	—	4,997

Income before income taxes	65,818	104,210	47,139	(90,717)	126,450
Provision for income taxes	—	(38,392)	(1,364)	—	(39,756)

Net income	65,818	65,818	45,775	(90,717)	86,694
Noncontrolling interests	—	—	(20,876)	—	(20,876)

Net income attributable to DynCorp International, Inc.	$65,818	$65,818	$24,899	$(90,717)	$65,818

DynCorp International, Inc and Subsidiaries

Condensed Consolidating Balance Sheet Information

April 2, 2010

(Amounts in thousands)	Parent	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Current assets:
Cash and cash equivalents	$—	$114,512	$7,921	$—	$122,433
Restricted cash	—	15,265	—	—	15,265
Accounts receivable, net	—	703,519	126,579	19,391	849,489
Intercompany receivables	—	—	92,829	(92,829)	—
GLS note receivable	—	13,214	—	(13,214)	—
Prepaid expenses and other current assets	—	96,946	4,187	838	101,971

Total current assets	—	943,456	231,516	(85,814)	1,089,158
Property and equipment, net	—	54,899	334	—	55,233
Goodwill	—	457,090	—	—	457,090
Tradenames, net	—	18,976	—	—	18,976
Other intangibles, net	—	122,040	—	—	122,040
Investment in subsidiaries	577,702	61,767	—	(639,469)	—
Other assets, net	—	38,303	94	—	38,397

Total assets	$577,702	$1,696,531	$231,944	$(725,283)	$1,780,894

Current liabilities:
Current portion of long-term debt	$—	$44,137	$—	$—	$44,137
Accounts payable	—	266,979	82,501	(2,412)	347,068
Accrued payroll and employee costs	—	84,749	53,646	(13)	138,382
Intercompany payables	—	92,829	—	(92,829)	—
GLS note payable	—	—	13,214	(13,214)	—
Other accrued liabilities	—	78,167	19,841	22,654	120,662
Income taxes payable and deferred taxes	—	29,705	972	—	30,677

Total current liabilities	—	596,566	170,174	(85,814)	680,926
Long-term debt, less current portion	—	508,010	—	—	508,010
Other long-term liabilities	—	8,431	3	—	8,434
Noncontrolling interests	—	5,822	—	—	5,822
Equity	577,702	577,702	61,767	(639,469)	577,702

Total liabilities and equity	$577,702	$1,696,531	$231,944	$(725,283)	$1,780,894

DynCorp International, Inc and Subsidiaries

Condensed Consolidating Statement of Cash Flow Information

Period from April 3, 2010 through July 2, 2010

(Amounts in thousands)	Parent	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$22,435	$5,375	$(6,087)	$21,723

Cash flows from investing activities:
Purchase of property and equipment	—	(2,874)	—	—	(2,874)
Net transfers to/(from) Parent	—	—	2,456	(2,456)	—
Other investing cash flows	—	—	—	—	—

Net cash (used in) provided by investing activities	—	(2,874)	2,456	(2,456)	(2,874)
Cash flows from financing activities:
Net transfers (to)/from Parent	—	(2,456)	—	2,456	—
Borrowings on long-term debt	—	85,600	—	—	85,600
Payments on long-term debt	—	(85,600)	—	—	(85,600)
Receipts/payments of dividends to Parents	—	—	(11,503)	6,087	(5,416)
Other financing activities	—	(17)	—	—	(17)

Net cash provided by (used in) financing activities	—	(2,473)	(11,503)	8,543	(5,433)
Net increase (decrease) in cash and cash equivalents	—	17,088	(3,672)	—	13,416
Cash and cash equivalents, beginning of period	—	113,855	8,578	—	122,433

Cash and cash equivalents, end of period	$—	$130,943	$4,906	$—	$135,849

DynCorp International, Inc and Subsidiaries

Condensed Consolidating Statement of Cash Flow Information

For the Fiscal Year Ended April 2, 2010

(Amounts in thousands)	Parent	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$18,673	$96,304	$(24,504)	$90,473

Cash flows from investing activities:
Purchase of property and equipment	—	(45,986)	—	—	(45,986)
Cash paid for acquisitions, net of cash acquired	—	(42,889)	—	—	(42,889)
Net transfers (to)/from Parent	—	—	(42,427)	42,427	—
Other investing cash flows	—	—	—	—	—

Net cash (used in) provided by investing activities	—	(88,875)	(42,427)	42,427	(88,875)
Cash flows from financing activities:
Net transfers (to)/from Parent	—	42,427	6,128	(48,555)	—
Borrowings on long-term debt	—	193,500	—	—	193,500
Payments on long-term debt	—	(242,126)	—	—	(242,126)
Receipts/payments of dividends	—	—	(58,718)	30,632	(28,086)
Other financing activities	—	(2,675)	—	—	(2,675)

Net cash (used in) provided by financing activities	—	(8,874)	(52,590)	(17,923)	(79,387)
Net (decrease) increase in cash and cash equivalents	—	(79,076)	1,287	—	(77,789)
Cash and cash equivalents, beginning of period	—	193,588	6,634	—	200,222

Cash and cash equivalents, end of period	$—	$114,512	$7,921	$—	$122,433

DynCorp International, Inc and Subsidiaries

Condensed Consolidating Statement of Cash Flow Information

For the Fiscal Year Ended April 3, 2009

(Amounts in thousands)	Parent	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$147,430	$(1,452)	$(5,107)	$140,871

Cash flows from investing activities:
Purchase of property and equipment	—	(6,915)	—	—	(6,915)
Net transfers (to)/from Parent			17,075	(17,075)
Other investing cash flows	—	(2,233)	—	—	(2,233)

Net cash (used in) provided by investing activities	—	(9,148)	17,075	(17,075)	(9,148)
Cash flows from financing activities:
Net transfers (to)/from Parent	—	(17,075)	1,938	15,137	—
Borrowings on long-term debt	—	323,751	—	—	323,751
Payments on long-term debt	—	(315,538)	—	—	(315,538)
Receipts/payments to of dividends to Parent	—	—	(13,040)	7,045	(5,995)
Other financing activities		(19,098)	—	—	(19,098)

Net cash (used in) financing activities	—	(27,960)	(11,102)	22,182	(16,880)
Net increase in cash and cash equivalents	—	110,322	4,521	—	114,843
Cash and cash equivalents, beginning of period	—	83,266	2,113	—	85,379

Cash and cash equivalents, end of period	$—	$193,588	$6,634	$—	$200,222

Note 18 — Quarterly Financial Data (Unaudited)

In our opinion, the following unaudited quarterly financial information includes all adjustments, consisting of normal recurring adjustments, necessary to fairly present our consolidated results of operations for such periods.

	Fiscal Year 2010
	Fourth Fiscal Quarter Ended April 2, 2010	Third Fiscal Quarter Ended January 1, 2010	Second Fiscal Quarter Ended October 2, 2009	First Fiscal Quarter Ended July 3, 2009
	(Amounts in thousands)
Revenue	$1,053,791	$914,264	$819,642	$784,762
Operating income	$49,937	$47,904	$49,242	$52,086
Net income attributable to DynCorp International Inc.	$19,468	$19,019	$18,408	$20,548

	Fiscal Year 2009
	Fourth Fiscal Quarter Ended April 3, 2009	Third Fiscal Quarter Ended January 2, 2009	Second Fiscal Quarter Ended October 3, 2008	First Fiscal Quarter Ended July 4, 2008
	(Amounts in thousands)
Revenue	$807,642	$791,427	$778,131	$715,774
Operating income	$45,063	$52,305	$46,175	$38,628
Net income attributable to DynCorp International Inc.	$15,917	$20,214	$12,579	$17,108

Restatement of Interim Financial Statements

As discussed in Note 19, we have restated our previously issued consolidated financial statements to correct errors identified in the current fiscal year related to those periods. Accordingly, the unaudited quarterly financial information presented above has been revised.

The following tables present the impact of the restatement on previously presented interim periods:

	First Quarter Ended
	July 3, 2009			July 4, 2008
(Amounts in thousands)	As Issued	Adjustments	As Restated	As Issued	Adjustments	As Restated
Revenue	$785,177	$(415)	$784,762	$716,794	$(1,020)	$715,774
Cost of services	(699,093)	—	(699,093)	(638,389)	(45)	(638,434)
Selling, general and administrative expenses	(23,438)	—	(23,438)	(27,851)	(301)	(28,152)
Depreciation and amortization expense	(10,145)	—	(10,145)	(10,560)	—	(10,560)

Operating income	52,501	(415)	52,086	39,994	(1,366)	38,628
Interest expense	(14,610)	—	(14,610)	(14,215)	—	(14,215)
Earnings from affiliates	1,054	—	1,054	1,117	—	1,117
Interest income	339	—	339	344	—	344
Other income, net	(213)	263	50	705	—	705

Income before income taxes	39,071	(152)	38,919	27,945	(1,366)	26,579
Provision for income taxes	(12,627)	55	(12,572)	(9,316)	494	(8,822)

Net income	26,444	(97)	26,347	18,629	(872)	17,757
Noncontrolling interests	(5,799)	—	(5,799)	(649)	—	(649)

Net income attributable to DynCorp International Inc.	$20,645	(97)	$20,548	$17,980	$(872)	$17,108

	Second Quarter Ended
	October 2, 2009			October 3, 2008
(Amounts in thousands)	As Issued	Adjustments	As Restated	As Issued	Adjustments	As Restated
Revenue	$821,372	$(1,730)	$819,642	$779,151	$(1,020)	$778,131
Cost of services	(727,279)	(1,579)	(728,858)	(696,519)	(45)	(696,564)
Selling, general and administrative expenses	(31,304)	—	(31,304)	(25,994)	607	(25,387)
Depreciation and amortization expense	(10,238)	—	(10,238)	(10,005)	—	(10,005)

Operating income	52,551	(3,309)	49,242	46,633	(458)	46,175
Interest expense	(13,691)	—	(13,691)	(14,905)	—	(14,905)
Loss on early extinguishment of debt, net	(162)	—	(162)	(4,443)	—	(4,443)
Earnings from affiliates	1,527	—	1,527	1,523	—	1,523
Interest income	103	—	103	677	—	677
Other income, net	(12)	(43)	(55)	960	—	960

Income before income taxes	40,316	(3,352)	36,964	30,445	(458)	29,987
Provision for income taxes	(13,301)	1,205	(12,096)	(9,131)	166	(8,965)

Net income	27,015	(2,147)	24,868	21,314	(292)	21,022
Noncontrolling interests	(6,460)	—	(6,460)	(8,443)	—	(8,443)

Net income attributable to DynCorp International Inc.	$20,555	(2,147)	$18,408	$12,871	$(292)	$12,579

	Third Quarter Ended
	January 1, 2010			January 2, 2009
(Amounts in thousands)	As Issued	Adjustments	As Restated	As Issued	Adjustments	As Restated
Revenue	$914,970	$(706)	$914,264	$792,327	$(900)	$791,427
Cost of services	(822,700)	(780)	(823,480)	(704,210)	1,622	(702,588)
Selling, general and administrative expenses	(32,350)	—	(32,350)	(26,505)	—	(26,505)
Depreciation and amortization expense	(10,530)	—	(10,530)	(10,029)	—	(10,029)

Operating income	49,390	(1,486)	47,904	51,583	722	52,305
Interest expense	(13,655)	—	(13,655)	(15,322)	—	(15,322)
Earnings from affiliates	1,278	—	1,278	1,319	—	1,319
Interest income	67	—	67	730	—	730
Other income, net	285	(715)	(430)	(856)	—	(856)

Income before income taxes	37,365	(2,201)	35,164	37,454	722	38,176
Provision for income taxes	(10,493)	792	(9,701)	(11,639)	(261)	(11,900)

Net income	26,872	(1,409)	25,463	25,815	461	26,276
Noncontrolling interests	(6,444)	—	(6,444)	(6,062)	—	(6,062)

Net income attributable to DynCorp International Inc.	$20,428	$(1,409)	$19,019	$19,753	$461	$20,214

	Fourth Quarter Ended
	April 2, 2010			April 3, 2009
(Amounts in thousands)	As Issued	Adjustments	As Restated	As Issued	Adjustments	As Restated
Revenue	$1,063,743	$(9,952)	$1,053,791	$812,821	$(5,179)	$807,642
Cost of services	(976,521)	2,702	(973,819)	(729,844)	461	(729,383)
Selling, general and administrative expenses	(19,309)	—	(19,309)	(23,233)	—	(23,233)
Depreciation and amortization expense	(10,726)	—	(10,726)	(9,963)	—	(9,963)

Operating income	57,187	(7,250)	49,937	49,781	(4,718)	45,063
Interest expense	(13,694)	—	(13,694)	(14,340)	—	(14,340)
Loss on early extinguishment of debt, net	—	16	16	312	—	312
Interest income	33	—	33	444	—	444
Other income, net	2,334	(563)	1,771	600	(370)	230

Income before income taxes	45,860	(7,797)	38,063	36,797	(5,088)	31,709
Provision for income taxes	(15,471)	2,804	(12,667)	(11,909)	1,839	(10,070)

Net income	30,389	(4,993)	25,396	24,888	(3,249)	21,639
Noncontrolling interests	(5,928)	—	(5,928)	(5,722)	—	(5,722)

Net income attributable to DynCorp International Inc.	$24,461	$(4,993)	$19,468	$19,166	$(3,249)	$15,917

Note 19 — Restatement

We have restated our consolidated statements of operations and cash flows for the fiscal quarter ended July 2, 2010 and fiscal years ended April 2, 2010 and April 3, 2009 and our consolidated balance sheet as of April 2, 2010 to correct the following errors. The identified errors were primarily associated with (i) unbilled receivables and related revenue primarily where an allowance for collection was not provided timely; (ii) certain accrued liabilities that were previously omitted in such consolidated financial statements; and (iii) adjustments necessary to correct errors identified in results of operations in an equity method investee.

The following table presents the impact of the restated adjustments on our consolidated statement of operations for the quarter ended July 2, 2010:

DYNCORP INTERNATIONAL INC.

STATEMENT OF OPERATIONS

	As Issued		Restated
(Amounts in thousands)	Fiscal Quarter Ended July 2, 2010	Adjustments	Fiscal Quarter Ended July 2, 2010
Revenue	$947,503	$(2,790)	$944,713
Cost of services	(857,897)	923	(856,974)
Selling, general and administrative expenses	(38,513)	—	(38,513)
Depreciation and amortization expense	(10,263)	—	(10,263)

Operating income	40,830	(1,867)	38,963
Interest expense	(12,678)	93	(12,585)
Earnings from affiliates	709	(276)	433
Interest income	51	—	51
Other income, net	225	—	225

Income before income taxes	29,137	(2,050)	27,087
Provision for income taxes	(10,017)	738	(9,279)

Net income	19,120	(1,312)	17,808
Noncontrolling interests	(5,004)	—	(5,004)

Net income attributable to DynCorp International, Inc.	$14,116	$(1,312)	$12,804

The following table presents the impact of the restatement adjustments on our consolidated statements of operations for the fiscal years ended April 2, 2010 and April 3, 2009:

DYNCORP INTERNATIONAL INC.

STATEMENTS OF OPERATIONS

	Fiscal Year Ended
	April 2, 2010			April 3, 2009
(Amounts in thousands)	As Reported	Adjustments	As Restated	As Reported	Adjustments	As Restated
Revenue	$3,585,262	$(12,803)	$3,572,459	$3,101,093	$(8,119)	$3,092,974
Cost of services	(3,225,593)	343	(3,225,250)	(2,768,962)	1,993	(2,766,969)
Selling, general and administrative expenses	(106,401)	—	(106,401)	(103,583)	306	(103,277)
Depreciation and amortization expense	(41,639)	—	(41,639)	(40,557)	—	(40,557)

Operating income	211,629	(12,460)	199,169	187,991	(5,820)	182,171
Interest expense	(55,650)	—	(55,650)	(58,782)	—	(58,782)
Loss on early extinguishment of debt, net	(146)	—	(146)	(4,131)	—	(4,131)
Earnings from affiliates	5,202	(1,043)	4,159	5,223	(371)	4,852
Interest income	542	—	542	2,195	—	2,195
Other income, net	1,035	—	1,035	145	—	145

Income before income taxes	162,612	(13,503)	149,109	132,641	(6,191)	126,450
Provision for income taxes	(51,893)	4,858	(47,035)	(41,995)	2,239	(39,756)

Net income	110,719	(8,645)	102,074	90,646	(3,952)	86,694
Noncontrolling interests	(24,631)	—	(24,631)	(20,876)	—	(20,876)

Net income attributable to DynCorp International Inc.	$86,088	$(8,645)	$77,443	$69,770	$(3,952)	$65,818

The following table presents the impact of the restatement adjustments on our consolidated balance sheet as of April 2, 2010:

DYNCORP INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEET

	April 2, 2010
(Amounts in Thousands, except share data)	As Reported	Adjustments	As Restated
ASSETS
Current assets:
Cash and cash equivalents	$122,433	$—	$122,433
Restricted cash	15,265	—	15,265
Accounts receivable, net of allowances of $68	865,156	(15,667)	849,489
Prepaid expenses and other current assets	96,159	5,812	101,971

Total current assets	1,099,013	(9,855)	1,089,158
Property and equipment, net	55,233	—	55,233
Goodwill	451,868	5,222	457,090
Tradename	18,976	—	18,976
Other intangibles, net	122,040	—	122,040
Deferred income taxes	5,071	1,450	6,521
Other assets, net	30,416	1,460	31,876

Total assets	$1,782,617	$(1,723)	$1,780,894

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$44,137	$—	$44,137
Accounts payable	347,068	—	347,068
Accrued payroll and employee costs	141,132	(2,750)	138,382
Deferred income taxes	18,002	1,267	19,269
Other accrued liabilities	111,198	9,464	120,662
Income taxes payable	11,358	50	11,408

Total current liabilities	672,895	8,031	680,926
Long-term debt, less current portion	508,010	—	508,010
Other long-term liabilities	8,434	—	8,434

Total liabilities	1,189,339	8,031	1,197,370

Commitments and contingencies

Equity:
Common stock of entity, $0.01 par value — 232,000,000 shares authorized; 57,000,000 shares issued and 56,286,196 shares outstanding at April 2, 2010.	570	—	570
Additional paid-in capital	367,488	(1)	367,487
Retained earnings	229,461	(9,753)	219,708
Treasury stock, 713,804 shares as of April 2, 2010	(8,942)	—	(8,942)
Accumulated other comprehensive income/(loss)	(1,121)	—	(1,121)

Total equity attributable to DynCorp International Inc.	587,456	(9,754)	577,702
Noncontrolling interests	5,822	—	5,822

Total equity	593,278	(9,754)	583,524

Total liabilities and equity	$1,782,617	$(1,723)	$1,780,894

The following table presents the impact of the restatement adjustments on our consolidated statement of cash flows for the quarter ended July 2, 2010.

DYNCORP INTERNATIONAL INC.

STATEMENT OF CASH FLOWS

	As Issued		Restated
(Amounts in thousands)	Fiscal Quarter Ended July 2, 2010	Adjustments	Fiscal Quarter Ended July 2, 2010
Cash flows from operating activities
Net income	$19,120	$(1,312)	$17,808
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,524	—	10,524
Amortization of deferred loan costs	963	—	963
Allowance for losses on accounts receivable	33	—	33
Earnings from equity method investees	(709)	—	(709)
Deferred income taxes	8,077	568	8,645
Equity-based compensation	3,518	—	3,518
Other	557	—	557
Changes in assets and liabilities:
Restricted cash	7,082	—	7,082
Accounts receivable	6,111	2,372	8,483
Prepaid expenses and other current assets	(15,201)	292	(14,909)
Accounts payable and accrued liabilities	(11,001)	(819)	(11,820)
Income taxes payable	(7,351)	(1,101)	(8,452)

Net cash provided by operating activities	21,723	—	21,723

Cash flows from investing activities
Cash paid for acquisitions, net of cash acquired			—
Purchase of property and equipment, net	(1,809)	—	(1,809)
Purchase of computer software	(1,065)	—	(1,065)

Net cash used in investing activities	(2,874)	—	(2,874)

Cash flows from financing activities
Borrowings on long-term debt	85,600	—	85,600
Payments on long-term debt	(85,600)	—	(85,600)
Payments of dividends to noncontrolling interests	(5,416)	—	(5,416)
Other financing activities	(17)	—	(17)

Net cash provided by (used in) financing activities	(5,433)	—	(5,433)

Net (decrease) increase in cash and cash equivalents	13,416	—	13,416
Cash and cash equivalents, beginning of year	122,433	—	122,433

Cash and cash equivalents, end of year	$135,849	$—	$135,849

The following table presents the impact of the restatement adjustments on our consolidated statements of cash flows for the fiscal years ended April 2, 2010 and April 3, 2009, respectively.

DYNCORP INTERNATIONAL INC.

STATEMENTS OF CASH FLOWS

(Amounts in thousands)	Fiscal Year Ended April 2, 2010 as Previously Reported	Adjustments	Fiscal Year Ended April 2, 2010 Restated	Fiscal Year Ended April 3, 2009 As Previously Reported	Adjustments	Fiscal Year Ended April 3, 2009 Restated
Cash flows from operating activities
Adjustments to reconcile net income to net cash provided by operating activities:
Net income	$110,719	$(8,645)	$102,074	$90,646	$(3,952)	$86,694
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,578	—	42,578	41,634	—	41,634
Loss on early extinguishment of debt, net	146	—	146	4,131	—	4,131
Amortization of deferred loan costs	3,894	—	3,894	3,694	—	3,694
Allowance for losses on accounts receivable	24	—	24	(185)	—	(185)
Earnings from equity method investees	(5,202)	—	(5,202)	(5,223)	—	(5,223)
Distributions from affiliates	2,988	—	2,988	2,439	—	2,439
Deferred income taxes	15,981	1,516	17,497	34,273	—	34,273
Equity-based compensation	2,863	—	2,863	1,883	—	1,883
Other	4,062	—	4,062	(475)	—	(475)
Changes in assets and liabilities:
Restricted cash	(9,330)	—	(9,330)	5,373	—	5,373
Accounts receivable	(289,291)	11,305	(277,986)	(50,896)	8,119	(42,777)
Prepaid expenses and other current assets	24,161	(2,972)	21,189	(18,934)	(1,868)	(20,802)
Accounts payable and accrued liabilities	182,238	1,579	183,817	36,441	(2,299)	34,142
Income taxes payable	4,642	(2,783)	1,859	(3,930)	—	(3,930)

Net cash provided by operating activities	90,473	—	90,473	140,871	—	140,871
Cash flows from investing activities
Cash paid for acquisitions, net of cash acquired	(42,889)	—	(42,889)	—	—	—
Purchase of property and equipment	(39,335)	—	(39,335)	(4,684)	—	(4,684)
Purchase of computer software	(6,711)	—	(6,711)	(2,596)	—	(2,596)
Contributions to equity method investees	—	—	—	(2,233)	—	(2,233)
Other investing activities	60	—	60	365	—	365

Net cash used in investing activities	(88,875)		(88,875)	(9,148)		(9,148)
Cash flows from financing activities
Borrowings on long-term debt	193,500	—	193,500	323,751	—	323,751
Payments on long-term debt	(242,126)	—	(242,126)	(315,538)	—	(315,538)
Payments of deferred financing cost	13	—	13	(10,790)	—	(10,790)
Purchases of treasury stock	(712)	—	(712)	(8,618)	—	(8,618)
Borrowings under other financing arrangements	—	—	—	26,254	—	26,254
Payments under other financing arrangements	(2,011)	—	(2,011)	(26,628)	—	(26,628)
Proceeds from note receivable from DIFZ	—	—	—	500	—	500
Payments of dividends to noncontrolling interests	(28,086)	—	(28,086)	(5,995)	—	(5,995)
Other financing activities	35	—	35	184	—	184

Net cash used in financing activities	(79,387)	—	(79,387)	(16,880)	—	(16,880)

Net (decrease) increase in cash and cash equivalents	(77,789)	—	(77,789)	114,843	—	114,843
Cash and cash equivalents, beginning of year	200,222	—	200,222	85,379	—	85,379

Cash and cash equivalents, end of year	$122,433	$—	$122,433	$200,222	$—	$200,222

Note 20 — Subsequent Events

We have evaluated subsequent events that occurred after the period end date through March 31, 2011, the date the financial statements were available to be issued.

Completion of Planned Merger

On July 7, 2010, DynCorp International completed a merger with Delta Tucker Sub, Inc., a wholly owned subsidiary of Delta Tucker Holdings, Inc. Pursuant to the Agreement and Plan of Merger dated as of April 11, 2010, Delta Tucker Sub, Inc. merged with and into DynCorp International, with DynCorp International becoming the surviving corporation and a wholly-owned subsidiary of the Delta Tucker Holdings, Inc. (the “Merger”). Holders of DynCorp International’s stock received $17.55 in cash for each outstanding share. As of that date, DynCorp International’s stock was no longer publicly traded. In connection with the Merger, substantially all of the outstanding pre-Merger debt was extinguished. Additionally, we issued a new Senior Credit Facility and new Senior Unsecured Notes.

GLS Deconsolidation

As a result of the Merger, we deconsolidated GLS effective July 7, 2010. We continued to consolidate GLS after the implementation of ASU 2009-17 through the date of the Merger based on the related party relationship between us and McNeil Technologies Inc. (“McNeil”), our GLS joint venture partner. Through the date of the Merger, our largest stockholder, Veritas, owned the majority of McNeil. This related party relationship ended on the date of Merger resulting in the deconsolidation of GLS on that date.

DELTA TUCKER HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands)

Three Months Ended April 1, 2011
Revenue	$884,324
Cost of services	(806,191)
Selling, general and administrative expenses	(37,527)
Depreciation and amortization expense	(13,131)
Earnings from equity method investees	4,726

Operating income	32,201
Interest expense	(23,506)
Loss on early extinguishment of debt	(2,397)
Interest income	75
Other income, net	2,848

Income before income taxes	9,221
Provision for income taxes	(3,575)

Net income	5,646
Noncontrolling interest	(738)

Net income attributable to Delta Tucker Holdings, Inc.	$4,908

See notes to unaudited condensed consolidated financial statements.

DELTA TUCKER HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Amounts in thousands, except share data)

	As of
	April 1, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$21,740	$52,537
Restricted cash	24,024	9,342
Accounts receivable, net of allowances of $685 and $558, respectively	842,989	782,095
Prepaid expenses and other current assets	92,361	150,613

Total current assets	981,114	994,587
Property and equipment, net	25,927	26,497
Goodwill	679,371	679,371
Tradename, net	43,794	43,839
Other intangibles, net	344,219	355,129
Other assets, net	154,403	163,932

Total assets	$2,228,828	$2,263,355

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$5,212	$5,700
Accounts payable	295,328	297,821
Accrued payroll and employee costs	130,579	99,295
Deferred income taxes	106,889	90,726
Other accrued liabilities	135,699	147,859
Income taxes payable	3,151	3,471

Total current liabilities	676,858	644,872
Long-term debt, less current portion	969,000	1,018,512
Long-term deferred taxes	23,210	36,900
Other long-term liabilities	37,247	45,745

Total liabilities	1,706,315	1,746,029
Commitments and contingencies
Equity:
Common stock, $0.01 par value — 1,000 shares authorized and 100 shares issued and outstanding at April 1, 2011 and December 31, 2010, respectively.	—	—
Additional paid-in capital	550,586	550,492
Accumulated deficit	(32,751)	(37,659)
Accumulated other comprehensive income	418	142

Total equity attributable to Delta Tucker Holdings, Inc.	518,253	512,975
Noncontrolling interest	4,260	4,351

Total equity	522,513	517,326

Total liabilities and equity	$2,228,828	$2,263,355

See notes to unaudited condensed consolidated financial statements.

DELTA TUCKER HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in thousands)

Three Months Ended April 1, 2011
Cash flows from operating activities
Net income	$5,646
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,523
Loss on early extinguishment of debt	2,397
Amortization of deferred loan costs and bond discount amortization	2,134
Allowance for losses on accounts receivable	614
(Gain)/Loss on impairment or disposition of assets, net	656
Earnings from equity method investees	(6,790)
Distributions from affiliates	7,043
Deferred income taxes	2,473
Changes in assets and liabilities:
Restricted cash	(14,683)
Accounts receivable	(61,508)
Prepaid expenses and other current assets	18,336
Accounts payable and accrued liabilities	7,930
Income taxes receivable	48,061

Net cash provided by operating activities	25,832

Cash flows from investing activities
Purchase of property and equipment, net	(862)
Proceeds from sale of property, plant, and equipment	41
Purchase of software	(957)
Return of capital from equity method investees	1,497

Net cash used in investing activities	(281)

Cash flows from financing activities
Borrowings on long-term debt	55,600
Payments on long-term debt	(105,600)
Payments related to financed insurance	(5,933)
Payment of dividends to noncontrolling interest	(415)

Net cash used in financing activities	(56,348)

Net decrease in cash and cash equivalents	(30,797)
Cash and cash equivalents, beginning of period	52,537

Cash and cash equivalents, end of period	$21,740

Income taxes (received)/ paid ,net	$(46,672)
Interest paid	$32,320

See notes to unaudited condensed consolidated financial statements.

DELTA TUCKER HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EQUITY

(Amounts in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Equity Attributable to Delta Tucker Holdings, Inc.	Noncontrolling Interest	Total Equity
Balance at December 31, 2010	—	$—	$550,492	$(37,659)	$142	$512,975	$4,351	$517,326
Comprehensive income:
Net income			—	5,646	—	5,646	—	5,646
Currency translation adjustment, net of tax			—	—	276	276	—	276

Comprehensive income			—	5,646	276	5,922	—	5,922
Noncontrolling interest			—	(738)	—	(738)	—	(738)

Comprehensive income attributable to Delta Tucker Holdings, Inc.			—	4,908	276	5,184	—	5,184
Net income and comprehensive income attributable to noncontrolling interest			—	—	—	—	738	738
DIFZ financing, net of tax			94		—	94	—	94
Dividends declared to noncontrolling interest				—	—	—	(829)	(829)

Balance at April 1, 2011	—	$—	$550,586	$(32,751)	$418	$518,253	$4,260	$522,513

See notes to unaudited condensed consolidated financial statements.

DELTA TUCKER HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation and Accounting Policies

Basis of Presentation

We are a leading provider of specialized, mission-critical professional and support services for the U.S. military, non-military U.S. governmental agencies and foreign governments. Our specific global expertise is in law enforcement training and support, security services, base and logistics operations, intelligence training, rule of law development, construction management, platform services and operations, and linguist services. We also provide logistics support for all our services. Unless the context otherwise indicates, references herein to “we,” “our,” “us,” or “the Company” refer to Delta Tucker Holdings, Inc. and our consolidated subsidiaries. Delta Tucker Holdings, Inc., through its subsidiaries (together, the “Company”), provides defense and technical services and government outsourced solutions primarily to U.S. government agencies domestically and internationally. Primary customers include the U.S. Department of Defense (“DoD”) and U.S. Department of State (“DoS”), but also include other government agencies, foreign governments and commercial customers.

The Company was incorporated in the state of Delaware on April 1, 2010. On July 7, 2010, DynCorp International Inc. (“DynCorp International”) completed a merger with Delta Tucker Sub, Inc., a wholly owned subsidiary of the Company. Pursuant to the Agreement and Plan of Merger dated as of April 11, 2010, Delta Tucker Sub, Inc. merged with and into DynCorp International, with DynCorp International becoming the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). Holders of DynCorp International’s stock received $17.55 in cash for each outstanding share and since Cerberus Capital Management, L.P. (“Cerberus”) indirectly owns all of our the outstanding equity, DynCorp International’s stock is no longer publicly traded as of the Merger.

The consolidated financial statements include the accounts of the Company and our domestic and foreign subsidiaries. These consolidated financial statements have been prepared, without audit, pursuant to accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.

Certain information and footnote disclosures normally included in financial statements, prepared in accordance with GAAP, have been condensed or omitted pursuant to such rules and regulations. However, we believe that all disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the related notes thereto included in the Company’s fiscal 2010 Annual Report, available on the Company’s website at www.dyn-intl.com.

In the opinion of management, all adjustments , consisting of normal recurring adjustments, necessary to fairly present our financial position at April 1, 2011 and December 31, 2010, and the results of operations and cash flows for the three months ended April 1, 2011, have been included. The results of operations for the three months ended April 1, 2011 are not necessarily indicative of the results to be expected for the full calendar year or for any future periods. We use estimates and assumptions required for preparation of the financial statements. The estimates are primarily based on historical experience and business knowledge and are revised as circumstances change. However, actual results could differ from the estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of both our domestic and foreign subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company has investments in joint ventures that are variable interest entities (“VIEs”). The VIE investments are accounted for in accordance with Financial Accounting Standards Board Codification (“ASC”) ASC 810 — Consolidation. In cases where the Company has (i) the power to direct the activities of the VIE that most significantly impact its economic performance and (ii) the obligation to absorb losses of the VIE that could potentially be significant or the right to receive benefits from the entity that could potentially be significant to the VIE, the Company consolidates the entity. Alternatively, in cases where all of the aforementioned criteria are not met, the investment is accounted for under the equity method.

The Company classifies its equity method investees in two distinct groups based on management’s day-to-day involvement in the operations of each entity and the nature of each joint venture’s business. If the joint venture is deemed to be an extension of one of our Business Area Teams (“BATs”), and operationally integral to the business, our share of the joint venture’s earnings is reported within operating income in “Earnings from equity method investees” in the consolidated statement of operations. If the Company considers our involvement less significant, our share of the joint venture’s net earnings is reported in “Other income, net” in the consolidated statement of operations.

Economic rights in active joint ventures that are operationally integral are indicated by the ownership percentages in the table listed below.

Global Linguist Solutions LLC	51%
Contingency Response Services LLC	45%
Partnership for Temporary Housing LLC	40%
Mission Readiness, LLC	40%

Economic rights in a joint venture that the Company does not consider operationally integral are indicated by the ownership percentage in the table listed below.

Babcock DynCorp Limited	44%

Noncontrolling interest

We record the impact of our consolidated joint venture partner’s interest as noncontrolling interest. Noncontrolling interest is presented on the face of the statement of operations as an increase or reduction in arriving at “Net income attributable to Delta Tucker Holdings, Inc.” Noncontrolling interest on the balance sheet is located in the equity section.

Accounting Policies

There have been no material changes to our significant accounting policies, as compared to the significant accounting policies described in our Annual Report for the period from April 1, 2010 (Inception) to December 31, 2010 available on our website, except for the adoption of Financial Accounting Standards Update (“ASU”) 2009-13 (“ASU 2009-13”) — Revenue Recognition Multiple-Deliverable Revenue as discussed in “Accounting Developments” and “Other Contracts or Contract Elements” below.

Other Contracts or Contract Elements

Our contracts with non-federal government customers are predominantly multiple element arrangements. Multiple-element arrangements involve multiple obligations in various combinations to perform services, deliver equipment or materials, grant licenses or other rights, or take certain actions. We evaluate all deliverables in an arrangement to determine whether they represent separate units of accounting. For contracts in execution prior to January 1, 2011, arrangement consideration is allocated among the separate units of accounting based on their relative fair values. Fair values are established by evaluating vendor specific objective evidence (“VSOE”) or third-party evidence if available. Due to the customized nature of our arrangements, VSOE and third-party evidence is generally not available resulting in applicable arrangements being accounted for as one unit of accounting. For contracts executed after January 1, 2011, arrangement consideration is allocated among the separate units of accounting based on their relative selling price. Relative selling price is established by evaluating VSOE, third-party evidence, or management’s best estimate of selling price. Due to the customized nature of our arrangements, VSOE and third-party evidence is generally not available resulting in applicable arrangements being accounted for using management’s best estimate of selling price to identify the applicable units of accounting. There were no material contracts executed for the three months ended April 1, 2011.

Accounting Developments

Pronouncements Implemented

In October 2009, the FASB issued ASU No. 2009-13 — Revenue Recognition Multiple-Deliverable Revenue Arrangements. This update (i) removes the objective-and-reliable-evidence-of-fair-value criterion from the separation criteria used to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting, (ii) replaces references to “fair value” with “selling price” to distinguish from the fair value measurements required under the fair value measurements and disclosures guidance, (iii) provides a hierarchy that entities must use to estimate the selling price, (iv) eliminates the use of the residual method for allocation, and (v) expands the ongoing disclosure requirements. The impact of this ASU will be limited to new or significantly modified non-U.S. government contracts. The amendments in this update are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. We adopted ASU No. 2009-13 during the quarter ended April 1, 2011. The adoption of ASU No. 2009-13 did not impact any of our contracts during the quarter ended April 1, 2011.

In October 2009, the FASB issued ASU No. 2009-14 — Certain Revenue Arrangements That Include Software Elements, which updates ASC 985 — Software and clarifies which accounting guidance should be used for purposes of measuring and allocating revenue for arrangements that contain both tangible products and software, and where the software is more than incidental to the tangible product as a whole. The amendments in this update is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The adoption of this ASU did not have a material effect on our consolidated financial position and results of operations.

Note 2 — Goodwill and other Intangible Assets

The following table provides information about our goodwill balances for our three segments, Global Stabilization and Development Solutions (“GSDS”), Global Platform Support Solutions (“GPSS”), and Global Linguist Solutions LLC (“GLS”):

(Amounts in thousands)	GSDS	GPSS	GLS	Total
Goodwill balance as of December 31, 2010	$119,386	$559,985	$—	$679,371

Goodwill balance as of April, 1 2011	$119,386	$559,985	$—	$679,371

The following tables provide information about changes relating to certain intangible assets:

	As Of April 1, 2011
(Amounts in thousands, except years)	Weighted Average Useful Life (Years)	Gross Carrying Value	Accumulated Amortization	Net
Other intangible assets:
Customer-related intangible assets	8.3	$350,912	$(29,943)	$320,969
Other	5.3	29,282	(6,032)	23,250

Total other intangibles		$380,194	$(35,975)	$344,219

Tradenames:
Finite-lived	4.1	$869	$(133)	$736
Indefinite-lived		43,058	—	43,058

Total tradenames		$43,927	$(133)	$43,794

Amortization expense for customer-related intangibles, other intangibles, and finite-lived tradename was $12.1 million for the three months ended April 1, 2011.

The following table outlines an estimate of future amortization based upon the finite-lived intangible assets owned at April 1, 2011:

	As Of December 31, 2010
(Amounts in thousands, except years)	Weighted Average Useful Life (Years)	Gross Carrying Value	Accumulated Amortization	Net
Other intangible assets:
Customer-related intangible assets	9.2	$350,913	$(20,003)	$330,910
Other	6.1	28,093	(3,874)	24,219

Total other intangibles		$379,006	$(23,877)	$355,129

Tradenames :
Finite-lived	4.8	$869	$(88)	$781
Indefinite-lived		43,058	—	43,058

Total tradenames		$43,927	$(88)	$43,839

Amortization Expense (1)
(Amounts in thousands)
Estimate for nine month period ended December 30, 2011	$34,935
Estimate for calendar year 2012	44,627
Estimate for calendar year 2013	43,225
Estimate for calendar year 2014	42,482
Estimate for calendar year 2015	41,015
Thereafter	138,671

(1)	The future amortization is inclusive of the finite-lived intangible-assets and finite-lived tradename.

Note 3 — Composition of Certain Financial Statement Captions

The following tables present financial information of certain consolidated balance sheet captions.

Prepaid expenses and other current assets — Prepaid expenses and other current assets were:

	As Of
(Amounts in thousands)	April 1, 2011	December 31, 2010
Prepaid expenses	$32,542	$34,801
Prepaid income taxes	7,130	54,927
Inventories	7,757	11,034
Available-for-sale inventory	12,714	10,485
Work-in-process	6,467	5,132
Joint venture receivables	9,160	5,005
Favorable contracts	15,785	23,096
Other current assets	806	6,133

Total	$92,361	$150,613

Prepaid expenses include prepaid insurance, prepaid vendor deposits, and prepaid rent, none of which individually exceed 5% of current assets. Prepaid income taxes represents refunds expected through the remainder of the year related to our change in accounting method for taxes. We value our inventory at lower of cost or market. Available-for-sale-inventory was made up of nine helicopters that are not to be deployed on existing programs and at April 1, 2011, aircraft parts inventory related to the loss of the LCCS Navy contract was also included. In March 2011, we entered into an agreement to sell two of the helicopters. We expect the sale to close in the second quarter of calendar year 2011.

Property and equipment, net — Property and equipment, net were:

	As Of
(Amounts in thousands)	April 1, 2011	December 31, 2010
Helicopters	$8,087	$8,087
Computers and other equipment	9,315	9,119
Leasehold improvements	7,011	6,953
Office furniture and fixtures	5,145	4,598

Gross property and equipment	29,558	28,757
Less accumulated depreciation	(3,631)	(2,260)

Property and equipment, net	$25,927	$26,497

Depreciation expense was $1.4 million for the three months ended April 1, 2011, including certain depreciation amounts classified as Cost of Services. The six helicopters that were included with Property and Equipment were placed in service in January 2011.

Other assets, net — Other assets, net were:

	As Of
(Amounts in thousands)	April 1, 2011	December 31, 2010
Deferred financing costs, net	$40,549	$45,080
Investment in affiliates	105,158	107,217
Palm promissory notes, long-term portion	5,334	5,482
Phoenix retention asset	—	3,128
Other	3,362	3,025

Total	$154,403	$163,932

Deferred financing cost is amortized through interest expense. Amortization related to deferred financing costs were $2.1 million. Deferred financing costs were reduced during the three months ended by $2.4 million related to the pro rata write –off of financing costs to loss on early extinguishment of debt as a result of the $48.6 million prepayment on the term loan. The Phoenix retention was reduced during the three months ended April 1, 2011, as a result of the acceleration of the retention bonus expense resulting from the restructurings of Phoenix entity.

Accrued payroll and employee costs — Accrued payroll and employee costs were:

	As Of
(Amounts in thousands)	April 1, 2011	December 31, 2010
Wages, compensation and other benefits	$104,954	$77,713
Accrued vacation	24,666	20,608
Accrued contributions to employee benefit plans	959	974

Total	$130,579	$99,295

Other accrued liabilities — Accrued liabilities were:

	As Of
(Amounts in thousands)	April 1, 2011	December 31, 2010
Deferred revenue	$3,572	$8,179
Insurance expense	41,942	22,342
Interest expense	12,408	23,380
Unfavorable contract liability	12,766	14,653
Contract losses	16,415	21,451
Legal matters	11,815	17,403
Subcontractor retention	16,257	14,574
Financed insurance	3,955	9,888
Other	16,569	15,989

Total	$135,699	$147,859

Deferred revenue is primarily due to payments in excess of revenue recognized. Contract losses relate to accrued losses recorded on certain contracts.

Other liabilities — Other long-term liabilities were:

	As Of
(Amounts in thousands)	April 1, 2011	December 31, 2010
Unfavorable contract liability	$12,943	$19,418
Unrecognized tax benefit	3,098	3,098
Unfavorable lease accrual	6,427	6,963
Long-term contract loss	9,777	11,143
Other	5,002	5,123

Total	$37,247	$45,745

Note 4 — Income Taxes

The provision for income taxes consists of the following:

(Amounts in thousands)	Three Months Ended April 1, 2011
Current portion:
Federal	$—
State	167
Foreign	778

945

Deferred portion:
Federal	2,586
State	72
Foreign	(28)

2,630

Provision for income taxes	$3,575

Deferred tax assets and liabilities are reported as:

	As Of
(Amounts in thousands)	April 1, 2011	December 31, 2010
Current deferred tax liabilities	$(106,889)	$(90,726)
Non-current deferred tax liabilities	(23,210)	(36,900)

Deferred tax liabilities, net	$(130,099)	$(127,626)

A reconciliation of the statutory federal income tax rate to our effective rate is provided below:

April 1, 2011
Statutory rate	35.0%
State income tax, less effect of federal deduction	2.2%
Meals and entertainment	3.9%
Noncontrolling interests	(2.4)%
Other	0.1%

Effective tax rate	38.8%

As of April 1, 2011 and December 31, 2010, we had U.S. federal and state net operating losses of approximately $142.2 million and $298.2 million and $94.3 million and $250.5 million respectively. Our federal net operating losses will begin to expire in 2030, and our state net operating losses will begin to expire in 2015. Additionally, at April 1, 2011, we had foreign tax credit carry forwards of approximately $16.9 million that will begin to expire in 2017. We expect to fully utilize our federal and state net operating losses as well as our foreign tax credit carry forwards prior to their expiration.

In evaluating our need for a valuation allowance on deferred tax assets, including net operating loss and foreign tax credit carry forwards, we assessed such factors as the scheduled reversal of deferred tax liabilities, including the impact of available carry back and carry forward periods, projected future taxable income and available tax planning strategies. Based on this assessment, we concluded that no valuation allowance was necessary for the three months ended April 1, 2011.

As of April 1, 2011 and December 31, 2010, we had $12.9 million of total unrecognized tax benefits for both periods, respectively, of which $3.1 million is recorded as a liability with the remaining recorded as an off-set to the NOL deferred tax asset. The amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $6.6 million for both periods, respectively. It is expected that the amount of unrecognized tax benefits will change in the next twelve months; however, we do not expect the change to have a significant impact on the results of operations or our financial position.

Note 5 — Accounts Receivable

Accounts receivable, net consisted of the following:

	As Of
(Amounts in thousands)	April 1, 2011	December 31, 2010
Billed	$285,401	$298,804
Unbilled	557,588	483,291

Total	$842,989	$782,095

Unbilled receivables as of April 1, 2011 and December 31, 2010, include $36.1 million and $31.3 million, respectively, related to costs incurred on projects for which we have been requested by the customer to begin work under a new contract or extend work under an existing contract, and for which formal contracts or contract modifications have not been executed at the end of the respective periods. This amount includes contract claims of $0.1 million as of April 1, 2011 and December 31, 2010. The balance of unbilled receivables consists of costs and fees billable immediately, on contract completion or other specified events, all of which is expected to be billed and collected within one year, except items that may result in a request for equitable adjustment or a formal claim.

Note 6 — Equity

The Company is authorized to issue up to 1,000 shares of common stock, par value $0.01 per share. As of April 1, 2011 and December 31, 2010, 100 common shares were issued and outstanding, respectively.

Note 7 — Long-Term Debt

Long-term debt consisted of the following:

	As Of
(Amounts in thousands)	April 1, 2011	December 31, 2010
9.5% Senior subordinated notes	$637	$637
Term loan	518,575	568,575
10.375% Senior unsecured notes	455,000	455,000
Outstanding revolver borrowings	—	—

Total indebtedness	974,212	1,024,212
Less current portion of long-term debt	(5,212)	(5,700)

Total long-term debt	$969,000	$1,018,512

The current portion of long-term debt as of April 1, 2011 and December 31, 2010 was $5.2 million and $5.7 million, respectively, which is comprised of quarterly principal payments of $1.3 million and $1.4 million, respectively. Quarterly principal payments reflect an adjustment for a pre-payment of $48.6 million on the term loan made during the three months ended April 1, 2011.

Senior Credit Facility

We entered into a senior secured credit facility on July 7, 2010 (the “Senior Credit Facility”), with a banking syndicate and Bank of America, NA as Agent.

Our Senior Credit Facility is secured by substantially all of our assets and is guaranteed by substantially all of our subsidiaries. It provides for a six year, $570 million term loan facility (“Term Loan”) and a four year, $150 million revolving credit facility (“Revolver”), including a $100 million letter of credit subfacility. As of April 1, 2011 and December 31, 2010, the additional available borrowing capacity under the Senior Credit Facility was approximately $121.5 million and $109.0 million, which gives effect to $28.5 million and $41.0 million, respectively, in letters of credit. The maturity date on the Term Loan is July 7, 2016 and the maturity date on the Revolver is July 7, 2014. Amounts borrowed under our Revolver were used to fund operations.

Interest Rates on Term Loan & Revolver

Both the Term Loan and Revolver bear interest at one of two options, based on our election, using either the (i) base rate (“Base Rate”) as defined in the Senior Credit Facility plus an applicable margin or the (ii) London Interbank Offered Rate (“Eurocurrency Rate”) as defined in the Senior Credit Facility plus an applicable margin. The applicable margin for the Term Loan is fixed at 3.5% for the Base Rate option and 4.5% for the Eurocurrency Rate option. The applicable margin for the Revolver ranges from 3.0% to 3.5% for the Base Rate option or 4.0% to 4.5% for the Eurocurrency Rate option based on our outstanding Secured Leverage Ratio at the end of the quarter. The Secured Leverage Ratio is calculated by the ratio of total secured consolidated debt (net of up to $25 million of unrestricted cash and cash equivalents) to consolidated earnings before interest, taxes, and depreciation & amortization (“Consolidated EBITDA”), as defined in the Senior Credit Facility. Interest payments on both the Term Loan and Revolver are payable at the end of the interest period as defined in the Senior Credit Facility, but not less than quarterly.

The Base Rate is equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its prime rate; provided that in no event shall the Base Rate be less than 1.00% plus the Eurocurrency Rate applicable to one month interest periods on the date of determination of the Base Rate. The variable Base Rate has a floor of 2.75%.

The Eurocurrency Rate is the rate per annum equal to the British Bankers Association London Interbank Offered Rate (“BBA LIBOR”) as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) two Business Days prior to the commencement of such interest period. The variable Eurocurrency rate has a floor of 1.75%. As of April 1, 2011 and December 31, 2010, the applicable interest rate for our Term Loan was 6.25% and 6.25%, respectively.

Interest Rates on Letter of Credit Subfacility and Unused Commitment Fees

The letter of credit subfacility bears interest at the applicable margin for Eurocurrency Rate Loans, which ranges from 4.0% to 4.5%. The unused commitment fee ranges from 0.50% to 0.75% depending on the Secured Leverage Ratio, as defined in the Senior Credit Facility. Payments on both the letter of credit subfacility and unused commitments are payable quarterly in arrears. As of April 1, 2011 and December 31, 2010, the applicable interest rates for our letter of credit subfacility and unused commitment fees were 4.50% and 0.75%, respectively, for both periods. All of our letters of credit are also subject to a 0.25% fronting fee.

Principal Payments

Our Term Loan facility provides for quarterly principal payments of $1.4 million that began in December 2010. Additionally, there is an annual excess cash flow requirement, which is defined in the Senior Credit Facility. This excess cash flow requirement begins in calendar year 2012, based on our annual financial results in calendar year 2011, and could result in an additional principal payment. Our normal quarterly principal payments would be reduced by the amount of any additional principal payment from the excess cash flow requirement. Furthermore, certain transactions can trigger mandatory principal payments such as tax refunds, a disposition of a portion of the business or a significant asset sale.

During the three months ended April 1, 2011, we made a $48.6 million principal prepayment in addition to the $1.4 million scheduled quarterly principal payment provided for in the Senior Credit Facility. Deferred financing costs associated with the additional payment totaling $2.4 million were expensed and are included in “Loss on early extinguishment of debt” in our consolidated statement of operations for the three months ended April 1, 2011. There were no penalties associated with this prepayment. Pursuant to our Term Loan facility, the quarterly principal payments were reduced from $1.4 million to $1.3 million beginning April 2011.

Covenants

The Senior Credit Facility contains financial, as well as non-financial, affirmative and negative covenants that we believe are usual and customary. The negative covenants in the Senior Credit Facility include, among other things, limits on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our indebtedness;

•	grant liens;

•	make loans or investments (including acquisitions);

•	incur additional indebtedness;

•	modify the terms of certain debt;

•	restrict dividends from our subsidiaries;

•	change our business or business of our subsidiaries;

•	merge or enter into acquisitions;

•	sell our assets;

•	enter into transactions with our affiliates; and

•	make capital expenditures.

In addition, the Senior Credit Facility stipulates a maximum total leverage ratio as defined in the Senior Credit Facility, and minimum interest coverage ratio as defined in the Senior Credit Facility, that we must maintain.

The total leverage ratio is the Consolidated Total Debt as defined in the Senior Credit Facility, less unrestricted cash and cash equivalents (up to $25 million) to Consolidated EBITDA as defined in the Senior Credit Facility, for the applicable period. Our total leverage ratio could not be greater than 5.0 to 1.0 for the period of July 3, 2010 to April 1, 2011. After April 1, 2011, the maximum total leverage ratio will diminish either quarterly or semi-annually.

The interest coverage ratio is the ratio of Consolidated EBITDA to Consolidated Interest Expense as defined in the Senior Credit Facility. The interest coverage ratio must not be less than 2.35 to 1.0 for the period of July 3, 2010 to July 1, 2011. The minimum total leverage ratio increases either quarterly or semi-annually thereafter.

The fair value of our borrowings under our Senior Credit Facility approximates 101.0% and 100.8% of the carrying amount based on quoted values as of April 1, 2011 and December 31, 2010, respectively.

Senior Unsecured Notes

On July 7, 2010, DynCorp International Inc. completed an offering of $455 million in aggregate principal of 10.375% senior unsecured notes due 2017 (the “Senior Unsecured Notes”). The initial purchasers were Bank of America Securities LLC, Citigroup Global Markets Inc., Barclays Capital Inc. and Deutsche Bank Securities Inc. The Senior Unsecured Notes were issued under an indenture dated July 7, 2010 (the “Indenture”), by and among us, the guarantors party thereto (the “Guarantors”), including DynCorp International, and Wilmington Trust FSB, as trustee. The Senior Unsecured Notes mature on July 1, 2017. Interest on the Senior Unsecured Notes is payable on January 1 and July 1 of each year, and commenced on January 1, 2011.

The Senior Unsecured Notes contain various covenants that restrict our ability to enter into certain transactions. These include, but are not limited to, covenants that restrict our ability to incur additional indebtedness, make certain payments, including declaring or paying certain dividends, purchase or retire certain equity interests, retire subordinated indebtedness, make certain investments, sell assets, engage in certain transactions with affiliates, create liens on assets, make acquisitions and engage in mergers or consolidations. The aforementioned restrictions are considered to be in place unless we achieve investment grade ratings by both Moody’s Investor Services and Standard and Poors.

We can redeem the Senior Unsecured Notes, in whole or in part, at defined redemption prices, plus accrued interest through the redemption date. The Indenture requires us to repurchase the Senior Unsecured Notes at defined prices in the event of certain asset sales and change of control events.

Call and Put Options

We can redeem the Senior Unsecured Notes, in whole or in part, at defined redemption prices, plus accrued interest through the redemption date. The Indenture Agreement requires us to repurchase the Senior Unsecured Notes at defined prices in the event of certain asset sales and change of control events.

The fair value of the Senior Unsecured Notes is based on their quoted market value. As of April 1, 2011 and December 31, 2010, the quoted market value of the Senior Unsecured Notes was approximately 108.1% and 102.1%, respectively, of stated value.

Note 8 — Commitments and Contingencies

Commitments

We have operating leases for the use of real estate and certain property and equipment which are either non-cancelable, cancelable only by the payment of penalties or cancelable upon one month’s notice. All lease payments are based on the lapse of time but include, in some cases, payments for insurance, maintenance and property taxes. There are no purchase options on operating leases at favorable terms, but most leases have one or more renewal options. Certain leases on real estate are subject to annual escalations for increases in base rents, utilities and property taxes. Lease rental expense was $26.7 million for the three months ended April 1, 2011. We have no significant long-term purchase agreements with service providers.

Contingencies

General Legal Matters

We are involved in various lawsuits and claims that have arisen in the normal course of business. In most cases, we have denied, or believe we have a basis to deny any liability. Related to these matters, we have recorded reserves totaling approximately $11.8 million in “Other accrued liabilities” as of April 1, 2011. Liabilities in excess of those recorded, if any, arising from such matters may have a material adverse effect on our results of operations, consolidated financial condition or liquidity.

Pending Litigation and Claims

On May 14, 2008, a jury in the Eastern District of Virginia found against us in a case brought by a former subcontractor, Worldwide Network Services (“WWNS”), on two Department of State (“DoS”) contracts, in which WWNS alleged racial discrimination, tortuous interference and certain other claims. WWNS was awarded approximately $20.5 million in compensatory, contractual and punitive damages and attorneys’ fees, and we were awarded approximately $0.2 million on a counterclaim. On February 2, 2009, we filed an appeal with respect to this matter. On February 12, 2010, the Court of Appeals vacated $10 million in punitive damages, remanded the case for a new trial on punitive damages, and imposed a $350,000 cap on any possible new punitive damages award. WWNS filed a petition seeking re-hearings, which the Court denied. We reversed the previously accrued punitive damages of $10 million, in our Predecessor’s 2010 fiscal year financial statements creating a reduction in Selling, general and administrative expenses. We believe we have adequate reserves recorded for this matter. On June 7, 2010, we paid WWNS the amount of the previously unpaid awarded nonpunitive damages, approximately $5.8 million. On June 25, 2010, WWNS filed a Petition for a Writ of Certiori to the U.S. Supreme Court, which was denied on October 4, 2010. In 2011, we accrued and paid $0.4 million, the remainder of the legal fees associated with the case. On March 14, 2011, the trial court dismissed with prejudice the remanded punitive damages claim. The case is now closed.

On December 4, 2006, December 29, 2006, March 14, 2007 and April 24, 2007, four lawsuits were served, seeking unspecified monetary damages against DynCorp International LLC and several of its former affiliates in the U.S. District Court for the Southern District of Florida, concerning the spraying of narcotic plant crops along the Colombian border adjacent to Ecuador. Three of the lawsuits, filed on behalf of the Provinces of Esmeraldas,

Sucumbíos, and Carchi in Ecuador, allege violations of Ecuadorian law, international law, and statutory and common law tort violations, including negligence, trespass, and nuisance. The fourth lawsuit, filed on behalf of citizens of the Ecuadorian provinces of Esmeraldas and Sucumbíos, alleges personal injury, various counts of negligence, trespass, battery, assault, intentional infliction of emotional distress, violations of the Alien Tort Claims Act and various violations of international law. The four lawsuits were consolidated, and based on our motion granted by the court, the case was subsequently transferred to the U.S. District Court for the District of Columbia. On March 26, 2008, a First Amended Consolidated Complaint was filed that identified 3,266 individual plaintiffs. As of January 12, 2010, 1,256 of the plaintiffs have been dismissed by court orders and, on September 15, 2010, the Provinces of Esmeraldas, Sucumbíos, and Carchi were dismissed by court order. The amended complaint does not demand any specific monetary damages; however, a court decision against us, although we believe to be remote, could have a material adverse effect on our results of operations and financial condition, if we are unable to seek reimbursement from the DoS. The aerial spraying operations were and continue to be managed by us under a DoS contract in cooperation with the Colombian government. The DoS contract provides indemnification to us against third-party liabilities arising out of the contract, subject to available funding.

A lawsuit filed on September 11, 2001, and amended on March 24, 2008, seeking unspecified damages on behalf of twenty-six residents of the Sucumbíos Province in Ecuador, was brought against our operating company and several of its former affiliates in the U.S. District Court for the District of Columbia. The action alleges violations of the laws of nations and U.S. treaties, negligence, emotional distress, nuisance, battery, trespass, strict liability, and medical monitoring arising from the spraying of herbicides near the Ecuador-Colombia border in connection with the performance of the DoS, International Narcotics and Law Enforcement contract for the eradication of narcotic plant crops in Colombia. As of January 12, 2010, fifteen of the plaintiffs have been dismissed by court order. The terms of the DoS contract provide that the DoS will indemnify our operating company against third-party liabilities arising out of the contract, subject to available funding. We are also entitled to indemnification by Computer Sciences Corporation in connection with this lawsuit, subject to certain limitations. Additionally, any damage award would have to be apportioned between the other defendants and our operating company. We believe that the likelihood of an unfavorable judgment in this matter is remote and that, even if that were to occur, the judgment is unlikely to result in a material adverse effect on our results of operations or financial condition as a result of the third party indemnification and apportionment of damages described above.

Arising out of the litigation described in the preceding two paragraphs, on September 22, 2008, we filed a separate lawsuit against our aviation insurance carriers seeking defense and coverage of the referenced claims. On November 9, 2009, the court granted our Partial Motion for Summary Judgment regarding the duty to defend, and the carriers have paid the majority of the litigation expenses. In a related action, the carriers filed a lawsuit against us on February 5, 2009, seeking rescission of certain aviation insurance policies based on an alleged misrepresentation by us concerning the existence of certain of the lawsuits relating to the eradication of narcotic plant crops. On May 19, 2010, our aviation insurance carriers filed a complaint against us seeking reformation of previously provided insurance policies and the elimination of coverage for aerial spraying. The Company believes that the claims asserted by the insurance carriers are without merit and we will defend against them vigorously.

In November 2009, a U.S. grand jury indicted one of our subcontractors on the Logistics Civil Augmentation Program (“LOGCAP IV”) contract, Agility, on charges of fraud and conspiracy, alleging that it overcharged the U.S. Army on $8.5 billion worth of contracts to provide food to soldiers in Iraq, Kuwait and Jordan. These allegations were in no way related to the work performed under LOGCAP IV. Effective December 16, 2009, we removed Agility as a subcontractor on the LOGCAP IV contract and terminated the work under existing task orders. In April 2010, Agility filed an arbitration demand, asserting claims for breach of a joint venture agreement, breach of fiduciary duty and unjust enrichment. Agility is seeking a declaration that it is entitled to a 30% share of the LOGCAP IV fees over the life of the contract. We believe our right to remove Agility was justified and no joint venture agreement exists between the parties. The case is currently in arbitration. We believe the case is without merit and we intend to vigorously defend against Agility’s claims, however, based on the size of the LOGCAP IV contract and Agility’s claim, a negative outcome may have a material adverse effect on our consolidated financial position, results of operations or cash flows.

U.S. Government Investigations

We primarily sell our services to the U.S. government. These contracts are subject to extensive legal and regulatory requirements, and we are occasionally the subject of investigations by various agencies of the U.S. government who investigate whether our operations are being conducted in accordance with these requirements, including as previously disclosed in our periodic filings, the Special Inspector General for Iraq Reconstruction report regarding certain reimbursements and the U.S. Department of State Office of Inspector General’s records subpoena with respect to Civilian Police (“CivPol”). Such investigations, whether related to our U.S. government contracts or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon us, or could lead to suspension or debarment from future U.S. government contracting. U.S. government investigations often take years to complete and many result in no adverse action against us. We do not believe that any adverse actions arising from such matters would have a material adverse effect on our results of operations, consolidated financial condition or liquidity over the long term.

On September 17, 2008, the U.S. Department of State Office of Inspector General (“OIG”) served us with a records subpoena for the production of documents relating to our Civilian Police Program in Iraq. Among other items, the subpoena sought documents relating to our business dealings with a former subcontractor, Corporate Bank. We have been cooperating with the OIG’s investigation. In October 2009, we were notified by the Department of Justice that this investigation is being done in connection with a qui tam litigation brought by a private individual on behalf of the U.S. government. In March 2011 we settled the investigation for $7.7 million, which we had previously accrued as of December 31, 2010.

As previously disclosed in our periodic filings, we identified certain payments made on our behalf by two subcontractors to expedite the issuance of a limited number of visas and licenses from a foreign government’s agencies that may raise compliance issues under the U.S. Foreign Corrupt Practices Act. We retained outside counsel to investigate these payments. In November 2009, we voluntarily brought this matter to the attention of the U.S. Department of Justice and the SEC. We are cooperating with the government’s review of this matter. We are also continuing our evaluation of our internal policies and procedures. We cannot predict the ultimate consequences of this matter at this time, nor can we reasonably estimate the potential liability, if any, related to this matter. However, based on the facts currently known, we do not believe that this matter will have a material adverse effect on our business, financial condition, results of operations or cash flow.

On August 16, 2005, we were served with a Department of Justice Federal Grand Jury Subpoena seeking documents concerning work performed by a former subcontractor, Al Ghabban in 2002-2005. Specifically, during the 2002-2005 timeframe, Al Ghabban performed line haul trucking work to transport materials throughout the Middle Eastern theater on the War Reserve Materials Program. In response to the subpoena in 2005, we provided the requested documents to the Department of Justice, and the matter was subsequently closed in 2005 without any action taken. In April 2009, we received a follow up telephone call concerning this matter from the Department of Justice Civil Litigation Division. Since that time, we have had several discussions with the government regarding the civil matter. In response to recent requests, we have provided additional information to the Department of Justice Civil Litigation Division. We are fully cooperating with the government’s review. If our operations are found to be in violation of any laws or government regulations, we may be subject to penalties, damages or fines, any or all of which could adversely affect our financial results.

U.S. Government Audits

Our contracts are regularly audited by the Defense Contract Audit Agency (“DCAA”) and other government agencies. These agencies review our contract performance, cost structure and compliance with applicable laws, regulations and standards. The government also reviews the adequacy of, and our compliance with, our internal control systems and policies, including our purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed. In addition, government contract payments received by us for allowable direct and indirect costs are subject to adjustment after audit by government auditors and repayment to the government if the payments exceed allowable costs as defined in the government contracts.

The Defense Contract Management Agency (“DCMA”) formally notified us of non-compliance with Cost Accounting Standard 403, Allocation of Home Office Expenses to Segments, on April 11, 2007. We issued a response to the DCMA on April 26, 2007 with a proposed solution to resolve the area of non-compliance, which related to the allocation of corporate general and administrative costs between our divisions. On August 13, 2007, the DCMA notified us that additional information would be necessary to justify the proposed solution. We issued responses on September 17, 2007, April 28, 2008 and September 10, 2009 and the matter is pending resolution. Based on facts currently known, we do not believe the matters described in this and the preceding paragraph will have a material adverse effect on our results of operations or financial condition.

We were under audit by the Internal Revenue Service (“IRS”) for employment taxes covering the years 2005 through 2007. In the course of the audit process, the IRS had questioned our treatment of exempting from U.S. employment taxes all U.S. residents working abroad for some of our foreign subsidiaries. We settled this matter with the IRS in December 2010 and paid $12.0 million. We do not have any reserves for periods subsequent to 2007 related to this employment tax issue.

We have received several letters from the Defense Contract Audit Agency (“DCAA”) with draft audit results related to their examination of certain incurred, invoiced and collected costs on our Civilian Police program for periods ranging from , September 1, 2005 through April 2, 2010. The draft audit results assert certain instances of potential deviations from the explicit terms of the contract or from certain provisions of Government Regulations. Although the amounts quantified in the draft audit results would be material to our results of operations, cash flows and financial condition, we do not believe the draft audit results are an appropriate basis to determine a range of potential loss as we believe the audits and related draft audit results do not consider all relevant facts, certain contractual provisions and long-standing pattern of dealing with the customer. Accordingly, we are unable to estimate a possible loss, if any, based on the information currently available. We have provided or are in process of providing responses to the DCAA on their letters and anticipate receiving several more letters from the DCAA on similar matters until their audits are complete.

Contract Matters

In 2009, we terminated for cause a contract to build the Akwa Ibom International Airport for the State of Akwa Ibom in Nigeria. Consequently, we terminated certain subcontracts and purchase orders the customer advised us it did not want to assume. Based on our experience with this particular Nigerian state government customer, we believe the customer may challenge our termination of the contract for cause and initiate legal action against us. Our termination of certain subcontracts not assumed by the customer, including our actions to recover against advance payment and performance guarantees established by the subcontractors for our benefit is being challenged in certain instances. Although we believe our right to terminate this contract and such subcontracts was justified and permissible under the terms of the contracts, and we intend to vigorously contest any claims brought against us arising out of such terminations, if courts were to conclude that we were not entitled to terminate one or more of the contracts and damages were assessed against us, such damages could have a material adverse effect on our results of operations or financial condition. At this time, any such damages are not estimable.

Credit Risk

We are subject to concentrations of credit risk primarily by virtue of our accounts receivable. Departments and agencies of the U.S. federal government account for all but minor portions of our customer base, minimizing this credit risk. Furthermore, we continuously review all accounts receivable and recorded provisions for doubtful accounts.

Risk Management Liabilities and Reserves

We are insured for domestic worker’s compensation liabilities and a significant portion of our employee medical costs. However, we bear risk for a portion of claims pursuant to the terms of the applicable insurance contracts. We account for these programs based on actuarial estimates of the amount of loss inherent in that period’s claims, including losses for which claims have not been reported. These loss estimates rely on actuarial observations of ultimate loss experience for similar historical events. We limit our risk by purchasing stop-loss insurance policies for significant claims incurred for both domestic worker’s compensation liabilities and medical costs. Our exposure under the stop-loss policies for domestic worker’s compensation and medical costs is limited based on fixed dollar amounts. For domestic worker’s compensation and employer’s liability under state and federal law, the fixed dollar amount of stop-loss coverage is $1.0 million per occurrence on most policies; but, $0.25 million on a California based policy. For medical costs, the fixed dollar amount of stop-loss coverage is from $0.25 million to $0.75 million for total costs per covered participant per calendar year.

Note 9 — Segment and Geographic Information

We have three reportable segments, Global Stabilization and Development Solutions (“GSDS”), Global Platform Support Solutions (“GPSS”), and Global Linguist Solutions (“GLS”). Two of our segments, GSDS and GPSS, are wholly-owned. Our third segment, GLS, is a 51% owned joint venture. While we do not have control over the performance of GLS, our senior management, including our chief executive officer, who is our chief operating decision maker, regularly reviews GLS’ operating results and metrics to make decisions about resources to be allocated to the segment and assess performance, thus GLS is classified as an operating segment.

Our GPSS operating segment provides services domestically and in foreign countries under contracts with the U.S. government and some foreign customers, whereas our GSDS and GLS operating segments primarily provide services in foreign countries with the U.S. government as the primary customer. All three segments operate principally within a regulatory environment subject to governmental contracting and accounting requirements, including Federal Acquisition Regulations, Cost Accounting Standards and audits by various U.S. federal agencies. In order to realign measurement of true business performance with segment presentation, we excluded certain costs that are not directly allocable to business units from the segment results and included these costs in headquarters.

The following is a summary of the financial information of the reportable segments reconciled to the amounts reported in the consolidated financial statements:

(Amounts in thousands)	Three Months Ended April 1, 2011
Revenue
Global Stabilization and Development Solutions	$575,527
Global Platform Support Solutions	306,182
Global Linguist Solutions	126,406

Subtotal	1,008,115
Headquarters (1)	2,615
Elimination	—
GLS deconsolidation	(126,406)

Total reportable segments	$884,324

Operating income
Global Stabilization and Development Solutions	$17,711
Global Platform Support Solutions	21,005
Global Linguist Solutions	9,164

Subtotal	47,880
Headquarters (2)	(6,515)
GLS deconsolidation	(9,164)

Total reportable segments	$32,201

Depreciation and amortization
Global Stabilization and Development Solutions	$67
Global Platform Support Solutions	25
Global Linguist Solutions	—

Subtotal	92
Headquarters	13,039
GLS deconsolidation	—

Total reportable segments (3)	$13,131

(1)	Represents revenue earned on shared services arrangements for general and administrative services provided to unconsolidated joint ventures.
(2)	Headquarters operating expense primarily relate to amortization of intangible assets and other costs that are not allocated to segments and are not billable to our U.S. government customers.
(3)	Excludes amounts included in Cost of services of $0.4 million for the three months ended April 1, 2011.

(Amounts in thousands)	As Of
	April 1, 2011	December 31, 2010
Assets
Global Stabilization and Development Solutions	$879,679	$881,093
Global Platform Support Solutions	806,349	788,586
Global Linguist Solutions	124,770	123,940

Subtotal	1,810,798	1,793,619
Headquarters (1)	542,800	593,676
GLS deconsolidation	(124,770)	(123,940)

Total reportable segments	$2,228,828	$2,263,355

(1)	Assets primarily include cash, investments in unconsolidated subsidiaries, deferred income taxes, intangible assets (excluding goodwill) and deferred debt issuance cost.

Note 10 — Related Parties, Joint Ventures and Variable Interest Entities

Consulting Fee

The Company has a Master Consulting and Advisory Services (“COAC Agreement”) with Cerberus Operations and Advisory Company, LLC, where pursuant to the terms, they make personnel available to us for the purpose of providing reasonably requested business advisory services. The services are priced on a case by case basis depending on the requirements of the project and agreements in pricing. We incurred $0.5 million in expenses for Cerberus consulting fees for the three months ended April 1, 2011.

Variable Interest Entities

We own an interest in six active VIEs, all of which are joint ventures. These are listed as follows: (i) 40% owned Partnership for Temporary Housing LLC (“PaTH”); (ii) 45% owned Contingency Response Services LLC (“CRS”); (iii) 44% owned Babcock DynCorp Limited (“Babcock”); (iv) 51% owned GLS; (v) 50% owned DynCorp International FZ-LLC (“DIFZ”) and (vi) 40% owned Mission Readiness. We do not encounter any significant risk through our involvement in our VIEs outside the normal course of our business.

GLS is a joint venture formed in August 2006 with one partner, McNeil Technologies, for the purpose of procuring government contracts with the U.S. Army. We incur significant costs on behalf of GLS related to the normal operations of the venture. However, these costs typically support revenue billable to our customer. As noted in our Annual Report, GLS is not a guarantor under our Senior Secured Credit Facility in accordance with the agreement. GLS’ revenue was $126.4 million for the three months ended April 1, 2011. Additionally, GLS’ operating income and net income was $9.2 million for the three months ended April 1, 2011.

We own 50% of DIFZ but exercise power over activities that significantly impact DIFZ’s economic performance. As DIFZ’s primary customer, we also exert power over DIFZ’s significant activities. In addition, we absorb 50% of expected losses or gains from the venture. Thus, we have concluded that we were the primary beneficiary.

DIFZ provides foreign staffing, human resources and payroll services. We incur significant costs on behalf of DIFZ related to the normal operations. The vast majority of these costs are considered direct contract costs and thus billable on the various corresponding contracts supported by DIFZ services. DIFZ’s assets and liabilities as of April 1, 2011 totaled $47.1 million and $45.4 million, respectively. Additionally, DIFZ’s revenue was $116.3 million for the three months ended April 1, 2011. These intercompany revenue and costs are eliminated in consolidation.

PaTH is a joint venture formed in May 2006 with two other partners for the purpose of procuring government contracts with the Federal Emergency Management Authority. CRS is a joint venture formed in March 2006 with two other partners for the purpose of procuring government contracts with the U.S. Navy. Babcock is a joint venture formed in January 2005 and currently provides services to the British Ministry of Defense. Mission Readiness is a joint venture formed in September 2010 with two other partners for the purpose of procuring government contracts with the U.S. Department of the Army Tank and Automotive Command.

As of April 1, 2011, we accounted for GLS, PaTH, CRS, Mission Readiness and Babcock as equity method investments based on our share of (i) the power to direct the activities of the VIE that most significantly impact its economic performance and (ii) the obligation to absorb losses of the VIE that could potentially be significant or the right to receive benefits from the entity that could potentially be significant to the VIE. Alternatively, we consolidated DIFZ based on the abovementioned criteria. We present our share of the GLS, PaTH, CRS and Mission Readiness earnings in “Earnings from unconsolidated affiliates” as these joint ventures are considered operationally integral. Alternatively, we present our share of the Babcock earnings in “Other income, net” as its not considered operationally integral. Current assets and total assets for our equity method investees as of April 1, 2011 and December 31, 2010, totaled $187.0 million and $187.1 million and $163.7 million and

175.5 million, respectively. Current liabilities and total liabilities for our equity method investees as of April 1, 2011 and December 31, 2010, totaled $121.7 million and $122.4 million and $105.1 million and $105.6 million, respectively. Revenue and net income for the equity method investees for the three months ended April 1, 2011 was $191.9 million and $11.8 million, respectively.

In the aggregate, our maximum exposure to losses as a result of our investment consists of our (i) $105.2 million investment in unconsolidated subsidiaries, (ii) $9.2 million in receivables from our unconsolidated joint ventures, (iii) $6.5 million note receivable from Palm Trading Investment Corp, and (iv) contingent liabilities that were neither probable nor reasonably estimable as of April 1, 2011.

Joint Ventures

Receivables due from our unconsolidated joint ventures, including GLS, totaled $9.2 million and $5.0 million as of April 1, 2011 and December 31, 2010, respectively. These receivables are a result of items purchased and services rendered by us on behalf of our unconsolidated joint ventures, including GLS. We have assessed these receivables as having minimal collection risk based on our historic experience with these joint ventures and our inherent influence through our ownership interest. The related revenue we earned from our unconsolidated joint ventures, including GLS, totaled $3.8 million for the three months ended April 1, 2011. Additionally, we earned $6.8 million in equity method income (includes operationally integral and non-integral income) for the three months ended April 1, 2011.

We currently hold a promissory note from Palm Trading Investment Corp, which had an aggregate initial value of $9.2 million. The note is included in (i) Prepaid expenses and other current assets and in (ii) Other assets on our audited consolidated balance sheet for the short and long-term portions, respectively. The loan balance outstanding was $6.5 million and $6.8 million, as of April 1, 2011 and December 31, 2010, respectively, reflecting the initial value plus accrued interest, less payments against the promissory notes. The fair value of the notes receivable is not materially different from its carrying value.

Note 11 — Collaborative Arrangements

During 2008, we executed a subcontract with CH2M Hill with respect to operations on the LOGCAP IV program, which is considered a collaborative arrangement under GAAP. The purpose of this arrangement is to share some of the risks and rewards associated with this U.S. government contract. Our current share of profits is 70%.

We account for this collaborative arrangement under ASC 808 — Collaborative Arrangements and record revenue gross as the prime contractor. Expenses incurred are recorded in Cost of Services in the period realized. Revenue on LOGCAP IV was $379.3 million for the three months ended April 1, 2011. Cost of services on LOGCAP IV was $355.0 million for the three months ended April 1, 2011. Our share of the total LOGCAP IV profits was $11.8 million for the three months ended April 1, 2011.

Note 12 — Consolidating Financial Statements of Subsidiary Guarantors

The Senior Unsecured Notes issued by DynCorp International Inc. (“Subsidiary Issuer”) and the Credit Facility are fully and unconditionally guaranteed, jointly and severally, by the Company (“Parent”) and all of the domestic subsidiaries of Subsidiary Issuer: DynCorp International LLC, DTS Aviation Services LLC, DynCorp Aerospace Operations LLC, DynCorp International Services LLC, Dyn Marine Services of Virginia LLC, Services International LLC, Worldwide Humanitarian Services LLC, Worldwide Recruiting and Staffing Services LLC, Phoenix Consulting Group, LLC, DIV Capital Corporation and Casals & Associates, Inc. (collectively, “Subsidiary Guarantors”). The Subsidiary Issuer and each of the Subsidiary Guarantors are 100% owned by the Company.

The following condensed consolidating financial statements present (i) unaudited condensed consolidating balance sheets as of April 1, 2011 and December 31, 2010 (ii) the unaudited condensed consolidating statement of operations and statement of cash flows for the three months ended April 1, 2011 and (iii) elimination entries necessary to consolidate Parent and its subsidiaries.

The Parent company, the Subsidiary Issuer, the combined 100% owned Subsidiary Guarantors and the combined subsidiary non-guarantors account for their investments in subsidiaries using the equity method of accounting; therefore, the Parent column reflects the equity income of its subsidiary guarantors and subsidiary non-guarantors. Additionally, the Subsidiary Guarantors column reflects the equity income of their subsidiary non-guarantors.

Delta Tucker Holdings, Inc. and Subsidiaries

Unaudited Condensed Consolidating Statement of Operations Information

For the Three Months ended April 1, 2011

(Amounts in thousands)	Parent	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$—	$889,767	$125,820	$(131,263)	$884,324
Cost of services	—	—	(814,164)	(120,400)	128,373	(806,191)
Selling, general and administrative expenses	—	—	(37,287)	(3,130)	2,890	(37,527)
Depreciation and amortization expense	—	—	(12,970)	(161)	—	(13,131)
Earnings from unconsolidated affiliates	—	—	4,726	—	—	4,726

Operating income	—	—	30,072	2,129	—	32,201
Interest expense	—	(23,453)	(53)	—	—	(23,506)
Loss on early extinguishment of debt	—	(2,397)	—	—	—	(2,397)
Equity in income of consolidated subsidiaries, net of taxes	4,908	20,736	1,084	—	(26,728)	—
Other income, net	—	—	2,926	(3)	—	2,923

Income/(loss) before income taxes	4,908	(5,114)	34,029	2,126	(26,728)	9,221
Provision for income taxes	—	10,022	(13,293)	(304)	—	(3,575)

Net income/(loss)	4,908	4,908	20,736	1,822	(26,728)	5,646
Noncontrolling interest	—	—	—	(738)	—	(738)

Net income/(loss) attributable to Delta Tucker Holdings, Inc.	$4,908	$4,908	$20,736	$1,084	$(26,728)	$4,908

Delta Tucker Holdings, Inc. and Subsidiaries

Unaudited Condensed Consolidating Balance Sheet Information

April 1, 2011

(Amounts in thousands)	Parent	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated

	ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$17,559	$4,181	$—	$21,740
Restricted cash	—	—	24,024	—	—	24,024
Accounts receivable, net	—	—	840,274	4,535	(1,820)	842,989
Intercompany receivables	—	—	106,675	44,939	(151,614)	—
Prepaid expenses and other current assets	—	—	90,553	681	1,127	92,361

Total current assets	—	—	1,079,085	54,336	(152,307)	981,114
Property and equipment, net	—	—	24,987	940	—	25,927
Goodwill	—	—	646,972	32,399	—	679,371
Tradenames, net	—	—	43,794	—	—	43,794
Other intangibles, net	—	—	341,943	2,276	—	344,219
Investment in subsidiaries	558,981	1,561,443	35,358	—	(2,155,782)	—
Other assets, net	8,011	40,638	105,998	—	(244)	154,403

Total assets	$566,992	$1,602,081	$2,278,137	$89,951	$(2,308,333)	$2,228,828

	LIABILITIES & EQUITY
Current liabilities:
Current portion of long-term debt	$—	$5,212	$—	$—	$—	$5,212
Accounts payable	—	—	295,688	1,262	(1,622)	295,328
Accrued payroll and employee costs	—	—	93,833	36,746	—	130,579
Intercompany payables	48,739	57,525	40,577	4,773	(151,614)	—
Other accrued liabilities	—	12,000	218,834	11,069	685	242,588
Income taxes payable	—	—	2,408	743	—	3,151

Total current liabilities	48,739	74,737	651,340	54,593	(152,551)	676,858
Long-term debt, less current portion	—	968,363	637	—	—	969,000
Other long-term liabilities	—	—	60,457	—	—	60,457
Noncontrolling interests	—	—	4,260	—	—	4,260
Equity	518,253	558,981	1,561,443	35,358	(2,155,782)	518,253

Total liabilities and equity	$566,992	$1,602,081	$2,278,137	$89,951	$(2,308,333)	$2,228,828

Delta Tucker Holdings, Inc. and Subsidiaries

Unaudited Condensed Consolidating Balance Sheet Information

December 31, 2010

(Amounts in thousands)	Parent	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated

	ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$46,106	$6,431	$—	$52,537
Restricted cash	—	—	9,342	—	—	9,342
Accounts receivable, net	—	—	780,524	5,211	(3,640)	782,095
Intercompany receivables	—	—	74,169	33,268	(107,437)	—
Prepaid expenses and other current assets	6,167	—	143,337	616	493	150,613

Total current assets	6,167	—	1,053,478	45,526	(110,584)	994,587
Property and equipment, net	—	—	25,553	944	—	26,497
Goodwill	—	—	646,972	32,399	—	679,371
Tradenames, net	—	—	43,839	—	—	43,839
Other intangibles, net	—	—	352,744	2,385	—	355,129
Investment in subsidiaries	558,060	1,566,557	35,516	—	(2,160,133)	—
Other assets, net	8,432	45,246	110,254	—	—	163,932

Total assets	$572,659	$1,611,803	$2,268,356	$81,254	$(2,270,717)	$2,263,355

	LIABILITIES & EQUITY
Current liabilities:
Current portion of long-term debt	$—	$5,700	$—	$—	$—	$5,700
Accounts payable	—	—	299,583	1,385	(3,147)	297,821
Accrued payroll and employee costs	—	—	69,417	29,878	—	99,295
Intercompany payables	59,684	7,227	33,393	7,133	(107,437)	—
Other accrued liabilities	—	22,941	208,427	7,217	—	238,585
Income taxes payable	—	—	3,346	125	—	3,471

Total current liabilities	59,684	35,868	614,166	45,738	(110,584)	644,872
Long-term debt, less current portion	—	1,017,875	637	—	—	1,018,512
Other long-term liabilities	—	—	82,645	—	—	82,645
Noncontrolling interests	—	—	4,351	—	—	4,351
Equity	512,975	558,060	1,566,557	35,516	(2,160,133)	512,975

Total liabilities and equity	$572,659	$1,611,803	$2,268,356	$81,254	$(2,270,717)	$2,263,355

Delta Tucker Holdings, Inc. and Subsidiaries

Unaudited Condensed Consolidating Statement of Cash Flow Information

For the Three Months ended April 1, 2011

(Amounts in thousands)	Parent	Subsidiary Issuer	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$10,945	$(298)	$2,989	$13,026	$(830)	$25,832

Cash flows from investing activities:
Investments in equity method investees	—	—	—	—	—	—
Purchase of property and equipment	—	—	(1,778)	—	—	(1,778)
Return of capital from equity method investees	—	—	1,497	—	—	1,497
Net transfers from/(to) Parent	—	—	—	(14,031)	14,031	—

Net cash (used in) provided by investing activities	—	—	(281)	(14,031)	14,031	(281)
Cash flows from financing activities:
Borrowings on long-term debt	—	55,600	—	—	—	55,600
Payments on long-term debt	—	(105,600)	—	—	—	(105,600)
Net transfers from/(to) Parent/subsidiary	(10,945)	50,298	(25,322)	—	(14,031)	—
Payments of dividends to Parent	—	—	—	(1,245)	830	(415)
Other financing activities	—	—	(5,933)	—	—	(5,933)

Net cash provided by (used in) financing activities	(10,945)	298	(31,255)	(1,245)	(13,201)	(56,348)
Net (decrease) increase in cash and cash equivalents	—	—	(28,547)	(2,250)	—	(30,797)
Cash and cash equivalents, beginning of period	—	—	46,106	6,431	—	52,537

Cash and cash equivalents, end of period	$—	$—	$17,559	$4,181	$—	$21,740

Note 13 — Fair Value of Financial Assets and Liabilities

ASC 820 — Fair Value Measurements and Disclosures establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

As of April 1, 2011, we held certain assets that are required to be measured at fair value on a recurring basis. These included the following:

•

Cash equivalents including restricted cash which consists of petty cash, cash in-bank and short-term, highly liquid, income-producing investments with original maturities of 90 days or less. This is categorized as a Level 1 input.

Our assets measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of April 1, 2011 were as follows:

Fair Value Measurements at Reporting Date Using
	Book value of financial assets/(liabilities) as of April 1, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Observable Inputs (Level 2)	Unobservable Inputs (Level 3)

(Amounts in thousands)
Assets
Cash equivalents (1)	$45,764	$45,764	$—	$—

Total assets measured at fair value	$45,764	$45,764	$—	$—

(1)	Includes cash equivalents and restricted cash.

Fair Value of Financial Instruments

Our financial instruments include cash and cash equivalents, accounts and notes receivable, accounts payable, and borrowings. The fair values of cash and cash equivalents, accounts and notes receivable, accounts payable and current portion of long-term debt approximated carrying values because of the short-term nature of these instruments. Our estimate of fair values for our long-term debt is based on third-party quoted market price.

	April 1, 2011		December 31, 2010
(Amounts in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
10.375% senior unsecured notes	$455,000	$491,855	$455,000	$464,555
Senior secured credit facility	513,363	518,497	562,875	567,378
9.5% senior subordinated notes	637	637	637	637

Total long-term debt	$969,000	$1,010,989	$1,018,512	$1,032,570

Note 14 — Subsequent Events

We evaluated subsequent events that occurred after the period end date through May 13, 2011, the date the financial statements were available to be reported. We concluded that no subsequent events have occurred that require recognition or disclosure in our financial statements for the three months ended April 1, 2011.

DYNCORP INTERNATIONAL INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands)	Three Months Ended April 2, 2010
Revenue	$1,053,791
Cost of services	(973,819)
Selling, general and administrative expenses	(19,309)
Depreciation and amortization expense	(10,726)

Operating income	49,937
Interest expense	(13,694)
Interest income	33
Other income, net	1,787

Income before income taxes	38,063
Provision for income taxes	(12,667)

Net income	25,396
Noncontrolling interests	(5,928)

Net income attributable to DynCorp International, Inc.	$19,468

See notes to unaudited condensed consolidated financial statements.

DYNCORP INTERNATIONAL INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in thousands)	Three Months Ended April 2, 2010
Cash flows from operating activities
Net income	$25,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,842
Loss on disposition of assets	1,426
Excess tax benefits from equity-based compensation	(72)
Amortization of deferred loan costs	963
Allowance for losses on accounts receivable	36
Earnings from equity method investees	(1,342)
Distributions from affiliates	1,263
Deferred income taxes	4,371
Equity-based compensation	327
Changes in assets and liabilities:
Restricted cash	9,225
Accounts receivable	(72,141)
Prepaid expenses and other current assets	13,377
Accounts payable and accrued liabilities	74,207
Income taxes payable	7,015

Net cash provided by operating activities	74,893

Cash flows from investing activities
Cash paid for acquisitions, net of cash acquired	(4,984)
Purchase of property and equipment, net	(1,505)
Purchase of computer software	(5,096)

Net cash used in investing activities	(11,585)

Cash flows from financing activities
Borrowings on long-term debt	142,000
Payments on long-term debt	(142,000)
Payments under other financing arrangements	(2,011)
Excess tax benefits from equity-based compensation	72
Payments of dividends to noncontrolling interests	(6,018)

Net cash used in financing activities	(7,957)

Net increase in cash and cash equivalents	55,351
Cash and cash equivalents, beginning of period	67,082

Cash and cash equivalents, end of period	$122,433

Income taxes paid, net	$277
Interest paid	$21,721

See notes to unaudited condensed consolidated financial statements.

DYNCORP INTERNATIONAL INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF EQUITY

	Common Stock		Additional Paid-in Capital	Retained Earnings	Treasury Shares	Accumulated Other Comprehensive (Loss) Income	Total Equity Attributable to DynCorp International, Inc.	Noncontrolling Interests	Total Equity
	(Amounts in thousands)
Balance at January 1, 2010	56,307	$570	$367,228	$200,240	$(8,948)	$(2,090)	$557,000	$6,325	$563,325
Comprehensive income (loss):
Net income	—	—	—	25,396	—	—	25,396	—	25,396
Interest rate swap, net of tax	—	—	—	—	—	1,259	1,259	—	1,259
Currency translation adjustment, net of tax	—	—	—	—	—	(290)	(290)	—	(290)

Comprehensive income	—	—	—	25,396	—	969	26,365	—	26,365
Noncontrolling interests	—	—	—	(5,928)	—	—	(5,928)	—	(5,928)

Comprehensive income attributable DynCorp International Inc.	—	—	—	19,468	—	969	20,437	—	20,437
Net income and comprehensive income attributable to noncontrolling interests	—	—	—	—	—	—	—	5,928	5,928
DIFZ financing, net of tax		—	102	—	—	—	102	—	102
Treasury share repurchases	(55)	—	—	—	—	—	—	—	—
Treasury shares issued to settle RSU liability	34	—	2	—	6	—	8	—	8
Equity-based compensation	—	—	84	—	—	—	84	—	84
Tax benefit associated with equity-based compensation	—	—	71	—	—	—	71	—	71
Dividends declared to noncontrolling interests	—	—	—	—	—	—	—	(6,431)	(6,431)

Balance at April 2, 2010	56,286	$570	$367,487	$219,708	$(8,942)	$(1,121)	$577,702	$5,822	$583,524

See notes to unaudited condensed consolidated financial statements.

DYNCORP INTERNATIONAL INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the Three Months Ended April 2, 2010

Note 1 — Significant Accounting Policies and Accounting Developments

Unless the context otherwise indicates, references herein to “we,” “our,” “us” or “DynCorp International” refer to DynCorp International Inc. and our consolidated subsidiaries. DynCorp International Inc., through its subsidiaries (together, the “Company”), provides defense and technical services and government outsourced solutions primarily to United States (“U.S.”) government agencies domestically and internationally. Primary customers include the U.S. Department of Defense (“DoD”) and U.S. Department of State (“DoS”), but also include other government agencies, foreign governments and commercial customers.

These consolidated financial statements have been prepared, pursuant to accounting principles generally accepted in the United States of America (“GAAP”).

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. However, we believe that all disclosures are adequate to make the information presented not misleading.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the results of operations and cash flows for the three months ended April 2, 2010, have been included. The results of operations for the three months ended April 2, 2010 are not necessarily indicative of the results to be expected for the full fiscal year or for any future periods. We use estimates and assumptions required for preparation of the financial statements. The estimates are primarily based on historical experience and business knowledge and are revised as circumstances change. However, actual results could differ from the estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of both our domestic and foreign subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The Company has investments in joint ventures that are variable interest entities (“VIEs”). The VIE investments are accounted for in accordance with Financial Accounting Standards Board Codification (“ASC”) ASC 810 — Consolidation. In cases where the Company has (i) the power to direct the activities of the VIE that most significantly impact its economic performance and (ii) the obligation to absorb losses of the VIE that could potentially be significant or the right to receive benefits from the entity that could potentially be significant to the VIE, the Company consolidates the entity. Alternatively, in cases where all of the aforementioned criteria are not met, the investment is accounted for under the equity method.

We have ownership interests in three active joint ventures that are not consolidated into our financial statements as of April 2, 2010, and are accounted for using the equity method. Economic rights in active joint ventures are indicated by the ownership percentages in the table listed below.

Babcock DynCorp Limited	44.0%
Partnership for Temporary Housing LLC	40.0%
Contingency Response Services LLC	45.0%

The following table sets forth our ownership in joint ventures that are consolidated into our financial statements as of April 2, 2010. For the entities listed below, we are the primary beneficiary as defined in ASC 810 — Consolidation.

Global Linguist Solutions, LLC	51.0%
DynCorp International FZ-LLC	50.0%

Noncontrolling interests

We record the impact of our consolidated joint venture partners’ interests as noncontrolling interests. Noncontrolling interests is presented on the face of the income statement as an increase or reduction in arriving at Net Income attributable to DynCorp International, Inc. Noncontrolling interests on the balance sheet is located in the equity section.

Accounting Policies

There have been no material changes to our significant accounting policies, as compared to the significant accounting policies described in our Annual Report as of December 31, 2010, available on our website at www.dyn-intl.com.

Accounting Developments

Pronouncements Implemented

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Standards No. 167-Amendments to FASB Interpretation 46(R) (“SFAS No. 167”). SFAS No. 167 was converted to Financial Accounting Standards Update 2009-17 and was incorporated into Financial Accounting Standards Codification 810 — Consolidation. This statement amends the guidance for (i) determining whether an entity is a VIE, (ii) determining the primary beneficiary of a VIE, (iii) requiring ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE and (iv) changing the disclosure requirements formerly listed in FASB Interpretation 46(R)-8. This statement was effective for us beginning April 3, 2010. The adoption of this statement did not impact our consolidation conclusions for the three months ended April 2, 2010. However, as a result of the Merger on July 7, 2010, we deconsolidated Global Linguist Solutions effective July 7, 2010 in accordance with ASU 2009-17. See Note 1 to Delta Tucker Holdings’ Annual Report for the period from April 1, 2010 (Inception) to December 31, 2010 as posted to our website on March 31, 2011 for additional discussion on this matter.

Note 2 — Goodwill and other Intangible Assets

We evaluate goodwill for impairment annually and when an event occurs or circumstances change to suggest that the carrying value may not be recoverable.

Amortization expense for customer-related intangibles, other intangibles, and finite-lived tradename was $10.1 million during the three months ended April 2, 2010.

Note 3 — Income Taxes

The provision for income taxes consists of the following:

(Amounts in thousands)	For the Three Months Ended April 2, 2010
Current portion:
Federal	$7,584
State	199
Foreign	496

8,279
Deferred portion:
Federal	4,369
State	17
Foreign	2

4,388

Provision for income taxes	$12,667

A reconciliation of the statutory federal income tax rate to our effective rate is provided below:

April 2, 2010
Statutory rate	35.0%
State income tax, less effect of federal deduction	0.6%
Noncontrolling interests	(5.5)%
Other	3.2%

Effective tax rate	33.3%

As of April 2, 2010, we have $12.7 million of total unrecognized tax benefits. The amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $2.2 million for April 2, 2010.

It is expected that the amount of unrecognized tax benefits will change in the next twelve months; however, we do not expect the change to have a significant impact on our results of operations or our financial position.

We recognize interest accrued related to uncertain tax positions in interest expense and penalties in income tax expense in our unaudited consolidated statement of operations.

We file income tax returns in U.S. federal and state jurisdictions and in various foreign jurisdictions. The statute of limitations is open for U.S. federal income tax returns for our fiscal year 2008 and forward. The statute of limitations for state income tax returns is open for our fiscal year 2006 and forward, with few exceptions, and foreign income tax examinations for the calendar year 2007 and forward.

Note 4 — Commitments and Contingencies

Commitments

We have operating leases for the use of real estate and certain property and equipment, which are non-cancelable, cancelable only by the payment of penalties or cancelable upon one month’s notice. All lease payments are based on the lapse of time but include, in some cases, payments for insurance, maintenance and property taxes. There are no purchase options on operating leases at favorable terms, but most leases have one or more renewal options. Certain leases on real estate are subject to annual escalations for increases in base rents, utilities and property taxes. Rental expense was $18.0 million for the three months ended April 2, 2010.

Contingencies

General Legal Matters

We are involved in various lawsuits and claims that have arisen in the normal course of business. In most cases, we have denied, or believe we have a basis to deny any liability. Related to these matters, we have recorded reserves totaling approximately $11.4 million as of April 2, 2010. While it is not possible to predict with certainty the outcome of litigation and other matters discussed below, we believe that liabilities in excess of those recorded, if any, arising from such matters would not have a material adverse effect on our results of operations, consolidated financial condition or liquidity over the long term.

Pending litigation and claims

On May 14, 2008, a jury in the Eastern District of Virginia found against us in a case brought by a former subcontractor, Worldwide Network Services (“WWNS”), on two Department of State (“DoS”) contracts, in which WWNS alleged racial discrimination, tortuous interference and certain other claims. WWNS was awarded approximately $20.5 million in compensatory, contractual and punitive damages and attorneys’ fees, and we were awarded approximately $0.2 million on a counterclaim. On February 2, 2009, we filed an appeal with respect to this matter. On February 12, 2010, the Court of Appeals vacated $10 million in punitive damages, remanded the case for a new trial on punitive damages, and imposed a $350,000 cap on any possible new punitive damages award. WWNS filed a petition seeking re-hearings, which the Court denied. We have reversed the previously accrued punitive damages of $10 million, creating a reduction in Selling, general and administrative expenses. As of the date of this report, we believe we have adequate reserves recorded for this matter. On June 7, 2010, we paid WWNS the amount of the previously unpaid awarded nonpunitive damages, approximately $5.8 million. On June 25, 2010, WWNS filed a Petition for a Writ of Certiori to the U.S. Supreme Court, which was denied on October 4, 2010. In 2011, we accrued and paid $0.4 million, the remainder of the legal fees associated with the case. On March 14, 2011, the trial court dismissed with prejudice the remanded punitive damages claim. The case is now closed.

On December 4, 2006, December 29, 2006, March 14, 2007 and April 24, 2007, four lawsuits were served, seeking unspecified monetary damages against DynCorp International LLC and several of its former affiliates in the U.S. District Court for the Southern District of Florida, concerning the spraying of narcotic plant crops along the Colombian border adjacent to Ecuador. Three of the lawsuits, filed on behalf of the Provinces of Esmeraldas, Sucumbíos, and Carchi in Ecuador, allege violations of Ecuadorian law, international law, and statutory and common law tort violations, including negligence, trespass, and nuisance. The fourth lawsuit, filed on behalf of citizens of the Ecuadorian provinces of Esmeraldas and Sucumbíos, alleges personal injury, various counts of negligence, trespass, battery, assault, intentional infliction of emotional distress, violations of the Alien Tort Claims Act and various violations of international law. The four lawsuits were consolidated, and based on our motion granted by the court, the case was subsequently transferred to the U.S. District Court for the District of Columbia. On March 26, 2008, a First Amended Consolidated Complaint was filed that identified 3,266 individual plaintiffs. As of January 12, 2010, 1,256 of the plaintiffs have been dismissed by court orders. The amended complaint does not demand any specific monetary damages; however, a court decision against us, although we believe to be remote, could have a material adverse effect on our results of operations and financial condition, if we are unable to seek reimbursement from the DoS. The aerial spraying operations were and continue to be managed by us under a DoS contract in cooperation with the Colombian government. The DoS contract provides indemnification to us against third-party liabilities arising out of the contract, subject to available funding.

A lawsuit filed on September 11, 2001, and amended on March 24, 2008, seeking unspecified damages on behalf of twenty-six residents of the Sucumbíos Province in Ecuador, was brought against our operating company and several of its former affiliates in the U.S. District Court for the District of Columbia. The action alleges violations of the laws of nations and United States treaties, negligence, emotional distress, nuisance, battery, trespass, strict liability, and medical monitoring arising from the spraying of herbicides near the Ecuador-Colombia border in connection with the performance of the DoS, International Narcotics and Law Enforcement contract for the eradication of narcotic plant crops in Colombia. As of January 12, 2010, fifteen of the plaintiffs have been dismissed by court order. The terms of the DoS contract provide that the DoS will indemnify our operating company against third-party liabilities arising out of the contract, subject to available funding. We are also entitled to indemnification by Computer Sciences Corporation in connection with this lawsuit, subject to certain limitations. Additionally, any damage award would have to be apportioned between the other defendants and our operating company. We believe that the likelihood of an unfavorable judgment in this matter is remote and that, even if that were to occur, the judgment is unlikely to result in a material adverse effect on our results of operations or financial condition as a result of the third party indemnification and apportionment of damages described above.

Arising out of the litigation described in the preceding two paragraphs, on September 22, 2008, we filed a separate lawsuit against our aviation insurance carriers seeking defense and coverage of the referenced claims. On November 9, 2009, the court granted our Partial Motion for Summary Judgment regarding the duty to defend, and the carriers have paid the majority of the litigation expenses. In a related action, the carriers filed a lawsuit against us on February 5, 2009, seeking rescission of certain aviation insurance policies based on an alleged misrepresentation by us concerning the existence of certain of the lawsuits relating to the eradication of narcotic plant crops. On May 19, 2010, our aviation insurance carriers filed a complaint against us seeking reformation of previously provided insurance policies and the elimination of coverage for aerial spraying. The Company believes that the claims asserted by the insurance carriers are without merit and we will defend against them vigorously.

In November 2009, a U.S. grand jury indicted one of our subcontractors on the Logistics Civil Augmentation Program (“LOGCAP IV”) contract, Agility, on charges of fraud and conspiracy, alleging that it overcharged the U.S. Army on $8.5 billion worth of contracts to provide food to soldiers in Iraq, Kuwait and Jordan. These allegations were in no way related to the work performed under LOGCAP IV. Effective December 16, 2009, we removed Agility as a subcontractor on the LOGCAP IV contract and terminated the work under existing task orders. In April 2010, Agility filed an arbitration demand, asserting claims for breach of a joint venture agreement, breach of fiduciary duty and unjust enrichment. Agility is seeking a declaration that it is entitled to a 30% share of the LOGCAP IV fees over the life of the contract. We believe our right to remove Agility was justified and no joint venture agreement exists between the parties. The case is currently in arbitration. We believe the case is without merit and we intend to vigorously defend against Agility’s claims, however, based on the size of the LOGCAP IV contract and Agility’s claim, a negative outcome may have a material adverse effect on our consolidated financial position, results of operations or cash flows.

A lawsuit was filed against us on March 22, 2010, and amended on July 16, 2010, by T.E. Security Consultants, LLC (“T.E.”). The lawsuit was filed in the U.S. District Court for the Eastern District of Virginia and seeks unspecified damages related to an alleged teaming agreement and subcontract to support a DoS Worldwide Personal Protection Services Air Ops Task Order. The complaint claims breach of contract, unjust enrichment/quantum meruit, fraud, constructive fraud, and misappropriation of trade secrets. The court dismissed the fraud and constructive fraud claims on August 17, 2010. No amounts were accrued on this matter as of April 2, 2010. The parties agreed to settle this matter on confidential, non-material terms on December 29, 2010. The case is now closed.

Litigation Relating to the Merger

On April 16, 2010, a putative class action complaint was commenced against the Company and its directors, Cerberus, and Cerberus’ acquisition entities in the Delaware Court. In this action, captioned Shawn K. Naito v. DynCorp International Inc. et al., C.A. No. 5419–VCS, the plaintiff purported to bring the action on behalf of the public stockholders of the Company, and sought, among other things, equitable relief, to enjoin the consummation of the Merger, and fees and costs. Plaintiff alleged in the complaint that the Company’s directors breached their fiduciary duties by, among other things, agreeing to the proposed Merger in which the consideration was unfair and inadequate, failing to take steps to maximize stockholder value, and putting their own interests above those of our stockholders. The complaint further alleged that Cerberus, Parent and Merger Sub aided and abetted the directors’ alleged breaches of their fiduciary duties. On May 7, 2010, the Company and its directors filed an answer that denied the material substantive allegations of the complaint. On May 10, 2010, we, Cerberus and its acquisition entities filed an answer that denied the material substantive allegations of the complaint. On May 14, 2010, plaintiff filed a motion to amend its complaint to assert certain alleged failures of disclosure in the Company’s preliminary proxy statement previously filed with the SEC. Such motion was granted by the Court on May 18, 2010. The proposed amended complaint continued to challenge the Company’s Board’s discharge of its fiduciary duties in connection with the negotiation of the Merger, and on June 2, 2010, the Company and its directors, as well as we, Cerberus and its acquisition entities, filed respective answers denying the material substantive allegations of the amended complaint. On May 17, 2010, plaintiff filed a motion for a preliminary injunction of the Merger. Along with counsel to plaintiff in the Meehan action described below, counsel for the parties in the Naito action entered into a memorandum of understanding on June 17, 2010, by which plaintiff agreed to dismiss the class action with prejudice and to release all claims and allegations against us, the Company and its directors Cerberus and the Cerberus acquisition entities arising out of or related to the amended complaint, the Merger or the Merger Agreement, allegations made in the Meehan action described below, any claim that we, the Company and its directors Cerberus or the Cerberus acquisition entities failed to take adequate steps to protect the interests of the Company’s stockholders regarding the Merger. Although we continued to deny the allegations, in exchange for the dismissal of the action and release of claims and allegations, the Company caused Definitive Additional Proxy Materials in Schedule 14A to be filed on July 17, 2010 with the SEC and to be mailed to our stockholders on July 18, 2010. On July 30, 2010, the parties entered into and filed with the Court a stipulation memorializing these terms. On October 13, 2010, the Court approved the stipulation and the settlement terms, including the awarding of $525,000 in attorney fees and expenses to plaintiff’s counsel, and entered a judgment dismissing the action with prejudice that day.

On April 30, 2010, the Company and its directors and Cerberus’ acquisition entities were named as defendants in a putative class action complaint, captioned Kevin V. Meehan v. Robert McKeon et al., C.A. No. 1:10CV 446, filed in the U.S. District Court in the Eastern District of Virginia. In the complaint, the plaintiff purported to represent a class of stockholders and sought, among other things, equitable relief, including to enjoin us, the Company and Cerberus’ acquisition entities from consummating the Merger, in addition to fees and costs. Plaintiff alleged in the complaint that the Company’s directors breached their fiduciary duties by, among other things, failing to engage in an honest and fair sale process. The complaint further alleged that the Company and Cerberus’ acquisition entities aided and abetted the directors’ purported breaches. On May 17, 2010 plaintiff filed an amended complaint asserting claims under Section 14a of the Exchange Act, challenging disclosures and alleged omissions in the Company’s proxy statement. On May 19, 2010 plaintiff filed a motion to expedite the case. On May 21, 2010 defendants filed a motion to dismiss the amended complaint and, on May 24, 2010, filed a motion for abstention, asking the court to abstain from proceeding with the case in favor of the substantively similar and earlier-filed action in Delaware described above. On May 27, 2010, the court denied plaintiff’s motion to expedite discovery. Following denial of the plaintiff’s motion to expedite discovery in this action, plaintiff’s counsel agreed to coordinate his discovery efforts with the plaintiffs in the Delaware Naito action. Upon entering into the memorandum of understanding described above, the parties jointly requested the Court to stay the Meehan action while they endeavored to finalize the global settlement. The Court granted that stay, and later entered an order dismissing the Meehan action with prejudice on October 18, 2010.

U.S. Government Investigations

We primarily sell our services to the U.S. government. These contracts are subject to extensive legal and regulatory requirements, and we are occasionally the subject of investigations by various agencies of the U.S. government who investigate whether our operations are being conducted in accordance with these requirements, including as previously disclosed in our periodic filings, the Special Inspector General for Iraq Reconstruction report regarding certain reimbursements and the U.S. Department of State Office of Inspector General’s records subpoena with respect to CIVPOL. Such investigations, whether related to our U.S. government contracts or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon us, or could lead to suspension or debarment from future U.S. government contracting. U.S. government investigations often take years to complete and many result in no adverse action against us. We do not believe that any adverse actions arising from such matters would have a material adverse effect on our results of operations, consolidated financial condition or liquidity over the long term.

On September 17, 2008, the U.S. Department of State Office of Inspector General (“OIG”) served us with a records subpoena for the production of documents relating to our Civilian Police Program in Iraq. Among other items, the subpoena sought documents relating to our business dealings with a former subcontractor, Corporate Bank. We have been cooperating with the OIG’s investigation. In October 2009, we were notified by the Department of Justice that this investigation is being done in connection with a qui tam litigation brought by a private individual on behalf of the U.S. government and our conversations with the Department of Justice regarding this matter are ongoing. The complaint remains under seal. If our operations are found to be in violation of any laws or government regulations, we may be subject to penalties, damages or fines, any or all of which could adversely affect our financial results.

As previously disclosed in our periodic filings, we identified certain payments made on our behalf by two subcontractors to expedite the issuance of a limited number of visas and licenses from a foreign government’s agencies that may raise compliance issues under the U.S. Foreign Corrupt Practices Act. We retained outside counsel to investigate these payments. In November 2009, we voluntarily brought this matter to the attention of the U.S. Department of Justice and the SEC. We are cooperating with the government’s review of this matter. We are also continuing our evaluation of our internal policies and procedures. We cannot predict the ultimate consequences of this matter at this time, nor can we reasonably estimate the potential liability, if any, related to this matter. However, based on the facts currently known, we do not believe that this matter will have a material adverse effect on our business, financial condition, results of operations or cash flow.

On August 16, 2005, we were served with a Department of Justice Federal Grand Jury Subpoena seeking documents concerning work performed by a former subcontractor, Al Ghabban in 2002-2005. Specifically, during the 2002-2005 timeframe, Al Ghabban performed line haul trucking work to transport materials throughout the Middle Eastern theater on the War Reserve Materials Program. In response to the subpoena in 2005, we provided the requested documents to the Department of Justice, and the matter was subsequently closed in 2005 without any action taken. In April 2009, we received a follow up telephone call concerning this matter from the Department of Justice Civil Litigation Division. Since that time, we have had several discussions with the government regarding the civil matter. In response to recent requests, we have provided additional information to the Department of Justice Civil Litigation Division. We are fully cooperating with the government’s review. If our operations are found to be in violation of any laws or government regulations, we may be subject to penalties, damages or fines, any or all of which could adversely affect our financial results.

U.S. Government Audits

Our contracts are regularly audited by the DCAA and other government agencies. These agencies review our contract performance, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of, and our compliance with, our internal control systems and policies, including our purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed. In addition, government contract payments received by us for allowable direct and indirect costs are subject to adjustment after audit by government auditors and repayment to the government if the payments exceed allowable costs as defined in the government contracts.

The Defense Contract Management Agency (“DCMA”) formally notified us of non-compliance with Cost Accounting Standard 403, Allocation of Home Office Expenses to Segments, on April 11, 2007. We issued a response to the DCMA on April 26, 2007 with a proposed solution to resolve the area of non-compliance, which related to the allocation of corporate general and administrative costs between our divisions. On August 13, 2007, the DCMA notified us that additional information would be necessary to justify the proposed solution. We issued responses on September 17, 2007, April 28, 2008 and September 10, 2009 and the matter is pending resolution. Based on facts currently known, we do not believe the matters described in this and the preceding paragraph will have a material adverse effect on our results of operations or financial condition.

We were under audit by the Internal Revenue Service (“IRS”) for employment taxes covering the years 2005 through 2007. In the course of the audit process, the IRS had questioned our treatment of exempting from U.S. employment taxes all U.S. residents working abroad for some of our foreign subsidiaries. We do not have any reserves for periods subsequent to 2007 related to this employment tax issue.

Contract Matters

In 2009, we terminated for cause a contract to build the Akwa Ibom International Airport for the State of Akwa Ibom in Nigeria. Consequently, we terminated certain subcontracts and purchase orders the customer advised us it did not want to assume. Based on our experience with this particular Nigerian state government customer, we believe the customer may challenge our termination of the contract for cause and initiate legal action against us. Our termination of certain subcontracts not assumed by the customer, including our actions to recover against advance payment and performance guarantees established by the subcontractors for our benefit is being challenged in certain instances. Although we believe our right to terminate this contract and such subcontracts was justified and permissible under the terms of the contracts, and we intend to vigorously contest any claims brought against us arising out of such terminations, if courts were to conclude that we were not entitled to terminate one or more of the contracts and damages were assessed against us, such damages could have a material adverse effect on our results of operations or financial condition. At this time, any such damages are not estimable.

Credit Risk

We are subject to concentrations of credit risk primarily by virtue of our accounts receivable. Departments and agencies of the U.S. federal government account for all but minor portions of our customer base, minimizing this credit risk. Furthermore, we continuously review all accounts receivable and recorded provisions for doubtful accounts.

Risk Management Liabilities and Reserves

We are insured for domestic worker’s compensation liabilities and a significant portion of our employee medical costs. However, we bear risk for a portion of claims pursuant to the terms of the applicable insurance contracts. We account for these programs based on actuarial estimates of the amount of loss inherent in that period’s claims, including losses for which claims have not been reported. These loss estimates rely on actuarial observations of ultimate loss experience for similar historical events. We limit our risk by purchasing stop-loss insurance policies for significant claims incurred for both domestic worker’s compensation liabilities and medical costs. Our exposure under the stop-loss policies for domestic worker’s compensation and medical costs is limited based on fixed dollar amounts. For domestic worker’s compensation and employer’s liability under state and federal law, the fixed dollar amount of stop-loss coverage is $1.0 million per occurrence on most policies; but, $0.25 million on a California based policy. For medical costs, the fixed dollar amount of stop-loss coverage is from $0.25 million to $0.75 million for total costs per covered participant per calendar year.

Note 5 — Equity

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss included unrealized foreign currency losses and interest rate swaps designated as cash flow hedges as of April 2, 2010. The balance in accumulated other comprehensive loss related to unrealized foreign currency losses, net of tax, was $0.4 million as of April 2, 2010. The balance in accumulated other comprehensive loss related to interest rate swaps, net of tax, was $0.7 million as of April 2, 2010.

Note 6 — Interest Rate Derivatives

As of April 2, 2010, our derivative instruments consisted of two interest rate swap agreements. The $168.6 million derivative is designated as a cash flow hedge that effectively fixes the interest rate on the applicable notional amount of our variable rate debt. The $31.4 million swap derivative no longer qualifies for hedge accounting as it continues to be fully dedesignated as of April 2, 2010.

Date Entered	Notional Amount	Fixed Interest Rate Paid*	Variable Interest Rate Received	Expiration Date
	(Amounts in thousands)
April 2007	$168,620	4.975%	3-month LIBOR	May 2010
April 2007	$31,380	4.975%	3-month LIBOR	May 2010

*	Plus applicable margin (2.25% as of April 2, 2010).

During the three months ended April 2, 2010, we paid $2.4 million in net settlements and incurred $2.0 million of expenses, which was recorded to interest expense.

Amounts are reclassified from accumulated other comprehensive income into earnings as net cash settlements occur, changes from quarterly derivative valuations are updated, new circumstances dictating the disqualification of hedge accounting and adjustments for cumulative ineffectiveness are recorded.

The fair values of our derivative instruments and the line items on the consolidated balance sheet to which they were recorded as of April 2, 2010 are summarized as follows (amounts in thousands):

Derivatives designated as hedges under ASC 815	Balance Sheet Location	Fair Value at April 2, 2010
Interest rate swaps	Other accrued liabilities	$1,385
Interest rate swaps	Other long-term liabilities	—

	Total	$1,385

Derivatives not designated as hedges under ASC 815	Balance Sheet Location	Fair Value at April 2, 2010
Interest rate swaps	Other accrued liabilities	$249
Interest rate swaps	Other long-term liabilities	—

	Total	$249

Total Derivatives		$1,634

The effects of our derivative instruments on other comprehensive income (“OCI”) and our consolidated statement of operations for the three months ended April 2, 2010 is summarized as follows (amounts in thousands):

Derivatives Designated as Cash Flow Hedging Instruments under ASC 815	Change in OCI from Gains (Losses) Recognized in OCI on Derivatives (Effective Portion) Three Months Ended April 2, 2010	GAINS (LOSSES) RECLASSIFIED FROM ACCUMULATED OCI INTO INCOME (EFFECTIVE PORTION)		GAINS (LOSSES) RECOGNIZED IN INCOME ON DERIVATIVES (INEFFECTIVE PORTION)
		Line Item in Statement of Operations	Amount	Line Item in Statement of Operations	Amount
Interest rate derivatives	$(1,976)	Interest expense	$(2,013)	Other (loss)/income, net	$—

Total	$(1,976)		$(2,013)		$—

The expenses incurred on the portion of the derivatives that did not qualify for hedge accounting is as follows for the three months ended April 2, 2010 (amounts in thousands).

	AMOUNT OF GAIN OR (LOSS) RECOGNIZED IN INCOME ON DERIVATIVE	Three Months Ended April 2, 2010
Derivatives not Designated as Hedging Instruments under ASC 815	Line Item in Statement of Operations	Amount
Interest rate derivatives	Other (loss)/income, net	$(6)

Total		$(6)

As of April 2, 2010, we estimate that $1.1 million of losses associated with the interest rate swap related to $168.6 million of notional debt included in accumulated other comprehensive income will be reclassified into earnings over the remaining life of the derivative which expired in May 2010. The other interest rate swap does not qualify for hedge accounting and has been marked to market, which generated a $0.2 million liability as of April 2, 2010.

Note 7 — Equity-Based Compensation

In accordance with ASC 718 — Compensation-Stock Compensation, we recognized compensation expense related to RSUs on a graded schedule over the requisite service period, net of estimated forfeitures. Under this method, we recorded equity-based compensation expense of $0.4 million for the three months ended April 2, 2010. As of April 2, 2010, we had provided equity-based compensation through the granting of Class B interests in DIV Holding LLC, and the granting of RSUs under our 2007 Omnibus Incentive Plan (the “2007 Plan”).

Class B Equity

During the three months ended April 2, 2010, we had no new grants or forfeiture events. Consequently, the three months ended April 2, 2010 expense recognized for Class B activity was the result of the quarterly amortization from the graded vesting schedule.

A summary of Class B activity during the three months ended April 2, 2010 is as follows:

	% Interest in DIV Holding	Grant Date Fair Value
		(Amounts in thousands)
Balance January 1, 2010	4.6%	$9,315
Grants	0%	—
Forfeitures	0%	—

Balance April 2, 2010	4.6%	$9,315
January 1, 2010 Vested	4.0%	$7,899
Vesting	0.3%	348

April 2, 2010 vested	4.3%	$8,247

April 2, 2010 nonvested	0.3%	$1,068

In connection with the Merger on July 7, 2010, all Class B interests vested.

2007 Omnibus Equity Incentive Plan

In August 2007, our stockholders approved the adoption of the 2007 Omnibus Equity Incentive Plan. The 2007 Plan provided for the grant of stock options, stock appreciation rights, restricted stock and other share-based awards. Our employees, employees of our subsidiaries and non-employee members of the Board were eligible to be selected to participate in the 2007 Plan at the discretion of the Compensation Committee.

Starting in fiscal year 2008, the Compensation Committee approved the grant of RSUs to certain key employees. The RSUs had assigned value equivalent to our common stock and could be settled in cash or shares of our common stock at the discretion of the Compensation Committee. The first performance based RSUs were granted in fiscal year 2009 with similar terms, except for performance criteria.

During the three months ended April 2, 2010, we granted 1,400 performance based RSUs to a certain key employee. The performance based RSU awards are tied to our financial performance, specifically fiscal year 2011 EBITDA (earnings before interest, taxes, depreciation and amortization), and cliff vest upon achievement of this target. The payouts are scaled based on actual performance results with a potential payout range of 50% to 150%. Based on current estimates, the costs of these awards are being accrued with the expectation of a 100% achievement of the performance goal.

In addition to the employee grant, 14,706 service-based RSUs were granted to Board members during the three months ended April 2, 2010. These awards vest within one year of grant, but include a post-vesting restriction of six months after the applicable directors’ Board service ends. The RSUs have assigned value equivalent to our common stock and may be settled in cash or shares of our common stock at the discretion of the Compensation Committee of the Board. As of April 2, 2010, 15,795 units were vested but unsettled.

The estimated fair value of the RSUs granted, net of forfeitures, was approximately $13.1 million as of April 2, 2010 based on the closing market price of our stock on the grant date.

	Outstanding RSUs	Weighted Average Grant Date Fair Value
Outstanding, January 1, 2010	799,625	$16.85
Units granted	16,106	$11.64
Units forfeited	(26,133)	$16.49
Units vested and settled	(7,200)	$17.24

Outstanding, April 2, 2010	782,398	$16.75

In connection with the Merger, all RSUs held by our directors and employees vested on July 7, 2010 and were settled in cash. These settlements were made net of payroll tax withholding.

Note 8 — Related Parties, Joint Ventures and Variable Interest Entities

Management Fee

We historically paid Veritas an annual management fee of $0.3 million plus expenses to provide us with general business management, financial, strategic and consulting services. We paid $0.1 million to Veritas for the three months ended April 2, 2010. Our obligation to pay this fee was terminated on July 7, 2010 due to the change of control resulting from the Merger.

Variable Interest Entities

We own an interest in five active VIEs, all of which are joint ventures. These are listed as follows: (i) 40% owned Partnership for Temporary Housing LLC (“PaTH”); (ii) 45% owned Contingency Response LLC (“CRS”); (iii) 44% owned Babcock DynCorp Limited (“Babcock”) (iv) 51% owned GLS; (v) and 50% owned DynCorp International FZ-LLC (“DIFZ”). We do not encounter any significant risk through our involvement in our VIEs outside the normal course of our business.

GLS is a joint venture formed in August 2006 with one partner, McNeil Technologies, for the purpose of procuring government contracts with the U.S. Army. We incur significant costs on behalf of GLS related to the normal operations of the venture. However, these costs typically support revenue billable to our customer. GLS revenue was $159.8 million for the three months ended April 2, 2010.

In July 2008 Palm Trading Investment Corp. (“Palm”) purchased a 50% interest in DIFZ. After the sale, we retained virtually all power over DIFZ to direct activities that significantly impact DIFZ’s economic performance and remained as primary customer allowing the Company to exert power over significant activities. Also, we absorb the majority of expected losses or gains from the venture, based on the terms of the sale agreement. Thus, we concluded that we were the primary beneficiary.

DIFZ provides foreign staffing, human resources and payroll services. We incur significant costs on behalf of DIFZ related to the normal operations. The vast majority of these costs are considered direct contract costs and thus billable on the various corresponding contracts supported by DIFZ services. DIFZ revenue was $107.3 million for the three months ended April 2, 2010. These intercompany revenue and costs are eliminated in consolidation.

PaTH is a joint venture formed in May 2006 with two other partners for the purpose of procuring government contracts with the Federal Emergency Management Authority. CRS is a joint venture formed in March 2006 with two other partners for the purpose of procuring government contracts with the U.S. Navy.

Babcock is a Joint Venture formed in January 2005 and currently provides services to the British Ministry of Defense. Mission Readiness is a joint venture recently created with only the back office operations functioning.

We accounted for PaTH, CRS, and Babcock as equity method investments based on our share of (i) the power to direct the activities of the VIE that most significantly impact its economic performance and (ii) the obligation to absorb losses of the VIE that could potentially be significant or the right to receive benefits from the entity that could potentially be significant to the VIE. Alternatively, we consolidated DIFZ based on the abovementioned criteria. We present our share of the PaTH and CRS earnings in “Earnings from equity method investees.” We present our share of the Babcock earnings in “Other income, net.” Revenue for the equity method investees for the three months ended April 2, 2010 was $52.6 million. Net income for the equity method investees for the three months ended April 2, 2010 was $2.1 million.

In the aggregate, our maximum exposure to losses as a result of our investment in VIEs consists of our $7.7 million investment in unconsolidated subsidiaries, $5.2 million in receivables from our joint ventures, working capital funding to GLS as well as contingent liabilities that are neither probable nor reasonably estimable as of April 2, 2010. While the amount of funding we provide to GLS could vary significantly due to timing of payments to vendors and collections from its customer, the average balance over the three months ended April 2, 2010 was approximately $15.4 million.

Joint Ventures

Amounts due from our unconsolidated joint ventures totaled $5.2 million as of April 2, 2010. These receivables are a result of items purchased and services rendered by us on behalf of our unconsolidated joint ventures. We have assessed these receivables as having minimal collection risk based on our historic experience with these joint ventures and our inherent influence through our ownership interest. The change in these receivables from January 1, 2010 to April 2, 2010 resulted in operating cash provided for the three months ended April 2, 2010 of approximately $2.7 million. The related revenue we earned from our unconsolidated joint ventures totaled $2.4 million for the three months ended April 2, 2010. Additionally, we earned $1.3 million in equity method income for the three months ended April 2, 2010.

As of April 2, 2010, we held three promissory notes from Palm, which had an aggregate initial value of $9.7 million as a result of the sales price. The notes are included in (i) Prepaid expenses and other current assets and in (ii) Other assets on our audited consolidated balance sheet for the short and long-term portions, respectively. The loan balance outstanding was $8.1 million as of April 2, 2010 reflecting the initial value plus accrued interest, less payments against the promissory notes. The fair value of the notes receivable is not materially different from its carrying value.

Note 9 — Collaborative Arrangements

We executed a subcontract with CH2M Hill with respect to operations on the LOGCAP IV program, which is considered a collaborative arrangement under GAAP. The purpose of this arrangement is to share some of the risks and rewards associated with this U.S. government contract. Our current share of profits is 70%.

We account for this collaborative arrangement under ASC 808 — Collaborative Arrangements and record revenue gross as the prime contractor. Expenses incurred are recorded in Cost of services in the period realized. Revenue on LOGCAP IV was $324.1 million for the three months ended April 2, 2010. Cost of services on LOGCAP IV was $307.8 million for the three months ended April 2, 2010. Our share of LOGCAP IV profits was $6.8 million the three months ended April 2, 2010.

Note 10 — Fair Value of Financial Assets and Liabilities

ASC 820 — Fair Value Measurements and Disclosures establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The table below provides reconciliation between the beginning and ending balance of items measured at fair value on a recurring basis that used significant unobservable inputs (Level 3) for the three months ended April 2, 2010.

(Amounts in thousands)
Beginning balance at January 1, 2010	$2,778
Contingent earn-out consideration and compensation	—
Total gains included in earnings	(1,605)
Transfers in and/or out of Level 3	—

Ending balance at April 2, 2010	$1,173

Note 11 — Acquisition

Casals & Associates, Inc.

On January 22, 2010, we acquired 100% of the outstanding shares of Casals & Associates, Inc (“Casals”), a provider of management consulting services in the areas of democracy and governance, rule of law and justice, conflict management and recovery, anti-corruption and strategic communication to a wide range of U.S. government organizations. This acquisition is consistent with our goal of accelerating growth, expanding service offerings and penetrating new segments. We funded the purchase price with cash on hand.

Casals was incorporated into the GSDS operating segment. Revenue since the acquisition totaled $4.1 million through April 2, 2010. The associated operating income has been immaterial.

The purchase price is comprised of the following elements:

(Amounts in thousands)	Purchase Elements
Cash paid at closing	$5,902
Estimated working capital adjustment to be paid in fiscal year 2011	765

Total estimated purchase price	$6,667

The acquisition was accounted for as a business combination pursuant to ASC 805 — Business Combinations. In accordance with ASC 805, the purchase price has been allocated to assets and liabilities based on their estimated fair value at the acquisition date. The following table represents the allocation of the purchase price to the acquired assets and liabilities and resulting goodwill:

(Amounts in thousands)	Reconciliation to Goodwill
Total estimated purchase price	$6,667
Cash acquired	(918)
Receivables	(3,550)
Other assets	(868)
Identifiable intangible assets	(653)
Other liabilities assumed	2,780

Goodwill	$3,458

Management allocated the purchase price for the acquisition based on estimates of the fair values of the tangible assets and liabilities assumed. We utilized recognized valuation techniques, including the income approach and cost approach for intangible assets and the cost approach for tangible assets.

We recognized $0.6 million of acquisition related costs that are included in Selling, general and administrative expenses in our consolidated statement of operations for the three months ended April 2, 2010.

Note 12 — Segment and Geographic Information

We have three reportable segments, Global Stabilization and Development Solutions, Global Platform Support Solutions, and Global Linguist Solutions. Our GPSS operating segment provides services domestically and in foreign countries under contracts with the U.S. government and some foreign customers, whereas our GSDS and GLS operating segments primarily provide services in foreign countries with the U.S. government as the primary customer. All three segments operate principally within a regulatory environment subject to governmental contracting and accounting requirements, including Federal Acquisition Regulations, Cost Accounting Standards and audits by various U.S. federal agencies.

The following is a summary of the financial information of the reportable segments reconciled to the amounts reported in the consolidated financial statements:

(Amounts in thousands)	Three Months Ended April 2, 2010
Revenue
Global Stabilization and Development Solutions	554,613
Global Platform Support Solutions	339,654
Global Linguist Solutions	159,808

Subtotal	1,054,075
Headquarters — Elimination(1)	(284)

Total reportable segments	$1,053,791

Operating income
Global Stabilization and Development Solutions	$26,046
Global Platform Support Solutions	26,504
Global Linguist Solutions	10,706

Subtotal	63,256
Headquarters(2)	(13,319)

Total reportable segments	$49,937

Depreciation and amortization
Global Stabilization and Development Solutions	$147
Global Platform Support Solutions	(16)
Global Linguist Solutions	—

Subtotal	131
Headquarters	10,595

Total reportable segments(3)	$10,726

(1)	Primarily represents eliminations of intercompany revenue earned between segments and revenue recorded to Headquarters for the release of reserves associated with a government cost audit.
(2)	Headquarters operating expense primarily relate to amortization of intangible assets and other costs that are not allocated to segments and are not billable to our U.S. government customers.
(3)	Excludes amounts included in Cost of services of $0.1 million during the three months ended April 2, 2010.

Note 13 — Consolidating Financial Information of Subsidiary Guarantors

The following condensed consolidating financial statements present (i) the unaudited condensed consolidating statement of operations and statement of cash flows for the three months ended April 2, 2010; and (ii) elimination entries necessary to consolidate the Company and its subsidiaries.

The Parent company, the combined 100% owned subsidiary guarantors and the combined subsidiary non-guarantors account for their investments in subsidiaries using the equity method of accounting; therefore, the Parent column reflects the equity income of its subsidiary guarantors, and subsidiary non-guarantors. Additionally, the subsidiary guarantors’ column reflects the equity income of its subsidiary non-guarantors.

DynCorp International, Inc. and Subsidiaries

Condensed Consolidating Statement of Operations Information

For the Three Months ended April 2, 2010

(Amounts in thousands)	Issuer	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$899,692	$277,254	$(123,155)	$1,053,791
Cost of services	—	(834,881)	(259,074)	120,136	(973,819)
Selling, general and administrative expenses	—	(17,432)	(4,896)	3,019	(19,309)
Depreciation and amortization expense	—	(10,710)	(16)	—	(10,726)

Operating income	—	36,669	13,268	—	49,937
Interest expense	—	(13,694)	(479)	479	(13,694)
Equity in income of consolidated subsidiaries, net of taxes	19,468	6,570	—	(26,038)	—
Other income, net	—	2,304	(5)	(479)	1,820

Income/(loss) before income taxes	19,468	31,849	12,784	(26,038)	38,063
Provision for income taxes	—	(12,381)	(286)	—	(12,667)

Net income/(loss)	19,468	19,468	12,498	(26,038)	25,396
Noncontrolling interests	—	—	(5,928)	—	(5,928)

Net income/(loss) attributable to DynCorp International, Inc.	$19,468	$19,468	$6,570	$(26,038)	$19,468

DynCorp International, Inc. and Subsidiaries

Condensed Consolidating Statement of Cash Flow Information

For the Three Months ended April 2, 2010

(Amounts in thousands)	Issuer	Subsidiary Guarantors	Subsidiary Non-Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$—	$14,669	$66,884	$(6,660)	$74,893

Cash flows from investing activities:
Purchase of property and equipment	—	(6,601)	—	—	(6,601)
Cash paid for acquisition, net of cash acquired	—	(4,984)	—	—	(4,984)
Net transfers to/(from) Parent	—	—	(53,829)	53,829
Other investing cashflows	—	—	—		—

Net cash (used in) provided by investing activities	—	(11,585)	(53,829)	53,829	(11,585)
Cash flows from financing activities:
Borrowings on long-term debt	—	142,000	—	—	142,000
Payments on long-term debt	—	(142,000)	—	—	(142,000)
Net transfers from/(to) Parent	—	53,829	—	(53,829)	—
Payment of dividends to Parent	—	—	(12,678)	6,660	(6,018)
Other financing activities	—	(1,939)	—	—	(1,939)

Net cash provided by (used in) financing activities	—	51,890	(12,678)	(47,169)	(7,957)
Net (decrease) increase in cash and cash equivalents	—	54,974	377	—	55,351
Cash and cash equivalents, beginning of period	—	59,538	7,544	—	67,082

Cash and cash equivalents, end of period	$—	$114,512	$7,921	$—	$122,433

Note 14-Restatement

We have restated our consolidated statements of operations and cash flow for the fiscal three months ended April 2, 2010 and our consolidated balance sheet as of April 2, 2010 (not presented herein), to correct identified errors. The identified errors were primarily associated with (i) unbilled receivable and related revenue primarily where an allowance for collection was not provided timely; (ii) certain accrued liabilities that were previously omitted in such consolidated financial statements; and (iii) adjustments necessary to correct errors identified in results of operations in an equity method investee.

The following table presents the impact of the restated adjustments on our consolidated statement of operations for the three months ended April 2, 2010:

DYNCORP INTERNATIONAL INC.

STATEMENT OF OPERATIONS

	Three Months Ended April 2, 2010
(Amounts in thousands)	As Reported	Adjustments	As Restated
Revenue	$1,063,743	$(9,952)	$1,053,791
Cost of services	(976,521)	2,702	(973,819)
Selling, general and administrative expenses	(19,309)	—	(19,309)
Depreciation and amortization expense	(10,726)	—	(10,726)

Operating income	57,187	(7,250)	49,937
Interest expense	(13,694)	—	(13,694)
Interest income	33	—	33
Other income, net	2,334	(547)	1,787

Income before income taxes	45,860	(7,797)	38,063
Provision for income taxes	(15,471)	2,804	(12,667)

Net income	30,389	(4,993)	25,396
Noncontrolling interests	(5,928)	—	(5,928)

Net income attributable to DynCorp International Inc.	$24,461	$(4,993)	$19,468

The following table presents the impact of the restated adjustments on our consolidated statement of cash flows for the three months ended April 2, 2010:

DYNCORP INTERNATIONAL INC.

STATEMENT OF CASH FLOWS

	Three Months Ended April 2, 2010
(Amounts in thousands)	As Reported	Adjustments	As Restated
Cash flows from operating activities
Net income	$30,388	$(4,992)	$25,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,842	—	10,842
Loss on disposition of assets	1,426	—	1,426
Excess tax benefits from equity-based compensation	(68)	(4)	(72)
Amortization of deferred loan costs	963	—	963
Allowance for losses on accounts receivable	36	—	36
Earnings from equity method investees	(1,343)	1	(1,342)
Distributions from affiliates	1,263	—	1,263
Deferred income taxes	3,121	1,250	4,371
Equity-based compensation	327	—	327
Changes in assets and liabilities:
Restricted cash	9,225	—	9,225
Accounts receivable	(80,595)	8,454	(72,141)
Prepaid expenses and other current assets	14,090	(713)	13,377
Accounts payable and accrued liabilities	76,884	(2,677)	74,207
Income taxes payable	8,334	(1,319)	7,015

Net cash provided by operating activities	74,893	—	74,893
Cash flows from investing activities
Cash paid for acquisitions, net of cash acquired	(4,984)	—	(4,984)
Purchase of property and equipment, net	(1,505)	—	(1,505)
Purchase of computer software	(5,096)	—	(5,096)

Net cash used in investing activities	(11,585)	—	(11,585)
Cash flows from financing activities
Borrowings on long-term debt	142,000	—	142,000
Payments on long-term debt	(142,000)	—	(142,000)
Payments under other financing arrangements	(2,011)	—	(2,011)
Excess tax benefits from equity-based compensation	72	—	72
Payments of dividends to noncontrolling interests	(6,018)	—	(6,018)

Net cash (used in) provided by financing activities	(7,957)	—	(7,957)

Net increase (decrease) in cash and cash equivalents	55,351	—	55,351
Cash and cash equivalents, beginning of period	67,082	—	67,082

Cash and cash equivalents, end of year	$122,433	—	$122,433

Income taxes paid, net	$277	—	$277
Interest paid	$21,721	—	$21,721

Note 15 — Subsequent Events

We evaluated subsequent events that occurred after the period end date through May 14, 2011, the date the financial statements were available to be reported. We concluded that no subsequent events have occurred that require recognition on our financial statements for the three months ended April 2, 2010.

Schedule I — Condensed Financial Information of Registrant

Delta Tucker Holdings, Inc.

Condensed Balance Sheet

December 31, 2010
Assets
Deferred tax asset	$14,599
Investment in subsidiaries	558,060

Total Assets	$572,660

Liabilities	$59,684
Stockholder Equity	512,975

Total liabilities and equity	$572,659

See notes to this schedule

Delta Tucker Holdings, Inc.

Condensed Statement of Operations

April 1, 2010 (Inception) through December 31, 2010
Merger expenses	$(51,722)
Bridge commitment fee	(7,963)
Equity in income of subsidiaries, net of tax	7,427

Income before income taxes	(52,258)
Income tax benefit	14,599

Net income	$(37,659)

See notes to this schedule

Delta Tucker Holdings’ Inc.

Condensed Statement of Cash Flows

April 1, 2010 (Inception) through December 31, 2010
Net cash from operating activities	$(59,684)
Net cash from investing activities	—
Net cash from financing activities	59,684

Net change in cash and cash equivalents	—
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$—

See notes to this schedule

Schedule I — Condensed Financial Information of Parent

Delta Tucker Holdings, Inc.

Notes to Schedule

Note 1. Basis of Presentation

Pursuant to rules and regulations of the SEC, the condensed financial statements of Delta Tucker Holdings Inc. do not reflect all of the information and notes normally included with financial statements prepared in accordance with GAAP. Therefore, these financial statements should be read in conjunction with our consolidated financial statements and related notes.

Accounting for subsidiaries — We have accounted for the income of our subsidiaries under the equity method in the condensed financial statements.

Note 2. Dividends Received from Consolidated Subsidiary

We have received no dividends from our consolidated subsidiary DynCorp International Inc. which has covenants related to our long-term debt, including restrictions on dividend payments at December 31, 2010. As of this date, our retained earnings and net assets were not free from such restrictions.

Note 3. Equity

Our equity was initially comprised of a capital contribution of $550.9 million. Between our inception and December 31, 2010, our equity has been impacted by our earnings, changes in other comprehensive income and additional paid in capital.

*  *  *  *  *

Schedule II — Valuation and Qualifying Accounts

DynCorp International Inc.

Fiscal Quarter Ended July 2, 2010 and the Fiscal Years Ended April 2, 2010 and April 3, 2009

	Beginning of Period	Charged/(Credited) to Costs and Expense	Deductions from Reserve (1)	End of Period
	(Amounts in thousands)
Allowance for doubtful accounts:
March 29, 2008 — April 3, 2009	$268	(185)	(15)	$68
April 4, 2009 — April 2, 2010	$68	21	(21)	$68
April 3, 2010 — July 2, 2010	$68	33	(38)	$63

(1)	Deductions from reserve represent accounts written off, net of recoveries.

Delta Tucker Holdings, Inc.

April 1, 2010 (Inception) through December 31, 2010

	Beginning of Period	Charged/(Credited) to Costs and Expense	Deductions from Reserve (1)	End of Period
	(Amounts in thousands)
Allowance for doubtful accounts:
April 1, 2010 — December 31, 2010	$—	610	(52)	$558

(1)	Deductions from reserve represent accounts written off, net of recoveries.

GLOBAL LINGUIST SOLUTIONS LLC

INDEPENDENT AUDITORS’ REPORT

To the Board of Managers of

Global Linguist Solutions LLC

Falls Church, Virginia

We have audited the accompanying balance sheet of Global Linguist Solutions LLC (the “Company”) as of December 31, 2010 and the related statements of income, members’ equity, and cash flows for the nine month period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Global Linguist Solutions LLC as of December 31, 2010, and the results of their operations and their cash flows for the nine month period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared from the separate records maintained by Delta Tucker Holdings, Inc. and subsidiaries and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity. Portions of certain expenses represent allocations made from, and are applicable to, Delta Tucker Holdings, Inc. as a whole.

/s/ Deloitte & Touche LLP

Fort Worth, Texas

March 31, 2011

GLOBAL LINGUIST SOLUTIONS LLC

STATEMENT OF INCOME

(Amounts in thousands)

Fiscal Year Ended December 31, 2010
Revenue	$435,074
Cost of services	(398,470)
Selling, general and administrative expenses	(8,244)

Operating income	28,360
Interest expense, net	(768)

Net income	$27,592

See notes to financial statements.

GLOBAL LINGUIST SOLUTIONS LLC

BALANCE SHEET

(Amounts in thousands)

December 31, 2010
Current assets:
Cash and cash equivalents	$30,915
Accounts receivable	92,003
Prepaid expenses and other current assets	928

Total current assets	123,846
Other assets, net	94

Total assets	$123,940

Current liabilities:
Accounts payable	$62,429
Accrued payroll and employee costs	10,425
Accrued insurance	1,274
Other accrued liabilities	199

Total current liabilities	74,327

Total liabilities	74,327
Commitments and contingencies
Members’ equity	49,613

Total liabilities and members’ equity	$123,940

See notes to financial statements.

GLOBAL LINGUIST SOLUTIONS LLC

STATEMENT OF CASH FLOWS

(Amounts in thousands)

Fiscal Year Ended
December 31, 2010
Cash flows from operating activities
Net income	$27,592
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in assets and liabilities:
Accounts receivable	29,740
Prepaid expenses and other current assets	1,742
Accounts payable	(18,706)
Accrued payroll and employee costs	(3,339)
Accrued insurance	(5,247)
Other	(803)

Net cash provided by operating activities	30,979

Cash flows from investing activities
Net cash provided by investing activities	—

Cash flows from financing activities
Borrowings from DynCorp International LLC	317,376
Loan repayments to DynCorp International LLC	(330,410)
Equity contribution	40,000
Payments of dividends to McNeil Technologies	(13,852)
Payments of dividends to DynCorp International LLC	(14,417)

Net cash used in financing activities	(1,303)

Net increase in cash and cash equivalents	29,676
Cash and cash equivalents, beginning of period	1,239

Cash and cash equivalents, end of period	$30,915

Interest paid	$963

See notes to financial statements.

GLOBAL LINGUIST SOLUTIONS LLC

STATEMENT OF MEMBERS’ EQUITY

FISCAL YEAR ENDED DECEMBER 31, 2010

(Amounts in thousands)

Members’ equity at April 2, 2010	$10,290
Net income	27,592
Equity contribution	40,000
Dividends paid to McNeil Technologies	(13,852)
Dividends paid to DynCorp International LLC	(14,417)

Members’ equity at December 31, 2010	$49,613

See notes to financial statements.

GLOBAL LINGUIST SOLUTIONS LLC

NOTES TO FINANCIAL STATEMENTS

Note 1 — Basis of Presentation and Accounting Policies

General

Global Linguist Solutions LLC (“the Company” or “GLS” or “Our” or “We”) was incorporated on July 12, 2006 under the laws of the state of Delaware, with corporate headquarters in Falls Church, Virginia and is 51% owned by DynCorp International LLC (“DI”) and 49% owned by McNeil Technologies (“MT”).

INSCOM Contract

In December 2006, GLS was awarded the Intelligence and Security Command (“INSCOM”) contract by the U.S. Army for the management of linguist and translation services in support of the military mission known as Operation Iraqi Freedom (“OIF”). GLS began transition work in December 2007 after a series of protests were initiated after the contract was awarded. The final protest was withdrawn in February 2008, and in March 2008, the U.S. Army authorized GLS to continue performance. Under the contract, GLS provides rapid recruitment, deployment, and on-site management of interpreters and translators in-theater for a wide range of foreign languages in support of the U.S. Army, unified commands, attached forces, combined forces, joint elements executing the OIF mission, and other U.S. government agencies supporting the OIF mission. GLS currently and historically has had no other operations outside of performance on the INSCOM contract.

GLS earns revenue on the INSCOM contract based on allowable cost plus 1.5% plus estimated or actual award fee. Allowable costs associated with the contract include both direct and indirect costs. Award fees are awarded quarterly for a maximum of 6% of allowable costs and are based on four major components. These components are (i) fill-rate, (ii) quality of personnel, (iii) cost control management and (iv) small business participation. The award fee dollars are based on a graduated schedule of award fee score.

Fiscal Periods

During fiscal year 2011, our Board of Directors approved a change in our fiscal year from a fiscal year comprised of twelve consecutive fiscal months ending on the Friday closest to March 31 to a fiscal year comprised of the twelve consecutive fiscal months ending on the Friday closest to December 31. This change was made to better align our financial reporting period, as well as our annual planning and budgeting process, to the fiscal year end dates of our two owners.

This report reflects our financial results for the nine month period beginning April 3, 2010, the day following the end of our 2010 fiscal year, and ended on December 31, 2010, which we refer to as fiscal year 2011. The fiscal period ended December 31, 2010 was a 39 week fiscal period.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, services or products have been provided to the customer, costs are identifiable, determinable, reasonable and allowable, and a reasonable contractual basis for recovery exists. We expense pre-contract costs as incurred for an anticipated contract until the contract is awarded. Throughout the life of the contract, indirect costs, including general and administrative costs, are expensed as incurred. When revenue recognition is deferred relative to the timing of cost incurred, costs that are direct and incremental to a specific transaction are deferred and charged to expense in proportion to the revenue recognized.

Management regularly reviews project profitability and underlying estimates. Revisions to the estimates are reflected in results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management. Contract costs on U.S. federal government contracts, including indirect costs, are subject to audit and adjustment by negotiations between us and government representatives.

Major factors we consider in determining total estimated revenue and cost include the basic contract price, contract options, change orders (modifications of the original contract), back charges and claims, and contract provisions for penalties, award fees and performance incentives. All of these factors and other special contract provisions are evaluated throughout the life of our contracts when estimating total contract revenue under the percentage-of-completion method of accounting.

Award fees are excluded from estimated total contract revenue until a historical basis has been established for their receipt or the award criteria have been met including the completion of the award fee period at which time the award amount is included in revenue.

Operating Segments

GLS operates as a single operating segment.

Cash and Cash Equivalents

For purposes of reporting cash and cash equivalents, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management evaluates these estimates and assumptions on an ongoing basis, including but not limited to, those relating to award fees and allowances for doubtful accounts. Actual results could differ from those estimates.

Allowance for Doubtful Accounts

GLS reports receivables at the net realizable value. We establish an allowance for doubtful accounts against specific billed receivables based upon the latest information available to determine whether invoices are ultimately collectible. This evaluation involves subjective judgments and changes in this evaluation may cause an increase to our estimated allowance for doubtful accounts, which could significantly impact our financial statements by incurring bad debt expense. There were no significant receivables determined to be uncollectable as of December 31, 2010. Given that we only serve the U.S. Army, management believes the risk to be low that changes in our allowance for doubtful accounts would have a material impact on our financial results.

Dividends Paid to Owners

On a periodic basis, GLS declares and pays dividends to its owners, DI and MT, based on their respective ownership percentages.

Fair Value of Cash

The carrying amount of cash approximates fair value.

Income Taxes

We have elected to be treated as a partnership for U.S. income tax purposes which provides that, in lieu of corporate income taxes, the members of the LLC separately account for their pro rata share of the Company’s items of income, deductions, losses and credits. Consequently, we are not liable for federal or state income taxes. Accordingly, no provision or liability for income taxes is included in our financial statements.

Concentration

GLS currently and historically has had no other operations outside of performance on the INSCOM contract. All of our revenue and 100% of our receivables is from a single customer, the U.S. Army.

Note 2 — Billed and Unbilled Receivables

During fiscal year 2011, there were no significant issues that impacted our ability to collect receivables. The balance of unbilled receivables consists of costs and fees billable upon payments being made to our applicable subcontractors or supporting documentation being made available to our customer. Virtually all unbilled receivables are expected to be billed and collected within one year.

(Amounts in thousands)	December 31, 2010
Billed	$22,336
Unbilled	69,667

Total	$92,003

Note 3 — Related Party Loan

In accordance with the Termination of Offering Basis Loan Agreement (“Agreement”) between DI and GLS dated October 26, 2010, DI no longer provides GLS with its working capital requirements via a loan. GLS repaid the loan in October 2010. The working capital requirements were addressed with the $40 million contribution made by DI and MT of $20.4 million and $19.6 million, respectively.

GLS is no longer a guarantor under DI’s Senior Secured Credit Facility in accordance with the Agreement.

Note 4 — Related Party Activities

Overhead allocations from DI

For the fiscal year ended December 31, 2010, DI allocated corporate overhead costs to GLS totaling of $13.1 million. As of December 31, 2010, GLS owed $3.9 million to DI for allocated expenses, which is included in accounts payable balance as of December 31, 2010.

Subcontractor costs from MT

For the fiscal year ended December 31, 2010, GLS incurred service billings from MT of $1.6 million.

Intercompany agreement with DynCorp International FZ-LLC (“DIFZ”)

GLS has an agreement with DIFZ, which is a 50% owned consolidated subsidiary of DI. DIFZ provides dedicated human resources professionals and payroll processing services for GLS. The costs charged to GLS are consistent with costs charged to other DI subsidiaries for similar services. As of December 31, 2010, the payable from GLS to DIFZ was approximately $0.1 million. For the fiscal year ended December 31, 2010, GLS incurred costs from DIFZ of $0.6 million.

Note 5 — Commitments and Contingencies

Commitments

We have operating leases for the use of real estate and certain property and equipment, which are either (i) non-cancelable, (ii) cancelable only by the payment of penalties or (iii) cancelable upon one month’s notice. All lease payments are based on the lapse of time but include, in some cases, payments for insurance, maintenance and property taxes. There are no purchase options on operating leases at favorable terms, but most leases have one or more renewal options. GLS real estate leases typically run from three to five years with a reduced termination fee in the event that leases are cancelled as a result of the loss of the INSCOM contract. Rental expense was $1.3 million for the fiscal year ended December 31, 2010.

Minimum fixed rentals required for the next four years and thereafter under operating leases in effect at December 31, 2010, are as follows:

Calendar Year	Real Estate	Total
	(Amounts in thousands)
2011	$1,474	$1,474
2012	1,515	1,515
2013	647	647
2014	—	—
Thereafter	—	—

Total	$3,636	$3,636

We have no significant long-term purchase agreements with service providers.

Contingencies

We are occasionally involved in various lawsuits and claims that arise in the normal course of business. In most cases, we have denied, or believe we have a basis to deny any liability. While it is not possible to predict the outcome of litigation and other matters discussed below, we believe that liabilities in excess of those recorded, if any, arising from such matters may have a material adverse effect on our results of operations, financial condition or liquidity over the long term.

U.S. Government Investigations

We are occasionally the subject of investigations by various agencies of the U.S. government. Such investigations, whether related to our U.S. government contract or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon us, or could lead to suspension or debarment from future U.S. government contracting.

U.S. Government Audits

Our contract is regularly audited by the Defense Contract Audit Agency (“DCAA”) and other government agencies. At any given time, our contract or systems are under review by the DCAA and other government agencies. We cannot predict the outcome of such ongoing audits and what, if any, impact such audits may have on our future operating performance.

These agencies review our contract performance, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of, and our compliance with, our internal control systems and policies, including our labor, billing, accounting, purchasing, property, estimating, compensation and management information systems. An adverse finding under a DCAA audit could result in the disallowance of our costs under our U.S. government contract, termination of our U.S. government contract, forfeiture of profits, suspension of payments, fines and suspension and prohibition from doing business with the

U.S. government. Any costs found to be improperly allocated to our contract will not be reimbursed. In addition, government contract payments received by us for allowable direct and indirect costs are subject to adjustment after audit by government auditors and repayment to the government if the payments exceed allowable costs as defined in our government contract.

Note 6 — 401(k) Savings Plans

GLS uses the DI Savings Plan established in 2006. The Savings Plan is a participant-directed, defined contribution, 401(k) plan for the benefit of employees meeting certain eligibility requirements. The Savings Plan is intended to qualify under Section 401(a) of the U.S. Internal Revenue Code (the “Code”), and is subject to the provisions of the Employee Retirement Income Security Act of 1974. Under the Savings Plan, participants may contribute from 1% to 50% of their earnings, except for highly compensated employees who can only contribute up to 10% of their gross salary. Contributions are made on a pre-tax basis, limited to annual maximums set by the Code. The current maximum contribution per employee is sixteen thousand five hundred dollars per calendar year. Company matching contributions are also made in an amount equal to 100% of the first 2% of employee contributions and 50% of the next 6%, up to ten thousand dollars per calendar year, are invested in various funds at the discretion of the participant. We incurred Savings Plan expense of approximately $0.5 million during fiscal year ended December 31, 2010.

Note 7 — Subsequent Event

We evaluated subsequent events that occurred after the period end date through March 31, 2011, the date the financial statements were available to be issued. We concluded that no subsequent events have occurred that require recognition within our financial statements for the fiscal period ended December 31, 2010.

DynCorp International Inc.

OFFER TO EXCHANGE

$455,000,000 aggregate principal amount of its 10.375% Senior Notes due 2017, which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 10.375% Senior Notes due 2017.

Until                     , 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Indemnification Under the DGCL

DynCorp International, Inc. and Delta Tucker Holdings, LLC, along with the subsidiary guarantors DIV Capital Corporation, DynCorp International LLC, DynCorp Aerospace Operations LLC, Services International LLC, Worldwide Humanitarian Services LLC and Worldwide Recruiting and Staffing Services LLC, are companies incorporated under the laws of the State of Delaware. Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)	for unlawful payments of dividends or unlawful stock purchases or redemptions as provided in Section 174 of the DGCL, or

(4)	for any transaction from which the director derived an improper personal benefit.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification Under the Certificate of Incorporation and By-Laws of DynCorp International, Inc. and DIV Capital Corporation

Our amended and restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Our amended and restated certificate of incorporation and by-laws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

The by-laws of DIV Capital Corporation provide that, to the fullest extent permitted by applicable law, it shall indemnify, and advance expenses to, each and every person who is or was a director, officer, employee, agent or fiduciary of such company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which such person is or was serving at the request of such company and who, because of any such position or status, is directly or indirectly involved in any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative. Expenses shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a proceeding.

Indemnification Under the Delaware Limited Liability Company Act

Delta Tucker Holdings, LLC, along with DynCorp International LLC, DynCorp Aerospace Operations LLC, Services International LLC, Worldwide Humanitarian Services LLC and Worldwide Recruiting and Staffing Services LLC, each a subsidiary guarantor, are limited liability companies organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the Delaware Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Indemnification Under the Operating Agreements of Certain Subsidiary Guarantors

The operating agreements of DynCorp International LLC, DynCorp Aerospace Operations LLC, Services International LLC, Worldwide Recruiting and Staffing Services LLC and Worldwide Humanitarian Services LLC each provide that, to the fullest extent permitted by applicable law, a covered person (defined as a manager, member, member of the board, any affiliate of manager, member or member of the board, any officers, directors, shareholders, partners, members, employees, representatives or agents of a manager, member or member of the board, or their respective affiliates, or any employee of those companies or their affiliates) will be entitled to indemnification from the company, as defined in the agreement, as applicable for any loss, damage or claim incurred by the covered person by reason of any act or omission performed or omitted by the covered person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred on the covered person by the operating agreement; provided, however, that any indemnity will be provided out of and to the extent of company assets only, and no covered person will have any personal liability on account thereof.

Indemnification under the Virginia Limited Liability Company Act

Dyn Marine Services of Virginia LLC, a subsidiary guarantor, is a limited liability company organized under the Limited Liability Company Act of the Commonwealth of Virginia, or the Virginia LLC Law.

Section 13.1-1009 of the Virginia LLC Law empowers a Virginia limited liability company to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such limited liability company), by reason of the fact that such person is or was an officer, director, member, employee or agent of such company, or is or was serving at the request of such company as a director, officer, member, employee or agent of another company, corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the company’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Virginia limited liability company may indemnify officers and directors against expenses (including attorneys’ fees) in an action by or in the right of the company under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the company. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the company must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Indemnification Under the Operating Agreement of Dyn Marine Services of Virginia LLC

The Operating Agreement of Dyn Marine Services of Virginia LLC provides that, to the fullest extent permitted by applicable law, a covered person (defined as a manager, member, any affiliate of the manager or a member, any officers, directors, shareholders, partners, members, employees, representatives or agents of the manager or a member, or their respective affiliates, or any employee of Dyn Marine Services of Virginia LLC or their affiliates) will be entitled to indemnification from the company, as defined in the agreement, as applicable for any loss, damage or claim incurred by the covered person by reason of any act or omission performed or omitted by the covered person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred on the covered person by the operating agreement; provided, however, that any indemnity will be provided out of and to the extent of company assets only, and no covered person will have any personal liability on account thereof.

Indemnification under Virginia Stock Corporation Act

Casals & Associates, Inc., a subsidiary guarantor, is a corporation organized under the Virginia Stock Corporation Act, or the VSCA. Sections 13.1-697-699 and 13.1-701-704 provides that a Virginia corporation may indemnify any person who was or is a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action by or in the right of such corporation), by reason of being or having been a director or officer of the corporation. Indemnification may include attorneys’ fees, judgments, fines and amount paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner believed to be in or nor not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Virginia corporation may not indemnify a director or officer in connection with a proceeding in which the director or officer was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit in which the director or officer was adjudged liable on the basis that the personal benefit was improperly received, except that a Virginia corporation may indemnify the director or officer for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer met the relevant standard of conduct for indemnification described above. The VSCA also permits a Virginia corporation to pay or reimburse the reasonable expenses incurred in advance of a final disposition of the proceeding if the director or officer furnishes the corporation with a written statement of his good faith belief that he met the standard of conduct and furnishes a written undertaking to repay any funds advanced if it is ultimately determined that the director or officer has not met the relevant standard of conduct.

Any such indemnification, in each specific case, may be made only after both (1) a determination has been made by the board of directors by majority vote of disinterested directors, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote, or by special legal counsel, or by disinterested shareholders, that indemnification is permissible because the indemnitee has met the applicable standard of conduct for indemnification described above and (2) indemnification has been authorized by the board of directors by such a majority vote, or by a majority of the members of such a committee, or by the board of directors (including directors who are not disinterested directors) if there are fewer than two disinterested directors, or by disinterested shareholders. Directors and officers may also apply for court-ordered indemnification.

Indemnification under the Operating Agreement and By-Laws of Casals & Associates, Inc.

The Operating Agreement of Casals & Associates, Inc. provides that, to the fullest extent permitted under law, a director or officer of the company (including any director officer who is serving at the company’s request as a director, officer, partner, trustee, employee or agent of another company) will be entitled to indemnification from the company for any monetary damages including reasonable expenses, except as they result from the director or officer’s willful misconduct, knowing violation of criminal law or knowing violation of federal or state securities law. The Operating Agreement also provides that the company will pay or reimburse reasonable expenses incurred in advance of a final disposition of the proceeding upon receipt from the officer or director of a written statement of good faith belief as to entitlement to indemnity and a written undertaken to repay any funds advanced if it is ultimately determined that they director or officer did not meet the applicable standard of conduct.

The by-laws of Casals & Associates, Inc. provides that, to the fullest extent of the law, any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the company) by reason of the fact that such person is or was a director, officer, employee or agent of the company, will be entitled to indemnification for any expenses, judgment, fines or amounts paid in settlement incurred by the person by reason of any act in good faith on behalf of the company and in a manner reasonably believed to be, or not opposed to, the best interests of the company, or, with respect to a criminal proceeding, without reasonable belief the conduct was unlawful. In a proceeding by or in the right of the company, no indemnification shall be made in respect of any matter in which the person is adjudged to be liable for negligence or misconduct in the performance of his duty to the company.

Indemnification under the Nevada Revised Statutes

DTS Aviation Services LLC, a subsidiary guarantor, is a limited liability corporation organized under the laws of the state of Nevada. Section 86.421 of the Nevada Revised Statutes, or NRS, permits a limited liability company to indemnify any person who was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the limited liability company), by reason of being or having been a manager, member, employee or agent of the limited liability company or serving in certain capacities at the request of the limited liability company. As with corporations, indemnification may include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified. A limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the limited liability company to procure a judgment in its favor by reason of being or having been a manager, member, employee or agent of the limited liability company or serving in certain capacities at the request of the limited liability company except that indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the limited liability company or for amounts paid in settlement to the limited liability company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In either case, however, to be entitled to indemnification, the person to be indemnified must have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the limited liability company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 86.431 of the NRS also provides that to the extent a manager, member, employee or agent of a limited liability company has been successful on the merits or otherwise in defense of any such action, he or she must be indemnified by the limited liability company against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense.

Section 86.441 of the NRS permits a limited liability company, in its articles of organization, operating agreement or other agreement, to provide for the payment of expenses incurred by members or managers in defending any civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Section 86.461 of the NRS permits a limited liability company to purchase and maintain insurance or make other financial arrangements on behalf of the limited liability company’s managers, members employees or agents, or any persons serving in certain capacities at the request of the limited liability company, for any liability and expenses incurred by them in their capacities as managers, members, employees or agents or arising out of their status as such, whether or not the limited liability company has the authority to indemnify him, her or them against such liability and expenses.

Indemnification Under the Operating Agreement of DTS Aviation Services LLC

The Operating Agreement of DTS Aviation Services LLC provides that, to the fullest extent permitted by law, the manager, a member, any affiliate of the manager or member, any officers, directors, shareholders, partners, members, employees, representatives or agents of the manager or a member, or their respective affiliates, or any employee or agent of such company or its affiliates is entitled to indemnification from the company for any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred on such person by the operating agreement of DTS Aviation Services LLC; provided, however, that any indemnity shall be provided out of and to the extent of company assets only, and no covered person will have any personal liability on account thereof.

Indemnification Under the Code of Alabama

Phoenix Consulting Group, LLC, a subsidiary guarantor, is a limited liability company organized under the laws of the State of Alabama. Section 10-12-4(n) of the Code of Alabama allows limited liability companies to indemnify a member, manager, or employee, or former member, manager, or employee of the limited liability company against expenses actually and reasonably incurred in connection with the defense of an action, suit, or proceeding, civil or criminal, in which the member, manager, or employee is made a party by reason of being or having been a member, manager, or employee of the limited liability company, except in relation to matters as to which the member, manager, or employee is determined in the action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty; to make any other indemnification that is authorized by the articles of organization, the operating agreement, or by a resolution adopted by the members after notice (unless notice is waived); to purchase and maintain insurance on behalf of any person who is or was a member, manager, or employee of the limited liability company against any liability asserted against and incurred by the member, manager, or employee in any capacity or arising out of the member’s, manager’s, or employee’s status as such, whether or not the limited liability company would have the power to indemnify the member, manager, or employee against that liability under the provisions of this section.

Phoenix Consulting Group, LLC does not have an operating agreement.

Item 21.	Exhibits and Financial Statement Schedules

(a) The following exhibits are attached hereto:

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of April 11, 2010, by and among DynCorp International Inc., Delta Tucker Holdings, Inc. and Delta Tucker Sub, Inc. (incorporated by reference to Exhibit No. 2.1 to DynCorp International Inc.’s Current Report on Form 8-K filed with the SEC on April 12, 2010).

3.1*	Certificate of Incorporation of Delta Tucker Holdings, Inc.

3.2*	By-laws of Delta Tucker Holdings, Inc.

3.3	Certificate of Incorporation of DynCorp International, Inc. (incorporated by reference to Exhibit 3.1 to DynCorp International Inc.’s Current Report on Form 8-K filed with the SEC on July 8, 2010).

3.4	By-laws of DynCorp International, Inc. (incorporated by reference to Exhibit 3.2 to DynCorp International Inc.’s Current Report on Form 8-K filed with the SEC on July 8, 2010).

3.5*	Articles of Incorporation of Casals & Associates, Inc.

3.6*	By-laws of Casals & Associates, Inc.

3.7

Certificate of Incorporation of DIV Capital Corporation (incorporated by reference to Exhibit 3.3 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.8

Bylaws of DIV Capital Corporation (incorporated by reference to Exhibit 3.4 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.9

Certificate of Formation of DTS Aviation Services LLC (incorporated by reference to Exhibit 3.11 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.10

Limited Liability Company Operating Agreement of DTS Aviation Services LLC (incorporated by reference to Exhibit 3.12 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.11

Certificate of Formation of DynCorp International LLC (incorporated by reference to Exhibit 3.1 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.12

Amended and Restated Operating Agreement of DynCorp International LLC (incorporated by reference to Exhibit 3.2 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.13

Articles of Organization of Dyn Marine Services of Virginia LLC (incorporated by reference to Exhibit 3.21 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.14

Limited Liability Company Agreement of Dyn Marine Services of Virginia LLC (incorporated by reference to Exhibit 3.22 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.15

Certificate of Formation of DynCorp Aerospace Operations LLC (incorporated by reference to Exhibit 3.13 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

Exhibit No.	Description

3.16

Limited Liability Company Agreement of DynCorp Aerospace Operations LLC (incorporated by reference to Exhibit 3.14 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.17*	Articles of Organization of DynCorp International Services LLC.

3.18*	Limited Liability Company Agreement of DynCorp International Services LLC.

3.19*	Articles of Formation-Conversion of Phoenix Consulting Group, LLC.

3.20

Certificate of Formation of Services International LLC (incorporated by reference to Exhibit 3.23 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.21

Limited Liability Company Agreement of Services International LLC (incorporated by reference to Exhibit 3.24 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.22

Certificate of Formation of Worldwide Humanitarian Services LLC (incorporated by reference to Exhibit 3.25 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.23

Amended and Restated Limited Liability Company Agreement of Worldwide Humanitarian Services LLC (incorporated by reference to Exhibit 3.26 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.24

Certificate of Formation of Worldwide Recruiting and Staffing Services LLC (incorporated by reference to Exhibit 3.28 to DynCorp International LLC’s Annual Report on Form 10-K filed with the SEC on June 20, 2007).

3.25

Second Amended and Restated Limited Liability Company Agreement of Worldwide Recruiting and Staffing Services LLC (incorporated by reference to Exhibit 3.29 to DynCorp International LLC’s Annual Report on Form 10-K filed with the SEC on June 20, 2007).

4.1*

Indenture dated as of July 7, 2010, among DynCorp International Inc., the guarantors named therein and Wilmington Trust FSB, as trustee, relating to DynCorp International Inc.’s 10.375% Senior Notes due 2017.

4.2*	Form of DynCorp International Inc.’s 10.375% Senior Notes due 2017 (included in the Indenture filed as Exhibit 4.1).

5.1**	Opinion by Akin Gump Strauss Hauer & Feld LLP.

10.1*

Credit Agreement, dated as of July 7, 2010, among DynCorp International Inc., as borrower, the guarantors party thereto, Bank of America, N.A., as administrative and collateral agent, and the lenders and other agents party thereto.

10.2*	Security Agreement, dated as of July 7, 2010, among DynCorp International Inc., the other grantors party thereto, and Bank of America, N.A., as collateral agent.

10.3*	Registration Rights Agreement, dated as of July 7, 2010, among DynCorp International Inc., the guarantors party thereto and the initial purchasers party thereto.

10.4*	Master Consulting and Advisory Services Agreement, dated as of July 7, 2010, between Cerberus Operations and Advisory Company, LLC and DynCorp International Inc.

10.5*	Employment Agreement, effective as of December 22, 2010, between DynCorp International Inc. and Steven F. Gaffney.

Exhibit No.	Description

10.6*	Employment Agreement, effective as of August 1, 2010, between DynCorp International Inc. and William T. Kansky.

10.7*	Employment Agreement, effective as of September 21, 2009, between DynCorp International LLC and Gregory S. Nixon.

10.8*	Amendment No. 1 to Covenants and Post-Employment Obligations Agreement, effective as of March 9, 2011, between DynCorp International LLC and Gregory S. Nixon.

10.9

Employment Agreement, effective as of April 6, 2009, between DynCorp International Inc. and Steven T. Schorer (incorporated by reference to Exhibit 10.26 to DynCorp International Inc.’s Annual Report on Form 10-K filed with the SEC on June 11, 2009).

10.10*	Amendment No. 1 to Covenants and Post-Employment Obligations Agreement, effective as of November 22, 2010, between DynCorp International LLC and Steven T. Schorer.

10.11

Employment Agreement, effective as of May 19, 2008, between DynCorp International Inc. and William L. Ballhaus (incorporated by reference to Exhibit 10.1 to DynCorp International Inc.’s Current Report on Form 8-K filed with the SEC on May 13, 2008).

10.12

Employment Agreement, effective as of April 12, 2006, between DynCorp International LLC and Robert B. Rosenkranz (incorporated by reference to Exhibit 10.16 to DynCorp International Inc.’s Annual Report on Form 10-K filed with the SEC on June 18, 2007).

10.13

Employment Agreement, effective as of April 12, 2006, between DynCorp International LLC and Michael J. Thorne (incorporated by reference to Exhibit 10.3 to DynCorp International LLC’s Current Report on Form 8-K filed with the SEC on April 17, 2006).

10.14

Employment Agreement, effective as of December 29, 2008, between DynCorp International LLC and Anthony Smeraglinolo (incorporated by reference to Exhibit 10.1 to DynCorp International Inc.’s Quarterly Report on Form 10-Q filed with the SEC on February 11, 2009).

10.15*	Transition Agreement and Release, effective as of August 18, 2010, between DynCorp International Inc., DynCorp International LLC, DefCo Holdings, Inc. and William L. Ballhaus.

10.16*	Separation Agreement, effective as of August 9, 2010, between DynCorp International LLC and Michael J. Thorne.

10.17*	Release Agreement, effective as of January 28, 2011, between DynCorp International LLC and Robert B. Rosenkranz.

10.18*	Logistics Civil Augmentation Program contract.

12.1**	Statement re: computation of ratios.

21.1*	List of subsidiaries of Delta Tucker Holdings, Inc.

23.1**	Consent of Deloitte & Touche LLP relating to Delta Tucker Holdings, Inc. and DynCorp International Inc. financial statements.

23.2**	Consent of Deloitte & Touche LLP relating to Global Linguist Solutions LLC financial statements.

23.3**	Consent of Akin Gump Strauss Hauer & Feld, LLP (filed as part of Exhibit 5.1).

24.1*	Power of Attorney of Directors and Officers of the registrants (included on signature pages to the Registration Statement).

25.1*	Form T-1.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers.

99.4*	Form of Letter to Clients.

*	Previously field.
**	Filed herewith.

(b) The following are filed herewith and financial statement schedules appear on pages F-144 and F-145 of the prospectus.

Schedule I — Condensed Financial Information of Registrant

Schedule II — Valuation and Qualifying Accounts

All other financial statement schedules are omitted because they are inapplicable, not required or the information has been disclosed elsewhere in the consolidated financial statements or notes thereto.

Item 22.	Undertakings

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrants hereby undertake to respond to requests for information that is included in the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia on the June 3, 2011.

DELTA TUCKER HOLDINGS, INC.

By:	/S/ STEVEN F. GAFFNEY
Steven F. Gaffney
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ STEVEN F. GAFFNEY Steven F. Gaffney	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 3, 2011

/S/ WILLIAM T. KANSKY William T. Kansky	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2011

* William L. Ballhaus	Director	June 3, 2011

* General Michael Hagee (USMC Ret.)	Director	June 3, 2011

* Brett Ingersoll	Director	June 3, 2011

* General John Tilelli (USA Ret.)	Director	June 3, 2011

*By:	/S/ GREGORY S. NIXON
Gregory S. Nixon Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia on the June 3, 2011.

DYNCORP INTERNATIONAL INC.

By:	/S/ STEVEN F. GAFFNEY
Steven F. Gaffney
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ STEVEN F. GAFFNEY Steven F. Gaffney	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 3, 2011

/S/ WILLIAM T. KANSKY William T. Kansky	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2011

* William L. Ballhaus	Director	June 3, 2011

* General Michael Hagee (USMC Ret.)	Director	June 3, 2011

* Brett Ingersoll	Director	June 3, 2011

* General John Tilelli (USA Ret.)	Director	June 3, 2011

*By:	/S/ GREGORY S. NIXON
Gregory S. Nixon Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia on the June 3, 2011.

CASALS & ASSOCIATES, INC.

By:	/S/ STEVEN F. GAFFNEY
Steven F. Gaffney Chairman and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ STEVEN F. GAFFNEY Steven F. Gaffney	Chairman of the Board and President (Principal Executive Officer)	June 3, 2011

/S/ WILLIAM T. KANSKY William T. Kansky	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2011

* Steven T. Schorer	Director	June 3, 2011

* Gregory S. Nixon	Director	June 3, 2011

*By:	/S/ GREGORY S. NIXON
Gregory S. Nixon Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia on the June 3, 2011.

DIV CAPITAL CORPORATION

By:	/S/ STEVEN F. GAFFNEY
Steven F. Gaffney President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ STEVEN F. GAFFNEY Steven F. Gaffney	President (Principal Executive Officer) and Director	June 3, 2011

/S/ WILLIAM T. KANSKY William T. Kansky	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia on the June 3, 2011.

DTS AVIATION SERVICES LLC
By:	DynCorp International LLC, as Manager
By: DynCorp International Inc. as Manager

By:	/S/ STEVEN F. GAFFNEY
Steven F. Gaffney Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ STEVEN F. GAFFNEY Steven F. Gaffney	President (Principal Executive Officer)	June 3, 2011

/S/ WILLIAM T. KANSKY William T. Kansky	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia on the June 3, 2011.

DYNCORP INTERNATIONAL LLC
By:	DynCorp International Inc., as Manager

By:	/S/ STEVEN F. GAFFNEY
Steven F. Gaffney Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ STEVEN T. SCHORER Steven T. Schorer	President (Principal Executive Officer)	June 3, 2011

/S/ WILLIAM T. KANSKY William T. Kansky	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia on the June 3, 2011.

DYN MARINE SERVICES OF VIRGINIA LLC
By:	DynCorp International LLC, as Manager
By: DynCorp International Inc. as Manager

By:	/s/ STEVEN F. GAFFNEY
Steven F. Gaffney Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ STEVEN T. SCHORER Steven T. Schorer	President (Principal Executive Officer)	June 3, 2011

/S/ WILLIAM T. KANSKY William T. Kansky	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia on the June 3, 2011.

DYNCORP AEROSPACE OPERATIONS LLC
By:	DynCorp International LLC, as Manager
By: DynCorp International Inc. as Manager

By:	/S/ STEVEN F. GAFFNEY
Steven F. Gaffney Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ STEVEN T. SCHORER Steven T. Schorer	President (Principal Executive Officer)	June 3, 2011

/S/ WILLIAM T. KANSKY William T. Kansky	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia on the June 3, 2011.

DYNCORP INTERNATIONAL SERVICES LLC
By:	DynCorp International LLC, as Manager
By: DynCorp International Inc. as Manager

By:	/s/ STEVEN F. GAFFNEY
Steven F. Gaffney Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ STEVEN F. GAFFNEY Steven F. Gaffney	President (Principal Executive Officer)	June 3, 2011

/S/ WILLIAM T. KANSKY William T. Kansky	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia on the June 3, 2011.

PHOENIX CONSULTING GROUP, LLC
By:	DynCorp International LLC, as Manager
By: DynCorp International Inc. as Manager

By:	/S/ STEVEN F. GAFFNEY
Steven F. Gaffney Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ STEVEN F. GAFFNEY Steven F. Gaffney	President (Principal Executive Officer)	June 3, 2011

/S/ WILLIAM T. KANSKY William T. Kansky	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia on the June 3, 2011.

SERVICES INTERNATIONAL LLC
By:	DynCorp International LLC, as Manager
By: DynCorp International Inc. as Manager

By:	/S/ STEVEN F. GAFFNEY
Steven F. Gaffney Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ STEVEN T. SCHORER Steven T. Schorer	President (Principal Executive Officer)	June 3, 2011

/S/ WILLIAM T. KANSKY William T. Kansky	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia on the June 3, 2011.

WORLDWIDE HUMANITARIAN SERVICES LLC
By:	DynCorp International LLC, as Manager
By: DynCorp International Inc. as Manager

By:	/S/ STEVEN F. GAFFNEY
Steven F. Gaffney Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ STEVEN T. SCHORER Steven T. Schorer	President (Principal Executive Officer)	June 3, 2011

/S/ WILLIAM T. KANSKY William T. Kansky	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia on the June 3, 2011.

WORLDWIDE RECRUITING AND STAFFING SERVICES LLC
By:	DynCorp International LLC, as Manager
By: DynCorp International Inc. as Manager

By:	/s/ Steven F. Gaffney
Steven F. Gaffney Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ STEVEN F. GAFFNEY Steven F. Gaffney	President (Principal Executive Officer)	June 3, 2011

/S/ WILLIAM T. KANSKY William T. Kansky	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 3, 2011

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of April 11, 2010, by and among DynCorp International Inc., Delta Tucker Holdings, Inc. and Delta Tucker Sub, Inc. (incorporated by reference to Exhibit No. 2.1 to DynCorp International Inc.’s Current Report on Form 8-K filed with the SEC on April 12, 2010).

3.1*	Certificate of Incorporation of Delta Tucker Holdings, Inc.

3.2*	By-laws of Delta Tucker Holdings, Inc.

3.3	Certificate of Incorporation of DynCorp International, Inc. (incorporated by reference to Exhibit 3.1 to DynCorp International Inc.’s Current Report on Form 8-K filed with the SEC on July 8, 2010).

3.4	By-laws of DynCorp International, Inc. (incorporated by reference to Exhibit 3.2 to DynCorp International Inc.’s Current Report on Form 8-K filed with the SEC on July 8, 2010).

3.5*	Articles of Incorporation of Casals & Associates, Inc.

3.6*	By-laws of Casals & Associates, Inc.

3.7

Certificate of Incorporation of DIV Capital Corporation (incorporated by reference to Exhibit 3.3 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.8

Bylaws of DIV Capital Corporation (incorporated by reference to Exhibit 3.4 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.9

Certificate of Formation of DTS Aviation Services LLC (incorporated by reference to Exhibit 3.11 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.10

Limited Liability Company Operating Agreement of DTS Aviation Services LLC (incorporated by reference to Exhibit 3.12 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.11

Certificate of Formation of DynCorp International LLC (incorporated by reference to Exhibit 3.1 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.12

Amended and Restated Operating Agreement of DynCorp International LLC (incorporated by reference to Exhibit 3.2 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.13

Articles of Organization of Dyn Marine Services of Virginia LLC (incorporated by reference to Exhibit 3.21 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.14

Limited Liability Company Agreement of Dyn Marine Services of Virginia LLC (incorporated by reference to Exhibit 3.22 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.15

Certificate of Formation of DynCorp Aerospace Operations LLC (incorporated by reference to Exhibit 3.13 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.16

Limited Liability Company Agreement of DynCorp Aerospace Operations LLC (incorporated by reference to Exhibit 3.14 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.17*	Articles of Organization of DynCorp International Services LLC.

Exhibit No.	Description

3.18*	Limited Liability Company Agreement of DynCorp International Services LLC.

3.19*	Articles of Formation-Conversion of Phoenix Consulting Group, LLC.

3.20

Certificate of Formation of Services International LLC (incorporated by reference to Exhibit 3.23 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.21

Limited Liability Company Agreement of Services International LLC (incorporated by reference to Exhibit 3.24 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.22

Certificate of Formation of Worldwide Humanitarian Services LLC (incorporated by reference to Exhibit 3.25 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.23

Amended and Restated Limited Liability Company Agreement of Worldwide Humanitarian Services LLC (incorporated by reference to Exhibit 3.26 to DynCorp International LLC’s Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005).

3.24

Certificate of Formation of Worldwide Recruiting and Staffing Services LLC (incorporated by reference to Exhibit 3.28 to DynCorp International LLC’s Annual Report on Form 10-K filed with the SEC on June 20, 2007).

3.25

Second Amended and Restated Limited Liability Company Agreement of Worldwide Recruiting and Staffing Services LLC (incorporated by reference to Exhibit 3.29 to DynCorp International LLC’s Annual Report on Form 10-K filed with the SEC on June 20, 2007).

4.1*

Indenture dated as of July 7, 2010, among DynCorp International Inc., the guarantors named therein and Wilmington Trust FSB, as trustee, relating to DynCorp International Inc.’s 10.375% Senior Notes due 2017.

4.2*	Form of DynCorp International Inc.’s 10.375% Senior Notes due 2017 (included in the Indenture filed as Exhibit 4.1).

5.1**	Opinion by Akin Gump Strauss Hauer & Feld LLP.

10.1*

Credit Agreement, dated as of July 7, 2010, among DynCorp International Inc., as borrower, the guarantors party thereto, Bank of America, N.A., as administrative and collateral agent, and the lenders and other agents party thereto.

10.2*	Security Agreement, dated as of July 7, 2010, among DynCorp International Inc., the other grantors party thereto, and Bank of America, N.A., as collateral agent.

10.3*	Registration Rights Agreement, dated as of July 7, 2010, among DynCorp International Inc., the guarantors party thereto and the initial purchasers party thereto.

10.4*	Master Consulting and Advisory Services Agreement, dated as of July 7, 2010, between Cerberus Operations and Advisory Company, LLC and DynCorp International Inc.

10.5*	Employment Agreement, effective as of December 22, 2010, between DynCorp International Inc. and Steven F. Gaffney.

10.6*	Employment Agreement, effective as of August 1, 2010, between DynCorp International Inc. and William T. Kansky.

10.7*	Employment Agreement, effective as of September 21, 2009, between DynCorp International LLC and Gregory S. Nixon.

10.8*	Amendment No. 1 to Covenants and Post-Employment Obligations Agreement, effective as of March 9, 2011, between DynCorp International LLC and Gregory S. Nixon.

Exhibit No.	Description

10.9

Employment Agreement, effective as of April 6, 2009, between DynCorp International Inc. and Steven T. Schorer (incorporated by reference to Exhibit 10.26 to DynCorp International Inc.’s Annual Report on Form 10-K filed with the SEC on June 11, 2009).

10.10*	Amendment No. 1 to Covenants and Post-Employment Obligations Agreement, effective as of November 22, 2010, between DynCorp International LLC and Steven T. Schorer.

10.11

Employment Agreement, effective as of May 19, 2008, between DynCorp International Inc. and William L. Ballhaus (incorporated by reference to Exhibit 10.1 to DynCorp International Inc.’s Current Report on Form 8-K filed with the SEC on May 13, 2008).

10.12

Employment Agreement, effective as of April 12, 2006, between DynCorp International LLC and Robert B. Rosenkranz (incorporated by reference to Exhibit 10.16 to DynCorp International Inc.’s Annual Report on Form 10-K filed with the SEC on June 18, 2007).

10.13

Employment Agreement, effective as of April 12, 2006, between DynCorp International LLC and Michael J. Thorne (incorporated by reference to Exhibit 10.3 to DynCorp International LLC’s Current Report on Form 8-K filed with the SEC on April 17, 2006).

10.14

Employment Agreement, effective as of December 29, 2008, between DynCorp International LLC and Anthony Smeraglinolo (incorporated by reference to Exhibit 10.1 to DynCorp International Inc.’s Quarterly Report on Form 10-Q filed with the SEC on February 11, 2009).

10.15*	Transition Agreement and Release, effective as of August 18, 2010, between DynCorp International Inc., DynCorp International LLC, DefCo Holdings, Inc. and William L. Ballhaus.

10.16*	Separation Agreement, effective as of August 9, 2010, between DynCorp International LLC and Michael J. Thorne.

10.17*	Release Agreement, effective as of January 28, 2011, between DynCorp International LLC and Robert B. Rosenkranz.

10.18*	Logistics Civil Augmentation Program contract.

12.1**	Statement re: computation of ratios.

21.1*	List of subsidiaries of Delta Tucker Holdings, Inc.

23.1**	Consent of Deloitte & Touche LLP relating to Delta Tucker Holdings, Inc. and DynCorp International Inc. financial statements.

23.2**	Consent of Deloitte & Touche LLP relating to Global Linguist Solutions LLC financial statements.

23.3**	Consent of Akin Gump Strauss Hauer & Feld, LLP (filed as part of Exhibit 5.1).

24.1*	Power of Attorney of Directors and Officers of the registrants (included on signature pages to the Registration Statement).

25.1*	Form T-1.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers.

99.4*	Form of Letter to Clients.

*	Previously filed.
**	Filed herewith.